As filed with the Securities and Exchange Commission on September 1, 2011

Registration No. 333-175800

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOMENTIVE PERFORMANCE MATERIALS INC.

(Exact name of registrant as specified in charter)

Delaware	2860	20-5748297
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

22 Corporate Woods Blvd., 2nd Fl.

Albany, NY 12211

(518) 533-4600

GUARANTORS LISTED ON SCHEDULE A HERETO

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Douglas A. Johns, Esq.

Momentive Performance Materials Inc.

22 Corporate Woods Blvd., 2nd Fl.

Albany, NY 12211

(518) 533-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

Gregory A. Ezring, Esq.

David S. Huntington, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SCHEDULE A

Guarantor	State or Other Jurisdiction of Incorporation or Organization	Address of Registrants’ Principal Executive Offices	I.R.S. Employer Identification Number
Momentive Performance Materials Worldwide Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5748357

Momentive Performance Materials USA Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5748388

Momentive Performance Materials China SPV Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5748469

Momentive Performance Materials South America Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	20-5834895

MPM Silicones, LLC	New York	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	22-3775481

Momentive Performance Materials Quartz, Inc.	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	34-1839929

Juniper Bond Holdings I LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589631

Juniper Bond Holdings II LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589692

Juniper Bond Holdings III LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589765

Juniper Bond Holdings IV LLC	Delaware	22 Corporate Woods Blvd., 2nd Fl. Albany, NY 12211 (518) 533-4600	26-1589836

The information in this preliminary prospectus is not complete and may be changed. We and the selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September 1, 2011

PROSPECTUS

$525,687,000

9.0% Second-Priority Springing Lien Notes due 2021

This prospectus covers resales by holders of the 9.0% Second-Priority Springing Lien Notes due 2021 issued by Momentive Performance Materials Inc. (“Momentive”) on November 5, 2010, which we refer to herein as the “Notes.”

The Notes mature on January 15, 2021. Interest on the Notes is payable in cash at a rate of 9.0% per annum, from the issue date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year.

At any time prior to January 15, 2016, Momentive may redeem, in whole or in part, the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date and a “make-whole” premium. Thereafter, Momentive may redeem the Notes, in whole or in part, at the redemption prices set forth in this prospectus. In addition, at any time and from time to time on or prior to January 15, 2014, Momentive may redeem up to 35% of the aggregate principal amount of Notes with the net cash proceeds from certain equity offerings at the redemption price of 109% of the principal amount of the Notes redeemed plus accrued and unpaid interest and additional interest, if any, to the redemption date.

The Notes are senior obligations of Momentive. Each of the Notes is guaranteed on a senior unsecured (or, following the Springing Lien Trigger Date (as defined in the “Description of Notes”), a second-priority secured) basis by each of Momentive’s existing U.S. subsidiaries that is a guarantor under its senior secured credit facilities and each of its future U.S. subsidiaries that guarantee any debt of the Company or Note Guarantor (the “Note Guarantors”).

Following the Springing Lien Trigger Date, the collateral securing the Notes will initially be substantially all of Momentive’s and the Note Guarantors’ property and assets that secure the obligations under Momentive’s senior secured credit facilities at such time, subject to certain exceptions as set forth in this prospectus. Among other exceptions, certain assets owned by Momentive’s foreign subsidiaries that will not be collateral for the Notes serve as collateral for the obligations of its foreign subsidiaries under its senior secured credit facilities.

We have not applied, and do not intend to apply, for listing of the Notes on any national securities exchange or automated quotation system.

The selling security holder may sell the Notes covered by this prospectus in one or more transactions, directly to purchasers or through underwriters, brokers or dealers or agents, in public or private transactions, at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. See “Plan of Distribution.”

Momentive will not receive any proceeds from the resale of the Notes hereunder.

See “Risk Factors” beginning on page 15 of this prospectus for a discussion of certain risks that you should consider before investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2011.

i

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, or the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. We will update this prospectus to the extent required by law.

The Notes may not be offered or sold in or into the United Kingdom by means of any document except in circumstances that do not constitute an offer to the public within the meaning of the Public Offers of Securities Regulations 1995 or under any applicable provision of the prospectus directive as adopted in the United Kingdom. All applicable provisions of the Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the Notes in, from or otherwise involving or having an effect in the United Kingdom.

The Notes have not been and will not be qualified under the securities laws of any province or territory of Canada. The Notes are not being offered or sold, directly or indirectly, in Canada or to or for the account of any resident of Canada in contravention of the securities laws of any province or territory thereof.

ii

SUMMARY

This summary highlights information about Momentive Performance Materials Inc. and the Notes contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you. You should carefully read the entire prospectus before making an investment decision, especially the information presented under the heading “Risk Factors.” In this prospectus, except as otherwise indicated herein, or as the context may otherwise require, all references to: (i) “Momentive,” the “Company,” “we,” “us” and “our” refer to Momentive Performance Materials Inc. and its subsidiaries and (ii) the “MPM Group” refers to Momentive Performance Materials Holdings Inc. and its subsidiaries.

Company overview

Momentive Performance Materials Inc. was formed through the acquisition of GE Advanced Materials on December 3, 2006. We believe we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. For the twelve months ended December 31, 2010, silicones and quartz represented approximately 88.3% and 11.7% of our revenue, respectively, and for the fiscal six-month period ended July 3, 2011, silicones and quartz represented approximately 87.3% and 12.7% of our revenue, respectively. Silicones are a multi-functional family of materials used in a wide variety of products, and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

On October 1, 2010, our parent, Momentive Performance Materials Holdings Inc. (“MPM Holdings”) and Momentive Specialty Chemicals Holdings LLC (“MSC Holdings,” formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (“MSC”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC (“Momentive Holdco”). We refer to this transaction as the “Momentive Combination.”

As a result of the Momentive Combination, Momentive Holdco became the ultimate parent entity of Momentive and MSC. Momentive Holdco is controlled by investment funds (the “Apollo Funds”) managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”). Apollo may also be referred to as the Company’s owner.

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. We internally produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and provides security of supply.

We are one of two producers in the silicones market with global production capacity. As of July 3, 2011, we had 23 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve more than 9,800 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Revenue, Adjusted EBITDA and Combined Adjusted EBITDA (as defined in “Covenant Compliance” beginning on page 52) for the twelve months ended December 31, 2010 were $2,588 million, $524 million and $543 million, respectively, and for the fiscal six-month period ended July 3, 2011 were $1,388 million, $249 million and $263 million, respectively. Net losses for the twelve months ended December 31, 2010 were $63 million and for the fiscal six-month period ended July 3, 2011 were $13 million.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We believe we are one of the world’s largest producers of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide average industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

•

Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, generally reducing our vulnerability to macroeconomic trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. For example, our products are used in scratch-resistant coating on automobile headlamps. Our leading end-market is building and construction, which consists of industrial and infrastructure construction and repair, urethane foam additives and a number of other specialty products.

•

Customer Diversification. We have a diverse customer base of more than 9,800 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2010, our top 20 customers accounted for less than 17% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

•	Geographic Diversification. We have a global sales presence, with approximately 38%, 30% and 32% of our revenues in 2010 recorded in the Americas, Europe and Asia, respectively.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 23 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The Silicones business has three siloxane production facilities located in Waterford, New York, Ohta, Japan and Leverkusen, Germany, and two silanes production facilities in Sistersville, West Virginia and Termoli, Italy. The Quartz production sites are located in Ohio, U.S., Geesthacht, Germany, Kozuki, Japan and Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve higher growth, developing regions in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We maintain our own manufacturing capacity sufficient to meet the substantial majority of our current requirements for siloxane, the key intermediate required to produce silicones, and source a portion of our requirements through long-term and/or other supply agreements. We believe this combination of siloxane supply, along with our ability to purchase siloxane from other suppliers when pricing is advantageous, reduces our overall cost structure and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer. We believe we are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we believe we are the largest manufacturer of quartz products for the semiconductor end-market and the second largest manufacturer of quartz products for fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials end-markets, including cosmetic additives.

Risk Factors

Despite our competitive strengths discussed above, investing in the Notes involves a number of risks, including:

•

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations. As of July 3, 2011, we had $3,046 million of consolidated outstanding indebtedness, and, based on the consolidated indebtedness, our annualized cash interest expense is projected to be approximately $237 million based on interest rates at July 3, 2011;

•	If global economic conditions weaken again, it will negatively impact our business, results of operations and financial condition;

•

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition;

•	Fluctuations in direct or indirect raw material costs could have an adverse impact on our business; and

•	We depend on certain of our key executives and our ability to attract and retain qualified employees.

For a discussion of the significant risks associated with our business, our industry and investing in the Notes, you should read the section entitled “Risk Factors.”

Our Strategy

We believe that we have opportunities for growth through the following strategies:

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth.

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Eastern Europe, Latin America, India and the

Middle East, where the usage of our products is increasing. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments, they will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a whole over the last several years which we believe will continue.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. As a large manufacturer of performance materials with leadership in the production of silicone, silicone derivatives, quartz and specialty ceramics, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy.

Capitalize on the Momentive Combination to Grow Revenues and Realize Operational Efficiencies. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of ours and MSC’s respective global footprints and technology platforms. For instance, we anticipate being able to further penetrate our products into Latin America, where MSC has historically maintained a larger manufacturing and selling presence. Further, we anticipate the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure. We are currently targeting $50 million in annual cost savings related to the Momentive Combination. We anticipate these savings to come from logistics optimization, reduction in corporate expenses, and reductions in the costs for raw materials and other inputs. Through July 3, 2011, we implemented $21 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 18 to 24 months.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow due to our size, cost structure, and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complimented by our long-dated capital structure with no significant near-term maturities and strong liquidity position. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Organizational structure

The chart below is a summary of the organizational structure of Momentive (which excludes our affiliate, MSC) and illustrates the long-term debt outstanding as of July 3, 2011.

(1)	Guarantor under our senior secured credit facilities.
(2)	The Company (excluding its subsidiaries) and the guarantors of the Notes also provide guarantees under (or are borrowers under) our senior secured credit facilities.
(3)	Total availability of $300 million, of which $248 million was available at July 3, 2011, after giving effect to $52 million of outstanding letters of credit and excluding our $34 million synthetic letter of credit facility of which approximately $33 million of letters of credit were outstanding as of such date.
(4)	As of and for the twelve months ended December 31, 2010, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.4% of our total assets and 32.6% of our net sales after intercompany eliminations. As of and for the six months ended July 3, 2011, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.8% of our total assets and 31.5% of our net sales after intercompany eliminations.
(5)	Wholly owned direct U.S. subsidiaries of Momentive collectively hold $840 million of 11.50% Fixed Rate Unsecured Bonds due 2016 of Momentive Performance Materials Japan LLC (“Japan Acquisition Co.”).

(6)	Two indirect non-U.S. subsidiaries hold interests in Momentive Performance Materials (Nantong) Co., Ltd. (“MPM Nantong”), which, as of July 3, 2011, had approximately $37 million in long-term debt outstanding, which was funded on March 21, 2011. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The interest rate on the loan as of July 3, 2011 was 6.52%. The loan is non-recourse to us and the Note Guarantors and MPM Nantong is currently an unrestricted subsidiary under the Indenture (as defined below). MPM Nantong also entered into two working capital loan agreements in April and May 2011 providing for revolving secured loans of up to $15 million (subject to exchange rates), all of which were outstanding as of July 3, 2011. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rates on these loans as of July 3, 2011 was 6.63%.
(7)	In February 2011, we amended the credit agreement governing our senior secured credit facilities (as amended, the “Credit Agreement”). Under the amendment, we extended the maturity of approximately $846 million aggregate U.S. dollar equivalent principal amount of our U.S. dollar and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rate on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5%, respectively, among other actions. The U.S. dollar equivalent of the dollar and Euro borrowings under the term loan facility is $501 million and $555 million, respectively, subject to exchange rate fluctuations (with Euro borrowings converted into the approximate U.S. dollar equivalent using the Company’s Euro exchange rate for the quarter ended July 3, 2011 of $1.452 U.S. dollars per Euro).
(8)	An indirect subsidiary owns Momentive Performance Materials (India) Private Limited, which, as of July 3, 2011, had approximately $5 million in long-term debt outstanding.
(9)	Certain of our non-U.S. subsidiaries provide guarantees under our senior secured credit facilities but do not guarantee the Notes.

The Company is a Delaware corporation, with principal executive offices at 22 Corporate Woods Blvd., 2nd Floor, Albany, NY 12211. The Company’s telephone number is (518) 533-4600, and its website is located at www.momentive.com where general information about our business is available. The internet address is provided for informational purposes only and is not intended to be a hyperlink. The information contained on our website is not a part of this prospectus.

Apollo

Apollo Global Management, LLC is a leading global alternative asset manager with offices in New York, Los Angeles, London, Frankfurt, Luxembourg, Singapore, Hong Kong and Mumbai. As of June 30, 2011, Apollo Global Management, LLC had assets under management of approximately $72 billion invested in its private equity, capital markets and real estate businesses.

Offering Summary

The following summary highlights all material information contained elsewhere in this prospectus but does not contain all the information that you should consider before investing in the Notes. We urge you to read this entire prospectus, including the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer	Momentive Performance Materials Inc.

Notes Offered	Up to $525,687,000 aggregate principal amount of 9.0% Second-Priority Springing Lien Notes due 2021

Maturity Date	The Notes will mature on January 15, 2021.

Interest	The Notes bear interest at a rate per annum equal to 9.0%. Interest on the Notes is payable semi-annually in arrears, on January 15 and July 15 of each year.

Guarantees	The Notes are fully and unconditionally guaranteed on a senior unsecured (or, following the Springing Lien Trigger Date, a second-priority secured) basis by each of our existing U.S. subsidiaries (other than receivables subsidiaries and U.S. subsidiaries of foreign subsidiaries) that is a guarantor under our senior secured credit facilities and our future U.S. subsidiaries (other than receivables subsidiaries and U.S. subsidiaries of foreign subsidiaries) that guarantee any debt of the Company or any Note Guarantor. If the Company fails to make payments on the Notes, the Note Guarantors must make them instead (the “Note Guarantees”). Under certain circumstances, the Note Guarantors may be released from the Note Guarantees without the consent of the holders of the Notes.

The Notes are not guaranteed by Momentive Performance Materials Holdings Inc., the Company’s parent.

See “Description of Notes—Note Guarantees.”

As of and for the twelve months ended December 31, 2010, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.4% of our total assets and 32.6% of our net sales after intercompany eliminations. As of and for the six months ended July 3, 2011, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.8% of our total assets and 31.5% of our net sales after intercompany eliminations.

Following the Springing Lien Trigger Date, the collateral securing the Notes, will initially be substantially all of the Company’s and the Note Guarantors’ property and assets that secure the obligations under our senior secured credit facilities at such time, subject to certain exceptions. If the Notes were secured as of the date hereof, the collateral would not include (i) any license, contract or agreement of the Company or any of the Note Guarantors, to the extent that such grant of a security interest under the security documents would, under the terms of such license, contract or agreement, result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement and only for so long as such provision is in effect, (ii) any vehicles covered by a certificate of title on ownership, (iii) any cash, deposit accounts and securities accounts, (iv) certain assets acquired after the Issue Date if granting a security interest in such assets would violate contractual obligations, (v) certain intercompany notes issued by Japan Acquisition Co., (vi) any equity interests or other securities of any of the Company’s subsidiaries to the extent that the pledge of such securities results in the Company being required to file separate financial statements of such subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence, (vii) certain real properties, (viii) any property or assets owned by any foreign subsidiaries, (ix) any equity interests in foreign subsidiaries other than “first-tier” foreign subsidiaries, (x) certain issued and outstanding equity interests in certain domestic wholly-owned subsidiaries disregarded as entities for U.S. federal income tax purposes, (xi) voting equity interests in excess of 65% of the issued and outstanding voting equity interests in each “first-tier” foreign subsidiary directly owned by the Company or a Note Guarantor, (xii) certain equipment owned by the Company or any Note Guarantor subject to a purchase money or capital lease obligation, (xiii) letter of credit rights to the extent a Note Guarantor is required by applicable law to apply the proceeds of a drawing and (xiv) certain other exceptions described in the security documents. For more information, see “Description of Notes—Security for the Notes.” Certain assets owned by our foreign subsidiaries that will not be collateral for the Notes serve as collateral for the obligations of our foreign subsidiaries under our senior secured credit facilities. In addition, certain equity interests and other securities described in clause (vi) above that will not be collateral for the Notes serve as collateral for the senior secured credit facilities. See “Description of Notes—Security for the Notes.”

The value of collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The liens on the collateral may be released without the consent of the holders of the Notes if collateral is disposed of in a transaction that complies with the indenture governing the Notes (the “Indenture”), security documents and intercreditor agreement and otherwise as provided in the Indenture and intercreditor agreement. In the event of a liquidation of the collateral, the proceeds may not be sufficient to satisfy the obligations under the Notes and any other indebtedness secured on a senior or ratable basis. See “Risk Factors—Risks Related to the Notes—Following the Springing Lien Trigger Date, the rights of holders of Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

Intercreditor Agreement	Following the Springing Lien Trigger Date, the trustee and the collateral agent under the Indenture governing the Notes and the administrative agent under the senior secured credit facilities will enter into an intercreditor agreement pursuant to which the liens securing the Notes will be junior in priority and subordinated to the liens that secure obligations under the senior secured credit facilities, and obligations under certain hedging agreements and cash management obligations and certain other first lien obligations of the Company and the Note Guarantors, and be pari passu in priority to liens securing certain other second lien obligations of the Company and the Note Guarantors. Pursuant to the intercreditor agreement, the liens securing the Notes may not be enforced at any time when obligations secured by first priority liens are outstanding. The holders of the first priority liens will receive all proceeds from any realization on the collateral or proceeds thereof in any insolvency proceeding, until the first lien obligations are paid in full in cash. The terms of such intercreditor agreement are described under “Description of Notes—Security for the Notes—Security documents and intercreditor agreement” beginning on page 144.

Ranking	Prior to the Springing Lien Trigger Date, the Notes and the Note Guarantees will be senior unsecured indebtedness of the Company and the Note Guarantors and will be effectively subordinated to all secured indebtedness of the Company and the Note Guarantors to the extent of the value of the assets securing such indebtedness.

Prior to and following the Springing Lien Trigger Date, the Notes and the Note Guarantees will be senior indebtedness of the Company and the Note Guarantors, respectively, and will rank:

•	equal in right of payment with all existing and future senior indebtedness of the Company and the Note Guarantors, respectively,

•

senior in right of payment to all existing and future subordinated indebtedness of the Company and the Note Guarantors, including any of the Company’s existing subordinated notes and guarantees thereof, and

•	structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries that do not guarantee the Notes.

Following the Springing Lien Trigger Date, the Notes and the Note Guarantees will have the benefit of a security interest in the collateral securing the Notes and Note Guarantees as described above under “—Collateral.” Consequently, following the Springing Lien Trigger Date, the Notes and the Note Guarantees will rank:

•	effectively junior in priority with respect to the rights of holders of the Company’s obligations under the Company’s senior secured credit facilities and holders of certain other obligations secured pari passu with such senior secured credit facilities including other first-priority obligations (to the extent of the value of such collateral),

•	effectively pari passu with other second lien obligations, and

•

effectively senior to any senior unsecured obligations (to the extent of the value of such collateral) and senior to our and the Note Guarantors’ existing and future subordinated debt, including our existing senior subordinated notes.

See “Description of the Notes—Ranking” and “Use of proceeds.”

Optional Redemption	We may redeem the Notes, in whole or in part, at any time prior to January 15, 2016, at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest and an applicable make-whole premium. Thereafter, the Notes may be redeemed at our option on the redemption dates and at the redemption prices specified under “Description of the Notes—Optional redemption.”

Optional Redemption After Certain Equity Offerings	In addition, we may redeem up to 35% of the Notes using the net cash proceeds of certain equity offerings completed on or before January 15, 2014. See “Description of the Notes—Optional redemption.”

Change of Control	If we experience a change of control (as defined in the Indenture governing the Notes), we will be required to make an offer to repurchase the Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. See “Description of the Notes—Change of Control.”

Asset Sale Offer	If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must reduce the principal amount of the Notes by making a redemption under the optional redemption provisions, repurchase the Notes through open market purchases at or above 100% of the principal amount of the Notes repurchased and/or make an offer to repurchase the Notes at 100% of the principal amount of the Notes repurchased, plus accrued and unpaid interest to the applicable repurchase date. See “Description of the Notes—Certain covenants—Asset sales.”

Certain Covenants	The Indenture that will govern the Notes contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make distributions to our stockholders;

•	repurchase or redeem capital stock or subordinated indebtedness;

•	make investments or acquisitions;

•	incur restrictions on the ability of our subsidiaries to pay dividends or to make other payments to us;

•	enter into transactions with our affiliates;

•	grant liens on assets;

•	merge or consolidate with other companies or transfer all or substantially all of our assets; and

•	transfer or sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes—Certain covenants.”

Use of Proceeds

The net proceeds from the sale of the securities by this prospectus will be received by the selling security holder. Momentive will not receive any of the proceeds from any sale by the selling security holder of the securities covered by this prospectus. See “Use of Proceeds” and “Selling Security Holder.”

Book-Entry Form

The Notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the securities are shown on, and transfers are effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. The Notes were issued in fully registered book-entry form only, without coupons in denominations of $2,000 and any integral multiples of $1,000.

Risk Factors

Investment in the Notes involves substantial risks. See “Risk Factors” immediately following this summary for a discussion of certain risks relating to an investment in the Notes.

Summary Consolidated Financial Data

The following table presents the Company’s summary historical financial information as of and for the periods presented. The summary historical financial information as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008 have been derived from, and should be read in conjunction with, the Company’s audited financial statements included elsewhere in this prospectus. The summary historical financial information as of July 3, 2011 and for the fiscal six-month periods ended July 3, 2011 and June 27, 2010 have been derived from, and should be read in conjunction with, the Company’s unaudited condensed consolidated financial statements included elsewhere in this prospectus.

You should read this summary historical consolidated financial data in conjunction with “Selected Historical Financial and Other Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with all of the financial statements and related notes included elsewhere in this prospectus.

	Fiscal six-month period ended		Year ended December 31,
(dollars in millions)	July 3, 2011 (a)	June 27, 2010	2010	2009	2008
Statement of Operations Data:
Net sales	$1,388	$1,256	$2,588.4	$2,083.5	$2,639.2
Costs and expenses:
Cost of sales, excluding depreciation	903	775	1,645.5	1,420.5	1,837.8
Selling, general and administrative expenses	190	205	388.2	345.4	422.6
Depreciation and amortization expenses	98	95	197.1	191.6	237.4
Research and development expenses	40	33	73.0	62.8	75.7
Restructuring and other costs	14	13	23.1	22.9	44.8
Goodwill impairment charge	—	—	—	—	857.5
Operating income (loss)	$143	$135	$261.5	$40.3	$(836.6)
Other income (expenses)
Interest expense, net	(129)	(123)	(249.1)	(257.3)	(277.0)
Other income, net	—	—	0.3	12.1	5.5
(Loss) gain on extinguishment and exchange of debt	—	—	(77.9)	178.7	—
Income (loss) before income taxes	$14	$12	$(65.2)	$(26.2)	$(1,108.1)
Income taxes (benefit)	27	16	(2.3)	15.5	(110.5)
Net loss	$(13)	$(4)	$(62.9)	$(41.7)	$(997.6)
Net (income) loss attributable to noncontrolling interest	(1)	—	(0.8)	(0.1)	0.5
Net loss attributable to Momentive Performance Materials Inc.	$(14)	$(4)	$(63.7)	$(41.8)	$(997.1)
Balance Sheet Data (at period end):
Cash and cash equivalents	$279	$184	$254.4	$210.3	$340.5
Working capital (1)	524	479	492.6	388.2	550.6
Property and equipment, net	1,108	1,086	1,109.1	1,165.6	1,225.3
Total assets	3,453	3,191	3,291.8	3,306.8	3,584.4
Total debt (2)	3,046	2,855	2,978.8	3,053.5	3,239.8
Total deficit	(624)	(529)	(604.1)	(578.3)	(541.1)

	Fiscal six-month period ended		Year ended December 31,
(dollars in millions)	July 3, 2011 (a)	June 27, 2010	2010	2009	2008
Cash Flow Data:
Operating activities	$86	$75	$262.2	$26.6	$77.0
Investing activities	(46)	(31)	(98.6)	(80.5)	(149.1)
Financing activities	(13)	(77)	(112.5)	(70.6)	170.3
Other Financial Data:
Capital expenditures	$45	$30	$94.8	$77.4	$139.5
Maintenance capital expenditures (3)	25	18	54.1	39.6	45.0
EBITDA (4)(7)	240	229	458.1	243.9	(593.2)
Adjusted EBITDA (5)(7)	249	277	523.6	283.9	377.1
Inclusion of unrestricted subsidiary results	14	7	19.5	2.3	(2.0)
Combined Adjusted EBITDA (6)(7)	263	284	543.1	286.2	375.1
Combined Adjusted EBITDA excluding pro forma savings from the Shared Services Agreement	245	258	493.1	286.2	375.1

(a)	Beginning with the first quarter of 2011, the Company changed its rounding convention to show figures in whole millions.
(1)	Working capital is defined as current assets net of current liabilities.
(2)	Total debt includes short-term borrowings, current installments of long-term debt, current installments of obligations under capital leases, long-term debt and obligations under capital leases.
(3)	Includes maintenance and environment, health and safety capital expenditures, which amounts are included in total capital expenditures.
(4)	We have provided EBITDA and Adjusted EBITDA (as calculated in our Credit Agreement (as defined below) and substantially as calculated in our various indentures) information in this prospectus because we believe they provide investors with additional information to measure our performance and evaluate our ability to service our indebtedness and because these are the metrics used in our Credit Agreement and indentures. We have provided Combined Adjusted EBITDA information in this prospectus because it is an important performance measure used by our senior management and our board of directors (the “Board of Directors”) to evaluate operating results and allocate capital resources. EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not presentations made in accordance with GAAP and our use of the terms EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may vary from that of others in our industry. EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as measures of liquidity derived in accordance with GAAP. EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.
(5)

Adjusted EBITDA, in addition to the adjustments set forth under EBITDA above, adds back one-time restructuring/severance charges and certain non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, Adjusted EBITDA allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event. Because of these limitations, we rely primarily on our GAAP results and use EBITDA and Adjusted EBITDA only supplementally. Adjusted EBITDA excludes the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. For a presentation of net income as calculated under GAAP and a reconciliation to our EBITDA and Adjusted EBITDA, see “Covenant Compliance” beginning on page 52.
(6)	We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents.
(7)	Adjusted EBITDA and Combined Adjusted EBITDA for the year ended December 31, 2010 and the fiscal six-month periods ended July 3, 2011 and June 27, 2010 include anticipated savings from the Shared Services Agreement described elsewhere in this prospectus. See “Risk Factors—Risks Related to Our Business—We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which could adversely affect our profitability and financial condition.” The anticipated savings from the Shared Services Agreement may be included in the calculation of the relevant Adjusted EBITDA measures in accordance with the definitions of those terms included in the indentures governing our outstanding notes and the agreement governing our senior secured credit facilities. These financial measures are used in the covenants governing the levels of indebtedness and liens that the companies are permitted to incur and have incurred under the agreements. For a presentation of net income as calculated under GAAP and a reconciliation to our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA, see “Covenant Compliance” beginning on page 52.

Ratio of Earnings to Fixed Charges

	Successor							Predecessor
	Fiscal six-month period ended		Year ended December 31				Period from	Period from
							December 4, 2006 to December 31, 2006	January 1, 2006 to December 3, 2006
	July 3, 2011	June 27, 2010	2010	2009	2008	2007
	(unaudited)
Ratio of earnings to fixed charges (1)	1.1	1.1	N/A	N/A	N/A	N/A	N/A	2.3

(1)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expenses that management believes is representative of the interest component of rental expense. For the fiscal years ended December 31, 2010, 2009, 2008 and 2007 and for the period from December 4, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges and there was a deficiency of $65.2, $26.2, $1,108.1, $219.4, and $73.2, respectively. The ratio is not a requirement for the Predecessor period.

RISK FACTORS

Investing in the Notes involves a high degree of risk. Any of the following risks could materially adversely affect our business, financial condition or results of operations and prospects, which in turn could adversely affect our ability to pay the Notes. In such case, you may lose all or part of your original investment.

Risks Related to the Notes

Prior to the Springing Lien Trigger Date, your right to receive payments on the Notes is effectively junior to the rights of those lenders who have a security interest in our assets.

Prior to the Springing Lien Trigger Date, our obligations under the Notes and the Note Guarantors’ obligations under the Note Guarantees will be unsecured. As a result, the Notes and the Note Guarantees will be effectively subordinated to all of our and the Note Guarantors’ secured indebtedness to the extent of the value of the assets securing the indebtedness. Our obligations under our senior secured credit facilities and our Second Lien Notes, and each applicable guarantor’s obligations under its guarantee of our senior secured credit facilities and our Second Lien Notes, are secured by a security interest in substantially all of our and the applicable guarantor’s domestic tangible and intangible assets. In the event that we or a relevant Note Guarantor are declared bankrupt, become insolvent or are liquidated or reorganized, our obligations under our senior secured credit facilities, our Second Lien Notes and any other secured obligations will be entitled to be paid in full from our assets or the assets of such Note Guarantor, as the case may be, securing such obligation before any payment may be made with respect to the Notes. Holders of the Notes would participate ratably in our remaining assets or the remaining assets of the Note Guarantor, as the case may be, with all holders of unsecured indebtedness that are deemed to rank equally with the Notes and certain other unsecured creditors based upon the respective amount owed to each creditor. In addition, if we default under our senior secured credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the Indenture under which the Notes will be issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any Note Guarantor under the Notes, then that Note Guarantor will be released from its Note Guarantee automatically and immediately upon such sale. In any such event, because the Notes will not be secured by any of our assets or the equity interests in Note Guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of July 3, 2011, we had $1,256 million of secured indebtedness, consisting of loans under our senior secured credit facilities and our Second Lien Notes. In addition, as of such date we had $248 million of availability under our revolving facility, all of which is secured by a first priority lien on the collateral securing the Notes. The senior secured credit facilities and the indentures governing our Second Lien Notes and our existing senior subordinated notes permit, and the Indenture governing the Notes permits, the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Following the Springing Lien Trigger Date, the rights of holders of the Notes to the collateral will be governed, and materially limited, by the intercreditor agreement.

Pursuant to the terms of the intercreditor agreement, during such time as any first priority obligations remain outstanding, the holders of indebtedness under our senior secured credit facilities and the other holders of any other first priority obligations will control substantially all matters related to the collateral for the Notes. Under the intercreditor agreement, at any time that the first priority obligations remain outstanding, any actions that may be taken in respect of the collateral (including the ability to commence enforcement proceedings against the collateral and to control the conduct of such proceedings, and to approve amendments to, releases of collateral from the lien of, and waivers of past defaults under, the collateral documents) will be at the direction of the holders of first-priority obligations. Under such circumstances, the trustee and the collateral agent on behalf of the holders of the Notes will not have the ability to control or direct such actions, even if the rights of the holders of the Notes are adversely affected. Any release of all first priority liens upon any collateral approved by the holders of first priority obligations will also release the second-priority liens securing the Notes on substantially the same collateral, and holders of the Notes will have no control over such release. See “Description of Notes—Security for the Notes—Release of collateral” beginning on page 146.

Furthermore, because the lenders under the senior secured credit facilities will control the disposition of the collateral securing the senior secured credit facilities and the Notes, the lenders under the senior secured credit facilities could decide not to proceed against the collateral, regardless of whether or not there is a default under the senior secured credit facilities or the terms of the Notes. In such event, the only remedy available to the holders of the Notes would be to sue for payment on the Notes. By virtue of the direction of the administration of the pledges and security interests and the release of collateral, actions may be taken under the collateral documents that may be adverse to holders of the Notes.

The Notes are structurally subordinated to all liabilities of the Company’s subsidiaries that are not Note Guarantors.

The Notes are structurally subordinated to indebtedness and other liabilities of the Company’s subsidiaries that are not Note Guarantors, and the claims of creditors of these subsidiaries, including trade creditors, will have priority as to the assets of these subsidiaries. In the event of a bankruptcy, insolvency, liquidation or reorganization of any subsidiaries that are not Note Guarantors, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to the Company. As of December 31, 2010 and July 3, 2011, the Company’s subsidiaries that are not Note Guarantors had total liabilities (excluding intercompany obligations) of approximately $1,632 million and $1,725 million, respectively.

The Company’s subsidiaries that are not Note Guarantors are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. As of and for the twelve months ended December 31, 2010, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.4% of our total assets and 32.6% of our net sales after intercompany eliminations. As of and for the six months ended July 3, 2011, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.8% of our total assets and 31.5% of our net sales after intercompany eliminations.

Until the occurrence of the Springing Lien Trigger Date, the Notes and the Note Guarantees will remain unsecured indebtedness effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing our secured indebtedness. There can be no assurance that the Springing Lien Trigger Date will occur, and holders of the Notes should be prepared for the Notes and Note Guarantees to remain unsecured.

The Springing Lien Trigger Date is defined as the earlier of (i) 30 days following the date upon which there are no restrictions on the Incurrence of secured indebtedness under the indenture governing the Second Lien Notes (including through the redemption or discharge of such notes) so long as, on such date, the grant of a security interest in the assets and property of the Company and the Note Guarantors to secure the Notes is permitted under our senior secured credit facilities and any other agreements governing our first-priority secured indebtedness outstanding on such date (and, if not so permitted on such date, the Springing Lien Trigger Date shall be the earliest date thereafter on which such grant of a security interest in such assets to secure the Notes is permitted under all agreements governing outstanding first priority obligations), (ii) the date on which the Company or any Note Guarantor incurs any secured indebtedness (other than first priority obligations) secured by junior priority liens on the collateral securing first priority obligations and (iii) a date designated by the Company in its sole discretion. The occurrence of the Springing Lien Trigger Date depends on a number of factors, many of which our beyond our control. See “Description of Notes.” The terms of the Notes and Note Guarantees do not include any obligation to effect the occurrence of the Springing Lien Trigger Date and we will not be precluded from entering into future first lien obligations that prohibit such liens. Consequently, there can be no assurance that the Springing Lien Trigger Date will occur, and holders of the Notes should be prepared for the Notes and Note Guarantees to remain unsecured.

Following the Springing Lien Trigger Date, the Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, in the event that the security is enforced against the collateral, the holders of the Notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities and holders of other first priority obligations, and will share such proceeds with other holders of pari passu liens, including the holders of our Second Lien Notes.

Substantially all the assets owned by the Company and the Note Guarantors on the date of the Indenture or thereafter acquired, and all proceeds therefrom, will be subject to first priority liens in favor of the lenders under our senior secured credit facilities. The Company’s failure to comply with the terms of the senior secured credit facilities could entitle those lenders to declare all indebtedness thereunder to be immediately due and payable. If the Company were unable to service the indebtedness under the senior secured credit facilities, the lenders could foreclose on its assets that serve as collateral. In addition, the collateral securing the Notes will secure obligations under certain hedging agreements and cash management obligations and certain additional first lien obligations permitted under the Indenture and the senior secured credit facilities, and will secure other second-priority secured obligations, including the Second Lien Notes, to the extent permitted by the Indenture and our other debt instruments. Following the Springing Lien Trigger Date, the holders of the Notes will have junior and subordinated liens on the collateral securing the first priority lien obligations, subject to certain exceptions. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement against the collateral, the lenders under our senior secured credit facilities and the counterparties to such hedging agreements and the holders of such cash management obligations and other first priority obligations will be entitled to be repaid in full from the proceeds of all the pledged assets owned by the Company or the Note Guarantors on the date of the Indenture or thereafter acquired securing the indebtedness owed to them before any payment is made to the holders of the Notes from the proceeds of that collateral. Following the Springing Lien Trigger Date, under the terms of the intercreditor agreement, any such payment will be shared ratably amongst the holders of the Notes and the holders of any other permitted second-priority secured obligations, including the Second Lien Notes.

In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Indenture and the intercreditor agreement, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the collateral securing the Lien Notes, as well as the ability of the collateral agent to realize or foreclose on such collateral.

No appraisals of any of the collateral have been prepared by us or on our behalf in connection with the offering of the Notes. The fair market value of this collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. The amount to be received upon a sale of any collateral would be dependent on numerous factors, including but not limited to the actual fair market value of the collateral at such time, general market and economic conditions and the timing and manner of the sale.

There also can be no assurance that the collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to realize or foreclose on the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes.

In addition, not all of the Company’s or the Note Guarantors’ assets will secure the Notes. See “Description of Notes—Security for the Notes.” For example, the collateral will not include, among other things:

•

any license, contract or agreement of the Company or any of the Note Guarantors, to the extent that such grant of a security interest under the security documents would, under the terms of such license, contract or agreement, result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement;

•	any vehicles covered by a certificate of title or ownership;

•	any cash, deposit accounts and securities accounts;

•	certain assets acquired after the Issue Date if granting a security interest in such assets would violate contractual obligations;

•	certain intercompany notes issued by Japan Acquisition Co.;

•

any equity interests or other securities of any of the Company’s subsidiaries to the extent that the pledge of such securities results in the Company being required to file separate financial statements of such subsidiary with the SEC, but only to the extent necessary to not be subject to such requirement and only for so long as such requirement is in existence;

•	certain real properties;

•	any property or assets owned by any foreign subsidiaries;

•	any equity interests in foreign subsidiaries other than “first-tier” foreign subsidiaries;

•	certain issued and outstanding equity interests in certain domestic wholly-owned subsidiaries disregarded as entities for U.S. federal income tax purposes;

•	voting equity interests in excess of 65% of the issued and outstanding voting equity interests in each “first-tier” foreign subsidiary directly owned by the Company or a Note Guarantor;

•	certain equipment owned by the Company or any Note Guarantor subject to a purchase money or capital lease obligation;

•	letter of credit rights to the extent a pledgor is required by applicable law to apply the proceeds of a drawing;

•	properties that are excluded from the collateral securing the senior secured credit facilities pursuant to the terms of such facilities (which terms may change); or

•	certain other exceptions described in the security documents.

To the extent that the first priority claims secured by liens on the collateral plus the claims of the holders of the Notes and other secured obligations exceed the value of the collateral securing those Notes and such other liabilities, the claims in respect of the Notes will rank equally with the claims of the holders of our senior unsecured notes. As a result, if the value of the collateral pledged as security for the Notes and other liabilities is less than the value of the claims of the holders of the Notes and such other liabilities, those claims may not be satisfied in full before the claims of our senior unsecured creditors are paid. Furthermore, upon enforcement against any collateral or in insolvency, under the terms of the intercreditor agreement, the claims of the holders of the Notes and other permitted second-priority secured obligations to the proceeds of such enforcement or received during insolvency will be subject to first priority liens in favor of the lenders under our senior secured credit facilities to secure the loans thereunder, as well as obligations under certain hedging agreements and cash management obligations and certain other liens permitted under the Indenture. The holders of the first priority liens will receive all proceeds from any realization on the collateral or from the collateral or proceeds thereof in any insolvency proceeding, until the obligations secured by the first priority liens are paid in full. In addition, the collateral securing the Notes will be subject to liens permitted under the terms of the Indenture. The existence of any permitted liens could adversely affect the value of the collateral securing the Notes as well as the ability of the collateral agent to realize or foreclose on such collateral. As of July 3, 2011, the Company had total indebtedness of $3,046 million, indebtedness outstanding under the senior secured credit facilities of $1,056 million (excluding outstanding letters of credit), and $176 million ($200 million principal amount) of Second Lien Notes outstanding.

In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.

The ability of holders of the Notes to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the liens securing the Notes to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given “adequate protection.” The meaning of “adequate protection” may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and could include cash payments or the granting of replacement liens on additional collateral, if and at such times as the presiding court in its discretion determines such relief is necessary to protect the secured creditor against any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case. However, pursuant to the terms of the intercreditor agreement, the holders of Notes will agree not to seek or accept any “adequate protection” other than replacement liens on any additional collateral and access to information, in each case, to the extent such are granted to the first priority lien holders. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent under the Indenture could foreclose upon or sell the collateral and, as a result of the limitations under the intercreditor agreement, the holders of Notes will not be compensated for any delay in payment or loss of value of the collateral through the provision of “adequate protection,” except to the extent of any grant of additional liens that are junior to the liens securing the additional indebtedness and the first priority obligations. Furthermore, in the event the bankruptcy court determines the value of the collateral is not sufficient to repay all amounts due on the Notes after first paying creditors having security interests in the collateral with priority over the liens securing the Notes, the holders of the Notes would have “unsecured claims” as to the difference. Federal bankruptcy laws generally do not permit the payment or accrual of interest, costs and attorneys’ fees for “unsecured claims” during the debtor’s bankruptcy case.

In addition to the waiver with respect to adequate protection set forth above, under the terms of the intercreditor agreement, the holders of Notes and holders of other permitted second-priority secured obligations will also waive certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in “Description of Notes—Security for the Notes—Security Documents and Intercreditor Agreement” beginning on page 144. These waivers could adversely impact the ability of the holders to recover amounts owed to them in a bankruptcy proceeding.

Following the Springing Lien Trigger Date, the rights of holders of the Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. Following the Springing Lien Trigger Date, the liens in the collateral securing the Notes may not be perfected with respect to the claims of Notes if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the Indenture. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect rights in such property are taken. The Company and the Note Guarantors will have limited obligations to perfect the security interest of the holders of Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that the Company will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, or that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest in favor of Notes against third parties. No event of default will occur as a result of the invalidity or unenforceability of liens securing the Notes unless the collateral with respect to which such liens are invalid or unenforceable constitutes all or substantially all of the collateral.

In addition, following the Springing Lien Trigger Date, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the collateral may significantly decrease.

The grant of collateral to secure the Notes following the Springing Lien Trigger Date could be wholly or partially voided as a preferential transfer and any future grant of collateral might be avoidable by a trustee in bankruptcy.

If the Issuer or any Note Guarantor become the subject of a bankruptcy proceeding within 90 days after the Springing Lien Trigger Date (or, with respect to any insiders specified in bankruptcy law who are holders of the Notes, within one year after the Springing Lien Trigger Date), and the court determines that the Issuer or such Note Guarantor was insolvent at the time of the Springing Lien Trigger Date (under the preference laws, the Issuer or a Note Guarantor would be presumed to have been insolvent on and during the 90 days immediately preceding the date of filing of its bankruptcy petition), the court could find that the liens granted to holders of the Notes involved a preferential transfer by altering the status of such holders from unsecured to secured creditors. If the court determined that the granting of the security interest was therefore a preferential transfer that did not qualify for any defense under bankruptcy law, then holders of the affected Notes would be unsecured creditors with claims that ranked pari passu with all other unsecured unsubordinated creditors, including trade creditors. An avoidance of the lien securing the Notes could apply to certain but not necessarily all Notes, resulting in an unintended disparity in treatment between holders of different Notes.

In addition, any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the Issuer or such Note Guarantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the Issuer or such Note Guarantor is insolvent at the time of the grant, the grant permits the holders of Notes to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the Issuer or such Note Guarantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.

Following the Springing Lien Trigger Date, the collateral securing the Notes may be diluted under certain circumstances.

Following the Springing Lien Trigger Date, the collateral that will secure the Notes will also secure our obligations under the senior secured credit facilities and certain hedging agreements and cash management obligations and certain other first priority obligations permitted under the Indenture, as well as obligations under the Second Lien Notes and other permitted second-priority secured obligations. The Indenture will not limit our ability to secure other permitted debt with pari passu liens on the collateral. Your rights to the collateral would be diluted by any increase in the indebtedness secured by this collateral.

Repayment of our debt, including required principal and interest payments on the Notes, is dependent on cash flow generated by our subsidiaries, which may be subject to limitations beyond our control.

Our subsidiaries own a significant portion of our consolidated assets and conduct a significant portion of our consolidated operations. Repayment of our indebtedness, including the Notes, depends, to a significant extent, on the generation of cash flow and the ability of our subsidiaries to make cash available to us by dividend, debt repayment or otherwise. Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments on our indebtedness, including the Notes. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from subsidiaries. While there are limitations on the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make intercompany payments, these limitations are subject to certain qualifications and exceptions. In the event that we are unable to receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

Fraudulent conveyance laws and other limitations on the enforceability of the Notes or the Note Guarantees may adversely affect the validity and enforceability of the Notes or Note Guarantees.

Although laws differ from state to state, in general, the issuance of the Notes, the related Note Guarantees and security securing the Notes and the related Guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. If the Company or the Note Guarantors become debtors in an insolvency proceeding or encounter other financial difficulty, under fraudulent transfer or similar laws, a court may void, subordinate or otherwise decline to enforce the Note, the related Note Guarantees or the security interest with respect to the Notes or the related Note Guarantees. A court might do so if it found that when the Company issued the Notes or the Note Guarantor entered into its Note Guarantee or when either of them pledged assets to secure the Notes or related Note Guarantees or, in some cases, when payments became due under the Notes or the related Note Guarantees, the Company or the Note Guarantor received less than reasonably equivalent value or fair consideration and:

•	was insolvent or was rendered insolvent by reason of such transactions;

•	was engaged in a business or transaction for which the Company’s or such Note Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to repay such debts as they matured.

A court might also void the issuance of Notes, a related Note Guarantee or the pledge of assets to secure the Notes or the related Note Guarantees, without regard to the above factors, if the court found that the Company issued the Notes or the Note Guarantor entered into its Note Guarantee, or either of them secured the Notes or the related Note Guarantees with actual intent to hinder, delay or defraud its creditors.

A court would likely find that the Company or a Note Guarantor did not receive reasonably equivalent value or fair consideration for the Notes or its related Note Guarantee, respectively, or did not receive reasonably equivalent value or fair consideration for the pledge of assets to secure the Notes or its related Note Guarantee, respectively, if the Company or such Note Guarantor did not substantially benefit directly or indirectly from the issuance of the Notes. If a court were to void the issuance of the Notes or a related Note Guarantee, you may no longer have a claim against the Company or the applicable Note Guarantor. If a court were to void the pledge of assets securing the Notes or related Note Guarantee, you would no longer have a claim against the collateral intended to secure the Notes or the related Note Guarantees. Sufficient funds to repay the Notes may not be available from other sources, including the remaining Note Guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the Company or such Note Guarantor.

The measures of insolvency for the purposes of these fraudulent transfer or similar laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred.

To the extent a court voids any of the Notes or the related Note Guarantees as fraudulent transfers or holds any of the Notes or the related Note Guarantees unenforceable for any other reason, holders of Notes may cease to have any direct claim against the Company or the applicable Note Guarantor. If a court were to take any of these actions, the assets of the Company or the applicable Note Guarantor might be applied first to satisfy the other liabilities of the Company or the applicable Note Guarantor, if any, before any portion of the assets could be applied to the payment of the Notes.

The Notes will mature after a substantial portion of our other indebtedness.

The Notes will mature on January 15, 2021. Substantially all of our existing indebtedness (including under our senior secured credit facilities and our existing notes) will mature prior to January 15, 2021.

Therefore, we will be required to repay substantially all of our other creditors before we are required to repay a portion of the interest due on, and the principal of, the Notes. As a result, we may not have sufficient cash to repay all amounts owing on the Notes at maturity. There can be no assurance that we will have the ability to borrow or otherwise raise the amounts necessary to repay or refinance such amounts.

The Company may not be able to repurchase the Notes upon a change of control.

Upon the occurrence of certain specific kinds of change of control events, the Company will be required to offer to repurchase all outstanding notes, including the Notes, at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, it is possible that the Company will not have sufficient funds at the time of the change of control to make the required repurchase or that restrictions in our senior secured credit facilities or in our future indebtedness will not allow such repurchases. Our failure to repurchase the Notes upon a change of control would cause a default under the Indenture and a cross-default under the senior secured credit facilities. The Credit Agreement also provides that a change of control will be an event of default that permits lenders to accelerate the maturity of borrowings thereunder. Certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a “Change of Control” under the Indenture or the indentures governing our existing notes. See “Description of Notes—Change of Control” beginning on page 149.

In addition, the definition of “Change of Control” in the Indenture will include the disposition of substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all of our assets to another person may be uncertain.

Investors may not be able to determine when a change of control giving rise to their right to have the Notes repurchased by the Company has occurred following a sale of “substantially all” of the Company’s assets.

Specific kinds of change of control events of the Company require the Company to make an offer to repurchase all outstanding Notes or exercise its right to redeem such Notes. The definition of change of control includes a phrase relating to the sale, lease of transfer of “all or substantially all” the assets of the Company and its subsidiaries taken as a whole. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its subsidiaries taken as a whole to another individual, group or entity may be uncertain.

We can enter into transactions like recapitalizations, reorganizations and other highly leveraged transactions that do not constitute a change of control but that could adversely affect the holders of the Notes.

The change of control repurchase provisions that require the Company to make an offer to repurchase all outstanding Notes or exercise their right to redeem such Notes are a result of negotiations among the Company and the initial purchaser of the Notes. Therefore, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the Indenture governing the Notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

An active trading market may not develop for the Notes.

There is no established public trading market for the Notes, and an active trading market may not develop. The Company does not intend to apply for the Notes offered herein to be listed on any securities exchange. As a result, there may be limited liquidity of any trading market that does develop for the Notes. In addition, the liquidity of the trading market in the Notes and the market prices quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a consequence, an active trading market may not develop for the Notes, holders of Notes may not be able to sell their Notes, or, even if they can sell their Notes, they may not be able to sell them at an acceptable price. In addition, the Notes may trade at a significant discount from their face value, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

Our controlling shareholder currently has and may have in the future a significant interest in the Notes.

In November 2010 Apollo, our controlling stockholder, acquired Notes in exchange for certain of our existing notes held by Apollo. Apollo owns approximately $525.7 million principal amount of the Notes as of August 24, 2011, which collectively represents approximately 45.3% of the total outstanding Dollar Notes (38.2% of the total outstanding Dollar Notes when combined with the Euro Notes (as defined in “Description of Notes”)). Apollo is hereby registering its Notes in accordance with the right to do so that was provided to it in its registration rights agreement with the Company. See “Related Party Transactions.” Apollo had entered into a customary lock-up agreement with the initial purchasers for the offering of the Notes pursuant to which it agreed not to sell the Notes acquired by it for 180 days following the Issue Date of the Notes. While Apollo’s voting rights will be limited in certain circumstances pursuant to the terms of the Notes, Apollo may be able to exercise its full rights in connection with any bankruptcy of the Company or any restructuring involving the Notes. Apollo may continue to have a significant interest in the Notes until the Notes offered hereby are resold and Apollo’s interests may differ from, and be in conflict with, the interests of other holders of the Notes.

Risks Related to Our Business

We may be unable to generate sufficient cash flows from operations to meet our consolidated debt service payments.

We have substantial consolidated indebtedness. As of July 3, 2011, we had $3,046 million of consolidated outstanding indebtedness, including payments due within the next twelve months and short-term borrowings. In 2011, after giving effect to our recent amendment to the Credit Agreement and based on our consolidated indebtedness outstanding at July 3, 2011, our annualized cash interest expense is projected to be approximately $237 million based on interest rates at July 3, 2011, of which $193 million represents cash interest expense on fixed-rate obligations.

Our ability to generate sufficient cash flows from operations to make scheduled debt service payments depends on a range of economic, competitive and business factors, many of which are outside of our control. Our business may generate insufficient cash flows from operations to meet our debt service and other obligations, and currently anticipated cost savings, working capital reductions and operating improvements may not be realized on schedule, or at all. If we are unable to meet our expenses and debt service obligations, we may need to refinance all or a portion of our indebtedness on or before maturity, sell assets or issue additional equity securities. We may be unable to refinance any of our indebtedness, sell assets or issue equity securities on commercially reasonable terms, or at all, which could cause us to default on our obligations and result in the acceleration of our debt obligations. Our inability to generate sufficient cash flow to satisfy our outstanding debt obligations, or to refinance our obligations on commercially reasonable terms, would have a material adverse effect on our business, financial condition and results of operations.

Our substantial indebtedness exposes us to significant interest expense increases if interest rates increase.

$1,098 million, or approximately 36%, of our borrowings as of July 3, 2011, were at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Assuming our consolidated variable interest rate indebtedness outstanding as of July 3, 2011 remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our 2011 annual estimated debt-service requirements by approximately $11 million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

Our substantial consolidated indebtedness could have other important consequences, including but not limited to the following:

•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;

•	we are more highly leveraged than many of our competitors, which may place us at a competitive disadvantage;

•	it may make us more vulnerable to downturns in our business or the economy;

•	a substantial portion of our cash flows from operations will be dedicated to the repayment of our indebtedness and will not be available for other purposes;

•	it may restrict us from making strategic acquisitions, introducing new technologies, or exploiting business opportunities;

•	it may make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

•	it may adversely affect terms under which suppliers provide material and services to us;

•	it may limit our ability to borrow additional funds or dispose of assets; and

•	it may limit our ability to fully achieve possible cost savings from the Momentive Combination.

There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed.

Despite our substantial indebtedness, we may still be able to incur significant additional indebtedness. This could intensify the risks described above and below.

We may be able to incur substantial additional indebtedness in the future. Although the terms governing our indebtedness contain restrictions on our ability to incur additional indebtedness, these restrictions are subject to numerous qualifications and exceptions, and the indebtedness we may incur in compliance with these restrictions could be substantial. Increasing our indebtedness could intensify the risks described above and below.

The terms governing our outstanding debt, including restrictive covenants, may adversely affect our operations.

The terms governing our outstanding debt contain, and any future indebtedness we incur would likely contain, numerous restrictive covenants that impose significant operating and financial restrictions on our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding and not cash collateralized thereunder, the agreement governing our revolving credit facility, which is part of our senior secured credit facilities, requires us to maintain a specified leverage ratio. At July 3, 2011, we were in compliance with our leverage ratio maintenance covenant set forth in our senior secured credit facilities. If business conditions weaken, we may not comply with our leverage ratio covenant for future periods. If we are at risk of failing to comply with our leverage ratio covenant, we would pursue additional cost saving actions, restructuring initiatives or other business or capital structure optimization measures available to us to remain in compliance with these covenants, but any such measures may be unsuccessful or may be insufficient to maintain compliance with our leverage ratio covenants.

A failure to comply with the covenants contained in our senior secured credit facilities, the indentures governing notes issued or guaranteed by our subsidiaries or their other existing indebtedness could result in an event of default under the existing agreements that, if not cured or waived, would have a material adverse effect on our business, financial condition and results of operations.

In particular, a breach of a leverage ratio covenant would result in an event of default under our revolving credit facility. Pursuant to the terms of the Credit Agreement, our direct parent company has the right but not the obligation to cure such default through the purchase of additional equity in up to three of any four consecutive quarters. If a breach of a leverage ratio covenant is not cured or waived, or if any other event of default under a senior secured credit facility occurs, the lenders under such credit agreement:

•	would not be required to lend any additional amounts to us;

•

could elect to declare all borrowings outstanding under such revolving credit facility, together with accrued and unpaid interest and fees, due and payable and could demand cash collateral for all letters of credit issued thereunder;

•

could elect to declare all borrowings outstanding under the term loan facility, together with accrued and unpaid interest and fees, due and payable and, could demand cash collateral for all letters of credit issued under the synthetic letter of credit facility (provided that, if triggered by a breach of the leverage ratio covenant, certain other conditions are met);

•	could require us to apply all of our available cash to repay these borrowings; and/or

•	could prevent us from making payments on our notes;

any or all of which could result in an event of default under our notes.

If the indebtedness under our senior secured credit facilities or our existing notes were to be accelerated after an event of default, our respective assets may be insufficient to repay such indebtedness in full and our lenders could foreclose on the assets pledged under the applicable facility. Under these circumstances, a refinancing or additional financing may not be obtainable on acceptable terms, or at all, and we may be forced to explore a restructuring.

In addition the terms governing our indebtedness limit our ability to sell assets and also restrict the use of proceeds from that sale, including restrictions on transfers from us to MSC/MPM and vice versa. We may be unable to sell assets quickly enough or for sufficient amounts to enable us to meet our obligations. Furthermore, a substantial portion of our assets are, and may continue to be, intangible assets. Therefore, it may be difficult for us to pay our consolidated debt obligations in the event of an acceleration of any of our consolidated indebtedness.

We may be unable to generate sufficient cash flow from operations to pay dividends or distributions to our direct parent company in amounts sufficient for it to pay its debt.

Our direct parent company has incurred substantial indebtedness, and likely will need to rely upon distributions from us to pay such indebtedness. As of July 3, 2011, the aggregate principal amount outstanding of MPM Holdings’ PIK notes due 2017 was $654 million. These notes accrue interest in-kind until maturity.

We and our subsidiaries may not generate sufficient cash flow from operations to pay dividends or distributions in amounts sufficient to allow our direct parent company to pay principal and cash interest on its debt upon maturity. If our direct parent company is unable to meet its debt service obligations, it could attempt to restructure or refinance their indebtedness or seek additional equity capital. It may be unable to accomplish these actions on satisfactory terms, if at all. A default under our direct parent company’s debt instruments could lead to a change of control under our debt instruments and lead to an acceleration of all outstanding loans under our senior secured credit facilities and other indebtedness.

A downgrade in our debt ratings could restrict our access to, and negatively impact the terms of, current or future financings or trade credit.

Standard & Poor’s Ratings Services and Moody’s Investors Service maintain credit ratings on us and certain of our debt. Each of these ratings is currently below investment grade. Any decision by these ratings agencies to downgrade such ratings or put them on negative watch in the future could restrict our or their access to, and negatively impact the terms of, current or future financings and trade credit extended by our or their suppliers of raw materials or other vendors.

If global economic conditions weaken again, it will negatively impact our business, results of operations and financial condition.

Global economic and financial market conditions, including severe market disruptions in late 2008 and 2009 and the potential for a significant and prolonged global economic downturn, have impacted or could impact our business operations in a number of ways including, but not limited to, the following:

•	reduced demand in key customer segments, such as automotive, building, construction and electronics, compared to prior years;

•

payment delays by customers and reduced demand for our products caused by customer insolvencies and/or the inability of customers to obtain adequate financing to maintain operations. This situation could cause customers to terminate existing purchase orders and reduce the volume of products they purchase from us and further impact our customers’ ability to pay our receivables, requiring us to assume additional credit risk related to these receivables or limit our ability to collect receivables from that customer;

•	insolvency of suppliers or the failure of suppliers to meet their commitments resulting in product delays;

•

more onerous credit and commercial terms from our suppliers such as shortening the required payment period for outstanding accounts receivable or reducing or eliminating the amount of trade credit available to us; and

•

potential delays in accessing our senior secured credit facilities or obtaining new credit facilities on terms we deem commercially reasonable or at all, and the potential inability of one or more of the financial institutions included in our syndicated revolving credit facility to fulfill their funding obligations. Should a bank in our syndicated revolving credit facility be unable to fund a future draw request, we could find it difficult to replace that bank in the facility.

Global economic conditions may weaken again. Any further weakening of economic conditions would likely exacerbate the negative effects described above, could significantly affect our liquidity which may cause us to defer needed capital expenditures, reduce research and development or other spending, defer costs to achieve productivity and synergy programs or sell assets or incur additional borrowings which may not be available or may only be available on terms significantly less advantageous than our current credit terms and could result in a wide-ranging and prolonged impact on general business conditions, thereby negatively impacting our business, results of operations and financial condition. In addition, if the global economic environment weakens again or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at September 26, 2010. This could result in additional goodwill or other asset impairments, which could negatively impact our business, results of operations and financial condition.

Fluctuations in direct or indirect raw material costs could have an adverse impact on our business.

The prices of our direct and indirect raw materials have been, and we expect them to continue to be, volatile. If the cost of direct or indirect raw materials increases significantly and we are unable to offset the increased costs with higher selling prices, our profitability will decline. Increases in prices for our products could also hurt our ability to remain both competitive and profitable in the markets in which we compete.

Although some of our materials contracts include competitive price clauses that allow us to buy outside the contract if market pricing falls below contract pricing, and certain contracts have minimum-maximum monthly volume commitments that allow us to take advantage of spot pricing, we may be unable to purchase raw materials at market prices. In addition, some of our customer contracts have fixed prices for a certain term, and as a result, we may not be able to pass on raw material price increases to our customers immediately, if at all. Due to differences in timing of the pricing trigger points between our sales and purchase contracts, there is often a “lead-lag” impact that can negatively impact our margins in the short term in periods of rising raw material prices and positively impact them in the short term in periods of falling raw material prices. Future raw material prices may be impacted by new laws or regulations, suppliers’ allocations to other purchasers, changes in our supplier manufacturing processes as some of our products are byproducts of these processes, interruptions in production by suppliers, natural disasters, volatility in the price of crude oil and related petrochemical products and changes in exchange rates.

An inadequate supply of direct or indirect raw materials and intermediate products could have an adverse effect on our business.

Our manufacturing operations require adequate supplies of raw materials and intermediate products on a timely basis. The loss of a key source or a delay in shipments could have an adverse effect on our business. Raw material availability may be subject to curtailment or change due to, among other things:

•	new or existing laws or regulations;

•	suppliers’ allocations to other purchasers;

•	interruptions in production by suppliers; and

•	natural disasters.

Many of our raw materials and intermediate products are available in the quantities we require from a limited number of suppliers.

For example, our silicones business is highly dependent upon access to silicon metal, a key raw material, and siloxane, an intermediate product that is derived from silicon metal. While silicon is itself abundant, silicon metal is produced through a manufacturing process and, in certain geographic areas, is currently available through a limited number of suppliers. In North America, there are only two significant silicon metal suppliers. Two of our competitors have also recently acquired silicon metal manufacturing assets in North America and Europe, respectively, becoming vertically integrated in silicon metal for a portion of their supply requirements and reducing the manufacturing base of certain independent silicon metal producers. In addition, silicon metal producers face a number of regulations that affect the supply or price of silicon metal in some or all of the jurisdictions in which we operate. For example, significant anti-dumping duties of up to 139.5% imposed by the United States Department of Commerce and the International Trade Commission against producers of silicon metal in China and Russia effectively block the sale by all or most producers in these jurisdictions to U.S. purchasers, which restricts the supply of silicon metal and results in increased prices. We typically purchase silicon metal under fixed price contracts in the U.S. and Europe and in the spot market in Asia Pacific. Our silicon metal contracts in the U.S. and Europe typically are for a one-year term with fixed prices determined on an annual basis.

Our silicones business also relies heavily on siloxane as an intermediate product. We maintain our own manufacturing capacity sufficient to meet the substantial majority of our current siloxane requirements and purchase a portion of our requirements from Asia Silicones Monomer Limited, or ASM, under an existing off-take agreement. In addition, from time to time we enter into supply agreements with other third parties to take advantage of favorable pricing and minimize our cost. There are also a limited number of third-party siloxane providers, and the supply of siloxane may be limited from time to time. In addition, regulation of siloxane producers can also affect the supply of siloxane. For example, in January 2006, the Ministry of Commerce of the People’s Republic of China issued a final determination of an anti-dumping investigation that imposed anti-dumping duties on all siloxane manufacturers, including us, ranging from 13% to 22%. These duties were terminated in January 2011. In late May 2009, China’s Ministry of Commerce also concluded an anti-dumping investigation of siloxane manufacturers in Thailand and South Korea, which resulted in an imposition of a 5.4% duty against our supplier, ASM, in Thailand, a 21.8% duty against other Thailand companies and a 25.1% duty against Korean companies.

Our quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from one supplier, Unimin Corporation. Our long-term agreement with Unimin that spanned from 2005-2010 expired on December 31, 2010. We recently amended this agreement to extend the term through December 31, 2011 and to amend certain provisions regarding pricing and volume purchase requirements, among others. We anticipate ultimately negotiating a long-term contract with Unimin.

Should any of our key suppliers fail to deliver these or other raw materials or intermediate products to us or no longer supply us, we may be unable to purchase these materials in necessary quantities, which could adversely affect our volumes, or may not be able to purchase them at prices that would allow us to remain competitive. During the past several years, certain of our suppliers have experienced force majeure events rendering them unable to deliver all, or a portion of, the contracted-for raw materials. On these occasions, we were forced to purchase replacement raw materials in the open market at significantly higher costs or place our customers on an allocation of our products. In addition, we cannot predict whether new regulations or restrictions may be imposed in the future on silicon metal, siloxane or other key materials, which may result in reduced supply or further increases in prices. We cannot assure investors that we will be able to renew our current materials contracts or enter into replacement contracts on commercially acceptable terms, or at all. Fluctuations in the price of these or other raw materials or intermediate products, the loss of a key source of supply or any delay in the supply could result in a material adverse effect on our business.

Natural or other disasters have, and could in the future disrupt our business and result in loss of revenue or higher expenses.

Any serious disruption at any of our facilities or our suppliers’ facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. If there is a natural disaster or other serious disruption at any of our facilities or our suppliers’ facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results.

For example, our manufacturing facility in Ohta, Japan and the manufacturing facilities of certain of our suppliers have been impacted by the effects of the earthquake and tsunami in Japan on March 11, 2011 and related events. Our Ohta facility is one of three facilities globally where we produce siloxane, a key intermediate required in our manufacturing process of silicones. We also produce a variety of finished silicone products at this plant, including highly specialized silicone products. We are currently able to shift only certain amounts of production to our other facilities throughout the world over the short term. Our Ohta plant, which is approximately 230 kilometers away from the nuclear power plant at Fukushima, Japan that incurred significant damage as a result of the earthquake, is our closest facility to area affected by the earthquake and tsunami. We also have manufacturing and research facilities in Kozuki and Kobe, Japan that produce quartz products, and administration offices in Tokyo, Nagoya and Fukuoka, Japan, none of which have been significantly impacted by the earthquake and related events to date. In addition, our manufacturing facilities, primarily those located in the Asia Pacific region, purchase certain raw materials from suppliers throughout Japan. Our sales, operating income and Combined Adjusted EBITDA in the first half of 2011 were reduced by approximately $31 million, $16 million and $16 million, respectively, as a result of the earthquake and related events, primarily due to power, transportation and other supply-related issues, along with reduced demand from Japanese customers impacted by the earthquake. Normal plant operations at our Ohta facility were restored in early May but uncertainty in Japan continues primarily with respect to local demand and the country’s energy infrastructure. To the extent conditions worsen, including, but not limited to, the resumption of rolling blackouts, further restrictions on power usage, disruptions in the supply chain, increased radiation exposure from damaged nuclear power plants or the expansion of evacuation zones around nuclear power plants, it could materially and adversely affect our operations, operating results and financial condition.

In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition. Our business interruption insurance may not be sufficient to cover all of our losses from a disaster, in which case our unreimbursed losses could be substantial.

Our production facilities are subject to significant operating hazards which could cause environmental contamination, personal injury and loss of life, and severe damage to, or destruction of, property and equipment.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage and transportation of chemical materials and products, including human exposure to hazardous substances, pipeline and equipment leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and other environmental risks. Additionally a number of our operations, are adjacent to operations of independent entities that engage in hazardous and potentially dangerous activities. Our operations or adjacent operations could result in personal injury or loss of life, severe damage to or destruction of property or equipment, environmental damage, or a loss of the use of all or a portion of one of our key manufacturing facilities. Such events at our facilities or adjacent third-party facilities, could have a material adverse effect on us.

We may incur losses beyond the limits or coverage of our insurance policies for liabilities that are associated with these hazards. In addition, various kinds of insurance for companies in the chemical industry have not been available on commercially acceptable terms, or, in some cases, have been unavailable altogether. In the future, we may not be able to obtain coverage at current levels, and our premiums may increase significantly on coverage that we maintain.

Environmental obligations and liabilities could have a substantial negative impact on our financial condition, cash flows and profitability.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive and complex U.S. Federal, state, local and non-U.S. supranational, national, provincial, and local environmental, health and safety laws and regulations. These environmental laws and regulations include those that govern the discharge of pollutants into the air and water, the generation, use, storage, transportation, treatment and disposal of hazardous materials and wastes, the cleanup of contaminated sites, occupational health and safety and those requiring permits, licenses, or other government approvals for specified operations or activities. Our products are also subject to a variety of international, national, regional, state, and provincial requirements and restrictions applicable to the manufacture, import, export or subsequent use of such products. In addition, we are required to maintain, and may be required to obtain in the future, environmental, health and safety permits, licenses, or government approvals to continue current operations at most of our manufacturing and research facilities throughout the world.

Compliance with environmental, health and safety laws and regulations, and maintenance of permits, can be costly and complex, and we have incurred and will continue to incur costs, including capital expenditures and costs associated with the issuance and maintenance of letters of credit, to comply with these requirements. In 2010, we incurred capital expenditures of $21 million on an aggregate basis to comply with environmental laws and regulations and to make other environmental improvements. If we are unable to comply with environmental, health and safety laws and regulations, or maintain our permits, we could incur substantial costs, including fines and civil or criminal sanctions, third party property damage or personal injury claims or costs associated with upgrades to our facilities or changes in our manufacturing processes in order to achieve and maintain compliance, and may also be required to halt permitted activities or operations until any necessary permits can be obtained or complied with. In addition, future developments or increasingly stringent regulations could require us to make additional unforeseen environmental expenditures.

Actual and alleged environmental violations have previously been, and continue to be, identified at our facility in Waterford, New York. We are cooperating with the New York State Department of Environmental Conservation and the U.S. Environmental Protection Agency, or USEPA, and the U.S. Department of Justice in their respective investigations of that facility’s compliance with certain applicable environmental requirements, including certain requirements governing the operation of the facility’s hazardous waste incinerators. Although we currently believe that the costs and potential penalties associated with these investigations will not have a material adverse impact on our business, these investigations may result in administrative, civil or criminal enforcement by the State of New York and/or the United States and resolution of such enforcement actions will likely require payment of a monetary penalty and/or the imposition of other civil or criminal sanctions.

Environmental, health and safety requirements change frequently and have tended to become more stringent over time. We cannot predict what environmental, health and safety laws and regulations or permit requirements will be enacted or amended in the future, how existing or future laws or regulations will be interpreted or enforced or the impact of such laws, regulations or permits on future production expenditures, supply chain or sales. Our costs of compliance with current and future environmental, health and safety requirements could be material. Such future requirements include legislation designed to reduce emissions of carbon dioxide and other substances associated with climate change (“greenhouse gases”). The European Union has enacted greenhouse gas emissions legislation, and is considering expanding the scope of such legislation. The USEPA has promulgated new regulations applicable to projects involving greenhouse gas emissions above a certain threshold, and the United States and certain states within the United States have enacted, or are considering, limitations on greenhouse gas emissions. These requirements to limit greenhouse gas emissions could increase our energy costs, and may also require us to incur capital costs to modify our manufacturing facilities.

In addition, we are subject to liability associated with hazardous substances in soil, groundwater and elsewhere at a number of sites. These include sites that we formerly owned or operated and sites where hazardous wastes and other substances from our current and former facilities and operations have been treated, stored or disposed of, as well as sites that we currently own or operate. Depending upon the circumstances, our liability may be strict, joint and several, meaning that we may be held responsible for more than our proportionate share, or even all, of the liability involved regardless of our fault or whether we are aware of the conditions giving rise to the liability. Environmental conditions at these sites can lead to environmental cleanup liability and claims against us for personal injury or wrongful death, property damages and natural resource damages, as well as to claims and obligations for the investigation and cleanup of environmental conditions. The extent of any of these liabilities is difficult to predict, but in the aggregate such liabilities could be material.

We have been notified that we are or may be responsible for environmental remediation at certain sites in the United States. As the result of former, current or future operations, there may be additional environmental remediation or restoration liabilities or claims of personal injury by employees or members of the public due to exposure or alleged exposure to hazardous materials in connection with our operations, properties or products. Sites sold by us in past years may have significant site closure or remediation costs and our share, if any, may be unknown to us at this time. These environmental liabilities or obligations, or any that may arise or become known to us in the future, could have a material adverse effect on our financial condition, cash flows and profitability.

Future chemical regulatory actions may decrease our profitability.

Several governmental entities have enacted, are considering or may consider in the future, regulations that may impact our ability to sell certain chemical products in certain geographic areas. In December 2006, the European Union enacted a regulation known as REACH, which stands for Registration, Evaluation and Authorization of Chemicals. This regulation requires manufacturers, importers and consumers of certain chemicals manufactured in, or imported into, the European Union to register such chemicals and evaluate their potential impacts on human health and the environment. The implementing agency is currently in the process of determining if any chemicals should be further tested, regulated, restricted or banned from use in the European Union. Other countries have implemented, or are considering implementation of, similar chemical regulatory programs. When fully implemented, REACH and other similar regulatory programs may result in significant adverse market impacts on the affected chemical products. If we fail to comply with REACH or other similar laws and regulations, we may be subject to penalties or other enforcement actions, including fines, injunctions, recalls or seizures, which would have an adverse effect on our financial condition, cash flows and profitability.

Similarly, the Canadian government is implementing an initiative to review certain chemical products for potential environmental and human health and safety impacts. The list of products being reviewed includes several chemicals sold by us. We are part of an industry organization that is working with the Canadian government to develop relevant data and information. Upon review of such data and information, the Canadian government may enact regulations that would limit our ability to sell the affected chemicals in Canada. As part of this initiative, based upon modeled potential impacts on the aquatic environment, the Canadian government has listed as environmentally toxic octamethylcyclotetrasiloxane, or D4, a chemical substance that we manufacture, and has proposed listing as environmentally toxic decamethylcyclopentasiloxane, or D5, another chemical substance that we manufacture. The Canadian government is developing, and will likely finalize, regulations to limit the discharge of D4 into the aquatic environment. The Canadian Minister of Environment has convened a Board of Review to assess whether D5 warrants listing as environmentally toxic. If the Board concludes that D5 meets the statutory criteria for environmental toxicity, D5 will also be subject to similar regulations. These regulations may include limitations on the import into Canada, or the use in Canada, of certain products containing more than a specified amount of these chemical substances. The European Union is also reviewing these two chemicals, and may, pursuant to REACH, regulate the manufacture, import and/or use of these two chemical substances in the European Union. Finally, the USEPA has stated that they are reviewing the potential risks posed by these two substances to the aquatic environment to determine whether regulatory measures are warranted. Regulation of our products containing such substances by the European Union, Canada and/or the United States would likely reduce our sales within the jurisdiction and possibly in other geographic areas as well. These reductions in sales could be material depending upon the extent of any such additional regulations.

We participate with other companies in trade associations and regularly contribute to the research and study of the safety and environmental impact of our products and raw materials, including siloxanes. These programs are part of a program to review the environmental impacts, safety and efficacy of our products. In addition, government and academic institutions periodically conduct research on potential environmental and health concerns posed by various chemical substances, including substances we manufacture and sell. These research results are periodically reviewed by state, national and international regulatory agencies and potential customers. Such research could result in future regulations restricting the manufacture or use of our products, liability for adverse environmental or health effects linked to our products, and/or de-selection of our products for specific applications. These restrictions, liability, and product de-selection could have an adverse effect on our business, our financial condition and/or liquidity.

We are subject to certain risks related to litigation filed by or against us, and adverse results may harm our business.

We cannot predict with certainty the cost of defense, of prosecution or of the ultimate outcome of litigation and other proceedings filed by or against us, including penalties or other civil or criminal sanctions, or remedies or damage awards, and adverse results in any litigation and other proceedings may materially harm our business. Litigation and other proceedings may include, but are not limited to, actions relating to intellectual property, international trade, commercial arrangements, product liability, environmental, health and safety, joint venture agreements, labor and employment or other harms resulting from the actions of individuals or entities outside of our control. In the case of intellectual property litigation and proceedings, adverse outcomes could include the cancellation, invalidation or other loss of material intellectual property rights used in our business and injunctions prohibiting our use of business processes or technology that are subject to third-party patents or other third-party intellectual property rights. Litigation based on environmental matters or exposure to hazardous substances in the workplace or from our products could result in significant liability for us.

Because we manufacture and use materials that are known to be hazardous, we are subject to, or affected by, certain product and manufacturing regulations, for which compliance can be costly and time consuming. In addition, we may be subject to personal injury or product liability claims as a result of human exposure to such hazardous materials.

We produce hazardous chemicals that require care in handling and use that are subject to regulation by many U.S. and non-U.S. national, international, state and local governmental authorities. In some circumstances, these authorities must approve our products and manufacturing processes and facilities before we may sell some of these chemicals. To obtain regulatory approval of certain new products, we must, among other things, demonstrate to the relevant authority that the product is safe for its intended uses and that we are capable of manufacturing the product in compliance with current regulations. The process of seeking approvals can be costly, time consuming and subject to unanticipated and significant delays. Approvals may not be granted to us on a timely basis, or at all. Any delay in obtaining, or any failure to obtain or maintain, these approvals would adversely affect our ability to introduce new products and to generate revenue from those products. New laws and regulations may be introduced in the future that could result in additional compliance costs, bans on product sales or use, seizures, confiscation, recall or monetary fines, any of which could prevent or inhibit the development, distribution or sale of our products and could increase our customers’ efforts to find less hazardous substitutes for our products. We are subject to ongoing reviews of our products and manufacturing processes.

Products we have made or used could be the focus of legal claims based upon allegations of harm to human health. While we cannot predict the outcome of suits and claims, we believe that we maintain adequate reserves, in accordance with our policy, to address litigation and are adequately insured to cover foreseeable future claims. However, an unfavorable outcome in these litigation matters may cause our profitability, business, financial condition and reputation to decline.

We are subject to claims from our customers and their employees, environmental action groups and neighbors living near our production facilities.

We produce and use hazardous chemicals that require appropriate procedures and care to be used in handling them or in using them to manufacture other products. As a result of the hazardous nature of some of the products we produce and use, we may face claims relating to incidents that involve our customers’ improper handling, storage and use of our products. These lawsuits could result in substantial damage awards against us, which in turn could encourage additional lawsuits and could cause us to incur significant legal fees to defend such lawsuits, either of which could have a material adverse effect on our financial condition and profitability. In addition, the activities of environmental action groups could result in litigation or damage to our reputation.

As a global business, we are subject to numerous risks associated with our international operations that could have a material adverse effect on our business.

We have significant manufacturing and other operations outside the United States. Some of these operations are in jurisdictions with unstable political or economic conditions. There are numerous inherent risks in international operations, including, but not limited to:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions;

•	changes in laws and regulations;

•	exposure to possible expropriation or other government actions;

•	hostility from local populations;

•	diminished ability to legally enforce our contractual rights in non-U.S. countries;

•	restrictions on our ability to repatriate dividends from our subsidiaries;

•	unsettled political conditions and possible terrorist attacks against U.S. interests; and

•	natural disasters or other catastrophic events.

Our international operations expose us to different local political and business risks and challenges. For example, we face potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks of local customers and distributors. In addition, some of our operations are located in regions that may be politically unstable, having particular exposure to riots, civil commotion or civil unrests, acts of war (declared or undeclared) or armed hostilities or other national or international calamity. In some of these regions, our status as a United States company also exposes us to increased risk of sabotage, terrorist attacks, interference by civil or military authorities or to greater impact from the national and global military, diplomatic and financial response to any future attacks or other threats.

Some of our operations are located in regions with particular exposure to natural disasters such as storms, floods, fires and earthquakes. It would be difficult or impossible for us to relocate these operations and, as a result, any of the aforementioned occurrences could materially adversely affect our business.

In addition, intellectual property rights may be more difficult to enforce in non-U.S. or non-Western Europe countries.

Our overall success as a global business depends, in part, upon our ability to succeed under different economic, social and political conditions. We may fail to develop and implement policies and strategies that are effective in each location where we do business, and failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to foreign currency risk.

In 2010, 67% of our net sales originated outside the United States. In our consolidated financial statements, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during a reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, at a constant level of business, our reported international revenues and earnings would be reduced because the local currency would translate into fewer U.S. dollars.

In addition to currency translation risks, we incur a currency transaction risk whenever one of our operating subsidiaries enters into a purchase or a sales transaction or indebtedness transaction using a different currency from the currency in which it records revenues. Given the volatility of exchange rates, we may not manage our currency transaction and/or translation risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations, including our tax obligations. Since most of our indebtedness is denominated in U.S. dollars, a strengthening of the U.S. dollar could make it more difficult for us to repay our indebtedness.

We have entered and expect to continue to enter into various hedging and other programs in an effort to protect against adverse changes in the non-U.S. exchange markets and attempt to minimize potential adverse effects. These hedging and other programs may be unsuccessful in protecting against these risks. Our results of operations could be materially adversely affected if the U.S. dollar strengthens against non-U.S. currencies and our protective strategies are not successful. Likewise, a strengthening U.S. dollar provides opportunities to source raw materials more cheaply from foreign countries.

Increased energy costs could increase our operating expenses, reduce net income and negatively affect our financial condition.

Natural gas and electricity are essential to our manufacturing processes, which are energy-intensive. Oil and natural gas prices have fluctuated greatly over the past several years and we anticipate that they will continue to do so. Our energy costs represented approximately 8% of our total cost of sales for the fiscal years ended December 31, 2010, 2009 and 2008, respectively.

Our operating expenses will increase if our energy prices increase. Increased energy prices may also result in greater raw materials costs. If we cannot pass these costs through to our customers, our profitability may decline. In addition, increased energy costs may also negatively affect our customers and the demand for our products.

We face increased competition from other companies and from substitute products, which could force us to lower our prices, which would adversely affect our profitability and financial condition.

The markets that we operate in are highly competitive, and this competition could harm our results of operations, cash flows and financial condition. Our competitors include major international producers as well as smaller regional competitors. We may be forced to lower our selling price based on our competitors’ pricing decisions, which would reduce our profitability. This has been further magnified by the impact of the recent global economic downturn, as companies have focused more on price to retain business and market share. In addition, we face competition from a number of products that are potential substitutes for our products. Growth in substitute products could adversely affect our market share, net sales and profit margins.

There is also a trend in our industries toward relocating manufacturing facilities to lower cost regions, such as Asia, which may permit some of our competitors to lower their costs and improve their competitive position. Furthermore, there has been an increase in new competitors based in these regions.

Some of our competitors are larger, have greater financial resources, have a lower cost structure, and/or have less debt than we do. As a result, those competitors may be better able to withstand a change in conditions within our industry and in the economy as a whole. If we do not compete successfully, our operating margins, financial condition, cash flows and profitability could be adversely affected. Furthermore, if we do not have adequate capital to invest in technology, including expenditures for research and development, our technology could be rendered uneconomical or obsolete, negatively affecting our ability to remain competitive.

We may be unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Momentive Combination, which would adversely affect our profitability and financial condition.

We have not yet realized all of the cost savings and synergies we expect to achieve from our current strategic initiatives, including the Momentive Combination and those related to shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, administrative and overhead savings, and new product development, and may not be able to realize such cost savings or synergies. A variety of risks could cause us not to realize the expected cost savings and synergies, including but not limited to, the following: the Shared Services Agreement between us and MSC may be viewed negatively by vendors, customers or financing sources, negatively impacting potential benefits; any difficulty or inability to integrate shared services with our business; higher than expected severance costs related to staff reductions; higher than expected retention costs for employees that will be retained; higher than expected stand-alone overhead expenses; delays in the anticipated timing of activities related to our cost-saving plan; increased complexity and cost in collaborating between us and MSC and establishing and maintaining shared services; and other unexpected costs associated with operating our business.

Our ability to realize the benefits of the Momentive Combination also may be limited by applicable limitations under the terms of our debt instruments. These debt instruments generally require that transactions between us and MSC with a value in excess of a de minimis threshold be entered into on an arm’s-length basis. These constraints could result in significantly fewer cost savings and synergies than would occur if these limitations did not exist. Our ability to realize intended savings also may be limited by existing contracts to which we are a party, the need for consents with respect to agreements with third parties, and other logistical difficulties associated with integration.

The Shared Services Agreement between us and MSC expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party). Moreover, the Shared Services Agreement is also subject to termination by either MSC or MPM, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period. If the Shared Services Agreement is terminated, it could have a negative effect on our business operations, results of operations, and financial condition, as we would need to replace the services that were being provided by MSC, and would lose the benefits we were generating under the agreement at the time.

If we are unable to achieve the cost savings or synergies that we expect to achieve from our strategic initiatives, including the Shared Services Agreement, it would adversely affect our profitability and financial condition. In addition, while we have been successful in reducing costs and generating savings, factors may arise that may not allow us to sustain our current cost structure. As market and economic conditions change, we may also make changes to our operating cost structure. To the extent we are permitted to include the pro forma impact of such cost savings initiatives in the calculation of financial covenant ratios under our senior credit agreements, our failure to realize such savings could impact our compliance with such covenants.

Our success depends in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could have an adverse effect on our competitive position.

We rely on the patent, trademark, copyright and trade-secret laws of the United States and the countries where we do business to protect our intellectual property rights. We may be unable to prevent third parties from using our intellectual property without our authorization. The unauthorized use of our intellectual property could reduce any competitive advantage we have developed, reduce our market share or otherwise harm our business. In the event of unauthorized use of our intellectual property, litigation to protect or enforce our rights could be costly, and we may not prevail.

Many of our technologies are not covered by any patent or patent application, and our issued and pending U.S. and non-U.S. patents may not provide us with any competitive advantage and could be challenged by third parties. Our inability to secure issuance of our pending patent applications may limit our ability to protect the intellectual property rights these pending patent applications were intended to cover. Our competitors may attempt to design around our patents to avoid liability for infringement and, if successful, our competitors could adversely affect our market share. Furthermore, the expiration of our patents may lead to increased competition.

Our pending trademark applications may not be approved by the responsible governmental authorities and, even if these trademark applications are granted, third parties may seek to oppose or otherwise challenge these trademark applications. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our products and their associated trademarks and impede our marketing efforts in those jurisdictions.

In addition, effective patent, trademark, copyright and trade secret protection may be unavailable or limited in some foreign countries. In some countries we do not apply for patent, trademark or copyright protection. We also rely on unpatented proprietary manufacturing expertise, continuing technological innovation and other trade secrets to develop and maintain our competitive position. While we generally enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements are limited in duration and could be breached, and may not provide meaningful protection of our trade secrets or proprietary manufacturing expertise. Adequate remedies may not be available if there is an unauthorized use or disclosure of our trade secrets and manufacturing expertise. In addition, others may obtain knowledge about our trade secrets through independent development or by legal means. The failure to protect our processes, apparatuses, technology, trade secrets and proprietary manufacturing expertise, methods and compounds could have an adverse effect on our business by jeopardizing critical intellectual property.

Where a product formulation or process is kept as a trade secret, third parties may independently develop or invent and patent products or processes identical to our trade-secret products or processes. This could have an adverse impact on our ability to make and sell products or use such processes and could potentially result in costly litigation in which we might not prevail.

We could face intellectual property infringement claims that could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

Our production processes and products are specialized; however, we could face intellectual property infringement claims from our competitors or others alleging that our processes or products infringe on their proprietary technology. If we were subject to an infringement suit, we may be required to change our processes or products, or stop using certain technologies or producing the infringing product entirely. Even if we ultimately prevail in an infringement suit, the existence of the suit could cause our customers to seek other products that are not subject to infringement suits. Any infringement suit could result in significant legal costs and damages and impede our ability to produce key products, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on certain of our key executives and our ability to attract and retain qualified employees.

Our ability to operate our business and implement our strategies depends, in part, on the skills, experience and efforts of Craig O. Morrison, our chief executive officer, and William H. Carter, our chief financial officer, and other key members of our leadership team. We do not maintain any key-man insurance on any of these individuals. In addition, our success will depend on, among other factors, our ability to attract and retain other managerial, scientific and technical qualified personnel, particularly research scientists, technical sales professionals and engineers that have specialized skills required by our business and focused on the industries in which we compete. Competition for qualified employees in the materials industry is intense and the loss of the services of any of our key employees or the failure to attract or retain other qualified personnel could have a material adverse effect on our business or business prospects. Further, if any of these executives or employees joins a competitor, we could lose customers and suppliers and incur additional expenses to recruit and train personnel, who require time to become productive and to learn our business.

Apollo controls us and our affiliate, MSC, and may have conflicts of interests with our investors or us in the future.

Apollo controls our ultimate parent company, Momentive Performance Materials Holdings LLC, or Momentive Holdco, which indirectly owns 100% of our common equity. In addition, representatives of Apollo comprise a majority of our directors. As a result, Apollo can control our ability to enter into significant corporate transactions such as mergers, tender offers and the sale of all or substantially all of our assets. The interests of Apollo and its affiliates could conflict with or differ from our interests. For example, the concentration of ownership held by Apollo could delay, defer or prevent a change of control of our company or impede a merger, takeover or other business combination which may otherwise be favorable for us.

Our ultimate parent company, Momentive Holdco, is also the ultimate parent company of our affiliate, MSC. Therefore, in addition to controlling our activities through its control of Momentive Holdco, Apollo can also control the activities of MSC through this same ownership and control structure. There can be no assurance that Apollo (and our senior management team, many of whom hold the same position with, or also provide services to, MSC ) will not decide to focus its attention and resources on matters relating to MSC or Momentive Holdco that otherwise could be directed to our business and operations. If Apollo determines to focus attention and resources on MSC or any new business lines of MSC instead of us, it could adversely affect our ability to expand our existing business or develop new business.

Additionally, Apollo is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete, directly or indirectly with us. Apollo may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Additionally, even if Apollo invests in competing businesses through Momentive Holdco, such investments may be made through MSC or a newly-formed subsidiary of Momentive Holdco. Any such investment may increase the potential for the conflicts of interest discussed in this risk factor.

So long as Apollo continues to indirectly own a significant amount of the equity of Momentive Holdco, even if such amount is less than 50%, they will continue to be able to substantially influence or effectively control our ability to enter into any corporate transactions.

Because our equity securities are not and will not be registered under the securities laws of the United States or in any other jurisdiction and are not listed on any U.S. securities exchange, we are not subject to certain of the corporate governance requirements of U.S. securities authorities or to any corporate governance requirements of any U.S. securities exchanges.

The diversion of our key personnel’s attention to other businesses could adversely affect our business and results of operations.

Certain members of our senior management team, including Mr. Morrison, our chief executive officer, and Mr. Carter, our chief financial officer, and other individuals who provide services to our business, are employed by our affiliate, MSC. Certain of our employees, who provide substantial services to our business, also provide services to MSC. The services of such individuals are provided by us to MSC, or by MSC to us, pursuant to the Shared Services Agreement that we recently entered into with MSC. Any or all of these individuals may be required to focus their time and energies on matters relating to MSC that otherwise could be directed to our business and operations. If the attention of our senior management team, and/or such other individuals providing substantial services to our business, is significantly diverted from their responsibilities to us, it could affect our ability to service our existing business and develop new business, which could have a material adverse effect on our business and results of operations. Mr. Morrison and Mr. Carter and certain other key personnel became members of our management team in early October 2010. We cannot assure you that the transition to new members of our management team, the transition of other employees to their additional roles with MSC or us, or the implementation of the shared services arrangement with MSC, will not be disruptive to our business.

If we fail to extend or renegotiate our collective bargaining agreements with our works councils and labor unions as they expire from time to time, if disputes with our works councils or unions arise, or if our unionized or represented employees were to engage in a strike or other work stoppage, our business and operating results could be materially adversely affected.

As of December 31, 2010, 50% of our employees were unionized or represented by works councils that were covered by collective bargaining agreements. In addition, some of our employees reside in countries in which employment laws provide greater bargaining or other employee rights than the laws of the United States. These rights may require us to expend more time and money altering or amending employees’ terms of employment or making staff reductions. For example, most of our employees in Europe are represented by works councils, which generally must approve changes in conditions of employment, including restructuring initiatives and changes in salaries and benefits. A significant dispute could divert our management’s attention and otherwise hinder our ability to conduct our business or to achieve planned cost savings.

We may be unable to timely extend or renegotiate our collective bargaining agreements as they expire. For example, a majority of our manufacturing personnel at our Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio sites are covered by collective bargaining agreements that expire in the summer of 2013. We also may be subject to strikes or work stoppages by, or disputes with, our labor unions. In January 2011, the union at our Waterford, New York facility representing approximately 780 employees went on strike for two days in response to specific grievances that are now concluded. In addition, in January and November 2009, this union filed a variety of unfair labor practice charges against us with the National Labor Relations Board, or NLRB, arising from our implementation of a new wage rate schedule, a new job classification structure and a new overtime procedure at our Waterford, New York facility. In January 2010, the NLRB filed a complaint against us relating to a portion of these charges, and in July 2010 we reached a settlement with respect to these claims and the complaint was withdrawn. If we fail to extend or renegotiate our collective bargaining agreements, if additional disputes with our works councils or unions arise or if our unionized or represented workers engage in a further strike or other work stoppage, we could incur higher labor costs or experience a significant disruption of operations, which could have a material adverse effect on our business, financial position and results of operations.

Our pension plans are unfunded or under-funded, and our required cash contributions could be higher than we expect, having an adverse effect on our financial condition and liquidity.

We sponsor various pension and similar benefit plans worldwide.

Our non-U.S. defined benefit pension plans were under-funded in the aggregate by $113 million as of December 31, 2010. Our U.S. defined benefit pension plans were under-funded in the aggregate by $57 million as of December 31, 2010.

We are legally required to make contributions to our pension plans in the future, and those contributions could be material. The need to make these cash contributions will reduce the amount of cash that would be available to meet other obligations or the needs of our business, which could have an adverse effect on our financial condition and liquidity.

In 2011, we expect to contribute approximately $14 million and $3 million to our U.S. and non-U.S. defined benefit pension plans, respectively, which we believe is sufficient to meet the minimum funding requirements as set forth in employee benefit and tax laws.

Our future funding obligations for our employee benefit plans depend upon the levels of benefits provided for by the plans, the future performance of assets set aside for these plans, the rates of interest used to determine funding levels, the impact of potential business dispositions, actuarial data and experience, and any changes in government laws and regulations. In addition, our employee benefit plans hold a significant amount of equity securities. If the market values of these securities decline, our pension expense and funding requirements would increase and, as a result, could have a material adverse effect on our business.

Any decrease in interest rates and asset returns, if and to the extent not offset by contributions, could increase our obligations under these plans. If the performance of assets in the funded plans does not meet our expectations, our cash contributions for these plans could be higher than we expect, which could have an adverse effect on our financial condition and liquidity.

Acquisitions and joint ventures that we pursue may present unforeseen integration obstacles and costs, increase our leverage and negatively impact our performance. Divestitures that we pursue also may present unforeseen obstacles and costs and alter the synergies we expect to achieve from the Momentive Combination.

We have made acquisitions of related businesses, and entered into joint ventures in the past and intend to selectively pursue acquisitions of, and joint ventures with, related businesses as one element of our growth strategy. Acquisitions may require us to assume or incur additional debt financing, resulting in additional leverage and complex debt structures. If such acquisitions are consummated, the risk factors we describe below, and for our business generally, may be intensified.

Our ability to implement our growth strategy is limited by covenants in our senior secured credit facilities, indentures and other indebtedness, our financial resources, including available cash and borrowing capacity, and our ability to integrate or identify appropriate acquisition and joint venture candidates.

The expense incurred in consummating acquisitions of related businesses, or our failure to integrate such businesses successfully into our existing businesses, could result in our incurring unanticipated expenses and losses. Furthermore, we may not be able to realize any anticipated benefits from acquisitions or joint ventures. The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of existing operations. Some of the risks associated with our acquisition and joint venture strategy include:

•	potential disruptions of our ongoing business and distraction of management;

•	unexpected loss of key employees or customers of the acquired company;

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	coordinating new product and process development;

•	hiring additional management and other critical personnel; and

•	increasing the scope, geographic diversity and complexity of our operations.

In addition, we may encounter unforeseen obstacles or costs in the integration of acquired businesses. For example, if we were to acquire an international business, the preparation of the U.S. GAAP financial statements could require significant management resources. Also, the presence of one or more material liabilities of an acquired company that are unknown to us at the time of acquisition may have a material adverse effect on our business. Our acquisition and joint venture strategy may not be successfully received by customers, and we may not realize any anticipated benefits from acquisitions or joint ventures.

In addition we may pursue divestitures of certain of our businesses as one element of our portfolio optimization strategy. Divestitures may require us to separate integrated assets and personnel from our retained businesses and devote our resources to transitioning assets and services to purchasers, resulting in disruptions to our ongoing business and distraction of management. Divestitures may alter synergies we expect to achieve from the Momentive Combination.

Limitations on our use of certain product-identifying information, including the GE name and monogram, could adversely affect our business and profitability.

Historically, we have marketed our products and services using the GE brand name and monogram, and we believe the association with GE has provided us with preferred status among our customers and employees due to GE’s globally recognized brands and perceived high quality products and services. GE and Holdings are parties to a trademark license agreement that granted us a limited right to, among other things, use the GE mark and monogram on our sealant, adhesive and certain other products. These rights will extend for an initial term of seven years that commenced on December 3, 2006, with a one-time option that allows us to renew the license for an additional five-year period, subject to certain terms and conditions, including the payment of royalties. We also retained the right to use numerous product specifications that contain the letters “GE” for the life of the respective products. While we continue to use the GE mark and monogram on these products and continue to use these product specifications, we will not be able to use the GE mark and monogram on other products, use GE as part of our name or advertise ourselves as a GE company. While we have not yet experienced any significant loss of business as a result of our limited use of the GE mark and monogram, our business could be disadvantaged in the future by the loss of association with the GE name.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws, which involve substantial risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “projects,” “might,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make in this prospectus relating to our estimated and projected revenue, margins, costs, expenditures, cash flows, growth rates, financial results, and prospects are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expect. We derive many of our forward-looking statements from our operating budgets and forecasts, which we base upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

We disclose important factors that could cause actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Some of the factors that we believe could affect our revenue, margins, costs, expenditures, cash flows, growth rates, financial results, business, condition and prospects include:

•	global economic conditions;

•	raw material costs and supply availability;

•	environmental regulations and related compliance and litigation costs;

•	litigation costs;

•	manufacturing regulations and related compliance and litigation costs;

•	risks associated with international operations;

•	foreign currency fluctuations;

•	rising energy costs;

•	increased competition;

•	the success of our strategic initiatives;

•	our holding company structure;

•	intellectual property protection and litigation;

•	our reliance on our key executives;

•	relations and costs associated with our workforce;

•	our pension liabilities;

•	natural disasters, acts of war, terrorism and other acts beyond our control;

•	the impact of our substantial indebtedness;

•	our incurring additional debt;

•	acquisitions, divestitures and joint ventures that we may pursue;

•	restrictive covenants related to our indebtedness; and

•	other factors presented under the heading “Risk Factors.”

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this prospectus may not in fact occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

MARKET AND INDUSTRY DATA AND FORECASTS

This prospectus includes estimates of market share and industry data and forecasts that we obtained from industry publications and surveys and/or internal company sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, while we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates, in particular as they relate to market share and our general expectations, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the section entitled “Risk Factors” beginning on page 15. Unless otherwise noted, all information regarding our market share is based on the latest market data currently available to us, and all market share data is based on net sales in the applicable market.

USE OF PROCEEDS

Momentive will not receive any proceeds from the resale of the Notes offered by this prospectus. The selling security holder will receive all of the proceeds from the sale of their Notes.

See “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Party Transactions,” “Management” and “Selling Security Holder” for certain information related to the selling security holder.

CAPITALIZATION

The following table sets forth as of July 3, 2011 the Company’s actual cash and cash equivalents and capitalization.

You should read this table in conjunction with “Risk Factors” and “Selected Historical Consolidated Financial Data,” as well as the historical condensed consolidated financial statements and related notes, included elsewhere in this prospectus.

(dollars in millions)	July 3, 2011
(unaudited)
Cash and cash equivalents (1)	$279

Long-term debt including current portion:
Senior secured credit facilities (2)
Revolving credit facility due 2012 (3)	$—
Term loan tranche B-1 due 2013	66
Term loan tranche B-1 due 2015	435
Term loan tranche B-2 due 2013 (4)	124
Term loan tranche B-2 due 2015 (4)	431
12.5% Second Lien Notes due 2014 (5)	176
9.0% Springing Lien Dollar Notes due 2021 (6)	1,161
9.5% Springing Lien Euro Notes due 2021 (7)	217
11 1/2% Senior Subordinated Notes due 2016	379
Agricultural Bank of China (ABOC) collateralized loan (8)	52
Medium term loan	5

Total long-term debt, including current portion	$3,046

Total debt	$3,046

Total deficit	(624)

Total capitalization	$2,422

(1)	Cash and cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less.
(2)	Our existing senior secured credit facilities include (i) $1,056 million term loan facility, consisting of a U.S. dollar-denominated tranche (B-1) and Euro-denominated tranche (B-2), (ii) $300 million revolving credit facility that includes a revolving letter of credit facility and (iii) a $34 million synthetic letter of credit facility.
(3)	Total maximum borrowing availability of $300 million, of which $248 million was available at July 3, 2011, after giving effect to $52 million of outstanding letters of credit against the revolving letter of credit facility and excluding our $33 million in outstanding letters of credit against the synthetic letter of credit facility.
(4)	€383 million term loan tranche B-2 due 2013 and 2015 converted into U.S. dollars using the Company’s applicable Euro exchange rate as of July 3, 2011 of $1.452 U.S. dollars per Euro.
(5)	$200 million principal of Second Lien Notes having an initial fair market value on date of issuance of $163 million. Under GAAP requirements for balance sheet presentation applicable to our SEC filings, the Second Lien Notes are presented using the substantial modification of debt treatment. In such presentation, the Company recognized a gain on the extinguishment of the applicable series of notes at the settlement date and recorded the Second Lien Notes at fair value as of the settlement date. The difference between the fair value and the face value of the Second Lien Notes is being expensed over the term of the Second Lien Notes as interest and added to the balance sheet as Second Lien Notes.

(6)	Includes $525.7 million of Notes issued to Apollo.
(7)	U.S. dollar equivalent of the issued Euro Notes.
(8)	Loan from the Agricultural Bank of China (“ABOC”) to MPM Nantong, which was funded on March 21, 2011. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The interest rate on the loan as of July 3, 2011 was 6.52%. MPM Nantong also entered into two working capital loan agreements in April and May 2011 providing for revolving secured loans of up to $15 million (subject to exchange rates), all of which were outstanding as of July 3, 2011. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of July 3, 2011 was 6.63%.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

We derived the unaudited pro forma financial data set forth below by the application of the pro forma adjustments to the historical audited consolidated financial statements of the Company, appearing elsewhere in this prospectus.

The unaudited pro forma statement of operations for the year ended December 31, 2010, gives pro forma effect to transactions in November and December 2010 by which, through a bond offering, bond exchange, cash tenders and bond redemption we refinanced approximately $1.25 billion U.S. dollar equivalent of senior unsecured notes due 2014 through the issuance of approximately $1.37 billion U.S. dollar equivalent of the Notes (“November Refinancing Transactions”) and the amendment of the Credit Agreement for the senior secured credit facilities in February 2011, as if they occurred on January 1, 2010. Under this amendment, we extended the maturity of approximately $846 million aggregate U.S. dollar equivalent principal amount of our U.S. dollar and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rate on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5%, respectively, among other actions (the “2011 Credit Agreement Amendment”).

The unaudited pro forma statement of operations for the six-month period ended July 3, 2011, gives pro forma effect to the 2011 Credit Agreement Amendment, as if it occurred on January 1, 2010.

The unaudited pro forma financial information is presented for informational purposes only, and does not purport to represent what our results of operations would actually have been if the transactions had occurred on the dates indicated, nor does it purport to project our results of operations or financial condition that we may achieve in the future.

You should read our unaudited pro forma financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this prospectus and other financial information appearing elsewhere in this prospectus, including information contained in “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

MOMENTIVE PERFORMANCE MATERIALS INC.

Unaudited Pro Forma Statement of Operations

For the year ended December 31, 2010

(dollars in millions)

	Actual December 31 2010	Total Adjustments	Note		Pro Forma December 31, 2010
Net sales	$2,588.4	$—			$2,588.4
Costs and expenses:
Cost of sales, excluding depreciation	1,645.5	—			1,645.5
Selling, general and administrative expense	388.2	—			388.2
Depreciation and amortization expenses	197.1	—			197.1
Research and development expenses	73.0	—			73.0
Restructuring and other costs	23.1	—			23.1

Operating income	261.5	—			261.5
Interest income	1.7	—			1.7
Interest expense	(250.8)	(4.8)	(a	)	(255.6)
Other income, net	0.3	—			0.3
(Loss) gain on extinguishment and exchange of debt	(77.9)	77.9	(b	)	—

Loss before income taxes (benefit)	(65.2)	73.1			7.9
Income taxes (benefit)	(2.3)	0.4	(c	)	(1.9)

Net loss	(62.9)	72.7			9.8
Net (income) loss attributable to noncontrolling interest	(0.8)	—			(0.8)

Net (loss) attributable to Momentive Performance Materials Inc.	$(63.7)	$72.7			$9.0

See Notes to Unaudited Pro Forma Statement of Operations

Notes to Unaudited Pro Forma Statement of Operations

(dollars in millions)

(a)	Represents the increase in net interest expense related to the incurrence of new debt, the extension of maturities of term loans under our senior secured credit facilities and the settlement of existing debt:

Newly issued debt:
9.0% Springing Lien Dollar Notes due 2021	$98.5
9.5% Springing Lien Euro Notes due 2021	17.7
Existing debt:
Senior secured credit facilities	45.0
Second-priority senior secured notes	25.0
Senior subordinated notes	43.9
Other debt and capital leases	4.8
Revolver commitment fee	3.7
Interest rate swaps	1.0
Amortization of debt issuance costs and discount	16.0

Total	255.6
Historic interest expense	(250.8)

Net adjustment	$4.8

The pro forma adjustments were calculated using a US LIBOR rate of 0.210% and a Euribor rate of 1.357% per annum as of August 16, 2011. Each one-eighth point change in the assumed interest rates would result in a $1.3 change in annual interest expense.

(b)	Reflects the adjustment to eliminate the loss related to the November Refinancing Transactions.
(c)	The appropriate statutory tax rates of the respective tax jurisdictions to which adjustments relate have been applied.

MOMENTIVE PERFORMANCE MATERIALS INC.

Unaudited Pro Forma Statement of Operations

For the six-month period ended July 3, 2011

(dollars in millions)

	Actual July 3, 2011	Total Adjustments	Note		Pro Forma July 3, 2011
Net sales	$1,388	$—			$1,388
Costs and expenses:
Cost of sales, excluding depreciation	903	—			903
Selling, general and administrative expense	190	—			190
Depreciation and amortization expenses	98	—			98
Research and development expenses	40	—			40
Restructuring and other costs	14	—			14

Operating income	143	—			143
Interest expense, net	(129)	(3)	(a	)	(132)
Other income, net	—	—			—

Loss before income taxes (benefit)	14	(3)			11
Income taxes (benefit)	27	(1)	(b	)	26

Net loss	(13)	(2)			(15)
Net (income) loss attributable to noncontrolling interest	(1)	—			(1)

Net loss attributable to Momentive Performance Materials Inc.	$(14)	$(2)			$(16)

See Notes to Unaudited Pro Forma Statement of Operations

Notes to Unaudited Pro Forma Statement of Operations

(dollars in millions)

(a)	Represents the increase in net interest expense related to the extension of maturities of term loans under our senior secured credit facilities:

Newly issued debt:
9.0% Springing Lien Dollar Notes due 2021	$53
9.5% Springing Lien Euro Notes due 2021	10
Existing debt:
Senior secured credit facilities	22
Second-priority senior secured notes	12
Senior subordinated notes	22
Other debt and capital leases	4
Revolver commitment fee	2
Interest rate swaps	—
Amortization of debt issuance costs and discount	7

Total	132
Historic interest expense	(129)

Net adjustment	$3

The pro forma adjustments were calculated using a US LIBOR rate of 0.210% and a Euribor rate of 1.357% per annum as of August 16, 2011. Each one-eighth point change in the assumed interest rates would result in a $1.3 change in annual interest expense.

(b)	The appropriate statutory tax rates of the respective tax jurisdictions to which adjustments relate have been applied.

COVENANT COMPLIANCE

The Credit Agreement and the indentures governing our existing notes contain, and the Indenture contains, among other provisions, restrictive covenants regarding indebtedness, payments and distributions, mergers and acquisitions, asset sales, affiliate transactions and, in the case of the Credit Agreement, the maintenance of a certain financial ratio. Payment of borrowings under the Credit Agreement and indentures may be accelerated if there is an event of default under such agreements. Events of default include the failure to pay principal and interest when due, a material breach of a representation or warranty, covenant defaults, events of bankruptcy and, as to the senior secured credit facilities, a change of control. Certain covenants in the Credit Agreement and in the indentures restrict our ability to take certain actions, such as incurring additional debt under new or existing facilities or making acquisitions, if we are unable to meet a certain senior first-lien secured debt to Adjusted EBITDA ratio and/or a defined Adjusted EBITDA to fixed charges ratio. However, all of these restrictions are subject to exceptions as described in our Credit Agreement and indentures. In addition, a covenant contained in the Credit Agreement requires us to maintain a certain senior first-lien secured debt to Adjusted EBITDA ratio. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the Credit Agreement, which excludes the Second Lien Notes and the Notes (both before and after the Springing Lien Trigger Date)) to trailing twelve-month EBITDA (as defined in the Credit Agreement) may not exceed 4.25 to 1 as of the last day of any fiscal quarter at any time when there are borrowings or letters of credit outstanding (and not cash collateralized in full) under our revolving credit facility. On July 3, 2011, we were in compliance with the Senior Secured Leverage Ratio maintenance covenant set forth in the Credit Agreement for the fiscal quarter ending July 3, 2011. The completion of this offering, before payment of fees and expenses, will not, in itself, have any immediate positive or negative impact on our Senior Secured Leverage Ratio under the Credit Agreement.

Our ability to incur indebtedness or make investments is restricted under the indentures governing our existing notes and the anticipated terms of the Indenture unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months, or LTM, basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of July 3, 2011, we were able to satisfy this test and incur additional indebtedness under the indentures.

“Adjusted EBITDA” as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the Credit Agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the Indenture. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-recurring losses or gains. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net income, income from operations or any other performance or liquidity measures derived in accordance with GAAP. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our senior secured credit facility may not consider indicative of our ongoing operations.

In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the Board of Directors to evaluate operating results and allocate capital resources.

Set forth below is a reconciliation of net loss attributable to Momentive to EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA (as calculated under the Credit Agreement and substantially as calculated under our various indentures) for the fiscal years ended December 31, 2010, 2009 and 2008, the fiscal six-month periods ended July 3, 2011 and June 27, 2010 and the last twelve-month ended July 3, 2011.

	Last twelve months ended	Fiscal six-month period ended		Year ended December 31,
(dollars in millions)	July 3, 2011 †	July 3, 2011 †	June 27, 2010 ††	2010	2009	2008
Net loss attributable to Momentive	$(73)	$(14)	$(4)	$(63.7)	$(41.8)	$(997.1)
Loss (gain) on extinguishment and exchange of debt	78	—	—	77.9	(178.7)	—
Interest expense, net	255	129	123	249.1	257.3	277.0
Income taxes	9	27	16	(2.3)	15.5	(110.5)
Depreciation and amortization	201	98	95	197.1	191.6	237.4
EBITDA	$470	$240	$230	$458.1	$243.9	$(593.2)
Noncontrolling interest (1)	1	1	—	0.8	0.1	(0.5)
Restructuring and non-recurring (2)	24	14	13	23.1	22.9	44.8
Pro forma cost savings and Inventory Optimization (3)	—	—	—	—	23.9	56.0
Non cash and purchase accounting effects (4)	(19)	(12)	13	7.1	(4.6	863.7
Exclusion of unrestricted subsidiary results (5)	(26)	(14)	(7)	(19.5)	(2.3)	2.0
Management fee and other (6)	4	2	2	4.0	—	4.3
Pro forma savings from Shared Services Agreement (7)	40	18	26	50.0	—	—
Adjusted EBITDA	$494	$249	$277	$523.6	$283.9	$377.1
Inclusion of unrestricted subsidiary results	26	14	7	19.5	2.3	(2.0)
Combined Adjusted EBITDA	$520	$263	$284	$543.1	$286.2	$375.1
Combined Adjusted EBITDA excluding pro forma savings from the Shared Services Agreement	$480	$245	$258	$493.1	$286.2	$375.1
Key Calculations under our Credit Agreement
Total Senior Secured Net Debt (at period end) (8)		$791		$765.2	$966.6	$887.6
Senior Secured Leverage Ratio for the twelve-month period ended July 3, 2011	1.60

†	The earthquake and tsunami in Japan on March 11, 2011 and related events reduced results from the first half of 2011. The calculation of EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA does not include a $16 add-back for these events.
††	2010 fiscal six-month results correspond to the totals reported in our Annual Report on Form 10-K for the year ended December 31, 2010, which include the pro forma effects of certain estimated cost saving initiatives reported in subsequent periods of 2010.
(1)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(2)	Relates primarily to restructuring and non-recurring costs.

(3)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions, indirect cost savings, and inventory optimization programs. For the fiscal years December 31, 2009 and December 31, 2008, estimated cost savings includes facility rationalizations and headcount reductions.
(4)	Non-cash items include the effects of (i) stock-based compensation expense, (ii) purchase accounting, (iii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas derivative gains or losses, and (v) reserve changes and impairment charges. For the fiscal six-month period ended July 3, 2011, non-cash items include: (i) unrealized foreign currency exchange gain of $13 and (ii) stock-based compensation expense of $1. For the fiscal six-month period ended June 27, 2010, non-cash items include: (i) unrealized foreign currency exchange loss of $12, and (ii) unrealized loss on natural gas hedges of $1. For the fiscal year ended December 31, 2010, non-cash items include: (i) stock-based compensation expense of $2.8, (ii) unrealized foreign currency exchange loss of $3.9, and (iii) unrealized loss on natural gas derivative contracts not designated as cash flow hedges of $0.4. For the fiscal year ended December 31, 2009, non-cash items include: (i) stock-based compensation expense of $0.7, (ii) unrealized foreign currency exchange gain of $4.4, and (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $0.9. For the fiscal year ended December 31, 2008, non-cash items include: (i) stock-based compensation expense of $1.2, (ii) unrealized foreign currency exchange loss of $3.9, (iii) unrealized loss on natural gas derivative contracts not designated as cash flow hedges of $1.1, and (iv) goodwill impairment charge of $857.5.
(5)	Reflects the exclusion of EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents.
(6)	Management Fees and Other include management and other fees to Apollo and affiliates.
(7)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.
(8)	As defined in the Credit Agreement (i.e., excludes the Second Lien Notes and the Notes).

The table below sets forth historical Senior Secured Leverage Ratios, as defined in the Credit Agreement, for the years ended December 31, 2010, 2009 and 2008. For the last twelve-month period ended July 3, 2011, the Senior Secured Leverage Ratio was 1.60x.

	Year ended December 31,
(dollars in millions)	2010	2009	2008
Total Senior Secured Net Debt (at period end)	$765.2	$966.6	$887.6
Adjusted EBITDA	523.6	283.9	377.1
Senior Secured Leverage Ratio	1.46x	3.40x	2.35x

SELECTED HISTORICAL CONSOLIDATED AND COMBINED FINANCIAL DATA

The selected historical consolidated financial data as of December 31, 2010, and 2009 and for the fiscal years ended December 31, 2010, 2009, and 2008 have been derived from the audited consolidated financial statements of the Company, included elsewhere in this prospectus. The period from January 1, 2006 to December 3, 2006 includes the accounts of the businesses acquired from GE prior to the GE Advanced Materials Acquisition. The period from December 4, 2006 to December 31, 2006 includes the accounts of the Company after the Acquisition. These two periods combined account for our fiscal year ended December 31, 2006. We refer to the financial statements prior to the Acquisition as “Predecessor” and those subsequent to the Acquisition as “Successor.” As a result of the application of purchase accounting as of the date of the Acquisition, the financial information for the Successor period and Predecessor periods are presented on different bases and are, therefore, not comparable.

The financial data as of December 31, 2007 and 2006 and for the fiscal years then ended have been derived from our audited consolidated or combined financial statements and related notes thereto.

The selected historical financial data as of July 3, 2011 and for the fiscal six-month periods ended July 3, 2011 and June 27, 2010 have been derived from the unaudited condensed consolidated financial statements of the Company, included elsewhere in this prospectus.

			Successor					Predecessor
	Fiscal six-month period ended		Year ended December 31,				Period from	Period from
	July 3, 2011	June 27, 2010					December 4, 2006 to December 31,	January 1, 2006 to December 3,
(dollars in millions)			2010	2009	2008	2007	2006	2006
Statement of Operations Data:
Net sales	$1,388	$1,256	$2,588.4	$2,083.5	$2,639.2	$2,537.8	$246.1	$2,168.0
Costs and expenses:
Cost of sales, excluding depreciation	903	775	1,645.5	1,420.5	1,837.8	1,653.1	185.2	1,397.6
Selling, general and administrative expenses	190	205	388.2	345.4	422.6	389.2	26.0	381.2
Depreciation and amortization expenses	98	95	197.1	191.6	237.4	294.6	26.9	153.4
Research and development expenses	40	33	73.0	62.8	75.7	78.6	7.4	72.8
In-process research and development	—	—	—	—	—	—	52.0	—
Restructuring and other costs	14	13	23.1	22.9	44.8	40.1	0.2	10.6
Goodwill impairment charge	—	—	—	—	857.5	—	—	—
Operating income (loss)	$143	$135	$261.5	$40.3	$(836.6)	$82.2	$(51.6)	$152.4
Other income (expense): interest expense, net	(129)	(123)	(249.1)	(257.3)	(277.0)	(281.6)	(21.6)	(11.8)
Other income (expense), net	—	—	0.3	12.1	5.5	(20.0)	—	(4.7)
Loss (gain) on extinguishment and exchange of debt	—	—	(77.9)	178.7	—	—	—	—
Income (loss) before income taxes	$14	$12	$(65.2)	$(26.2)	$(1,108.1)	$(219.4)	$(73.2)	$135.9
Income taxes (benefit)	27	16	(2.3)	15.5	(110.5)	34.8	(2.7)	58.3
Net income (loss)	$(13)	$(4)	$(62.9)	$(41.7)	$(997.6)	$(254.2)	$(70.5)	$77.6
Net (income) loss attributable to noncontrolling interest	(1)	—	(0.8)	(0.1)	0.5	(0.1)	(0.1)	(43.9)
Net (loss) income attributable to Momentive	$(14)	$(4)	$(63.7)	$(41.8)	$(997.1)	$(254.3)	$(70.6)	$33.7
Balance Sheet Data (at period end):
Cash and cash equivalents	$279	$184	$254.4	$210.3	$340.5	$249.1	$198.0
Working capital (1)	524	479	492.6	388.2	550.6	589.2	741.0
Property and equipment, net	1,108	1,086	1,109.1	1,165.6	1,225.3	1,249.2	1,468.8
Total assets	3,453	3,191	3,291.8	3,306.8	3,584.4	4,447.2	4,418.2
Total debt (2)	3,046	2,855	2,978.8	3,053.5	3,239.8	3,078.1	2,972.6
Total (deficit) equity	(624)	(529)	(604.1)	(578.3)	(541.1)	322.6	580.8

			Successor					Predecessor
	Fiscal six-month period ended		Year ended December 31,				Period from	Period from
	July 3, 2011	June 27, 2010					December 4, 2006 to December 31,	January 1, 2006 to December 3,
(dollars in millions)			2010	2009	2008	2007	2006	2006
Cash Flow Data:
Operating activities	$86	$75	$262.2	$26.6	$77.0	$301.5	$100.6	$(201.2)
Investing activities	(46)	(31)	(98.6)	(80.5)	(149.1)	(240.1)	(3,726.1)	(243.7)
Financing activities	(13)	(77)	(112.5)	(70.6)	170.3	22.8	3,799.0	39.7
Other Financial Data:
Capital expenditures	$45	$30	$94.8	$77.4	$139.5	$176.9	$21.7	$148.3
Maintenance capital expenditures (3)	25	18	54.1	39.6	45.0	56.2	8.3	54.8
Ratio of earnings to fixed charges (4)	1.1x	1.1x	N/A	N/A	N/A	N/A	N/A	2.3x

(1)	Working capital is defined as current assets net of current liabilities.
(2)	Total debt includes short-term borrowings, current installments of long-term debt, current installments of obligations under capital leases, long-term debt and obligations under capital leases.
(3)	Includes maintenance and environmental, health and safety capital expenditures, which amounts are also included in total capital expenditures.
(4)	For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and a portion of rental expenses that management believes is representative of the interest component of rental expense. For the fiscal years ended December 31, 2010, 2009, 2008 and 2007 and for the period from December 4, 2006 to December 31, 2006, earnings were insufficient to cover fixed charges and there was a deficiency of $65.2, $26.2, $1,108.1, $219.4, and $73.2, respectively. The ratio is not a requirement for the Predecessor period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition for the years ended December 31, 2010, 2009 and 2008 with the audited consolidated financial statements and related notes, and for the fiscal six-month periods ended July 3, 2011 and June 27, 2010 with the unaudited condensed consolidated financial statements and related notes, each included elsewhere herein. The following discussion and analysis contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. See “Forward-Looking and Cautionary Statements.”

Basis of Presentation

On December 3, 2006, the MPM Group acquired GE Advanced Materials, an operating unit within the Industrial Segment of GE. The purchase price for GE Advanced Materials was approximately $3.78 billion, including purchase price adjustments paid in August 2007. Since 2006, we have operated as a stand-alone entity with two operating segments: Silicones and Quartz.

Components of Our Financial Presentation

Sales. Our sales consist of total sales net of rebates, discounts and allowances, and are affected by changes in the price of our products and the quantity of product sold to our customers. Sales volume growth is primarily a function of the pace of macroeconomic growth, expansion into new and growing regions and introduction of new products or new applications. Our ability to successfully introduce new products is driven by the unique properties of our materials and is dependent on our research and development efforts. Decreases in the volume of products sold does not necessarily result in a reduction in overall sales due to our strategy of shifting sales to higher priced products as we manage and optimize our product mix.

Our Silicones business has a diversified revenue base across a variety of end-markets, which has historically reduced our vulnerability to macroeconomic trends. Furthermore, our Silicones products are often used in niche applications that represent a small portion of our customers’ material costs. Our Quartz business is more directly affected by the growth of a small number of industries and generally follows trends in those industries. As a result of the global recession, we experienced a year-over-year decline of approximately 20% in Silicones’ sales in 2009 with declines across most of our end markets and geographic areas. Our Silicones sales in 2010 were positively impacted year-over-year primarily due to improved global economic conditions and inventory restocking. The Quartz business experienced a sales decline during 2009 of approximately 33%, primarily as a result of the continuation of the cyclical downturn in demand for semiconductor capital goods exacerbated by the global recession. In 2010 sales in our Quartz business increased by approximately 77%, primarily as a result of the strong overall demand in the semiconductor industry and a rebound in global economic activity.

We have a global sales presence with 38%, 30% and 32% of our 2010 revenues compared to 37%, 33% and 30% of our 2009 revenues generated in the Americas, Europe and Asia, respectively. The diversity of the customer base coupled with our strategy of growing our sales of high value specialty products generally enhances the stability of our revenues. With respect to the Silicones business, over time, we have migrated our product mix towards more specialty formulations, which historically have tended to be somewhat insulated from economic downturns. With respect to our Quartz business, selling prices are relatively stable due to the high value, technology content of our applications.

Cost of Sales, Excluding Depreciation. The principal components of our cost of sales are raw materials, labor and energy costs. The cost of silicon metal comprised approximately 26% of our total raw material costs in our Silicones’ manufacturing processes in 2010. The spot market price of silicon metal was at an all time high in

2008 but declined during the last quarter of the year and throughout most of 2009. In 2010, there was an increase in demand over the prior year for aluminum as well as chemical grade silicon metal and silicon metal spot prices increased over the course of the year. Our Quartz production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from primarily one supplier, Unimin Corporation. Because Unimin controls more than 90% of the quartz sand market, it exercises significant control over quartz sand prices, which have been steadily increasing. Our long-term agreement with Unimin that spanned from 2005-2010 expired on December 31, 2010. We recently amended this agreement to extend the term through December 31, 2011 and amended certain provisions regarding pricing and volume purchase requirements, among others. Our other primary raw material inputs range from platinum to hydrochloric acid with no other single raw material accounting for a material portion of our total raw material costs. At this time, we expect to achieve significant cost savings and synergies in raw material procurement under the Shared Services Agreement.

The other significant components of our cost of sales are labor (which includes wages, salary, and benefit expenses attributable to our manufacturing personnel) and energy. Our labor costs are primarily driven by resource levels and local wage structures along with inflation and represented approximately 14% of our cost of sales for 2010. Plant employees at a non-managerial level are primarily unionized or represented by work councils. Our energy costs represented approximately 8% of our cost of sales for 2010. Energy costs include the cost of natural gas and electricity that are used to convert raw materials to finished goods in our production processes. As a part of our natural gas hedging program, we purchased natural gas options during the fourth quarter of 2009 and throughout 2010 to limit our exposure to a portion of our costs for natural gas in the United States in 2010 and 2011. The results of any hedging transactions we enter into could be positive, neutral or negative in any period depending on the price changes in the hedged exposures.

We have successfully completed and continue to pursue various cost reduction initiatives focused on the efficiency of our production processes and control of labor costs. Examples of cost reduction projects include: energy conservation, production yield improvements, sourcing through low cost countries, overtime reduction, and other labor efficiency.

Selling, General and Administrative Expenses. The principal components of our selling, general and administrative expenses are wages and benefits for salaried personnel around the world relating to a variety of functions, other than research and development. Selling, general and administrative expenses include (1) commercial, marketing, advertising, finance, administration, travel and entertainment expenses and (2) depreciation and amortization of property, plant and equipment and intangible assets.

Research and Development Expenses. In 2010 and 2009, we spent an amount equal to approximately 3% of such year’s revenues on research and development. Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants and third party testing companies, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we expect will lead to new products.

Other Income (Expense). Other income (expense) primarily includes (loss) gain on extinguishment and exchange of debt, interest income and expense, and realized and unrealized gains and losses on foreign currency forward contracts. Since the completion of the GE Advanced Materials Acquisition, we have a significant amount of third-party indebtedness and substantial debt service requirements that has resulted in significantly higher interest expense.

Currency Exchange Rates. Assets and liabilities of non-U.S. operations have been translated into U.S. dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of shareholder’s equity (deficit) in the Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period and the aggregate gains and losses on these transactions are included in selling, general and administrative expenses in the Consolidated Statements of Operations. Certain non-U.S. operations use the U.S. dollar as their functional currency since a majority of their activities are transacted in U.S. dollars.

Critical Accounting Policies and Significant Estimates

Our principal accounting policies are described under Note 2 to the Consolidated Financial Statements (Summary of significant accounting policies) included elsewhere herein. The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of some assets and liabilities and, in some instances, the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Management believes the accounting estimates discussed below represent those accounting estimates requiring the exercise of judgment where a different set of judgments could result in the greatest changes to reported results.

Impairment of Long-Lived Assets. Long-lived assets such as property and equipment, and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized. The impairment charge is the amount by which the carrying amount of the asset exceeds the fair value of the asset. For purposes of recognition and measurement of an impairment loss, assets are grouped at the level at which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated. We have not recorded significant charges related to the impairment of long-lived assets and we are not aware of any events or circumstances that would indicate that the carrying amount of an asset may not be recoverable.

Goodwill and Other Intangible Assets. Our intangible assets with estimable useful lives of up to 20 years are amortized using the straight-line method. Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill acquired in a purchase business combination is not amortized, but instead tested for impairment. We test goodwill for impairment on an annual basis and between annual tests in certain circumstances. This assessment requires us to estimate the fair market value of our reporting units. If we determine that the fair values of our reporting units are less than their carrying amounts, absent other facts to the contrary, we must recognize an impairment charge for the associated goodwill of the reporting unit against earnings in our consolidated financial statements. Based on the guidance provided by the Goodwill and other Topics, ASC 350-20-35, we have determined that the Silicones and Quartz operating segments represent two reporting units for the purposes of the annual goodwill impairment evaluation. Segment management manages Silicones as a global business; however, discrete financial information is prepared for the three geographic regions of the segment and is regularly reviewed by segment management. Pursuant to ASC 350-20-35, the three geographic regions represent components of the Silicones segment, however, based on their economic similarities, they can be aggregated to form one reporting unit. Segment management for Quartz does not review discrete financial information for its geographic regions, and therefore, it represents one reporting unit.

Goodwill is evaluated for impairment using the two-step process as prescribed in the Goodwill and other Topics, ASC 350-20-35. The first step is to compare the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step must be followed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. To determine fair value for our reporting units, we use a combination of a discounted cash flow model and a market multiple model, both weighted equally. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multiyear projections provides an estimate of fair value for the reporting unit. The benefit to the discounted cash flow model is that it incorporates management’s understanding of the business and factors in company specific data that may not be representative of other market participants. The market multiple method requires management to select a representative sample of peer companies to incorporate into the model. Utilizing financial information available for the peer companies, management arrives at a market multiple that is applied to our projected EBITDA to arrive at the estimated fair value of the reporting unit. The benefit to the market multiple model is that it incorporates external market factors and the performance of other similar market participants in order to arrive at an estimate of fair value. In preparing the goodwill impairment analysis, we believe that an equal weighting of the two models is the most meaningful manner in which to arrive at an estimate of fair value as it incorporates both internal knowledge of the Company as well as the external market factors to which we are exposed.

In conjunction with the 2010 and 2009 annual goodwill impairment tests, the fair value of the Silicones reporting unit was determined to be substantially in excess of the carrying value. The goodwill attributable to the Quartz reporting unit was completely written off in 2008. As such, we did not record a goodwill impairment charge during 2010 and 2009. During the fourth quarter of 2008, we recorded a pre-tax goodwill impairment charge of $700.0 million and $157.5 million for our Silicones and Quartz reporting units, respectively, on the Consolidated Statement of Operations.

Due to the numerous variables associated with our judgments and assumptions relating to the valuation of the reporting unit and the effects of changes in circumstances affecting this valuation, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, we may change our estimates.

Pension Liabilities. Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurement. We evaluate these critical assumptions at least annually on a plan and country-specific basis. We periodically evaluate other assumptions involving demographic factors, such as retirement age, mortality and turnover, and update them to reflect our experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. We discount those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, we consider current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal benefit plans’ assets, we evaluate general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

Income Taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. Deferred tax assets are subject to valuation allowances based upon management’s estimates of realizability.

The Income Taxes Topic, ASC 740, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The Statement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. We also apply the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Derivative Instruments and Hedging Activities. We are exposed to market fluctuations in the price of platinum, natural gas and electricity, as well as currency exchange risks in our business operations. To manage our risks, we use derivative instruments, from time to time, to hedge activities that are conducted by us. We apply strict policies to manage each of these risks including prohibitions on derivatives trading, derivatives market making, or other speculative activities. All derivative instruments are recorded on our consolidated balance sheets at their respective fair values, and changes in the fair value are recognized immediately in income, unless the derivatives qualify as hedges of cash flows. We use internal valuation models that incorporate market-based information to value derivative contracts that are not exchange-traded instruments. Derivative contracts representing unrealized gain positions and purchased options are recorded as assets. Derivative contracts representing unrealized losses and options sold are recorded as liabilities.

Business Overview

We believe we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We serve more than 9,800 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

Momentive Combination and Shared Services Agreement

In October 2010, our parent, Momentive Performance Materials Holdings Inc. and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals Inc and referred to herein as “MSC”), became subsidiaries of a newly formed holding company, Momentive Performance Materials Holdings LLC. We refer to this transaction as the “Momentive Combination”. In connection with the closing of the Momentive Combination, we entered into a shared services agreement with MSC, as amended on March 17, 2011 (referred to herein as the “Shared Services Agreement”), pursuant to which we provide to MSC, and MSC provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, technology development, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between us and MSC. As a result, we expect that the Momentive Combination, including the Shared Services Agreement, will result in significant synergies for us, including shared services and logistics optimization, best-of-source contractual terms, procurement savings, regional site rationalization, technology development and administrative and overhead savings. We expect to achieve a total of approximately $50 million of cost savings in connection with the Shared Services Agreement. Through July 3, 2011, we realized $21 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 18 to 24 months.

Business Strategy

We believe that we have opportunities for growth through the following strategies:

•

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth.

•

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Eastern Europe, Latin America, India and the Middle East, where the usage of our products is increasing. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

•

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments, high-margin specialty products will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a whole over the last several years which we believe will continue.

•

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. As a large manufacturer of performance materials with leadership in the production of silicone, silicone derivatives, quartz and specialty ceramics, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy.

•

Capitalize on the Momentive Combination to Grow Revenues and Realize Operational Efficiencies. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of ours and MSC’s respective global footprints and technology platforms. For instance, we anticipate being able to further penetrate our products into Latin America, where MSC has historically maintained a larger manufacturing and selling presence. Further, we anticipate the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure.

•

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow due to our size, cost structure, and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complimented by our long-dated capital structure with no significant near-term maturities and strong liquidity position. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

First Half 2011 Overview

•	Net sales increased 12% in the first half of 2011 as compared to the same period in 2010 primarily due to increases in prices and increased specialty volumes.

•

Operating Income in the first half of 2011 was $143 million, up $8 million from the same period in 2010 primarily driven by increases in price and specialty volumes and favorable exchange rates, partially offset by raw material inflation, lower factory leverage, and the effects of the earthquake and tsunami in Japan on March 11, 2011 and related events as described below.

•

Although our manufacturing facility in Ohta, Japan suffered no significant damage to key assets or materials from the earthquake and tsunami in Japan on March 11, 2011 and subsequent aftershocks, our operations at this facility during the first half of 2011 were impacted by power, transportation and other supply related issues, along with reduced demand from Japanese customers impacted by the earthquake. See “Japan Update” below for additional information regarding the impact of these events on our business.

•

In the first half of 2011, we realized approximately $9 million in cost savings as a result of the Shared Services Agreement with MSC. As of July 3, 2011, we have approximately $40 million of in-process cost savings and synergies that we expect to achieve over the next eighteen to twenty-four months in connection with the Shared Services Agreement.

•

In February 2011, we amended our credit agreement governing our senior credit facilities. Under the amendment, we extended the maturity of approximately $846 million aggregate U.S. dollar equivalent principal amount of our U.S. dollar and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rate on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5%, respectively, among other actions.

Japan Update

On March 11, 2011, the northeast coast of Japan experienced a severe earthquake followed by a tsunami, with subsequent aftershocks. These events caused significant damage in the region, including severe damage to nuclear power plants, and have impacted Japan’s energy and other infrastructure, as well as its economy. We have several facilities in Japan. Only our manufacturing facility in Ohta was disrupted. It experienced no significant damage to key assets or materials, however, our operations at this facility have been affected by power, transportation and other supply-related issues, along with reduced demand from Japanese customers impacted by the earthquake. Our sales, operating income and Combined Adjusted EBITDA in the first half of 2011 were reduced by approximately $31 million, $16 million and $16 million, respectively, as a result of the earthquake and related events. Normal plant operations at our Ohta facility were restored in early May. To the extent that raw material supplies are still affected in the region, we believe we will be able to obtain alternative sources of supply, leverage our manufacturing assets in other parts of the world or implement other measures to help mitigate the impact on our business. Uncertainty in Japan continues primarily with respect to local demand and the country’s energy infrastructure. We believe the effects of the earthquake and related events in Japan will have a similar, but not material, impact on our third quarter 2011 results, provided conditions do not worsen. We maintain property and business interruption insurance coverage on our Japanese operations and will seek to obtain recovery for our losses subject to certain limitations and deductibles under these policies. See “Risk Factors—Natural or other disasters have, and could in the future disrupt our business and result in loss of revenue or higher expenses.”

2010 Overview

•	Net sales increased 24% in 2010 as compared to 2009 primarily due to higher demand and inventory restocking as the global economy experienced modest recovery.

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We achieved Combined Adjusted EBITDA, excluding pro forma cost savings, of $493 million in 2010, versus $286 million in 2009. As a percentage of sales, Combined Adjusted EBITDA, excluding pro forma cost savings, increased 5.3 percentage points compared to 2009. These results were primarily due to sales volume increases and plant volume leverage. Combined Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to Net Income (Loss) later in this section.

•	Operating income improved to $261 million, up from $40 million in 2009.

•	We generated strong cash flows from operations in 2010 primarily due to gains in operating income.

•

We expanded our presence in emerging countries with the start-up of our siloxane manufacturing joint venture in Jiande, China and our new finishing plant in Chennai, India in the fourth quarter and second quarter of 2010, respectively.

•

On October 1, 2010, we and MSC became indirect subsidiaries of Momentive Holdco. In connection with this transaction, we entered into the Shared Services Agreement with MSC. We believe that through our relationship with MSC we can significantly improve our cost structure and accelerate our growth.

•	We extended our debt maturity profile, strengthening our balance sheet, through the following actions:

•

We refinanced approximately $1.25 billion U.S. dollar equivalent of senior unsecured notes due 2014 with approximately $1.37 billion U.S. dollar equivalent of second priority springing lien notes due 2021, reducing our weighted average coupon rate on this debt from 9.6% to 9.1%. The bond offering, bond exchange, cash tenders and bond redemption that made up this refinancing closed on various dates in November and December 2010.

•

We obtained commitments from certain existing revolving facility lenders and certain other financial institutions in October and November 2010 to provide a new and/or extended revolving facility for the full $300 million under our existing revolving credit facility. These commitments, which are subject to customary closing conditions, will take effect at our option on or no more than five business days prior to December 3, 2012 and will mature on December 3, 2014, subject to certain exceptions.

Short-term Outlook

Our business is impacted by general economic and industrial conditions, including general industrial production, automotive builds, housing starts, construction activity, consumer spending and semiconductor capital equipment investment. Our business has both geographic and end market diversity which often reduces the impact of any one of these factors on our overall performance.

Although we previously anticipated continued modest economic recovery in 2011 versus 2010 to result in slightly higher volumes in many of our businesses, due to recent worldwide economic developments, the short-term outlook for the remainder of 2011 for our business is extremely difficult to predict. At this time, we believe the continued turmoil in the global financial markets, downgrade in the U.S. debt credit rating, ongoing debt crisis in Europe, tightness in the Chinese credit markets and lack of consumer confidence could lead to softness in demand for products within both of our segments in the second half of 2011, particularly those within industrial, housing and automotive markets. It remains unclear to what extent these factors will ultimately impact the overall demand for our products. An additional economic downturn or postponement of modest economic recovery would have an adverse impact on our business and results of operations.

If the global economic environment weakens again or remains slow for an extended period of time, the fair value of our reporting units could be more adversely affected than we estimated in our analysis of reporting unit fair values at September 26, 2010. This could result in additional goodwill or other asset impairments.

We expect long-term raw material cost fluctuations to continue because of price movements of key feedstocks. To help mitigate the fluctuations in raw material pricing, we have purchase and sale contracts and commercial arrangements with many of our vendors and customers that contain periodic price adjustment mechanisms. Due to differences in the timing of pricing mechanism trigger points between our sales and purchase contracts, there is often a lead-lag impact during which margins are negatively impacted in the short term when raw material prices increase and are positively impacted in the short term when raw material prices fall. We anticipate that raw material cost fluctuations will stabilize for the remainder of 2011. We believe pricing actions, both implemented and in-process, will compensate for the increase in raw materials and energy costs experienced in the first half of 2011.

We remain optimistic about our position in the global markets when they do recover to more stable conditions.

Results of Operations

The following table sets forth certain historical consolidated financial information, in both dollars and percentages of net sales, for the fiscal six-month periods ended July 3, 2011 and June 27, 2010:

Fiscal Six-month Period Ended July 3, 2011 Compared to Fiscal Six-month Period Ended June 27, 2010 (Unaudited)

	For fiscal six-month period ended
	July 3, 2011		June 27, 2010
Net sales	$1,388	100%	$1,256	100%
Costs and expenses:
Cost of sales, excluding depreciation	903	65%	775	62%
Selling, general and administrative expenses	288	21%	300	24%
Research and development expenses	40	3%	33	3%
Restructuring and other costs	14	1%	13	1%

Operating income	143	10%	135	11%
Other income (expense)
Interest expense, net	(129)	(9)%	(123)	(10)%
Other income, net	—	—%	—	—%

Income before income taxes	14	1%	12	1%
Income taxes	27	2%	16	1%

Net loss	$(13)	(1)%	$(4)	—%
Net income attributable to the noncontrolling interest	(1)	—%	—	—%

Net loss attributable to Momentive Performance Materials Inc.	$(14)	(1)%	$(4)	—%

Net Sales by Segment
Silicones	$1,212	87%	$1,115	89%
Quartz	176	13%	141	11%

Total	$1,388	100%	$1,256	100%

Net Sales. Net sales in the fiscal six-month period ended July 3, 2011 were $1,388 million, compared to $1,256 million for the fiscal six-month period ended June 27, 2010 (the “prior period in 2010”), an increase of 11%. The increase was primarily due to an increase in selling prices of 5%, increases in sales volume of 3% and favorable exchange rate fluctuations of 3%.

Net sales for our Silicones segment in the fiscal six-month period ended July 3, 2011 were $1,212 million, compared to $1,115 million for the prior period in 2010, an increase of 9%. The increase was primarily due to an increase in prices of 5%, favorable exchange rate fluctuations of 3% and an increase of sales volume of 1%. A decline in sales volume of approximately 3% due to the earthquake in Japan and related events was offset by the favorable impact of additional days in our fiscal calendar for the first quarter of approximately 3%. Sales for our Silicones segment were positively impacted by strength in the automotive, energy, construction and industrial sectors. We continue to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.

Net sales for our Quartz segment in the fiscal six-month period ended July 3, 2011 were $176 million, compared to $141 million for the prior period in 2010, an increase of 25%. The increase was primarily due to an increase in volume of 18%, increases in selling prices of 6% and favorable exchange rate fluctuations of 1%.

Volume benefited from strong overall demand for semiconductor related products. We expect semiconductor related product sales to remain strong during 2011.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal six-month period ended July 3, 2011 was $903 million, compared to $775 million for the comparable prior period in 2010, an increase of 17%. The increase was primarily due to inflation in raw material and processing costs of 9%, fluctuations in exchange rates of 4% and higher sales volume of 3%.

Cost of sales, excluding depreciation, for our Silicones segment in the fiscal six-month period ended July 3, 2011 was $811, compared to $698 million for the prior period in 2010, an increase of 16%. The increase was primarily due to inflation in raw material and processing costs of 10%, fluctuations in exchange rates of 5% and higher sales volume of 1%.

Cost of sales, excluding depreciation, for our Quartz segment was $92 million, compared to $77 million for the prior period in 2010, an increase of 18%. The increase was primarily due to higher sales volume of 17%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal six-month period ended July 3, 2011 were $288 million, compared to $300 million for the prior period in 2010, a decrease of 4%. The decrease was primarily due to fluctuations in foreign currency exchange rates of 6%, decreases in sales commissions and incentives of 2% and savings realized in connection with the Shared Services Agreement with MSC of 1%, partially offset by additional days in our fiscal calendar for the first quarter of 1% and an increase in depreciation and amortization of 1%.

Research and Development Expenses. Research and development expenses in the fiscal six-month period ended July 3, 2011 were $40 million, compared to $33 million for the prior period in 2010, an increase of 21%. The increase was primarily related to the timing of new projects as well as the cost of adding additional headcount and additional days in our fiscal calendar for the first quarter.

Restructuring and Other Costs. Restructuring and other costs in the fiscal six-month period ended July 3, 2011 were $14 million, compared to $13 million for the same period in 2010. For the fiscal six-month period ended July 3, 2011, these costs were comprised of restructuring costs (primarily severance payments associated with previously announced workforce reductions) of $3 million and other costs (primarily one-time payments for services and integration costs) of $11 million. For the fiscal six-month period ended June 27, 2010, these costs were comprised of other costs (primarily one-time payments for services) of $13 million primarily for the settlement of all claims brought by the National Labor Relations Board arising from a dispute with one of our unions related to wage reductions and changes in job classifications that were implemented at out Waterford, NY facility in January 2009. See Note 2(c) to the condensed consolidated financial statements for additional information.

Interest Expense, Net. Interest expense, net in the fiscal six-month period ended July 3, 2011 was $129 million, compared to $123 million for the prior period in 2010, an increase of 5%. The increase was primarily due to higher average interest rates as a result of the increase in the margins on our extended term loans.

Income Taxes. Income taxes for the fiscal six-month periods ended July 3, 2011 and June 27, 2010 includes unfavorable discrete tax adjustments of $14 million and $0 million, respectively, primarily pertaining to foreign currency exchange gains in certain jurisdictions that generated tax expense and hedged currency exchange losses in other jurisdictions for which no net tax benefit is recognized due to a full valuation allowance in those jurisdictions, partially offset by the resolution of certain tax matters in the fiscal three-month period ended April 3, 2011 in the U.S. and non-U.S. jurisdictions.

The effective tax rate was 193% and 133% for the fiscal six-month periods ended July 3, 2011 and June 27, 2010, respectively. The change in the effective tax rate was primarily due the maintenance of a full valuation allowance against a substantial amount of the our net deferred tax assets, in addition to a change in the amount of income (loss) before income taxes and changes in the tax rates applied in the various jurisdictions in which we operate. The valuation allowance, which relates principally to the U.S. deferred tax assets, was established and maintained based on our assessment that the net deferred tax assets will likely not be realized.

We are recognizing the earnings of non-U.S. operations currently in our U.S. consolidated income tax return as of December 31, 2010 and are expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. We have accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, we have certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $361 million, which could result in a tax obligation of $145 million, based on currency exchange rates as of July 3, 2011. Should the intercompany arrangement be settled or we change our assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive Performance Materials Inc. for the fiscal six-month period ended July 3, 2011 was $14 million, compared to a net loss of $4 million for the fiscal six-month period ended June 27, 2010. The change was a result of the effects described above.

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Net Sales. Net sales in the fiscal year ended December 31, 2010 were $2,588.4 million, compared to $2,083.5 million for the same period in 2009, an increase of 24.2%. The increase was primarily due to an increase in sales volume of 23.6% and an increase in selling prices of 0.9%, offset by fluctuations in exchange rates of 0.3%. Foreign exchange impacts were primarily related to the strengthening in the U.S. dollar against the Euro and Yen.

Net sales for our Silicones segment in the fiscal year ended December 31, 2010 were $2,286.1 million, compared to $1,912.9 million for the prior-year period in 2009, an increase of 19.5%. The increase was primarily due to an increase in sales volume of 19.2% and an increase in selling prices of 0.6%, offset by fluctuations in exchange rates of 0.3%. Sales volume for our Silicones segment was positively impacted by stronger demand in the construction, automotive, electronics, transportation, oil and gas and furniture sectors. Most product groups and all regions saw improvements in volume versus the prior year. We continue to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products.

Net sales for our Quartz segment in the fiscal year ended December 31, 2010 were $302.3 million, compared to $170.6 million for the prior-year period in 2009, an increase of 77.2%. The increase was primarily a result of strong overall demand on a year-over-year basis for semiconductor related products leading to a 72.1% increase in volume. We expect semiconductor related product sales to remain strong through the first half of 2011.

Cost of Sales, Excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal year ended December 31, 2010 were $1,645.5 million compared to $1,420.5 million for the prior-year period in 2009, an increase of 15.8%. The increase was primarily due to higher sales volume of 23.6% and inflation in raw material costs of 3.2%. This increase was partially offset by higher factory leverage, savings from productivity and cost actions of 4% and deflation in processing costs of 1%.

Cost of sales, excluding depreciation, for our Silicones segment were $1,480.8 million, compared to $1,312.7 million for the prior-year period in 2009, an increase of 12.8%. The increase was primarily due to higher sales volume of 19.2% and higher raw material related costs of 3.5%, partially offset by favorable factory leverage and savings from productivity and cost actions of 3%.

Cost of sales, excluding depreciation, for our Quartz segment were $164.7 million compared to $107.8 million for the prior-year period in 2009, an increase of 52.8%. The increase was primarily due to higher sales volume of 72.1% offset by savings from productivity and cost actions of 8%, favorable factory leverage, and deflation in processing related costs of 7%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 2010 were $585.3 million, compared to $537.0 million for the prior-year period in 2009, an increase of 9.0%. The increase was primarily due to the restoration of pay and benefits for certain salaried employees whose compensation was temporarily reduced in 2009 of 4%, as well as higher sales commissions and incentives of 1% and higher depreciation and amortization expense of $5.5 million.

Research and Development Expenses. Research and development expenses in the fiscal year ended December 31, 2010 were $73.0 million, compared to $62.8 million for the prior-year period in 2009, an increase of 16.2%. The increase was primarily due to new projects and restoration of pay and benefits for certain salaried employees whose compensation was temporarily reduced in 2009.

Restructuring and Other Costs. Restructuring and other costs in the fiscal year ended December 31, 2010 were $23.1 million, compared to $22.9 million for the prior-year period in 2009. For the fiscal year ended December 31, 2010, these costs were comprised of restructuring costs of $3.1 million and other costs of $20.0 million, $12.5 million of which was for the settlement of all claims brought by the National Labor Relations Board arising from a dispute with one of our unions related to wage reductions and changes in job classifications that were implemented at our Waterford, NY facility in January 2009. For the fiscal year ended December 31, 2009, these costs were comprised of restructuring costs (primarily severance payments associated with a workforce reduction) of $22.1 million and other services of $0.8 million.

Interest Expense, Net. Interest expense, net for the fiscal year ended December 31, 2010 was $249.1 million, compared to $257.3 million for the prior-year period in 2009. The decrease was primarily due to overall lower interest rates on our variable-rate term loans, partially offset by foreign currency exchange rate fluctuations.

Other Income (Expense), Net. Other income in the fiscal year ended December 31, 2010 was $0.3 million, compared to other income of $12.1 million for the prior-year period in 2009. For the year ended December 31, 2009, other income included a realized gain of $4.0 million and an unrealized gain of $6.0 million due to the settlement of our foreign currency forward contracts in March 2009.

(Loss) Gain on Extinguishment and Exchange of Debt. In conjunction with our debt refinancing in November 2010, we recognized a loss of $77.9 million on the extinguishment and exchange of debt. In conjunction with our exchange of debt completed in June 2009, we recognized a gain on the exchange of debt of $178.7 million.

Income Taxes. The effective income tax rate was 3.45% for the year ended December 31, 2010 compared to -59.10% for the year ended December 31, 2009. Excluding the loss on the extinguishment and exchange of debt, the effective income tax rates for the years ended December 31, 2010 and 2009 would have been -17.71% and -7.55%, respectively. The change in the effective tax rate in 2010 was primarily due to a change in the amount of loss before income taxes, geographic mix of earnings, changes in the tax rates applied in the various jurisdictions in which we operate, foreign exchange gains, the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets and the release of a valuation allowance in certain non-U.S. jurisdictions. The valuation allowance, which relates principally to U.S. deferred tax assets, was established and maintained based on our assessment that a portion of the deferred tax assets will likely not be realized.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive in the fiscal year ended December 31, 2010 was $63.7 million, compared to a net loss of $41.8 million for the year ended December 31, 2009. The change was a result of the effects described above.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Net Sales. Net sales in the fiscal year ended December 31, 2009 were $2,083.5 million, compared to $2,639.2 million for the same period in 2008, a decrease of 21.1%. The decrease was primarily due to a decrease in sales volume of 21.6% offset by an increase in selling prices and fluctuations in exchange rates of 0.6%. Foreign exchange impacts were primarily related to the weakening in the U.S. dollar against the Euro and Yen.

Net sales for our Silicones segment in the fiscal year ended December 31, 2009 were $1,912.9 million, compared to $2,383.3 million for the same period in 2008, a decrease of 19.7%. The decrease was primarily due to the impact of the global recession on sales volume, which declined by 20.2% offset by an increase in selling prices and fluctuations in exchange rates of 0.6%. Sales volume for our Silicones segment was negatively impacted on a year-over-year basis by weak consumer demand in the electronics, automotive, construction, textiles, industrial and furniture sectors. However, with the exception of the first quarter, net sales for our Silicones segment in each quarter of 2009 grew sequentially due to inventory restocking and modest consumer spending improvement throughout the year. Most product segments and regions saw improvements in volume in the second half of 2009 as compared to the first half. The Pacific region was especially strong during the second half.

We continued to focus on providing more high-value specialty products to our customers versus lower-margin commoditized or core products. Demand for specialty products was impacted less by the recession compared to core products.

Net sales for our Quartz segment in the fiscal year ended December 31, 2009 were $170.6 million, compared to $255.9 million for the same period in 2008, a decrease of 33.3%. The decrease was primarily a result of weak overall demand on a year-over-year basis for semiconductor related products exacerbated by the global recession leading to a decrease in volume of 34.2%. However, with the exception of the first quarter, net sales for our Quartz segment on a sequential basis improved in each quarter of 2009 due to a recovery in semiconductor demand as production levels recovered slightly at chipmakers.

Cost of Sales, excluding Depreciation. Cost of sales, excluding depreciation, in the fiscal year ended December 31, 2009 were $1,420.5 million compared to $1,837.8 million for the same period in 2008, a decrease of 22.7%. The decrease was primarily due to lower sales volume of 21.6%.

Cost of sales, excluding depreciation, for our Silicones segment were $1,312.7 million, compared to $1,681.6 million for the same period in 2008, a decrease of 21.9%. The decline was primarily due to lower sales volume of 20.2%.

Cost of sales, excluding depreciation, for our Quartz segment were $107.8 million compared to $156.2 million for the same period in 2008, a decrease of 31.0%. The decline was primarily due to lower sales volume of 34.2%.

Selling, General and Administrative Expenses. Selling, general and administrative expenses in the fiscal year ended December 31, 2009 were $537.0 million, compared to $660.0 million for the same period in 2008, a decrease of 18.6%. The decrease was primarily due to lower depreciation and amortization expense of $45.9 million combined with management’s efforts to reduce operating expenses through productivity and cost reduction initiatives, including temporary pay and benefit reductions for our salaried workforce of approximately $15.0 million and $4.0 million, respectively. Selling, general and administrative expenses in 2009 also benefited from foreign currency exchange rate fluctuations of $23.1 million.

Research and Development Expenses. Research and development expenses in the fiscal year ended December 31, 2009 were $62.8 million, compared to $75.7 million for the same period in 2008, a decrease of 17.0%. The decrease was primarily due to efficiencies and other cost reduction initiatives.

Restructuring and Other Costs. Restructuring and other costs in the fiscal year ended December 31, 2009 were $22.9 million, compared to $44.8 million for the same period in 2008. For the fiscal year ended December 31, 2009, these costs were comprised of restructuring costs (primarily severance payments associated with a workforce reduction) of $22.1 million and other services of $0.8 million. For the fiscal year ended December 31, 2008, these costs were comprised of restructuring costs (primarily severance payments associated with a workforce reduction) of $20.9 million and other services of $23.9 million.

Goodwill Impairment Charge. In conjunction with the annual goodwill impairment test, the fair value of the Silicones reporting unit was determined to be substantially in excess of the carrying value. The goodwill attributable to the Quartz reporting unit was completely written off in 2008. As such, we did not record a goodwill impairment charge during 2009. During the fourth quarter of 2008, we recorded a pre-tax goodwill impairment charge of $700.0 million and $157.5 million for our Silicones and Quartz reporting units, respectively, on the Consolidated Statement of Operations.

Interest Expense, Net. Interest expense, net for the fiscal year ended December 31, 2009 was $257.3 million, compared to $277.0 million for the same period in 2008. The decrease was primarily due to overall lower interest rates on our variable-rate term loans, partially offset by foreign currency exchange rate fluctuations.

Other Income (Expense), Net. Other income in the fiscal year ended December 31, 2009 was $12.1 million, compared to other income of $5.5 million for the same period in 2008. For the year ended December 31, 2009, other income included a realized gain of $4.0 million and an unrealized gain of $6.0 million due to the settlement of our foreign currency forward contracts in March 2009. For the year ended December 31, 2008, other income was $5.5 million and included an unrealized gain of $11.8 million partially offset by a realized loss of $6.7 million associated with our foreign currency forward contracts.

Gain on Exchange of Debt. In conjunction with the private exchange offers to exchange $200.0 million aggregate principal amount of Second Lien Notes for certain of our outstanding unsecured notes completed in June 2009, we recognized a gain on the exchange of debt of $178.7 million.

Income Taxes. The effective income tax rate was -59.10% for the year ended December 31, 2009 compared to 9.97% for the year ended December 31, 2008. Excluding the gain on the exchange of debt, the effective income tax rate for the year ended December 31, 2009 would have been -7.55%. The change in the effective tax rate in 2009 was primarily due to a change in the amount of loss before income taxes, geographic mix of earnings, changes in the tax rates applied in the various jurisdictions in which we operate, foreign exchange gains, goodwill impairment in 2008, the maintenance of a full valuation allowance against a substantial amount of our net deferred tax assets and the reversal of a deferred tax liability for certain long-lived taxable temporary differences. The valuation allowance was maintained based on our assessment that a portion of the deferred tax assets will likely not be realized.

Net Loss Attributable to Momentive Performance Materials Inc. Net loss attributable to Momentive in the fiscal year ended December 31, 2009 was $41.8 million, compared to net loss of $997.1 million for the same period in 2008. The change was a result of the effects described above.

Liquidity and Capital Resources

	Fiscal six-month period ended		Year ended December 31
(dollars in millions)	July 3, 2011	June 27, 2010	2010	2009	2008
Cash provided by operating activities	$86	$75	$262.2	$26.6	$77.0
Cash used in investing activities	(46)	(31)	(98.6)	(80.5)	(149.1)
Cash used in financing activities	(13)	(77)	(112.5)	(70.6)	170.3
Increase (decrease) in cash and cash equivalents, before effect of exchange rate changes on cash	$27	$(33)	$51.1	$(124.5)	$98.2

Operating Activities. Cash provided by operating activities was $86 million in the fiscal six-month period ended July 3, 2011, compared to $75 million in the fiscal six-month period ended June 27, 2010. Net loss of $14 million included $124 million of non-cash and non-operating income items, or which $98 million was for depreciation and amortization, $18 million was for deferred taxes and $7 million was in amortization of deferred debt discount and issuance costs. Net working capital (defined as receivables and inventories less trade payables) used $52 million of cash driven by an increase in our accounts receivable of $44 million and inventories of $35 million, partially offset by an increase in trade payables of $27 million. Other assets and liabilities provided $24 million in cash primarily reflecting an increase in accrued interest. For the six-month period ended June 27, 2010, net loss of $4 million included $120 million of non-cash and non-operating income items, of which $95 million was for depreciation and amortization, $7 million was in amortization of deferred debt discount and issuance costs and $11 million was in non-cash paid-in-kind interest. Net working capital used $66 million in cash driven by increases in our accounts receivable and inventories of $66 million each, partially offset by an increase in trade payables of $66 million. Other assets and liabilities provided $18 million in cash primarily reflecting increases in accrued expenses and pension liabilities.

Cash provided by operating activities in the fiscal year ended December 31, 2010 was $262.2 million. Net loss of $63.0 million included $287 million of net non-cash and non-operating income items, of which $197.1 million was for depreciation and amortization, $77.9 million was for the loss on extinguishment and exchange of debt, $11.0 million was in non-cash paid-in-kind interest and $16.9 million was in amortization of deferred debt discount and issuance costs, slightly offset by $18.8 million for deferred income taxes. Net working capital provided cash of $4.7 million. The cash was provided by an increase in our accounts payable of $30.0 million offset by increases in accounts receivable of $7.0 million and inventories of $27.2 million. Other liabilities provided cash of $32.8 million reflecting increase in accrued interest and pension liabilities.

In 2009, operations provided $26.6 million of cash. Net loss of $41.7 million included $56.8 million of net non-cash and non-operating income items, of which $191.6 million was for depreciation and amortization, $27.7 million was in non-cash paid-in-kind interest and $14.7 million was in amortization of deferred debt discount and issuance costs, partially offset by $178.7 million for the gain on extinguishment of debt. Net working capital provided cash of $18.2 million. The cash was provided by a decrease in our accounts receivable of $35.8 million and inventory of $34.7 million offset by a use of cash by accounts payable of $52.3 million.

In 2008, operations provided $77.0 million of cash. Net loss of $997.5 million included $992.0 million of net non-cash and non-operating income items, of which $191.6 million was for depreciation and amortization and $857.5 million was for the non-cash impairment of goodwill, partially offset by $121.8 million for the deferred tax benefit. Net working capital provided cash of $106.5 million. The cash was provided by a decrease in our accounts receivable of $92.5 million and inventory of $40.1 million offset by a use of cash by accounts payable of $26.1 million. Our change in cash provided by net working capital reflected lower volumes and production as a result of the economic downturn that began in late 2008.

Investing Activities. Cash used in investing activities was $46 million in the fiscal six-month period ended July 3, 2011, compared to $31 million in the fiscal six-month period ended June 27, 2010. Cash used in investing activities in the fiscal six-month period ended July 3, 2011 primarily consisted of ongoing expenditures of $45 million for environmental, health and safety compliance and maintenance projects. During the fiscal six-month period ended June 27, 2010, management made a concerted effort to preserve cash as a result of economic conditions impacting our industry and consequently reduced capital spending to $30 million to maintain minimum maintenance levels.

Cash used in investing activities in the fiscal year ended December 31, 2010 was $98.6 million, compared to $80.5 million and $149.1 million for the prior periods in 2009 and 2008, respectively. Cash used in investing activities in 2010 was primarily due to ongoing expenditures of $94.8 for environmental, health and safety compliance and maintenance projects and increased investments in growth projects. Cash used in investing activities in 2009 was primarily due to ongoing expenditures for environmental, health and safety compliance and maintenance projects. During 2009, management made a concerted effort to preserve cash as a result of economic conditions impacting our industry and, accordingly, reduced capital spending to $77.4 million. Cash used in investing activities in 2008 was primarily due to cash spent of $139.5 million on the completion of our Nantong facility in China and ongoing environmental, health and safety compliance and maintenance projects.

Financing Activities. Cash used in financing activities was $13 million in the fiscal six-month period ended July 3, 2011, compared to $77 million in the fiscal six-month period ended June 27, 2010. Cash used in financing activities in the fiscal six-month period ended July 3, 2011 primarily consisted of additional borrowings of $52 million offset by principal payments of $51 million by a subsidiary in China, as well as $5 million of debt issuance costs associated with the amendment of our credit agreement in February 2011 and additional principal payments under our term loans. Cash used by financing activities in the fiscal six-month period ended June 27, 2010 consisted of principal payments of $75 million and $2 million under our revolving credit facility and term loans, respectively.

Cash used in financing activities was $112.5 million in the fiscal year ended December 31, 2010, compared to cash used in financing activities of $70.6 million and cash provided by financing activities of $170.3 million for the prior-year periods in 2009 and 2008, respectively. Cash used in financing activities in 2010 was primarily due to principal payments of $100 million against our revolving credit facility, scheduled principal payments of $21.8 million related to our term loans and China Construction Bank construction loan, and principal payments, debt issuance costs and payments related to the extinguishment of debt in connection with our tender offer for our senior notes of $839.8 million offset by proceeds from issuance of long-term debt of $848.2 million. Cash used in financing activities in 2009 was primarily due to a net principal payment of $50.0 million under our revolving credit facility, payments of $6.7 million of debt issuance costs associated with the exchange of our debt, principal payments of $14.7 million and a $4.9 million capital contribution to our siloxane joint venture in Jiande, China, offset by a $5.7 million borrowing by our subsidiary in India related to the investment in our manufacturing plant in Chennai, India. Cash provided by financing activities in 2008 was primarily due to additional long-term borrowings from China Construction Bank of $38.5 million associated with the construction of our Nantong, China manufacturing facility, the draw down of $150 million against our $300 million revolving credit facility and short-term borrowings of $2.3 million associated with our India operation, partially offset by $14.4 million of principal payments on our term loans under our senior secured credit facilities, $1.2 million of principal payments on our China Construction Bank construction loan and a $4.9 million capital contribution to our siloxane joint venture in Jiande, China.

For 2011, we expect the following significant cash outflows: interest payments on our Second-Priority Springing Lien Notes, Second Lien Notes and Senior Subordinated Notes (due semi-annually) of approximately $155 million in total (with a first quarter payment of approximately $24 million, pro-rated for the issue dates of the Second-Priority Springing Notes in November 2010, a third quarter payment of approximately $62 million and second quarter and fourth quarter payments of approximately $34 million); principal (due quarterly) and interest payments (due monthly) on our variable rate term loans under our senior secured credit facilities of approximately $11 million and $39 million, (depending on interest rate and foreign exchange fluctuations), respectively, principal (due annually) and interest payments (due quarterly) related to our ABOC fixed asset loan of approximately $8 million and $3 million (depending on interest rate and foreign exchange fluctuations), respectively, global pension fund contributions of approximately $17 million and income tax payments estimated at $15 million. Capital spending in 2011 is expected to be between $120 million and $130 million. We expect to fund these significant outflows with cash on-hand and cash generated from operations.

Liquidity. We are a highly leveraged company. Our primary sources of liquidity are cash on hand, cash flow from operations and funds available under our senior secured credit facilities. Our primary continuing liquidity needs are to finance our working capital, capital expenditures and debt service obligations.

We had $3,046 million of indebtedness at July 3, 2011. Accordingly, we have significant debt service obligations. In addition, at July 3, 2011, we had $527 million in liquidity, including $279 million of unrestricted cash and cash equivalents (of which $205 million is maintained in foreign jurisdictions), and $248 million of borrowings available under our revolving credit facility. Our net working capital (defined as receivables and inventories less trade payables) at July 3, 2011 was $527 million.

Our senior secured credit facilities at July 3, 2011 consist of two variable-rate term loans in an aggregate principal amount of approximately $1,056 million, a $300 million revolving credit facility that includes borrowing capacity available for letters of credit of up to $100 million, and a $34 million synthetic letter of credit facility. The borrowers under the revolving credit facility are our subsidiaries, Momentive Performance Materials USA Inc. (“MPM USA”) and Momentive Performance Materials GmbH (“MPM GmbH”). The term loans, one of which is denominated in Euros, and our synthetic letter of credit facility are extended to MPM GmbH.

On February 3, 2011, we entered into an amendment to the credit agreement governing our senior secured credit facilities. Under the amendment, which closed on February 10, 2011, we extended the maturity of $437 million and €298 million of our U.S. and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rate on these term loans to LIBOR plus 3.5% and Euro LIBOR plus 3.5%, respectively, among other actions. The original U.S. and Euro denominated terms loans of $67 million and €86 million that were not extended continue to have a maturity date of December 4, 2013 and an interest rate of LIBOR plus 2.25% and Euro LIBOR plus 2.25%, respectively.

There were no borrowings outstanding under the revolving credit facility as of July 3, 2011. The outstanding letters of credit under the revolving credit facility at July 3, 2011 were $52 million, leaving unused borrowing capacity of $248 million. Outstanding letters of credit issued under the synthetic letter of credit facility at July 3, 2011 were $33 million, leaving unused capacity of $1 million.

Principal repayments on our term loans are due and payable in quarterly installments of approximately $3 million (depending on exchange rates), representing 0.25% of the original principal amounts, on the last day of each calendar quarter. We must also prepay the term loans, subject to certain exceptions, with (1) 50% (which percentage may be reduced to 25% or 0% depending on the achievement of certain ratios of our net first-lien secured indebtedness to Adjusted EBITDA) of excess cash flow (as defined in the Credit Agreement) less the amount of certain voluntary prepayments as described in the Credit Agreement; (2) 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances (as defined in the Credit Agreement) and (3) 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, to the extent we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months (and, if committed to be reinvested, actually reinvested within 36 months). Although we had excess cash flow under the terms of our Credit Agreement in 2010, we were not required to prepay any of the term loans under subsection (1) above because the ratio of our net first-lien secured indebtedness to Adjusted EBITDA was below the required threshold. We did not have excess cash flow under the terms of the Credit Agreement in calendar years 2008 and 2009.

The current revolving credit facility is available until December 3, 2012. In late 2010, however, we obtained commitments from our revolving facility lenders and certain other financial institutions to provide a new and/or extended revolving credit facility for the full $300 million under our existing revolving credit facility. The commitments are subject to customary conditions and will take effect on or no more than five business days prior to December 3, 2012, in the case of a new lender, and the earlier of such date or the effective date of amendment to our senior secured credit facility that extends the revolver maturity date, in the case of an existing lender. The commitments for the new revolving facility will mature on December 3, 2014 (the “extended revolver maturity date”). In the event more than $500 million of our term loans mature prior to 91 days after the extended revolver maturity date, the revolver loans outstanding under the new revolving facility must be repaid in full at least 91 days prior to such maturity date of such term loans and the revolver loans may not be drawn thereunder until such term loans are repaid and/or their maturity date extended to a date not earlier than 91 days after the extended revolver maturity date. The synthetic letter of credit facility amortizes at a rate of $350,000 per annum, 1% of the original commitment, and is due and payable in full on December 4, 2013.

As of July 3, 2011, we had outstanding $1,161 million in aggregate principal amount of 9% Second-Priority Springing Lien Notes due 2021 (the “Dollar Fixed-Rate Notes”), €150 million in aggregate principal amount of

9 1/2% Second-Priority Springing Lien Notes due 2021 (the “Euro Fixed-Rate Notes” and together with the Dollar Fixed-Rate Notes, the “Second-Priority Springing Lien Notes”), $200 million in aggregate principal amount of 12 1/2% Second-Lien Senior Secured Notes due 2014 (the “Second Lien Notes”), and $382 million in aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”). The Second-Priority Springing Lien Notes, Second Lien Notes and the Senior Subordinated Notes are separate series of notes issued under separate indentures, including for purposes of, among other things, payments of principal and interest, events of default and consents to amendments to the applicable indenture and the applicable notes.

The Second-Priority Springing Lien Notes are guaranteed on a senior unsecured (or, following the occurrence of certain events, a second-priority secured) basis by our existing domestic subsidiaries that are our guarantors under our senior secured credit facilities and each of our domestic subsidiaries that guarantee any debt of the Company or of any guarantor of the Second-Priority Springing Lien Notes. The portion of the Second-Priority Springing Lien Notes which represent Dollar Fixed-Rate Notes and Euro-Fixed Rate Notes bear interest at a rate per annum of 9% and 9 1/2%, respectively, payable semiannually on January 15 and July 15 of each year, commencing on January 15, 2011.

The Second Lien Notes are guaranteed on a senior secured basis by each of our U.S. subsidiaries that is a guarantor under our existing senior secured credit facilities. The Second Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing our existing senior secured credit facilities. The Second Lien Notes mature on June 15, 2014 and bear interest at a rate per annum of 12.5%, payable semiannually on June 15 and December 15 of each year, commencing on December 15, 2009.

The Senior Subordinated Notes are unsecured senior subordinated obligations of the Company, which mature on December 1, 2016. The Senior Subordinated Notes are guaranteed on an unsecured senior subordinated basis by each of our U.S. subsidiaries that is a borrower or guarantor under our senior secured credit facilities. Each Senior Subordinated Note bears interest at 11 1/2% per annum, payable semiannually on June 1 and December 1 of each year.

Our senior secured credit facilities contain various restrictive covenants that prohibit us and/or restrict our ability to prepay indebtedness, including our Second-Priority Springing Lien Notes, Second Lien Notes and Senior Subordinated Notes (collectively, the “notes”). If there are any borrowings under the revolving credit facility (or outstanding letters of credit that have not been cash collateralized), our credit facility requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio. In addition, our senior secured credit facilities and the indentures governing our notes, among other things, restrict our ability to incur indebtedness or liens, make investments or declare or pay any dividends. However, all of these restrictions are subject to exceptions.

As of July 3, 2011, Momentive Performance Materials Nantong Co. Ltd. (“MPM Nantong”) had outstanding borrowings of $37 million under a fixed asset loan agreement with Agricultural Bank of China (“ABOC”). The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The proceeds of this loan, which was funded in March 2011, along with internal funds were used to fully pay the remaining amount outstanding due under MPM Nantong’s construction loan with China Construction Bank of $51 million in March 2011. Principal repayments under the fixed asset loan agreement are due and payable in annual installments of $8 million (subject to exchange rates) on December 31 of 2011 through 2014, with the remaining balance due on December 31, 2015. Interest on the loan is due quarterly. The interest rate on the loan as of July 3, 2011 was 6.52%. MPM Nantong also entered into two working capital loan agreements with ABOC in April and May 2011 providing for revolving secured loans up to $15 million (subject to exchange rates), all of which were outstanding as of July 3, 2011. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually. The interest rate on these loans as of July 3, 2011 was 6.63%.

We have recorded deferred taxes on the earnings of certain foreign subsidiaries that are not considered to be permanently reinvested as those foreign earnings are needed for operations in the United States. In certain cases, such as the need to service debt in a foreign jurisdiction, we have not provided deferred taxes on the undistributed earnings because these earnings are considered permanently reinvested outside of the United States. Upon distribution of those earnings, we would be subject to U.S. income taxes and/or withholding taxes payable to the various foreign countries.

Our ability to make scheduled payments of principal, to pay interest on, or to refinance our indebtedness, including the notes, or to fund planned capital expenditures, will depend on our ability to generate cash in the future. Our ability to generate cash in the future is subject to general economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control.

Based on our current assessment of our operating plan and the general economic outlook, we believe that cash flow from operations and available cash, together with available borrowings under our senior secured credit facilities, will be adequate to meet our liquidity needs for the next twelve months.

We cannot assure investors, however, that our business will generate sufficient cash flow from operations or that borrowings will be available to us under our senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, including the notes issued, or to fund our other liquidity needs. In addition, upon the occurrence of certain events, such as a change of control, we could be required to repay or refinance our indebtedness. We cannot assure investors that we will be able to refinance any of our indebtedness, including our senior secured credit facilities and the notes issued, on commercially reasonable terms or at all.

Potential Debt Repurchases and Other Transactions

From time to time, depending upon market, pricing and other conditions, as well as on our cash balances and liquidity, we or our affiliates, including Apollo, may seek to acquire (and have acquired) notes or other indebtedness of MPM through open market purchases, privately negotiated transactions, tender offers, redemption or otherwise, upon such terms and at such prices as we or our affiliates may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges and other transactions. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future as the pursuit of any alternative will depend upon numerous factors such as market conditions, our financial performance and the limitations applicable to such transactions under our financing documents.

Effect of Inflation

In 2010, inflation in commodities, such as silicon metal, methanol and platinum, unfavorably impacted our operating results but were offset by increased sales volume. In 2009, deflation in certain costs, such as methanol, natural gas, and non-key materials, favorably impacted our operating results, but were offset by lower sales volume. In 2008, we experienced inflation in materials, silicon metal, methanol and energy related costs, which were partially offset by higher selling prices passed on to our customers.

While we have experienced inflation and deflation in certain input costs, such as silicon metal, methanol, non-key materials and energy related costs during the last three years, the overall effect on our operating results over this period has been primarily offset by changes in selling prices and cost reduction actions. We cannot assure investors that we will not continue to be affected by inflation in the future. While we have been able to partially or completely offset inflation by increasing selling prices and implementing cost reduction actions in the past, we cannot assure investors that we will be able to do so in the future.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements other than letters of credit disclosed in Note 9 and operating leases disclosed in Note 14(d) to our consolidated financial statements.

Seasonality

We do not experience significant seasonality of demand, although sales are generally slightly higher during the second and fourth quarters due to increased industrial activity. Seasonality trends, however, have been skewed in recent years primarily due to the economic downturn in late 2008 and 2009 and the subsequent recovery in 2010.

Contractual Obligations and Commitments

The following table reflects certain of our contractual obligations and commitments as of December 31, 2010, and the period in which such contractual obligations come due. There have been no material changes in our contractual obligations since such time.

	Payments due by period
(dollars in millions)	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Long-term debt (1)(7)	$3,007.3	$24.8	$1,028.0	$214.2	$1,740.3
Interest on long term debt (2)(7)	1,717.5	187.1	445.5	360.7	724.2
Pension plan contributions (3)	17.6	17.6	—	—	—
Pension and other postretirement benefits (4)	35.7	5.5	13.2	17.0	—
Restructuring reserves	3.4	3.4	—	—	—
Deferred taxes (5)	—	—	—	—	—
Operating leases	53.0	15.9	17.9	10.9	8.3
Purchase obligations (6)	1,824.5	130.4	262.9	247.9	1,183.3
	$6,659.0	$384.7	$1,767.5	$850.7	$3,656.1

(1)	Long-term debt includes portions of the term loan and Second-Priority Springing Lien Notes that are denominated in euros.
(2)	Interest on long-term debt consists of interest on the fixed rate Second-Priority Springing Lien Notes, Second Lien Notes and Senior Subordinated Notes and the variable rate term loans, the China Construction Bank Construction Loan and India Bank Medium Term Note until the debt maturity date. Variable rate interest is calculated using a LIBOR value of 0.3% for the term loan denominated in U.S. dollars and 0.8% for the term loan denominated in Euros at December 31, 2010.
(3)	The Company’s planned pension contributions for 2011 are included in this schedule. The amount of contributions after 2011 is subject to many variables, including return of pension plan assets, interest rates, and tax and employee benefit laws. Therefore, contributions beyond 2011 are not included in this schedule.
(4)	Pension and other postretirement benefits include estimated payments made from Company assets related to certain foreign pension benefits and domestic postretirement benefits. No estimate of the payments after five years has been provided due to many uncertainties.
(5)	Estimated payments for taxes are not included in this table due to the uncertain timing of the ultimate cash settlement.
(6)	Purchase obligations include our unconditional purchase obligations, which include all significant terms, including fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions and delivery dates. Purchase obligations, including existing agreements to purchase siloxane and silica, are based upon the applicable purchase price at December 31, 2010. A majority of these contractual commitments are related to the off-take agreement with ASM, as disclosed in note 3 to our Consolidated Financial Statements.
(7)	As adjusted for the 2011 Credit Agreement Amendment, which became effective on February 10, 2011, our debt service obligations are as follows at December 31, 2010:

	Payments due by period
(dollars in millions)	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
Long-term debt	$3,007.3	$24.8	$228.5	$1,013.7	$1,740.3
Interest on long-term debt	$1,803.1	$197.2	$468.4	$413.3	$724.2

Recent Accounting Pronouncements

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.

The Company considers the applicability and impact of all ASU’s. ASU’s not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position and results of operations.

In January 2010, the FASB issued ASU 2010-6, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures About Fair Value Measurements. This ASU requires new disclosures regarding transfers and activity within the three levels of fair value hierarchy, as well as enhanced disclosures regarding the class of assets disclosed and the inputs and valuation techniques used to determine fair value. This ASU is effective for interim and annual periods beginning after December 15, 2009. The Company adopted the provisions of this ASU and it did not have a material impact to its consolidated financial statements.

Effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter, the Consolidations Topic, ASC 810-10, requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity, and requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The Company adopted the provisions of this ASC, which did not have a material impact to its consolidated financial statements.

Effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter, the Transfers and Servicing Topic, ASC 860-10, intends to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This ASC must be applied to transfers occurring on or after the effective date. The Company adopted the provisions of this ASC, which did not have a material impact to its consolidated financial statements.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholder’s equity and requires presentation of comprehensive income in a single continuous financial statement or in two separate but consecutive financial statements. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 will be effective for the Company on January 1, 2012. The Company is currently assessing the impact of ASU 2011-05 to the presentation of its Statement of Comprehensive Income within its unaudited financial statements.

Covenants under our Senior Secured Credit Facility and the Notes

The Credit Agreement governing our senior secured credit facilities and the indentures governing the notes contain various covenants that limit our ability to, among other things:

•	incur or guarantee additional debt;

•	pay dividends and make other distributions to our stockholders;

•	create or incur certain liens;

•	make certain loans, acquisitions, capital expenditures or investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

In addition, at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder, our revolving credit facility (which is part of our senior secured credit facilities) requires us to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio”. Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the Credit Agreement governing the senior secured credit facilities), to trailing twelve-month Adjusted EBITDA (as adjusted per the Credit Agreement governing the senior secured credit facilities) may not exceed 4.25 to 1 as of the last day of any fiscal quarter. In addition, our ability to incur indebtedness or make investments is restricted under the indentures governing our notes unless we have an Adjusted EBITDA to fixed charges ratio (measured on a last twelve months basis) of at least 2.00 to 1.00. “Fixed charges” are defined under the indentures as net interest expense, excluding the amortization or write-off of deferred financing costs. As of July 3, 2011 we were able to satisfy this test and incur additional indebtedness under the indentures. The restrictions on our ability to incur indebtedness or make investments under the indentures are also subject to other exceptions. As of July 3, 2011, we were in compliance with the Senior Secured Leverage Ratio maintenance covenant, the other covenants under the Credit Agreement governing the senior secured credit facilities and the covenants under the indentures governing the notes.

Financial Measures that Supplement GAAP

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. Adjusted EBITDA is defined as EBITDA further adjusted for non-recurring items and other adjustments permitted in calculating covenant compliance in the Credit Agreement governing our credit facilities and indentures governing the notes to test the permissibility of certain types of transactions. Adjusted EBITDA as presented in the table below corresponds to the definition of “EBITDA” calculated on a “Pro Forma Basis” used in the Credit Agreement and substantially conforms to the definition of “EBITDA” calculated on a pro forma basis used in the indentures. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; (f) management fees that may be paid to Apollo; or (g) the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, as included in the calculation of Adjusted EBITDA below, the measure allows us to add estimated cost savings and operating synergies related to operational changes ranging from restructuring to acquisitions to dispositions as if such event occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Adjusted EBITDA excludes the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. We define Combined Adjusted EBITDA as Adjusted EBITDA modified to include the EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents. Combined Adjusted EBITDA is an important performance measure used by our senior management and the Board of Directors to evaluate operating results and allocate capital resources.

EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA, Adjusted EBITDA or Combined Adjusted EBITDA, which are non-U.S. GAAP financial measures, as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA (as calculated under our Credit Agreement and as substantially calculated under our indentures) for the periods presented:

(dollars in millions)	Fiscal six-month period ended		Year ended December 31,
	July 3, 2011 †	June 27, 2010 ††	2010	2009	2008
Net loss attributable to Momentive Performance Materials Inc.	$(14)	$(4)	$(63.7)	$(41.8)	$(997.1)
Loss (gain) on extinguishment and exchange of debt	—	—	77.9	(178.7)	—
Interest expense, net	129	123	249.1	257.3	277.0
Income taxes	27	16	(2.3)	15.5	(110.5)
Depreciation and amortization	98	95	197.1	191.6	237.4
EBITDA	$240	$230	$458.1	$243.9	$(593.2)
Noncontrolling interest (1)	1	—	0.8	0.1	(0.5)
Restructuring and non-recurring (2)	14	13	23.1	22.9	44.8
Pro forma cost savings and Inventory Optimization (3)	—	—	—	23.9	56.0
Non cash and purchase accounting effects (4)	(12)	13	7.1	(4.6)	863.7
Exclusion of unrestricted subsidiary results (5)	(14)	(7)	(19.5)	(2.3)	2.0
Management fee and other (6)	2	2	4.0	—	4.3
Pro forma savings from Shared Services Agreement (7)	18	26	50.0	—	—
Adjusted EBITDA	$249	$277	$523.6	$283.9	$377.1
Inclusion of unrestricted subsidiary results	14	7	19.5	2.3	(2.0)
Combined Adjusted EBITDA	$263	$284	$543.1	$286.2	$375.1
Combined Adjusted EBITDA excluding pro forma savings from the Shared Services Agreement	$245	$258	$493.1	$286.2	$375.1
Key Calculations under our Credit Agreement
Total Senior Secured Net Debt (at period end) (8)	$791		$765.2	$966.6	$887.6
Senior Secured Leverage Ratio for the twelve-month period ended July 3, 2011	1.60

†	The earthquake and tsunami in Japan on March 11, 2011 and related events reduced results from the first half of 2011. The calculation of EBITDA, Adjusted EBITDA and Combined Adjusted EBITDA does not include a $16 add-back for these events.
††	2010 fiscal six-month results correspond to the totals reported in our Annual Report on Form 10-K for the year ended December 31, 2010, which include the pro forma effects of certain estimated cost saving initiatives reported in subsequent periods of 2010.
(1)	Reflects the elimination of noncontrolling interests resulting from the Shenzhen joint venture.
(2)	Relates primarily to restructuring and non-recurring costs
(3)	Represents estimated cost savings, on a pro forma basis, from initiatives implemented or being implemented by management, including headcount reductions, indirect cost savings, and inventory optimization programs. For the fiscal years December 31, 2009 and December 31, 2008, estimated cost savings includes facility rationalizations and headcount reductions.
(4)

Non-cash items include the effects of (i) stock-based compensation expense, (ii) purchase accounting, (iii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iv) unrealized natural gas derivative gains or losses, and (v) reserve changes and impairment charges. For the fiscal six-month period ended July 3, 2011, non-cash items include: unrealized foreign currency exchange gain of $13 and (ii) stock-based corporation expense of $1. For the fiscal six-month period ended June 27, 2010, non-cash items include: (i) unrealized foreign currency exchange loss of $12, and (ii) unrealized loss on natural gas hedges of $1. For the fiscal year ended

December 31, 2010, non-cash items include: (i) stock-based compensation expense of $2.8, (ii) unrealized foreign currency exchange loss of $3.9, and (iii) unrealized loss on natural gas derivative contracts not designated as cash flow hedges of $0.4. For the fiscal year ended December 31, 2009, non-cash items include: stock-based compensation expense of $0.7; (ii) unrealized foreign currency exchange gain of $4.4; (iii) unrealized gain on natural gas derivative contracts not designated as cash flow hedges of $0.9. For the fiscal year ended December 31 2008, non-cash items include: stock-based compensation expense of $1.2; (ii) unrealized foreign currency exchange loss of $3.9; (iii) unrealized loss on natural gas derivative contracts not designated as cash flow hedges of $1.1; and (iv) goodwill impairment charge of $857.5.
(5)	Reflects the exclusion of EBITDA of our subsidiary that is designated as an Unrestricted Subsidiary under our debt documents.
(6)	Management Fees and Other include management and other fees to Apollo and affiliates.
(7)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.
(8)	As defined in the Credit Agreement (i.e., excludes the Second Lien Notes and the Notes).

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks arising from our normal business activities. These market risks principally involve the possibility of changes in interest rates, currency exchange rates or commodity prices that would adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices.

Interest Rate Risk. We have issued fixed and variable-rate debt to finance the GE Advanced Materials Acquisition and in connection with subsequent refinancings. As a result, we have been and will continue to be subject to the variations in interest rates in respect of our floating-rate debt. Borrowings under our senior secured credit facilities accrue interest at variable rates. In March 2008, however, we entered into an interest rate swap agreement with a notional amount of $185 million to protect a portion of our variable rate term loan debt under our senior secured credit facilities from interest rate volatility. Pursuant to the swap agreement, which expired on March 31, 2010, we agreed to pay a fixed rate charge on the notional amount in exchange for receiving floating payments based on one-month LIBOR on the same amount. Assuming our term loans are funded entirely in U.S. dollars, a 100-basis-point increase in LIBOR on our debt balances outstanding as of July 3, 2011 under our senior secured credit facilities (including our synthetic letter of credit facility) would increase our annual interest expense by $10 million. While we may enter into agreements intending to limit our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Commodity Price Risk. We are subject to changes in our costs of sales caused by fluctuations in prices of commodities and raw materials. We pursue ways to diversify and minimize material costs through strategic raw material purchases, and through commercial and contractual pricing agreements and customer price adjustments. For our commodity raw materials, we have purchase contracts that have periodic price adjustment provisions. We rely on key suppliers for most of our raw materials. The loss of a key source of supply or a delay in shipments could have an adverse effect on our business. Should any of our suppliers fail to deliver or should any key supply contracts be cancelled, we would be forced to purchase raw materials in the open market, and no assurances can be given that we would be able to make these purchases or make them at prices that would allow us to remain competitive. See “Risk Factors—Risks Related to Our Business—Fluctuations in direct or indirect raw material costs could have an adverse impact on our business” and “Risk Factors—Risks Related to Our Business—An inadequate supply of direct or indirect raw materials and intermediate products could have an adverse effect on our business.” Also, we will consider hedging strategies that minimize risk or reduce volatility when available.

Foreign Exchange Risk. Revenue denominated in foreign currencies accounted for approximately 46% and 48% of our total worldwide revenue for 2010 and 2009, respectively. As a result, we have exposure to foreign exchange risk related to transactions denominated in many foreign currencies. These transactions include foreign currency denominated imports and exports of raw materials and finished goods (both inter-company and third-party) and loan repayments. If the U.S. dollar strengthens by 1%, our operating income would be reduced by approximately $2 million per year.

We aim to reduce foreign currency cash flow exposure due to exchange rate fluctuations by hedging foreign currency transactions when economically feasible. Our use of forward and option contracts will be designed to protect our cash flows against unfavorable movements in exchange rates, to the extent of the amount under contract. We will not attempt to hedge foreign currency exposure in a manner that would entirely eliminate the effect of changes in foreign currency exchange rates on net income and cash flow. We will not speculate in foreign currency, nor will we hedge the foreign currency translation of our international businesses to the U.S. dollar for purposes of consolidating our financial results or other foreign currency net asset or liability positions. The counterparties to our hedge contracts will be financial institutions with investment-grade credit ratings.
Our foreign exchange risk is also mitigated because we operate in many foreign countries, which reduces the concentration of risk in any one currency. In addition, our foreign operations have limited imports and exports, which reduces the potential impact of foreign currency exchange rate fluctuations.

Change in Certifying Accountant

On November 10, 2010, after requesting bids for audit services, the Audit Committee of the Board of Directors approved the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm, effective as of November 10, 2010. The Company informed KPMG of the decision on November 10, 2010.

KPMG’s audit reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2009 and 2008 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2009 and 2008 and through November 10, 2010, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in its reports for such periods. During the fiscal years ended December 31, 2009 and 2008 and through November 10, 2010, there were no “reportable” events as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K.

On November 10, 2010, the Audit Committee of the Board of Directors acted to engage PricewaterhouseCoopers LLP (“PwC”) as its new independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending December 31, 2010, which engagement was effective November 11, 2010. During the fiscal years ended December 31, 2009 and 2008 and through November 11, 2010, the date of engagement of PwC, neither the Company nor any person on their behalf, consulted with PwC with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided by PwC to the Company that PwC concluded was an important factor considered by the Company in reaching a decision as to an accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement with KPMG as defined in Item 304(a)(1)(iv) of the SEC’s Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of the SEC’s Regulation S-K.

BUSINESS

Overview

We believe that we are one of the world’s largest producers of silicones and silicone derivatives and a global leader in the development and manufacture of products derived from quartz and specialty ceramics. Silicones are a multi-functional family of materials used in a wide variety of products and serve as a critical ingredient in many construction, transportation, healthcare, personal care, electronic, consumer and agricultural uses. Silicones are generally used as an additive to a wide variety of end products in order to provide or enhance certain of their attributes, such as resistance (heat, ultraviolet light and chemical), lubrication, adhesion or viscosity. Some of the most well-known end-use product applications include bath and shower caulk, pressure-sensitive adhesive labels, foam products, cosmetics and tires. Due to the versatility and high-performance characteristics of silicones, they are increasingly being used as a substitute for other materials. Our Quartz division manufactures quartz, specialty ceramics and crystal products for use in a number of high-technology industries, which typically require products made to precise specifications. The cost of our products typically represents a small percentage of the overall cost of our customers’ products.

We were created on December 3, 2006 through the acquisition of certain assets, subsidiaries and liabilities of GE Advanced Materials, an operating unit within the Industrial Segment of General Electric Company (“GE”), by the MPM Group (the “GE Advanced Materials Acquisition”). Affiliates of Apollo Management Holdings, L.P. (together with the investment funds they manage (the “Apollo Funds”) and Apollo Global Management, LLC and its subsidiaries, “Apollo”) formed MPM and Momentive Performance Materials Holdings Inc., our direct parent company (“MPM Holdings”), for the purpose of consummating the GE Advanced Materials Acquisition. On October 1, 2010, MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the direct parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc. and referred to herein as “MSC”), became subsidiaries of a new holding company, Momentive Performance Materials Holdings LLC (referred to herein as “Momentive Holdco”). We refer to this event as the “Momentive Combination”.

We believe that our scale and global reach provide significant efficiencies in our fixed and variable cost structure and that our breadth of related products provides significant operational, technological and commercial advantages. We internally produce the substantial majority of one of our key intermediates, siloxane, which facilitates a low-cost operating structure and provides security of supply.

We are one of two producers in the silicones market with global production capacity. As of July 3, 2011, we had 23 production sites strategically located around the world, which allows us to produce the substantial majority of our key products locally in the Americas, Europe and Asia. Through this worldwide network of production facilities, we serve more than 9,800 customers between our Silicones and Quartz businesses in over 100 countries. Our customers include leading companies in their respective industries, such as Procter & Gamble, 3M, Goodyear, Unilever, Saint Gobain, Motorola, L’Oreal, BASF, The Home Depot and Lowe’s.

We believe we have created a value-added, technical service-oriented business model that enables us to target and participate in high-margin and high-growth specialty markets. These specialty markets account for the majority of our revenues and continue to be a growing part of our business.

Our Strengths

Our company has the following competitive strengths:

Leading Global Silicones Producer. We believe we are one of the world’s largest producers of silicones and silicone derivatives, with leading positions in various product lines and geographic areas. We believe our scale, global reach and breadth of product offerings provide us with significant advantages over many of our competitors by allowing us to serve global customers with precise specifications, particularly those expanding production in developing nations.

Attractive Industry Growth Profile. The broad molecular characteristics of silicones continually lead to new uses and applications, which have led to worldwide industry growth in excess of GDP over the past 20 years. Drivers of growth include end-market growth and increased market penetration, with silicones increasingly being used as a value-added substitute for traditional materials or as a functional additive, which yields new properties for our customers’ products. For instance, silicones act as the conditioning ingredient in “2-in-1” shampoo.

Broad-Based Diversification.

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Industry Diversification. Our Silicones business has a diversified revenue base across a variety of end-markets, reducing our vulnerability to macroeconomic trends. Furthermore, our products are often used in niche applications that represent a small portion of our customers’ material costs. Our leading end-markets are building and construction, which consists of industrial and infrastructure construction and repair, urethane foam additives, and a number of other specialty products.

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Customer Diversification. We have a diverse customer base of more than 9,800 customers between our Silicones and Quartz businesses and are well balanced across multiple geographies. In 2010, our top 20 customers accounted for less than 17% of our total revenues, and no single customer accounted for more than 3% of our total revenues. We have maintained long-standing relationships with many of our customers.

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Geographic Diversification. We have a global sales presence, with approximately 38%, 30% and 32% of our 2010 revenues generated in the Americas, Europe and Asia, respectively, compared to 37%, 33% and 30% in 2009.

Global Infrastructure. We are a global company with significant manufacturing capacity in each of the Americas, Europe and Asia. We have 23 production facilities located around the world, R&D centers on three continents and sales to customers in over 100 countries. The Silicones business has three siloxane production facilities located in Waterford, New York, Ohta, Japan and Leverkusen, Germany and two silanes production facilities in Sistersville, West Virginia and Termoli, Italy. The Quartz production sites are located in Ohio, U.S., Geesthacht, Germany, Kozuki, Japan and in Wuxi, China.

We use our global platform to deliver products to companies efficiently on a worldwide basis. Many of our customers are expanding internationally to serve developing areas in Asia, Eastern Europe, Latin America, India and Russia. Maintaining close proximity to our international customers allows us to serve them more quickly and efficiently and thus build strong relationships.

Attractive Intermediate Position. We maintain our own manufacturing capacity sufficient to meet the substantial majority of our current requirements for siloxane, the key intermediate required to produce silicones, and source a portion of our requirements through long-term and/or supply agreements. We believe this combination of siloxane supply, along with our ability to purchase siloxane from other suppliers when pricing is advantageous, reduces our overall cost structure and strengthens our overall competitiveness.

Leading Fused Quartz and Specialty Ceramics Producer. We are a global leader in the fused quartz and ceramics product markets in which we compete. In particular, we believe we are the largest manufacturer of quartz products for the semiconductor end-market and the second largest manufacturer of quartz products for fiber optics. Our leadership position and profitability are driven by several factors, including strong customer relationships and the precise quality and purity specifications of our products. Additionally, we believe we are a leader in several ceramic materials end-markets, including cosmetic additives.

Our Strategy

We believe that we have opportunities for growth through the following strategies:

Develop and Market New Products. We will continue to expand our product offerings through research and development initiatives and research partnership formations with third parties. Through these innovation initiatives we will continue to create new generations of products and services which will drive revenue and earnings growth.

Expand Our Global Reach in Faster Growing Regions. We intend to continue to grow internationally by expanding our product sales to our customers around the world. Specifically, we are focused on growing our business in markets in the high growth regions of Asia-Pacific, Eastern Europe, Latin America, India and the Middle East, where the usage of our products is increasing. Furthermore, by consolidating sales and distribution infrastructures via the Momentive Combination, we expect to accelerate the penetration of our high-end, value-added products into new markets, thus further leveraging our research and applications efforts.

Increase Shift to High-Margin Specialty Products. We continue to proactively manage our product portfolio with a focus on specialty, high-margin applications and the reduction of our exposure to lower-margin products. As a result of this capital allocation strategy and strong end market growth underlying these specialty segments, they will continue to be a larger part of our broader portfolio. Consequently, we have witnessed a strong organic improvement in our profitability profile as a whole over the last several years, which we believe will continue.

Continue Portfolio Optimization and Pursue Targeted Add-On Acquisitions and Joint Ventures. As a large manufacturer of performance materials with leadership in the production of silicone, silicone derivatives, quartz and specialty ceramics, we have a significant advantage in pursuing add-on acquisitions and joint ventures in areas that allow us to build upon our core strengths, expand our product, technology and geographic portfolio, and better serve our customers. We believe we may have the opportunity to consummate acquisitions at relatively attractive valuations due to the scalability of our existing global operations and deal-related synergies. In addition, we have and will continue to monitor the strategic landscape for opportunistic divestments consistent with our broader specialty strategy.

Capitalize on the Momentive Combination to Grow Revenues and Realize Operational Efficiencies. We believe the Momentive Combination will present opportunities to increase our revenues by leveraging each of ours and MSC’s respective global footprints and technology platforms. For instance, we anticipate being able to further penetrate our products into Latin America, where MSC has historically maintained a larger manufacturing and selling presence. Further, we anticipate the Momentive Combination will provide opportunities to streamline our business and reduce our cost structure. We are currently targeting $50 million in annual cost savings related to the Momentive Combination. We anticipate these savings to come from logistics optimization, reduction in corporate expenses, and reductions in the costs for raw materials and other inputs. Through July 3, 2011, we implemented $21 million of these savings on a run-rate basis, and anticipate fully realizing the remaining anticipated savings over the next 18 to 24 months.

Generate Free Cash Flow and Deleverage. We expect to generate strong free cash flow due to our size, cost structure, and reasonable ongoing capital expenditure requirements. Furthermore, we have demonstrated expertise in managing our working capital. Our strategy of generating significant free cash flow and deleveraging is complimented by our long-dated capital structure with no significant near-term maturities and strong liquidity position. This financial flexibility allows us to prudently balance deleveraging with our focus on growth and innovation.

Our Business Segments

Silicones

We believe we are one of the world’s largest producers of silicones and silicone derivatives, manufacturing a wide range of high-performing elastomers, engineered materials and fluids. Product families within our silicones business include fluids (textiles, personal care, home care, agriculture and oil and gas applications), silanes and resins (tires, additives for coatings, masonry water repellents and protective coatings for plastics and rubber), elastomers (healthcare and automotive applications), intermediates, engineered materials, urethane additives (polyurethane foam additives) and general consumer sealants and adhesives. Silicones are used in product formulations primarily due to two distinguishing factors: (1) their high degree of inertness (i.e., resistance to heat, electricity and chemical reactions); and (2) their ability during manufacturing to greatly modify their viscosity, enabling production of end-products with a significant variation in levels of lubricity or adhesion. Silicones are developed using separate finishing processes to generate a wide variety of different performance characteristics and are typically used in applications where traditional materials cannot perform under required conditions. Entirely new applications for silicones continue to emerge as a result of their versatility and broad range of properties. We have a broad range of specialty silicones technologies, with highly advanced research, applications development and technical service capabilities.

Silicones comprises of both specialty and core products. Core products consist of a variety of elastomers, fluids and silanes that have more standardized specifications than our specialty products. These products are often sold to other silicone formulators, who upgrade them through further processing or mixing with other materials. Core products are sold to virtually every silicone and silane end-market, including personal care, construction, automotive, cable and wire and electronic end-markets. Core products require lower sales force dedication, less application development and minimum technology investment as compared to our specialty products. Core products represented approximately 27% of Silicones revenues for the fiscal years ended December 31, 2010 and 2009.

For the fiscal six-month period ended July 3, 2011, our Silicones division generated revenues of $1,212 million. For the fiscal year ended December 31, 2010, our Silicones division generated revenues of $2,286.1 million compared to $1,912.9 million and $2,383.3 million for the fiscal years ended December 31, 2009 and 2008, respectively.

Product Portfolio

Our silicones product portfolio consists primarily of the segments set forth below.

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Fluids. Fluids products are polydimethylsiloxane polymers, co-polymers, elastomers and gel networks, high-performance antifoams and emulsions. Silicone fluids exhibit low surface tension, excellent gloss, excellent sensory, softening and conditioning properties, good thermal stability and excellent viscosity over a wide temperature range, which permits usage in a number of applications. Fluids are used primarily in the personal care, home care and auto care, textiles, oil and gas, agriculture and industrial end-markets and are sold under the Magnasoft, Sagtex, Formasil, Silwet, Silsoft, Silshine, Tospearl and Velvesil brands. Fluids products represented approximately 27% of Silicones revenues for the fiscal year ended December 31, 2010 compared to approximately 28% in 2009.

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Silanes and Resins. Silane and resin products are primarily used as components in a variety of specialty applications where improved performance is desired. Resins are used as binders in the production of formulated products such as adhesives, laminates, paints and coatings, and sealants and caulks. Their use is generally focused on situations where required performance characteristics, such as paintability, high-temperature or harsh environmental resistance, are beyond the scope of traditional materials. Our Tospearl resins are also used as light diffusion aids in LCD/LED screens, lighting and as slip agents in plastic packaging materials and paints & coatings. Silanes are used as high-performance coupling agents, adhesion promoters or as reactive intermediates. Silane and resin products are sold into a diverse range of end-markets, including aerospace, construction, coatings and inks, paint, adhesives, electronics, motor vehicles, sealants, rubber and plastics. We sell silane and specialty resins brands including: Silblock, A-Link, Wetlink, Silquest, NXT, Pearlene, SPUR, Tospearl and CoatOSil. Silane and resin products represented approximately 14% of Silicones revenues for the fiscal year ended December 31, 2010 compared to 12% in 2009.

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Intermediates. Intermediate products are a broad set of Siloxane, Silane, and by-product materials produced in chemical operation and primarily used as inputs for other product portfolios. Intermediate products represented approximately 2% of Silicones revenues for the fiscal years ended December 31, 2010 and 2009, respectively.

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Elastomers. Silicone elastomers are blends of silicone polymers and various fillers and include solid and liquid elastomers. Favorable performance characteristics include a broad temperature range, excellent resistance to weathering, low toxicity, good electrical insulation properties and acoustical damping qualities. Silicone elastomers are used in the production of a variety of products, including gaskets, seals, hoses and tubing, as well as numerous consumer items. Elastomers products are used primarily in the healthcare, consumer products, energy and automotive end-markets and are sold under the Tufel, Ultra Tufel, Silplus, LSR / LIM, Silopren, and Addisil brand names. Elastomers products represented approximately 19% of Silicones revenues for the fiscal year ended December 31, 2010 compared to 18% in 2009.

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Engineered Materials. Engineered Materials consist of two product groups, Specialty Coating and RTV (Room Temperature Vulcanization) products. Specialty coatings products are fully formulated solutions designed to enhance performance and drive productivity in various applications. Performance attributes include high-temperature resistance, abrasion resistance, pressure sensitive adhesion or release and weatherability. Coatings products are sold into a diverse range of end-markets, including construction, tape and label, adhesives, electronics and automotive. Specialty coatings brands include SilForce, Silgrip, Silblock, Baysilone, and Anchorsil. RTV products consist of highly engineered gels, greases, adhesives, encapsulants and sealants. Different types of chemistries are employed based on the application to cure the material at room temperature, with heat or by UV light. Custom fillers and additives are used to enhance performance in areas such as electrical and thermal conductivity, cure speed, adhesion to plastics and metals, optical clarity and resistance to heat. RTV products are used primarily in micro- and macro-electronics assembly, consumer electronics, automotive, aerospace, consumer goods and industrial sealing applications. RTV products include the TSE, SilCool, InvisiSil and SnapSil brand names. Engineered material products represented approximately 15% of Silicones revenues for the fiscal year ended December 31, 2010 compared to 14% in 2009.

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Urethane Additives. Urethane Additive’s product portfolio includes silicone surfactants used essentially for stabilizing polyurethane foam and a diverse line of tertiary amines to provide blow, gel and balanced catalysis in polyurethane foam reaction. Polyurethane applications include furniture, bedding, auto interior, appliances, construction, carpet backing, footwear and PU leather. Urethane additive products are sold under the Niax and Geolite brands. Urethane additive products represented approximately 11% of Silicones revenues for both the fiscal year ended December 31, 2010 and 2009.

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Consumer And Construction Sealants. Consumer sealants are used by homeowners, builders and contractors for a variety of projects throughout the home including increasing energy efficiency, reducing damaging effects of moisture and protecting the home from pollen, pollution and pests. Construction sealants are used in structural glazing, weather-sealing, and insulated glass applications in new and remedial large-scale commercial building projects. We have an exclusive royalty-free right to use the GE brand for these products through December 3, 2013, with a five-year renewal option that would require payment of royalties. Our consumer and construction sealant products are also sold under various private labels for a number of hardware and paint retailers. Consumer and construction sealants represented approximately 12% of Silicones revenues for the fiscal year ended December 31, 2010 compared to 15% in 2009.

End-Markets and Applications. The physical properties of silicones, such as weather-ability, longevity and tolerance to a wide temperature range, make them versatile products with broad commercial applications. In the building and construction industry, silicone sealants and caulks are used to seal expansion and control joints in pre-cast exterior concrete panels and metal curtain walls, as well as in siding, window and door perimeters. In the transportation industry, silicones are used in a variety of original equipment manufacturer and aftermarket applications. In the electronics industry, silicones’ tolerance to high temperatures give them a considerable advantage relative to other, traditional materials in a variety of computers and electronics manufacturing applications. In the personal care industry, silicones are used in consumer goods such as hair care and shaving products, antiperspirants and deodorants, cosmetics and shower and bath products. In the healthcare industry, silicones are used in medical equipment, as well as in surgeries and other general medical procedures. We believe that such a broad range of commercial uses not only helps to maintain a steady demand for our products in industries that are less vulnerable to economic cycles but also allows us to explore new applications for our products in high-growth industries.

Customers. Our Silicones division had sales to more than 8,550 different customers in 2010 in a variety of industries. In 2010, our top 20 customers accounted for less than 18% of our total revenues, and no single customer accounted for more than 3% of total revenues. We have maintained long-standing relationships with many of our customers. For example, we have served one of our largest customers, The Home Depot, Inc., for over 20 years.

Key Materials.

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Silicon Metal. Silicon metal is an inorganic material that is not derived from petrochemicals. Major silicon metal suppliers include FerroAtlantica, Elkem, Globe Specialty Metals, Advanced Metallurgical Group, Rima, Simcoa and other smaller vendors around the world. We currently purchase silicon metal under multi-year, one-year or short-term fixed-price contracts and in the spot market. We typically purchase silicon metal under fixed priced contracts in the U.S. and Europe and in the spot market in Asia Pacific. Our silicon metal contracts in the U.S. and Europe typically are for a one-year term with fixed prices determined on an annual basis.

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Siloxane. Siloxane is a key intermediate required to produce the silicones polymer. We produce siloxane for our internal use in Waterford, New York; Leverkusen, Germany and Ohta, Japan. We maintain our own manufacturing capacity sufficient to meet our current siloxane requirement and purchase a portion of our requirements under an existing off-take agreement with Asia Silicones Monomer Limited (“ASM”) at a cost-plus pricing formula. In addition, from time to time, we enter into supply agreements with third parties to take advantage of favorable pricing and minimize our cost. In connection with the GE Advanced Materials Acquisition, MPM Holdings and our subsidiary, Momentive Performance Materials (Thailand) Ltd., formerly known as GE Toshiba Silicones Thailand Ltd., entered into a 20-year supply arrangement with GE and GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., to obtain a supply of siloxane from ASM or an alternative source in certain circumstances. See “Certain Relationships and Related Transactions.”

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Methanol. Methanol is a key raw material for the production of methyl chloride, which is used to produce chlorosilanes. Major methanol suppliers include Methanex, MHTL and Saudi Basic Industries Corporation (formerly GE Plastics, referred to herein as “SABIC”). We typically enter into annual or quarterly contracts for methanol.

Quartz

Our Quartz division is a global leader in the development and manufacturing of fused quartz and ceramic materials. Fused quartz, a man-made glass manufactured principally from quartz sand, is used in processes requiring extreme temperature, high purity and other specific characteristics. Fused quartz and ceramic materials are used in a wide range of industries, including semiconductor, lamp tubing, manufacturing, packaging, cosmetics and fiber optics. Our Quartz division is a leading global producer of quartz tubing, ingots and crucibles and high-performance, non-oxide ceramic powders, coatings and solids.

Our Quartz division’s products are used as a superior substitute for glass. On a microscopic level, normal glass is filled with impurities, bubbles and other flaws. For this reason, applications that require transparency and a high level of purity or stress-resistance (such as process equipment for semiconductor manufacturing or lamp lenses for video projectors) require the use of quartz. A significant driver of our Quartz volumes derives from microchip makers adding to or adjusting their manufacturing lines for newly developed products. The manufacture of quartz products for use in the production of semiconductors generated approximately 63% of our Quartz division’s revenue for the fiscal year ended December 31, 2010 compared to 52% for 2009 and 59% in 2008. For the fiscal six-month period ended July 3, 2011, our Quartz division generated revenues of $176 million. For the fiscal year ended December 31, 2010 our Quartz division generated revenues of $302.3 million compared to $170.6 million and $255.9 million for the fiscal years ended December 31, 2009 and 2008, respectively.

Customers. Our Quartz division had sales to over 1,250 different customers in 2010 in a variety of industries. In 2010, our top 20 customers accounted for 57% of total revenues of the Quartz division, and the largest customer accounted for approximately 7% of total revenues of the Quartz division.

Raw Materials. Naturally occurring quartz sand is the key raw material for fused quartz products. The natural quartz sand market is dominated by the Unimin Corporation, which owns the Harris and Hawkins District mine in North Carolina. This is substantially the only mine in the world currently identified as having the high quality quartz sand required for semiconductor quartz fabrication and is believed to maintain approximately 20 years of proven reserves.

Because Unimin controls more than 90% of this market, they exercise significant control over quartz sand prices, which have been steadily increasing. In recent years, these increases have been approximately 3-5% per year. Our long-term agreement with Unimin that spanned from 2005-2010 expired on December 31, 2010. We recently amended this agreement to extend the term through December 31, 2011 and amend certain provisions regarding pricing and volume purchase requirements, among others. We anticipate ultimately negotiating a long term contract with Unimin. We also periodically evaluate other quartz sand sources around the world.

Competition

We compete with a variety of companies, including large global chemical companies and small specialty chemical companies, in each of our product lines. The principal factors of competition in our industry include product quality, customer service and breadth of product offerings, product innovation, manufacturing efficiency, distribution and price. Some of our competitors are larger, have greater financial resources and have less debt than we do and may, as a result, be better able to withstand changes in conditions throughout our industry relating to pricing or otherwise and the economy as a whole. We believe that no single company competes with us across all of our existing product lines.

Marketing and Distribution

We market an extensive product line to meet a wide variety of customer needs. We focus on customers who are, or have the potential to be, leaders in their industries and have growth objectives that support our own growth objectives. In addition, we focus on customers who value our service-oriented business model. This approach includes high-quality, reliable products backed by local sales support and technical expertise. An important component of our strategy is to utilize our broad product capabilities to win high-end specialty business from our customers. These customers value these capabilities and, as a result, we are able to become a supplier of choice, given our relationship and ability to develop solutions to meet their precise needs.

Intellectual Property

We own or have licenses to use a large number of patents relating to our products and processes. We currently have the right to utilize approximately 800 active patents in the United States, approximately 2,500 active patents in the other countries of the world and approximately 2,400 pending patent applications worldwide. While the remaining durations of these patents range from less than one year to almost twenty years, the portion of the portfolio dealing with our new products comprises patents with durations of fourteen to twenty years. We also have the right to utilize approximately 100 registered U.S. trademarks protecting our products, with counterpart registrations in commercially significant non-U.S. countries. Our rights under such patents and licenses are a significant strategic asset in the conduct of our business. Patents, patent applications, trademark applications and trademarks relating to our Velvesil, Silwet, Silsoft, Spur, and NXT brands, technologies and products are considered material to our business. See “Certain Relationships and Related Party Transactions” for a description of our licensing arrangements with GE.

Environmental Regulations

Our policy is to strive to operate our plants in a manner that protects the environment and the health and safety of our employees, customers and communities. We have implemented company-wide environmental, health and safety policies and practices managed by our Environmental, Health and Safety, or EH&S department and overseen by the EH&S Committee of the Board of Directors of Momentive Holdco. Our EH&S department has the responsibility to ensure that our operations worldwide comply with environmental, health and safety laws and regulations. This responsibility is executed via training, communication of EH&S policies, formulation of relevant policies and standards, EH&S audits and incident response planning and implementation. Our EH&S policies and practices include management systems and procedures relating to environmental emissions, waste generation, process safety management, handling, storage and disposal of hazardous substances, worker health and safety requirements, emergency planning and response and product stewardship.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and are subject to extensive environmental regulation at the federal, state and international level. Our production facilities require operating permits that are subject to renewal or modification. Violations of environmental laws or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages or other costs. In addition, statutes such as the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and comparable state and foreign laws impose strict, joint and several liability for investigating and remediating the consequences of spills and other releases of hazardous materials, substances and wastes at current and former facilities and at third-party disposal sites. Other laws permit individuals to seek recovery of damages for alleged personal injury or property damage due to exposure to hazardous substances and conditions at or from our facilities or to hazardous substances otherwise owned, sold or controlled by us. Therefore, notwithstanding our commitment to environmental management, environmental health and safety, we may incur liabilities in the future, and these liabilities may result in a material adverse effect on our business, financial condition, results of operations or cash flows.

Although our environmental policies and practices are designed to ensure compliance with international, federal and state laws and environmental regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. In addition, our former operations and divested silicone manufacturing facilities may give rise to claims relating to our period of ownership.

We expect to incur future costs for capital improvements and general compliance under environmental laws, including costs to acquire, maintain and repair pollution control equipment. In 2010, we incurred capital expenditures of $21 million on an aggregate basis to comply with environmental laws and regulations and to make other environmental improvements. We estimate that our capital expenditures in 2011 for environmental controls at our facilities will be approximately $28 million. This estimate is based on current regulations and other requirements, but it is possible that a material amount of capital expenditures, in addition to those we currently anticipate, could be necessary if these regulations or other requirements or other facts change.

Industry Regulatory Matters

Domestic and international laws regulate the production and marketing of chemical substances. Although almost every country has its own legal procedure for registration and import, laws and regulations in the European Union, the United States, and China are the most significant to our business. These laws typically prohibit the import or manufacture of chemical substances unless the substances are registered or are on the country’s chemical inventory list, such as the European inventory of existing commercial chemical substances and the U.S. Toxic Substances Control Act inventory. Chemicals that are on one or more of these lists can usually be registered and imported without requiring additional testing in countries that do not have such lists, although additional administrative hurdles may exist. Under such laws, countries may also require toxicity testing to be conducted on chemicals in order to register them or may place restrictions on the import, manufacture and/or use of a chemical.

The European Union enacted a regulatory system in 2006 known as Registration, Evaluation and Authorization of Chemicals, or REACH, which generally requires manufacturers and importers of chemicals to register these chemicals and evaluate their potential impact on human health and the environment. Under REACH, significant market restrictions could be imposed on the current and future uses of chemical products that we use as raw materials or that we sell as finished products in the European Union.

In the European Union and other jurisdictions committed to compliance with the Kyoto Protocol to the United Nations Framework Convention on Climate Change, there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by taxation of greenhouse gas, or GHG emissions. In addition, although the U.S. is not a signatory to the Kyoto Protocol, several states, including California and New York, are implementing their own GHG regulatory programs, and the enactment of federal climate change legislation in the U.S. is a possibility for the future. While only a small number of our sites are currently affected by existing GHG regulations, and none have experienced or anticipate significant cost increases as a result, it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

Financial Information for Segments and Geographical Areas

For information regarding revenues from external customers, measures of profit or loss and total assets by segment and revenues from external customers and net long-lived assets by geographic area, see Note 17 to our consolidated financial statements and Note 11 to our unaudited condensed consolidated financial statements.

Research and Development

Research and development expenses include wages and benefits for research personnel including engineers and chemists; payments to consultants and outside testing services, costs of supplies and chemicals used in in-house laboratories and costs of research and development facilities. Our research and development efforts focus on the development of new applications for our existing products and technological advances that we hope will lead to new products. For the years ended December 31, 2010, 2009 and 2008, we spent $73.0 million, $62.8 million and $75.7 million, respectively, on research and development. These annual research and development expenditures equaled approximately 3% of the revenues in such year. For the fiscal six-month periods ended July 3, 2011 and June 27, 2010, we spent $40 million and $33 million, respectively, on research and development, which also equaled approximately 3% of the revenues in each such first quarter.

Seasonality

We do not experience significant seasonality of demand, although sales have historically been slightly higher during the second and fourth quarters due to increased industrial activity. Seasonality trends, however, have been skewed in recent years primarily due to the economic downturn in late 2008 and 2009 and the subsequent recovery in 2010.

Properties

The following table sets forth our manufacturing facilities and research centers as of July 3, 2011:

Location	Real Property Interest	Segments in Which Property is Used

Americas
Waterford, NY	Owned	Silicones
Tarrytown, NY (1)	Leased	Silicones
Sistersville, WV	Owned	Silicones
Chino, CA	Leased	Silicones
Garrett, IN	Leased	Silicones
New Smyrna Beach, FL	Owned	Silicones
Itatiba, Brazil	Owned	Silicones
Strongsville, OH	Owned	Quartz
Willoughby, OH	Owned	Quartz
Richmond Heights, OH	Owned	Quartz
Newark, OH	Owned	Quartz

Europe
Leverkusen, Germany	Leased	Silicones
Bergen op Zoom, Neth.	Leased	Silicones
Lostock, U.K.	Leased	Silicones
Termoli, Italy	Owned	Silicones
Antwerp, Belgium	Leased	Silicones
Bangalore, India (1)	Leased	Silicones
Chennai, India	Owned	Silicones
Geesthacht, Germany	Owned	Quartz

Asia Pacific
Nantong, China	Leased	Silicones
Ohta, Japan	Owned	Silicones
Rayong, Thailand	Leased	Silicones
Shanghai, China	Leased	Silicones
Kobe, Japan (1)	Leased	Quartz
Kozuki, Japan	Owned	Quartz
Wuxi, China	Leased	Quartz

(1)	Technology research center.

We believe that our property and equipment are well maintained, in good operating condition and adequate for our present needs.

Employees

As of December 31, 2010, we had 4,719 employees. Approximately 50% of our employees are members of a labor union or are represented by workers’ councils that have collective bargaining agreements.

Legal Proceedings

In 2008, we became aware and disclosed to the New York State Department of Environmental Conservation (“NYSDEC”) that, in certain instances, our Waterford, New York, facility may have failed to comply with the State and Federal regulatory requirements governing the treatment of hazardous waste. During 2008, the NYSDEC initiated an investigation into these disclosures and issued a notice of violation alleging certain noncompliances. Subsequently, in the second quarter 2009, the USEPA and the U.S. Department of Justice sought, through search warrant and subpoena, additional information related to the alleged noncompliances. We are cooperating fully with the State and Federal authorities. State and Federal authorities have the statutory authority to seek civil and criminal sanctions, including but not limited to monetary penalties, for any noncompliances identified.

Various claims, lawsuits and administrative proceedings are pending or threatened against us and/or our subsidiaries, arising from the ordinary course of business with respect to commercial, product liability, employee, environmental and toxic exposure matters. Historically, we have not faced any litigation matters or series of litigation matters that have had a material adverse impact on our business. In addition, we do not believe that there is any pending or threatened litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our business. We have a number of lawsuits pending against us alleging personal injury due to exposure to hazardous materials, many of which are multi-defendant lawsuits on behalf of large groups of plaintiffs. We believe we are indemnified by GE for any liability arising from any such lawsuits existing prior to the GE Advanced Materials Acquisition. We cannot predict with certainty the outcome of any litigation or the potential for future litigation, and any such matters, if they occur, could materially adversely affect our business and operations.

MANAGEMENT

Executive Officers and Directors

The following sets forth our executive officers and directors as of July 15, 2011. All of our executive officers, other than Mr. Delarge, are also executive officers of Momentive Specialty Chemicals Inc.

Name	Age	Title
Craig O. Morrison	56	Director, Chairman, President and Chief Executive Officer
William H. Carter	58	Director, Executive Vice President and Chief Financial Officer
Scott M. Kleinman	38	Director
Jordan C. Zaken	36	Director
David B. Sambur	31	Director
Steven P. Delarge	54	Executive Vice President, President—Silicones and Quartz Division
Judith A. Sonnett	54	Executive Vice President—Human Resources
Douglas A. Johns	54	Executive Vice President, General Counsel and Secretary
Kevin W. McGuire	51	Executive Vice President—Business Processes and Information Technology
Nathan E. Fisher	45	Executive Vice President—Procurement
Anthony B. Greene	52	Executive Vice President—Business Development and Strategy
George F. Knight	54	Senior Vice President—Finance and Treasurer

Craig O. Morrison was elected President and Chief Executive Officer and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010. Mr. Morrison was also elected President and Chief Executive Officer and a director of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) effective March 25, 2002 and was named Chairman of the Board of Directors of MSC on June 1, 2005. Prior to joining MSC, he served as President and General Manager of Alcan Packaging’s Pharmaceutical and Cosmetic Packaging business from 1999 to 2002. From 1993 to 1998 he was President and General Manager for Van Leer Containers, Inc. Prior to joining Van Leer Containers, Mr. Morrison served in a number of management positions with General Electric’s Plastics division from March 1990 to November 1993, and as a consultant with Bain and Company from 1987 to 1990. He is a member of the Environmental, Health and Safety and Executive Committees of the Board of Managers of Momentive Holdco. Mr. Morrison’s position as President and Chief Executive Officer, his extensive management experience, and his skills in business leadership and strategy qualify him to serve on our Board of Directors.

William H. Carter was elected Executive Vice President and Chief Financial Officer and a director of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on October 1, 2010. Mr. Carter was also elected Executive Vice President and Chief Financial Officer of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) effective April 3, 1995 and a director of MSC effective November 20, 2001. Mr. Carter was instrumental in the restructuring of MSC’s holdings, including serving as a director and interim President and Chief Executive Officer of a former subsidiary, BCP Management Inc., from January to June 2000, and a director and executive officer of WKI Holding Company, Inc. from 2001 to 2003. Additionally, he has served as a director of Elmer’s Products, Inc., Borden Foods Corporation and AEP Industries, Inc. Prior to joining MSC in 1995, Mr. Carter was a partner, and the engagement partner for Borden Chemical, with Price Waterhouse LLP, which he joined in 1975. Mr. Carter’s position as Executive Vice President and Chief Financial Officer, his extensive management experience, and his skills in financial leadership qualify him to serve on our Board of Directors.

Scott M. Kleinman was elected a director on October 1, 2010. He has served as a director of MPH Holdings since November 2006 and previously served as a director of MSC and MSC Holdings from August 2004 to October 2010. Mr. Kleinman is a Partner at Apollo, where he has worked since February 1996. Prior to that time, Mr. Kleinman was employed by Smith Barney Inc. in its Investment Banking division. Mr. Kleinman is also a director of Momentive Performance Materials Holdings LLC, Verso Paper Corp., Verso Paper Holdings, LLC,

Noranda Aluminum Holding Corporation, LyondellBasell Industries B.V. and Realogy Corporation, all Apollo portfolio companies. Within the past five years, Mr. Kleinman was also a director of Momentive Specialty Chemicals Inc. He is a member of Audit Committee of the Board of Directors. He is also member of the Executive, Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Kleinman’s position with Apollo and his extensive finance and business experience, we believe it is appropriate for Mr. Kleinman to serve as a director of the Company.

Jordan C. Zaken was elected a director on October 1, 2010. He has served as a director of MSC since June 2005. Mr. Zaken is a Partner at Apollo, where he has worked since 1999. Prior to that time, Mr. Zaken was employed by Goldman, Sachs & Co. in its Mergers and Acquisitions Department. He is also a director of the following Apollo portfolio companies: Momentive Specialty Materials Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp. and Verso Paper Holdings, LLC. Within the past five years, Mr. Zaken was also a director of Parallel Petroleum Corporation. He is the Chairman of the Compensation Committee of the Board of Directors. He is also a member of the Audit Committee, Environmental, Health and Safety Committee and the Executive Committee and Chairman of the Compensation Committee of the Board of Managers of Momentive Performance Materials Holdings LLC. In light of our ownership structure and Mr. Zaken’s extensive finance and business experience, we believe it is appropriate for Mr. Zaken to serve as a director of the Company.

David B. Sambur was elected a director on October 1, 2010. He is a principal of Apollo, where he has worked since 2004. He was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. from 2002 to 2004. He is also a director of Momentive Specialty Chemicals Inc., Momentive Performance Materials Holdings LLC, Verso Paper Corp, Verso Paper Holdings, LLC and Caesar Entertainment Corporation, all Apollo portfolio companies. He serves on the Audit and Compensation Committees of the Board of Directors. He is also a member of the Audit and Compensation Committees of the Board of Managers of Momentive Performance Materials Holdings LLC.

Steven P. Delarge was elected Executive Vice President and President-Silicones and Quartz Division on October 1, 2010. Prior to this role, he served as President and CEO of the Silicones Americas business from January 2009. Mr. Delarge joined the Company upon its formation on December 4, 2006 as Chief Financial Officer. Prior to this time, Mr. Delarge served as Chief Financial Officer of GE Advanced Materials since 2003. He began his GE career in 1979, and joined GE Plastics in 1994 when he was appointed Manager, Productivity and Business Support. Some of his prior responsibilities include serving as Finance Director-Greater China of GE Plastics, responsible for the financial operations of GE Plastics in China, Taiwan and Hong Kong, and serving as Finance Director for GE Plastics North America Commercial Operations.

Judith A. Sonnett was elected Executive Vice President-Human Resources on October 1, 2010. Ms. Sonnett was also elected Executive Vice President-Human Resources of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) in September 2007. She has served in various HR leadership roles for MSC and its predecessors since November 1998. Prior to her current position at MSC, Ms. Sonnett was Vice President, People and Organizational Development from November 2004 thru September 2007, and prior to that, she held the title Vice President, Human Resources for Borden Chemical Inc. from November 1998 thru November 2004. From 1995 to 1998 Ms. Sonnett worked in Human Resources for W.L. Gore and Associates.

Douglas A. Johns was elected General Counsel and Secretary upon our formation on December 4, 2006. He was named Executive Vice President on October 1, 2010. He also serves as Executive Vice President and General Counsel of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals Inc.) and Momentive Performance Materials Holdings LLC. Prior to our formation, Mr. Johns served as General Counsel for GE Advanced Materials, a division of GE from 2004 to December 2006. Mr. Johns began his career as a trial lawyer at the U.S. Department of Justice and was in private practice before joining GE in 1991, where he served as Senior Counsel for global regulatory and environmental matters and Senior Business Counsel at GE Plastics’ European headquarters in Bergen Op Zoom, The Netherlands from 2001 to 2004.

Kevin W. McGuire was elected Executive Vice President, Business Processes and IT on October 1, 2010. Mr. McGuire was also elected Executive Vice President, Business Processes and IT of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) on June 1, 2005. Mr. McGuire joined MSC in 2002 as its Chief Information Officer.

Nathan E. Fisher was elected Executive Vice President—Procurement on October 1, 2010. Mr. Fisher was also elected Executive Vice President of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) on December 15, 2004. Mr. Fisher joined MSC in March 2003 as Director of Strategic Sourcing and was promoted to Vice President—Global Sourcing in September 2004.

Anthony B. Greene was elected Executive Vice President-Business Development and Strategy on October 1, 2010. Mr. Greene also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.). Mr. Greene joined the Company upon its formation on December 4, 2006 as Global Financial Planning and Analysis Manager. He was appointed Global Business Development Leader in January 2010. Prior to December 2006, he served as Global Financial Planning and Analysis Manager for GE Advanced Materials since 2005. Mr. Greene joined GE in 1981 and has held numerous financial management roles in a wide variety of GE businesses in the U.S., Asia and Europe.

George F. Knight was elected Senior Vice President Finance and Treasurer of Momentive Performance Materials Inc. and Momentive Performance Materials Holdings LLC on November 1, 2010. Mr. Knight also serves in that capacity for Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.) and Momentive Performance Materials Holdings LLC. He joined MSC in 1997. From 1999-2001 he served as Vice President of Finance for Borden Foods Corporation, an affiliate of MSC. In 2001, he re-joined MSC and was appointed Vice President-Finance and Treasurer of MSC in July 2002. He was promoted to Senior Vice President of MSC in June 2005.

Nominating Committee

As a controlled company, we have no Nominating Committee nor do we have written procedures by which stockholders may recommend nominees to our Board of Directors.

Audit Committee Financial Expert

Since we are not a listed issuer, there are no requirements that we have an independent Audit Committee. Our Audit Committee consists of Messrs. Kleinman and Sambur, both of whom qualify as audit committee financial experts, as such term is defined in Item 407(d)(5) of Regulation S-K, and neither of whom is independent.

Code of Ethics

We have adopted a Code of Conduct that applies to our directors, officers and employees. These standards are designed to deter wrongdoing and to promote the honest and ethical conduct of all employees. The Code of Conduct is posted on our website: www.momentive.com under “Investor Relations-Momentive Performance Materials Inc.” Any substantive amendment to, or waiver from, any provision of the Code of Conduct with respect to any senior executive or financial officer will be posted on this website.

Compensation Discussion and Analysis

Overview and Objectives of Executive Compensation Program

The Compensation Committee of our Board of Directors is responsible for establishing and monitoring compliance with our executive compensation philosophy. The Committee’s overarching goal is that the compensation and benefits provided to executives are reasonable, internally fair and externally competitive. The Committee has the authority to approve all executive compensation, equity and benefit programs.

Each year, the Compensation Committee sets the principles and strategies that guide the design of our executive compensation program. They annually evaluate the performance and compensation levels of the Chief Executive Officer (the “CEO”) and each of the executive officers who report directly to the CEO. Based on this evaluation, the Compensation Committee establishes and approves each executive’s compensation level, including base salary, annual incentive opportunities and long-term incentive opportunities. Throughout this discussion, we refer to the executives named in the Summary Compensation Table below as the “Named Executive Officers.” We also refer to our CEO and the executives who report directly to him as the “Senior Leadership Team.” The Senior Leadership Team is currently comprised of 10 individuals, including all of the Named Executive Officers.

Compensation Committee

Since the closing of the Momentive Combination on October 1, 2010, the Compensation Committee of our Board of Directors has been responsible for developing and implementing the compensation program for the Senior Leadership Team. Prior to this time, the Compensation Committee of MPM Holdings, our direct parent, assisted the Board of Directors of MPM Holdings in developing and implementing the compensation program for the CEO and other executives. The current members of the Committee are Jordan C. Zaken, Chairman, and David Sambur. In this section, references to the term “Committee” means, unless otherwise indicated, (i) the Compensation Committee of our Board of Directors with respect to current policies and actions taken on or after October 1, 2010 and (ii) the Compensation Committee of MPM Holdings with respect to policies in effect, and actions taken, prior to October 1, 2010.

The specific purposes of the Compensation Committee of our Board of Directors under its Committee Charter are:

•	to approve all compensation plans for the CEO, the other members of the Senior Leadership Team and the members of the Board;

•	to approve the short-term compensation of the CEO, the other members of the Senior Leadership Team and the members of the Board;

•	to approve and authorize grants under the Company’s or its subsidiaries incentive plans, including all equity plans and long-term incentive plans, to members of these groups; and

•

to prepare any report on executive compensation required by Securities and Exchange Commission rules and regulations for inclusion in an annual report to stockholders and an annual proxy statement, if any.

Executive Compensation Philosophy and Objectives of Executive Compensation Program

Our executive compensation program is designed to focus our CEO and the other members of our Senior Leadership Team on our key strategic, financial and operational goals that will translate into long-term value creation for our stockholder. As a result, we believe that the compensation packages we provide to executives should include a mix of short-term cash-based awards that encourage the achievement of annual goals, and long-term equity-based elements that reward sustained business performance and encourage management stability.

The Committee also believes that equity-based awards play an important role in creating incentives for our executives to maximize Company performance and further align the interests of our executives with those of our stockholders.

Our annual compensation review process includes an evaluation of key objectives and measurable contributions to ensure that the incentives are not only aligned with the Company’s strategic goals, but also enable us to attract and retain a highly qualified and effective management team. The Committee bases its executive compensation decisions on the following philosophy:

•	The compensation program should be designed to support the business with a balance between critical short-term objectives and long-term strategy;

•	Each executive’s total compensation should have a correlation to the scope of his or her responsibilities and relative contributions to the Company’s performance; and

•	A significant portion of each executive’s total compensation should be variable and contingent upon the achievement of specific financial and operational performance goals.

Our general philosophy is to set base salaries at levels comparable to the general market for the given position, and provide the opportunity for short-term and long-term incentive compensation that will exceed the general market when we perform at or above target levels.

Roles and Responsibilities

The Compensation Committee makes all final decisions regarding the compensation of our Senior Leadership Team, and is also responsible for approving new compensation programs and changes to existing compensation programs. These decisions, other than decisions regarding their own compensation, are based on recommendations made by the CEO and the Executive Vice President of Human Resources. The compensation of the CEO and the Executive Vice President of Human Resources is determined by the Committee. The Committee uses its discretion and judgment in accepting or modifying management’s recommendations in making its final compensation decisions.

Use of Compensation Data

In order to obtain a general understanding of current compensation practices when setting executive compensation levels, the Committee considers broad-based competitive market data on total compensation packages provided to executives with similar responsibilities at comparable companies within the chemical industry, as well as companies of similar revenues and operational complexity outside the chemical industry. We also use a variety of third-party salary surveys, including Hay Group PayNet and Towers Watson Executive Compensation Database. When making its executive compensation decisions, the Committee evaluates each executive’s scope of responsibility, his or her specific role in value creation and overall contributions to Company performance. The Committee does not engage in formal benchmarking against a set peer group of companies, and neither the Committee nor management engaged a compensation consultant to provide executive compensation advice or recommendations.

The Committee also reviews historical total compensation data on each executive, which includes base salary, target and actual annual incentive compensation and long-term incentive compensation, including equity ownership.

Executive Compensation and Related Actions in 2010

As a result of the recovery in our business in the second half of 2009 compared to the first half of 2009, in January 2010, we restored the salaries of Mr. Rich, our President and CEO at the time, the other members of the Senior Leadership Team and other affected salaried employees to their levels before the temporary pay reduction we instituted in 2009. Due to the global recession in 2009, the salaries for Mr. Rich and the other members of the Senior Leadership Team were temporarily reduced by 10% beginning on April 1, 2009. As a result of further strength in our business in the first half of 2010, we also reinstated our 401K savings plan matching contributions program and tuition reimbursement program in the third quarter of 2010 for all affected employees. These plans were temporarily suspended beginning in January 2009 for certain salaried employees, including all members of the Senior Leadership Team.

In early March 2010, to better incentivize our executives, we amended all outstanding performance vesting options under our 2007 Long-Term Incentive Plan, including those held by the applicable Named Executive Officers, tying vesting to the earlier of (i) Apollo’s achievement of a specified internal rate of return on its equity investment in MPM Holdings or (ii) Apollo’s achievement of a specified cash-on-cash return on its equity investment in MPM Holdings. Previously, vesting for these options was tied only to the internal rate of return criteria.

Messrs. Colatrella, Delarge, Modak, Dandolph and Greene purchased shares of common stock of MPM Holdings in mid-2010, which were subsequently converted into common units of Momentive Holdco pursuant to the terms of the Combination Agreement, dated as of September 11, 2010, by and among MPM Holdings, Momentive Speciality Chemical Holdings LLC and the other parties thereto (referred to herein as the “Combination Agreement”). In connection with the purchases, MPM Holdings granted these executives options to purchase common stock of MPM Holdings, relative to the shares of common stock purchased by the executive and the executive’s position. These options were also subsequently converted into options to purchase common units of Momentive Holdco pursuant to the terms of the Combination Agreement. The purchase price for such common stock, and exercise price for such options, were set at or above fair market value, as determined by the Compensation Committee in accordance with the terms of our 2007 Long-Term Incentive Plan. The foregoing equity sales and option awards were made to further incentive these executives to generate substantial equity value and for gain sharing upon performance.

In anticipation of the closing of the Momentive Combination, we entered into Separation Agreements dated September 29, 2010 with each of Jonathan D. Rich and Anthony Colatrella, respectively, our CEO and CFO at the time. Pursuant to these agreements, both executives’ employment was terminated without cause as of October 1, 2010. A description of the severance compensation payable to Messrs. Rich and Colatrella pursuant to their respective Separation Agreements is included in the Narrative to the Summary Compensation Table below.

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC, pursuant to which, MSC provides to us, and we provide to MSC, a range of services, including the services of certain executives and employees on a shared basis. This agreement was amended effective March 17, 2011 and expires in October 2015 (subject to one-year renewals every year thereafter, absent contrary notice from either party and subject to termination by either MSC or the Company, without cause, on not less than thirty days prior written notice subject to a one year transition assistance period). Under this arrangement, MSC provides us with the executive services of Mr. Morrison, Mr. Carter and certain other members of our Senior Leadership Team (while they continue to be employed by, and provide services to, MSC) and we provide MSC with the executive services of Messrs. Johns and Greene (while they continue to be employed by, and provide services to, us). In addition, under this agreement, MSC provides to us, and we provide to MSC, the services of various other executives and employees on a shared basis. Pursuant to the Shared Services Agreement, the fully burdened costs (including associated overhead costs) of the executives and other employees that MSC provides to us and we provide to MSC are allocated 49% to us and 51% to MSC, respectively, according to an agreed upon methodology, except to the extent that 100% of any cost is demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost is allocated to such party. Fully burdened costs for shared employees include salary, bonus, cash payments under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead, calculated in accordance with accounting policies and procedures approved, from time to time, by the parties. Monthly net payments are made under the Shared Services

Agreement based on estimated total allocated costs for all services. Following the end of each quarter, an additional payment is made, if necessary, based on a reconciliation of estimated costs to actual costs for such quarter. We expect that the Momentive Combination, including the Shared Services Agreement, will result in significant synergies for us. Additional details regarding the Shared Services Agreement are included in “Certain Relationships and Related Party Transactions.”

In connection with the Momentive Combination, the responsibilities of certain executives were increased and, effective October 1, 2010, these individuals received salary adjustments and/or increases in their annual incentive compensation targets.

2011 Compensation Actions

In February 2011, the Compensation Committee of the Board of Managers of Momentive Holdco approved a new long-term equity incentive plan for employees and directors of the Company and MSC (the “2011 Equity Plan”). The 2011 Equity Plan was adopted to address the concern that many of the Company’s key managers do not currently hold a meaningful or any equity stake in Momentive Holdco, and the fact that management’s overall ownership interest in Momentive Holdco is relatively small. Grants under the 2011 Equity Plan are denominated in Momentive Holdco common units. Under the 2011 Equity Plan, participants may receive grants of common units, restricted units, restricted deferred units, unit options and other unit-based awards. Grants of restricted deferred units and options to purchase units were made to a select group of Company leaders, including our Named Executive Officers. The amount of each award is based on the executive’s scope of responsibility, long-term potential, retention risk and/or impact on value creation. The awards also varied depending upon the grantees’ existing equity holdings, as the Compensation Committee of Momentive Holdco sought to harmonize equity ownership positions among key executives of MSC and MPM based on the factors above. The awards made pursuant to the 2011 Equity Plan will vest based on continued service and the achievement of certain unit prices following certain transactions involving Momentive Holdco, which we believe provides a retention incentive and encourages long-term value creation.

Executive Compensation Components

The following paragraphs describe and analyze the essential components of our executive compensation program which are as follows: base salaries, annual incentive awards, long-term incentive awards, retirement benefits, severance benefits, international assignment compensation and other benefits and perquisites. As discussed above, Messrs. Morrison and Carter are employed by MSC and provide services to us pursuant to the terms of the Shared Services Agreement. As a result, these executives participate in MSC’s compensation program and plans, and are compensated by MSC. Any references to compensation or benefits provided to Messrs. Morrison and Carter in this section refer to compensation or benefits provided by MSC. For a description of MSC’s compensation program and plans, see MSC’s Annual Report on Form 10-K for the period ended December 31, 2010.

Base Salaries

We provide our executives, other than Messrs. Morrison and Carter (who receive compensation and benefits from MSC), with an annual, fixed base salary commensurate with their professional status, accomplishments, scope of responsibility, and overall impact on the organization. The Committee reviews base salary levels annually in conjunction with the annual performance review conducted globally for all non-bargained salaried employees. In addition, the Committee reviews base salaries in conjunction with promotions or significant changes in job responsibilities of the Senior Leadership Team. When approving increases to base salaries, the Committee considers many factors including job performance, total target compensation, impact on value creation and the competitive marketplace. We believe that it is appropriate that our CEO and Chief Financial Officer receive base salaries that are higher than those of our other executive officers due to the broad scope of responsibilities they have for the overall operations of the Company.

Annual Incentive Awards

The purpose of our annual incentive program is to provide a short-term performance incentive and to reward participants for delivering increased value to the organization against specific financial objectives. In order to accomplish this, the Committee adopted an Annual Cash Bonus Plan in 2008 (the “Annual Cash Bonus Plan”) that uses measurable performance targets as approved each year by the Committee. In addition, from time to time the CEO may request a discretionary cash bonus pool to reward exemplary performance, or for retention purposes or in connection with a new hiring or promotion. The CEO may make discretionary bonus recommendations to the Committee for consideration and approval.

The incentive awards under our Annual Cash Bonus Plan are targeted at a level that, when combined with base salaries (from both MSC and us), is intended to yield total annual compensation that is competitive in the marketplace, while performance above the target is intended to yield total annual compensation above the market median. We strive to set annual incentive compensation targets that are achievable only through strong performance, believing that this motivates our executives and other participants to deliver ongoing value creation, while allowing the Company to attract and retain a highly talented Senior Leadership Team.

Incentive award targets under our Annual Cash Bonus Plan are determined by the Committee as part of the Company’s annual planning process. The annual planning process involves the development of an overall budget, which includes incentive compensation targets that consider a number of factors, such as: our prior-year performance; current market trends; anticipated synergies; potential pricing actions; raw material projections; the realization of planned productivity initiatives; expansion plans; new product development; and other strategic factors that could potentially impact our operations. We refer to the cash bonuses that our executives are eligible for under our Annual Cash Bonus Plan based on the financial targets approved by the Committee for fiscal year 2010 collectively as our “2010 ICP.”

The financial metrics used in our 2010 ICP include Adjusted EBITDA, free cash flow and working capital turnover. For executives with global roles, the financial objectives are Adjusted EBITDA and free cash flow of the Company. For executives with regional or business unit roles, the financial objectives are Adjusted EBITDA of the Company and the applicable region or business unit, free cash flow of the Company and working capital turnover of the applicable region or business unit. Minimum, target and maximum goals were established for each financial metric. The regional or business unit goals aggregate to the goals for the Company. The Adjusted EBITDA, free cash flow and working capital turnover goals act independently such that a payout based on one metric is possible even if the minimum threshold for the other metrics are not achieved so that associates continue to maintain focus on each metric.

The Committee uses Adjusted EBITDA as the primary profitability measure for determining the level of the financial performance for management and executive annual incentive compensation purposes. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization as adjusted to exclude certain non-cash or non-recurring expenses in accordance with the terms of our Credit Agreement and indentures. Additional information regarding the calculation of Adjusted EBITDA under our Credit Agreement and indentures and a reconciliation of Adjusted EBITDA to Net Income (Loss) are included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Measures that Supplement GAAP”. The Adjusted EBITDA goals for the annual incentive plan are set by the Committee based upon factors including, but not limited to, competitive business dynamics in the markets in which we operate, raw material trends, anticipated business unit growth, anticipated cost synergies and business unit budget projections. For the 2010 ICP, the targeted Adjusted EBITDA for the Company was $435 million with the minimum threshold for an incentive payout established at approximately 90% of the target, and the maximum payout established at approximately 110% of the target. For the 2010 ICP, to more closely align the Adjusted EBITDA metric to the Company’s business performance in the year, the Committee revised the calculation of Adjusted EBITDA to exclude estimated cost savings for the Momentive Combination (approximately $50 million) and include the EBITDA of one or subsidiaries that is designated as an Unrestricted Subsidiary under our Credit Agreement and indentures (approximately $19.5 million). As a result, Adjusted EBITDA as calculated under the 2010 ICP was $493.1 million, $30.5 lower than the Adjusted EBITDA as calculated under our Credit Agreement and indentures.

For the 2010 ICP, the Committee added free cash flow as a performance component for executives across all roles, replacing the working capital turnover measure that was included in last year’s plan. The Committee’s purpose in replacing the working capital turnover with free cash flow across executive roles was to focus on a broader cash generation metric for the funding of operations, capital expenditures and debt service payments. The Committee, however, believed it was important to continue to highlight working capital turnover to help generate liquidity and included the metric as a component for executives with regional or business unit roles. Free cash flow as defined under the 2010 ICP is cash flow from operating activities less cash used in investing activities. Working capital turnover as defined under the 2010 ICP is the last three months of sales in 2010 on annualized basis for the applicable region or business unit divided by the average of the last four months of net working capital in 2010. The free cash flow and working capital turnover targets were established as a result of budget projections in 2010. For the 2010 ICP, the targeted free cash flow for the Company was $100 million, with the minimum threshold for an incentive payout established at approximately 90% of the target, and the maximum payout established at approximately 110% of the target. Actual free cash flow as calculated under the 2010 ICP was $156.7 million. The targeted working capital turnover depended on the applicable region or business unit but was similarly structured with the minimum threshold for an incentive payout established at approximately 90% of the target, and the maximum payout established at approximately 110% of the target.

Each participant’s incentive target award under the 2010 ICP is based on a percentage of his or her base salary. In connection with the Momentive Combination, the responsibilities of certain Named Executive Officers were increased and, effective October 1, 2010, these individuals’ incentive target awards, expressed as percentage of their base salary, were increased with respect to the fourth quarter of 2010. All participating executives with global roles had 70% of their annual incentive compensation tied to Adjusted EBITDA of the Company and 30% tied to free cash flow of the Company. All participating executives with regional or business unit roles had 45% of their annual incentive compensation tied to Adjusted EBITDA of the Company, 25% tied to Adjusted EBITDA of the applicable region or business unit, 15% tied to free cash flow of the Company and 15% tied to working capital turnover of the applicable region or business unit. The following table summarizes the targets and performance components under the 2010 ICP, including individual goals and weightings, for each of our Named Executive Officers.

Name and Title	Incentive Target (% of Base Salary)	Award Payout Range (% of Incentive Target)	Performance Components Individual Goals	Weight
C. Morrison, President and CEO	Not Applicable—Mr. Morrison participated in the annual incentive plan of
MSC. 49% of the award under such plan attributable to the fourth quarter of
2010 (the period in which he provided services to us in 2010) was allocated to
	us pursuant to the terms of the Shared Services Agreement.

J. Rich, Former President and CEO	100%	up to 200	Adjusted EBITDA of the Company Free Cash Flow of the Company	70 30	% %

W. Carter, Executive Vice President and CFO	Not Applicable—Mr. Carter participated in the annual incentive plan of MSC.
49% of the award under such plan attributable to the fourth quarter of 2010
(the period in which he provided services to us in 2010) was allocated to us
	pursuant to the terms of the Shared Services Agreement.

T. Colatrella, Former CFO	75%	up to 200	Adjusted EBITDA of the Company Free Cash Flow of the Company	70 30	% %

S. Delarge, Executive Vice President and President, Silicones and Quartz Division and Former President-Silicones Americas	70% for Q1 - Q3; 80% for Q4	up to 200	Adjusted EBITDA of the Company Adjusted EBITDA—Silicones Americas Free Cash Flow of the Company Working Capital Turnover—Silicones Americas	45 25 15 15	% % % %

M. Modak, Chief Commercial Officer	60%	up to 200	Adjusted EBITDA of the Company Free Cash Flow of the Company	70 30	% %

J. Dandolph, Senior Vice President and Managing Director-Silicones Asia Pacific	40%	up to 200	Adjusted EBITDA of the Company Adjusted EBITDA - Silicones Asia Pacific Free Cash Flow of the Company Working Capital Turnover - Silicones Asia Pacific	45 25	% %

D. Johns, Executive Vice President and General Counsel	45% for Q1 - Q3; 50% for Q4	up to 200	Adjusted EBITDA of the Company Free Cash Flow of the Company	70 30	% %

A. Greene, Executive Vice President, Business Development and Strategy	35% for Q1 - Q3; 50% for Q4	up to 200	Adjusted EBITDA of the Company Free Cash Flow of the Company	70 30	% %

Please see “Determining Executive Compensation for Named Executive Officers” below for a description of each Named Executive Officer’s performance against the 2010 ICP goals.

Although the Committee has the authority to exercise discretion and award cash bonuses under the plan for unique circumstances despite the failure to achieve applicable performance objectives, it did not exercise this authority in connection with the 2010 bonuses for our Named Executive Officers.

Long-term Incentive Awards

Equity Awards

From time to time, grants of equity-based awards may be made to our Named Executive Officers, other members of the Senior Leadership Team and other eligible associates. The purpose of these equity awards is to provide a long-term performance incentive and to reward the participants for planning and delivering long-term value. Recent equity incentive awards include restricted deferred units of Momentive Holdco and options to purchase units of Momentive Holdco granted to our Named Executive Officers in February 2011 under the 2011 Equity Plan. We expect future equity incentive awards to also be issued under the 2011 Equity Plan, cover equity securities of Momentive Holdco and generally be subject to time-based or performance-based vesting requirements. Time-based awards function as a retention incentive, while performance-based awards are linked to the Company’s attainment of specific long-term objectives.

Prior to the closing of the Momentive Combination, equity incentive awards covered the common stock of MPM Holdings, our direct parent, and the Company’s practice was to offer certain key employees the opportunity to purchase stock in MPM Holdings at the then current fair market value (as determined under the 2007 Long-Term Incentive Plan of MPM Holdings) and receive equity options relative to the amount of stock purchased and the employee’s position with the Company. In connection with these stock purchases, two types of options were issued, options with time-based vesting and options with performance-based vesting. The time-based options vest in equal annual installments over a period of four years or five years. The performance based options vest upon the earlier of (i) Apollo’s achievement of a specified internal rate of return on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) and (ii) Apollo’s achievement of a specified cash-on-cash return on its equity investment in MPM Holdings (now converted into Momentive Holdco common units). The cash-on-cash return vesting criteria was added in early 2010.

Retirement Plans

We believe that our retirement plans are important compensation and retention tools. We balance the effectiveness of these plans with our cost of providing them. Each of our Named Executive Officers, other than Messrs. Morrison and Carter, participates in our qualified defined-benefit retirement plan, the Momentive Pension Plan, and our defined-contribution retirement plan, the Momentive 401K plan, on substantially the same terms as our other U.S. participating employees. Messrs. Morrison and Carter participate in MSC’s qualified defined-benefit retirement plan and 49% of MSC’s cost of this plan for Messrs. Morrison and Carter is allocated to us in accordance with the terms of the Shared Services Agreement. We also provide the Momentive Supplementary Pension Plan to approximately 30 U.S. plan participants, including the Named Executive Officers, other than Messrs. Morrison and Carter, to provide for retirement benefits above amounts available under the Momentive Pension Plan. We also have established the Momentive Excess Benefit Plan for additional retirement benefits for this same population but do not expect significant accruals under this plan, if any, and have frozen the plan. The Momentive Supplementary Pension Plan and Momentive Excess Benefit Plan are unfunded, unsecured obligations of the Company and are not qualified for tax purposes. The Momentive Supplementary Pension Plan is a strong retention tool because executives are generally not eligible for benefits pursuant to the plan if they leave the Company prior to reaching age 60. The benefit formula for these pension plans are described below in the Pension Benefits Table.

Severance Benefits

Our Named Executive Officers are entitled to receive severance benefits from us (or MSC, in the case of Messrs. Morrison and Carter) if their employment is terminated without cause. Severance benefits for these Named Executive Officers are provided pursuant to the terms of the executive’s employment agreement, term sheet or offer letter. Because Messrs. Morrison and Carter are employed by MSC, they are only entitled to severance benefits if their employment with MSC is terminated without cause by MSC or for good reason by the executive pursuant to the terms of their employment agreements with MSC. In such event, these executives would no longer provide services to us under the Shared Services Agreement and the cost of such severance benefits would be allocated 49% to us pursuant to the terms of the Shared Services Agreement (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost will be allocated to such party), provided the agreement is still in effect at the time of the termination. Pursuant to the term sheets between each executive and the Company, Messrs. Delarge, Johns and Greene are entitled to severance benefits that are no less favorable than those provided to them under the policies and practices of GE in effect on December 3, 2006, the date of the GE Advanced Materials Acquisition. Mr. Johns’ severance benefits were subsequently increased in connection with his promotion on October 1, 2010. Mr. Modak is entitled to certain severance benefits under the terms of his offer letter.

International Assignment Compensation

Benefits provided to employees and executives as part of an international assignment are viewed by us as a means to compensate the executive for financial expenses and personal hardships which would not exist if the executive remained in his or her home country. We believe that, as a growing global company, it is necessary to offer this compensation to encourage key employees and executives to temporarily relocate for strategic business reasons. Mr. Dandolph’s international assignment package is described in the Narrative to the Summary Compensation table.

Other Benefits and Perquisites

The other benefits and perquisites for our Named Executive Officers, other than Messrs. Morrison and Carter, consist of the participation in the Momentive Supplementary Pension Plan (as described in Retirement Plans above), participation in our leadership life insurance program in lieu of our basic life insurance and, for one Named Executive Officer who joined the Company in connection with the GE Advanced Materials Acquisition, participation in our leased company vehicle program. Messrs. Morrison and Carter are not eligible to receive the above perquisites because they are employed and compensated by MSC. While we believe that perquisites should be a minor part of executive compensation, we recognize the need to provide our executive officers with certain perquisites that are reasonable and consistent with our overall compensation program. The Compensation Committee periodically reviews the benefits and perquisites provided to our executive officers.

Determining Compensation for our Named Executive Officers

President and Chief Executive Officer—Craig O. Morrison

Mr. Morrison is employed by MSC, and accordingly, his compensation is determined by MSC. Pursuant to the terms of the Shared Services Agreement between MSC and us dated October 1, 2010, MSC provides us with executive services of Mr. Morrison on a shared basis. In exchange for such services, MSC’s fully burdened costs for Mr. Morrison are allocated 49% to us in accordance with the terms of the Shared Services Agreement (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost will be allocated to such party).

In February 2011, Mr. Morrison was granted an award of 193,667 restricted deferred common units of Momentive Holdco and an option to purchase 581,001 common units under the 2011 Equity Plan.

Former President and Chief Executive Officer—Jonathan D. Rich

At the beginning of 2009, Mr. Rich recommended annual goals and objectives for the organization. His goals for the year included sales, Adjusted EBITDA and free cash flow targets for the Company and the implementation of various strategic and productivity programs focused on environmental, health & safety (“EH&S”) as well as fixed cost management (which are referred to herein as the “Corporate Goals”). Under the 2010 ICP, Mr. Rich’s annual cash bonus was tied to the achievement of the Adjusted EBITDA and the free cash flow targets of the Company, the key financial goals for the Company as approved by the Committee.

Mr. Rich’s actions during the year and in 2009 positioned the Company well to benefit from the economic recovery in 2010. In 2010, sales increased by 24% and were 2% above plan, Adjusted EBITDA increased by 74% and was 13% above plan and free cash flow increased by $228 million and was 57% above plan. The Company achieved its primary environmental objective, and although it did not achieve its Safety objective, the results were improved over the prior year. The Company missed its fixed costs target by 2% due in large part to increases needed to support the 24% sales growth. Mr. Rich also led the Company’s efforts with respect to the Momentive Combination.

In connection with Momentive Combination, Mr. Rich and the Company entered into a Separation Agreement dated September 29, 2010, pursuant to which Mr. Rich’s employment with the Company was terminated without cause as of October 1, 2010. Mr. Rich’s severance compensation is governed by the terms of the Separation Agreement and Mr. Rich’s preexisting Employment Agreement dated June 1, 2007. Pursuant to the terms of the Employment Agreement and the Separation Agreement, Mr. Rich is entitled to a cash bonus under the 2010 ICP based on the achievement of Adjusted EBITDA and free cash flow targets for the Company. A description of the Mr. Rich’s other severance benefits and a summary of the terms of his Separation Agreement and Employment Agreement are set forth in the Narrative to the Summary Compensation Table below.

Executive Vice President and Chief Financial Officer—William H. Carter

Mr. Carter is employed by MSC, and accordingly, his compensation is determined by MSC. Pursuant to the terms of the Shared Services Agreement between MSC and us dated October 1, 2010, MSC provides us with executive services of Mr. Carter on a shared basis. In exchange for such services, MSC’s fully burdened costs for Mr. Carter are allocated 49% to us in accordance with the terms of the Shared Services Agreement (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost will be allocated to such party).

In February 2011, Mr. Carter was granted an award of 154,934 restricted deferred common units of Momentive Holdco and an option to purchase 464,801 common units under the 2011 Equity Plan.

Former Chief Financial Officer—Anthony Colatrella

In addition to the Corporate Goals, Mr. Colatrella’s goals for 2010 included targets for working capital (trade receivables, accounts payable and inventory), capital equipment expenditures, and finance department fixed costs. Additionally, his objectives included identifying and implementing actions to reduce Company debt, maintaining all compliances, improving the orders to collection (OTC) process and recruiting and retaining talent. Under the 2010 ICP, Mr. Colatrella’s annual cash bonus was tied to the achievement of the Adjusted EBITDA and the free cash flow targets of the Company, the key financial goals for the Company as approved by the Committee.

Mr. Colatrella’s actions during 2010 and in 2009 helped enable the Company to benefit from the economic recovery in 2010. He played a key role in achieving the Adjusted EBITDA and free cash flow goals of the Company. Additionally, his leadership was instrumental in achieving the accounts receivable, accounts payable and finance department fixed costs targets. While the Company did not meet its inventory target, turnover improved year-over-year from 5.8 to 7.0 turns. Good progress was made on reducing company debt, improving the OTC process, recruiting and retaining talent and there were no significant financial compliance issues in 2010. Mr. Colatrella was also integral in evaluating and negotiating the Combination Agreement and Shared Services Agreement entered into with MSC.

In connection with Momentive Combination, Mr. Colatrella and the Company entered into a Separation Agreement dated September 29, 2010, pursuant to which Mr. Colatrella’s employment with the Company was terminated without cause as of October 1, 2010. Mr. Colatrella’s severance compensation is governed by the terms of the Separation Agreement. Under the Separation Agreement, Mr. Colatrella is entitled to receive his annual cash bonus under the 2010 based on the achievement of Adjusted EBITDA and free cash flow targets for the Company calculated as if his employment had continued through December 31, 2010. A description of the Mr. Colatrella’s other severance benefits and a summary of the terms of his Separation Agreement are set forth in the Narrative to the Summary Compensation Table below.

Executive Vice President and President—Silicones and Quartz Division; Former President, Silicones Americas—Steven P. Delarge

Mr. Delarge started 2010 as President of the Company’s Silicones Americas business and was promoted to President of the Silicones and Quartz Division upon the closing of the Momentive Combination on October 1, 2010. In addition to the Corporate Goals, Mr. Delarge’s 2010 goals were focused upon the achievement of sales, Adjusted EBITDA, working capital turnover, earned growth, 1-year new product introduction (“NPI”) and fixed cost targets for the Silicones Americas business. Additionally, his objectives included implementation of EH&S and productivity programs as well as the successful completion of collective bargaining agreements with the Company’s U.S. labor unions. Under the 2010 ICP, Mr. Delarge’s annual cash bonus is tied to the achievement of the Adjusted EBITDA target of the Company and the Silicones Americas region, the free cash flow target of the Company, and the working capital turnover target of the Silicones Americas region, the key financial goals for this region of the Silicones division as approved by the Committee.

The Silicones division performed well in 2010, with the Americas region surpassing the target performance goals for sales, Adjusted EBITDA, earned growth, and fixed costs targets while missing the working capital turnover and NPI objectives. Additionally, Mr. Delarge’s leadership was instrumental in the implementation of productivity programs and EH&S programs (which led to significantly improved EH&S results) in the Silicones Americas region as well as the successful completion of collective bargaining agreements with the Company’s U.S. labor unions.

In conjunction with his promotion to President of the Silicones and Quartz Division, Mr. Delarge’s base salary was increased in October to $450,000 per year and his incentive target percent was increased to 80% effective as of the beginning of the fourth quarter of 2010. He is not eligible for another merit increase until April 2012.

As a result of the performance of the Company and the Silicones business in the Americas and achievement of certain 2010 ICP goals, Mr. Delarge will receive a payment of $437,145 under the 2010 ICP. The amount is prorated for the year with his incentive target award based on 70% of his salary for the first three quarters of 2010 and 80% of his new base salary for the fourth quarter of 2010.

In February 2011, Mr. Delarge was granted an award of 8,198 restricted deferred common units of Momentive Holdco and an option to purchase 24,593 common units under the 2011 Equity Plan.

Chief Commercial Officer—Mike Modak

In addition to the Corporate Goals, Mr. Modak’s 2010 goals were focused on the achievement of earned growth, 1-year NPI, error-free delivery, price and marketing department fixed costs targets. Additionally, his objectives included completing strategic product rationalization and go-to-market projects as well as recruiting and retaining key talent. Under the 2010 ICP, Mr. Modak’s annual cash bonus is tied to the achievement of the Adjusted EBITDA and the free cash flow targets of the Company, the key financial goals for the Company as approved by the Committee.

The Company’s businesses performed well in 2010, surpassing the maximum performance goals of the Company under the 2010 ICP for Adjusted EBITDA and free cash flow. Mr. Modak’s leadership was integral to the achievement of 96% of the earned growth target and 112% of the NPI target. The Company fell slightly short of its error-free delivery target, but achieved its price and marketing department fixed costs objectives. Mr. Modak also successfully completed the product rationalization and go-to-market projects and good progress was achieved at recruiting and retaining talent.

As a result of the performance of the Company and achievement of the 2010 ICP goals, Mr. Modak will receive a payment of $480,000 under the 2010 ICP.

Senior Vice President and Managing Director—Silicones Asia Pacific—John C. Dandolph

In addition to the Corporate Goals, Mr. Dandolph’s 2010 goals were focused upon the achievement of sales, Adjusted EBITDA, working capital turnover, earned growth, 1-year NPI and fixed cost targets for the Silicones Asia Pacific region. Additionally, his objectives included implementation of EH&S, productivity and growth programs as well as recruiting and retaining talent. Under the 2010 ICP, Mr. Dandolph’s annual cash bonus is tied to the achievement of the Adjusted EBITDA target of the Company and the Silicones Asia Pacific region, the free cash flow target of the Company, and the working capital turnover target of the Silicones Asia Pacific region, the key financial goals for this region of the Silicones division as approved by the Committee.

The Silicones division performed well in 2010, with the Asia Pacific region surpassing the target performance goals for sales, Adjusted EBITDA, working capital turnover, earned growth, and fixed costs targets while missing the NPI objective. Additionally, Mr. Dandolph’s leadership was instrumental in the implementation of EH&S, productivity and growth programs in the Silicones Asia Pacific region and good progress was achieved at recruiting and retaining talent.

In recognition of his accomplishments, Mr. Dandolph’s base salary was increased in January 2011 to $295,000 per year. He is not eligible for another merit increase until April 2012.

As a result of the performance of the Company and the Silicones business in Asia Pacific and achievement of certain 2010 ICP goals, Mr. Dandolph will receive a payment of $220,000 under the 2010 ICP.

In February 2011, Mr. Dandolph was granted an award of 13,500 restricted deferred common units of Momentive Holdco and an option to purchase 40,500 common units under the 2011 Equity Plan.

Executive Vice President and General Counsel—Douglas A. Johns

Mr. Johns’ goals for 2010 were similar to those of Mr. Rich, described above, but in addition he had goals focused on legal department fixed costs, resolving certain litigation, successfully completing collective bargaining agreements with the Company’s U.S. labor unions as well as maintaining all compliances. Under the 2010 ICP, Mr. Johns’ annual cash bonus is tied to the achievement of the Adjusted EBITDA and the free cash flow targets of the Company, the key financial goals for the Company as approved by the Committee.

The Company’s businesses performed well in 2010, surpassing the maximum performance goals of the Company under the 2010 ICP for Adjusted EBITDA and free cash flow and Mr. Johns’ overall leadership and advice as General Counsel played a key role in the achievement of these results. While the legal department fixed costs target was not met, Mr. Johns’ leadership was instrumental in achieving resolution of certain litigation and the successful completion of collective bargaining agreements with the Company’s U.S. labor unions. He was also integral in evaluating and negotiating the Combination Agreement and Shared Services Agreement entered into with MSC.

In recognition of his accomplishments, Mr. Johns’ base salary was increased in October to $420,000 per year and his incentive target percent was increased to 50% effective as of the beginning of the fourth quarter of 2010 to reflect his increased responsibilities as the General Counsel for Momentive Holdco and MPM, and the increased size and scope of the functional area he has been asked to lead. He is not eligible for another merit increase until April 2012.

As a result of the Company’s performance and achievement of the 2010 ICP goals, Mr. Johns will receive a payment of $319,650 under the 2010 ICP. The amount is prorated for the year with his incentive target award based on 45% of his salary for the first three quarters of 2010 and 50% of his new base salary for the fourth quarter of 2010.

In February 2011, Mr. Johns was granted an award of 40,320 restricted deferred common units of Momentive Holdco and an option to purchase 120,960 common units under the 2011 Equity Plan.

Executive Vice President, Business Development and Strategy—Anthony B. Greene

Mr. Greene’s goals for 2010 were similar to those of Mr. Rich, described above, but in addition he had goals focused on business development department fixed costs, devising and implementing the Company’s M&A strategy as well as maintaining all compliances. Under the 2010 ICP, Mr. Greene’s annual cash bonus is tied to the achievement of the Adjusted EBITDA and the free cash flow targets of the Company, the key financial goals for the Company as approved by the Committee.

The Company’s businesses performed well in 2010, surpassing the maximum performance goals of the Company under the 2010 ICP for Adjusted EBITDA and free cash flow and Mr. Greene’s overall leadership played a key role in the achievement of these results. Mr. Greene successfully met the business development department’s fixed cost objective, devised and began implementing the Company’s M&A strategy and maintained all compliances. He was also instrumental in evaluating and negotiating the Combination Agreement and Shared Services Agreement entered into with MSC.

In recognition of his accomplishments, Mr. Greene’s base salary was increased in October to $315,000 per year and his incentive target percent was increased to 50% effective as of the beginning of the fourth quarter of 2010 to reflect his increased responsibilities as the leader for business development and strategy for Momentive Holdco and MPM, and the increased size and scope of the functional area he has been asked to lead. He is not eligible for another merit increase until April 2012.

As a result of the Company’s performance and achievement of the 2010 ICP goals, Mr. Greene will receive a payment of $231,000 under the 2010 ICP. The amount is prorated for the year with his incentive target award based on 35% of his salary for the first three quarters of 2010 and 50% of his new base salary for the fourth quarter of 2010.

In February 2011, Mr. Greene was granted an award of 22,427 restricted deferred common units of Momentive Holdco and an option to purchase 67,282 common units under the 2011 Equity Plan.

Summary Compensation Table

The following summary compensation table reflects certain information concerning compensation (regardless of its source) for services rendered to the Company in all capacities awarded to, earned by or paid during the years ended December 31, 2010, 2009 and 2008 to each person who served as our Chief Executive Officer during the most recent fiscal year, each person who served as our Chief Financial Officer during the most recent fiscal year, the three most highly compensated executive officers, other than our Chief Executive Officer and Chief Financial Officer, employed by us as of December 31, 2010 and two other employees employed by us as of December 31, 2010 who would have been among the three most highly compensated executive officers, if they had remained executive officers of the Company as of December 31, 2010. The following summary compensation table does not provide compensation information for previous years to the extent that such Named Executive Officers were not named executive officers in prior years.

Name and Principal Position (a) (1)	Year (b)	Salary ($) (c) (2)	Bonus (2) (3) ($) (d)	Stock Awards (4) (5) ($) (e)	Option Awards (5) (6) ($) (f)	Non-Equity Incentive Plan Compensation (5) (7) ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) (8) ($) (h)	All Other Compensation (5) (9) ($) (i)	Total ($) (j)
Craig O. Morrison President and Chief Executive Officer	2010	255,769	—	—	—	—	—	354,288	610,057

Dr. Jonathan D. Rich Former President and Chief Executive Officer	2010 2009 2008	487,500 601,250 650,000	— — —	— — —	828,826 — —	— 877,500 —	— 152,708 140,336	5,258,173 10,256 57,073	6,574,499 1,641,714 847,409

William H. Carter Chief Financial Officer	2010	184,587	—	—	—	—	—	206,552	391,139

Anthony Colatrella Former Chief Financial Officer	2010 2009	299,042 345,393	— 100,000	— —	781,795 334,331	— 394,875	— —	2,597,330 31,633	3,678,167 1,206,232

Steven P. Delarge Executive Vice President, President-Silicones and Quartz Division, Former President-Silicones Americas	2010 2009 2008	394,888 349,380 328,869	— — —	— — —	276,077 60,373 —	437,145 364,420 —	537,945 118,197 98,589	10,737 7,844 17,038	1,656,792 900,214 444,496

Michael D. Modak Chief Commercial Officer	2010 2009	398,722 369,584	133,334 133,333	— —	593,478 167,166	480,000 324,000	112,974 98,728	5,968 5,129	1,724,476 1,097,940

John C. Dandolph Senior Vice President and Managing Director-Silicones Asia Pacific	2010	268,750	—	—	337,510	220,000	95,623	222,265	1,144,148

Douglas A. Johns Executive Vice President and General Counsel	2010 2008	355,208 306,863	— —	— —	77,345 —	319,650 —	305,856 61,835	5,658 261,902	1,063,717 630,600

Anthony B. Greene Executive Vice President, Business Development and Strategy	2010	294,326	—	—	120,011	231,000	341,497	3,521	990,355

(1)

The compensation set forth in this table for Messrs. Morrison, Carter, Johns and Greene, executives who provide services to both MSC and us on a shared basis, is shown regardless of the source of the compensation and the cost allocations under the Shared Services Agreement. Messrs. Morrison and Carter are employed by MSC and began to provide executive services to us on October 1, 2010 pursuant to the terms of the Shared Services Agreement. Messrs. Johns and Greene are employed by us and began to provide executive services to MSC on October 1, 2010 pursuant to the terms of the Shared Services Agreement. In anticipation of the closing of the Momentive Combination, effective as of October 1, 2010, we terminated the employment of Jonathan D. Rich and Anthony Colatrella, our CEO and CFO at the time, pursuant to Separation Agreements each dated September 29, 2010. Messrs. Delarge, Modak and Dandolph are employed by us and do not provide services to MSC. In connection with the Momentive Combination, Mr. Delarge was promoted to Executive Vice President and President, Silicones and Quartz

Division, on October 1, 2010. Prior to that time, he served as President, Silicones Americas. Mr. Modak was an executive officer at the beginning of fiscal year 2010. Although he continues to serve as our Chief Commercial Officer, he was not an executive officer at December 31, 2010. Mr. Dandolph was an executive officer at the beginning of fiscal year 2010. Although he continues to serve as Senior Vice President and Managing Director-Silicones Asia Pacific, he was not an executive officer at December 31, 2010.
(2)	The amounts included in column (c) and (d) for Messrs. Morrison and Carter reflect the total compensation earned by the executive related to the fourth quarter (the period in which they provided services to us in 2010), regardless of the amount allocated to us under the Shared Services Agreement. The amounts included in column (c) and (d) for Messrs. Johns and Green reflect the total compensation earned by the executive for the full year, regardless of the amount allocated to MSC related to the fourth quarter under the Shared Services Agreement.
(3)	In 2010 and 2009, Mr. Modak was paid $133,334 and $133,333, respectively, the portion of his original sign-on bonus which was payable after his twelve-month and twenty-four month anniversary of employment with the Company.
(4)	This column reflects the aggregate grant date fair value in the applicable fiscal year for stock awards of common stock of MPM Holdings (which were subsequently converted into units of Momentive Holdco pursuant to the terms of the Combination Agreement) granted in such fiscal year in accordance with FASB ASC Topic 718. In fiscal year 2010, all of the Named Executive Officers who purchased shares of common stock of MPM Holdings, purchased those shares under the 2007 Long-Term Incentive Plan at a price per share equal to or greater than the fair market value of the stock determined in accordance with the Plan at the time of sale. Because the stock was not purchased at a discount to its fair market value at the time of sale, no amount is recognized in this column.
(5)	Messrs. Morrison and Carter do not participate in our benefit or compensation plans and as a result no amounts are shown in columns (e)-(h) for these executives. Messrs. Morrison and Carter, however, participate in MSC’s benefit and compensation plans and amounts under those plans related to the fourth quarter of 2010 are shown in column (i), regardless of the amounts allocated to us under the Shared Services Agreement. The amounts shown in columns (e)-(i) for Messrs. Johns and Greene reflect total amounts under our benefit and compensation plans for the full year, regardless of the amounts allocated to MSC related to the fourth quarter under the Shared Services Agreement.
(6)	This column reflects the aggregate grant date fair value in the applicable fiscal year for option awards to purchase MPM Holdings common stock (which were subsequently converted into units of Momentive Holdco pursuant to the terms of the Combination Agreement) granted in such fiscal year and the incremental fair value of modifications to previously issued option awards in such fiscal year in accordance with FABS ASC Topic 718. The amounts in this column do not reflect the amount of compensation actually received by the Named Executive Officer. In 2010, Messrs. Colatrella, Delarge, Modak, Dandolph and Greene were issued new options and their option awards issued prior to 2010 were also modified to add a new vesting criteria. In 2010, option awards issued to Messrs. Rich and Johns prior to 2010 were also modified to add a new vesting criteria.
(7)	This column reflects the amounts earned by the Named Executive Officers employed by us under our Annual Cash Bonus Plan for fiscal year 2010 (also referred to herein as the 2010 ICP).
(8)	The change in pension values refers to the aggregate change in the present value of the Named Executive Officer’s accumulated benefits under all of our plans that provide for the payment of retirement benefits or benefits paid primarily after retirement (including tax-qualified defined benefit plans and supplemental executive retirement plans and excluding tax-qualified defined contribution plans) from the measurement date used for preparing the prior period year-end financial statements to the measurement date used for preparing the current period year financial statements. For the Named Executive Officers employed by us, such amounts in 2010 were: Rich-($293,044), Colatrella-$0, Delarge-$537,945, Modak-$112,974, Dandolph-$95,623, Johns-$305,856 and Greene-$341,497. The present value of Momentive pensions for Messrs. Rich and Colatrella decreased to zero because at the time of their termination of employment neither had vested pension benefits. See the Pension Benefits table below for additional information regarding our pension calculations, including the assumptions used for these calculations. Non-qualified deferred compensation earnings refer to above-market or preferential earnings on compensation that is deferred on a non-tax-qualified basis. We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.
(9)

Messrs. Morrison and Carter participated in the following MSC programs in 2010 and received compensation as indicated below: Morrison: Annual Cash Incentive Compensation Plan-$352,450, and 401K Matching Contributions and Annual Retirement Contribution-$1,838; and Carter: Annual Cash Incentive Compensation Plan-$203,489, and 401K Matching Contributions and Annual Retirement Contribution-$3,063. The Named Executive Officers employed by us participated in the following Company programs in 2010 as indicated: Rich: Leadership Life Insurance-$9,005; Colatrella: Leadership Life Insurance-$5,548; Delarge: Automobile-$3,361 and Leadership Life Insurance-$7,376; Modak: Leadership Life Insurance-$5,698; Dandolph: Expatriate Benefits: $221,906 (Housing & Utilities-$71,210; Tax Equalization-$66,991; Cost of Living Supplement-$32,503; Auto-$32,300 and Other-$19,002); Leadership Life Insurance-$359; Johns: Leadership Life Insurance-$5,658; and Greene: Leadership Life Insurance-$3,521. In connection with his Separation Agreement, Mr. Rich also received or will receive the following payments and benefits following his termination of employment on October 1, 2010: (i) $975,000 in aggregate cash severance payments, representing his regular salary for the period from October 2, 2010 through and continuing until March 30, 2012, payable in monthly installments, (ii) a cash bonus of $1,300,000 based on the achievement of applicable performance targets by the Company for fiscal year 2010, which we expect to pay in the first quarter of 2011, (iii) $2,768 representing the value of health and welfare benefits provided through February 3, 2011, and (iv) $350,000, which was paid within 30 days of his termination of employment. In addition, in accordance with the terms of his Separation Agreement, Momentive Holdco repurchased 50% of the units in Momentive Holdco held by Mr. Rich at the same price originally paid by Mr. Rich (as adjusted to reflect the conversion under the Combination Agreement), and our parent modified Mr. Rich’s existing options. Under the option modification, Mr. Rich’s unvested Tranche A time-vesting options became fully vested on October 1, 2010, the effective date of his termination of employment without cause, and his unvested Tranche B and Tranche C performance-vesting options shall remain outstanding until the expiration of the scheduled option term (as set forth in Mr. Rich’s Option Agreement) determined without regard to the continued service requirement set forth in his Option Agreement and shall vest if the applicable performance goals are achieved. The fair value of the foregoing option modifications for Mr. Rich determined in the same manner as described under footnote (6) above is $2,621,400. In connection with his Separation Agreement, Mr. Colatrella also received or will receive the following payments and benefits following his termination of employment on October 1, 2010: (i) $599,952 in aggregate cash severance payments, representing his regular salary for the period from October 2, 2010 through and continuing until March 30, 2012, payable on a bi-weekly basis (minus all applicable taxes and previously authorized payroll deductions), plus two weeks of paid vacation, (ii) a cash bonus of $585,000 based on the achievement of applicable performance targets by the Company for fiscal year 2010, calculated as if his employment had continued through December 31, 2010, which we expect to pay in the first quarter of 2011, (iii) $18,388 representing the estimated value of medical, dental and life insurance benefits to be provided through September 30, 2011, (iv) $197,471 paid within thirty days of his termination of employment, representing a settlement of all outstanding benefits owed to him under our relocation program and (v) $7,100 representing the estimate value of outplacement services to be provided through September 30, 2011. In addition, in accordance with the terms of his Separation Agreement, our parent modified Mr. Colatrella’s existing options. Under the option modification, Mr. Colatrella’s unvested Tranche A time-vesting options and his unvested Tranche B and Tranche C performance-vesting options shall remain outstanding until the expiration of the scheduled option term (as set forth in Mr. Colatrella’s Option Agreements) determined without regard to the continued service requirement set forth in his Option Agreements and shall vest according to their terms. The fair value of the foregoing option modifications for Mr. Colatrella determined in the same manner as described under footnote (6) above is $1,183,871. The severance benefits referred to above are shown in their entirety, regardless of the amounts allocated to MSC under the Shared Services Agreement.

Narrative to Summary Compensation Table

Shared Services Agreement

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC, pursuant to which, MSC provides to us, and we provide to MSC, a range of services, including the services of certain executives and employees on a shared basis. Under this arrangement, MSC provides us with the executive services of Mr. Morrison, Mr. Carter and certain other members of our Senior Leadership Team (while they continue to be employed by, and provide services to, MSC) and we provide MSC with the executive services of Messrs. Johns and Greene (while they continue to be employed by, and provide services to, us). In addition, under this agreement, MSC provides to us, and we provide to MSC, the services of various other executives and employees on a shared basis. Pursuant to the Shared Services Agreement, the fully burdened costs (including associated overhead costs) of the executives and other employees that MSC provides to us and we provide to MSC are allocated 49% to us and 51% to MSC, respectively, according to an agreed upon methodology, except to the extent that 100% of any cost is demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost is allocated to such party. Fully burdened costs for shared employees include salary, bonus, cash grants under annual incentive compensation plans, costs under health care, life insurance, pension, retirement, deferred compensation and severance plans and associated overhead, calculated in accordance with accounting policies and procedures approved, from time to time, by the parties. Monthly net payments are made under the Shared Services Agreement based on estimated total allocated costs for all services. Following the end of each quarter, an additional payment is made, if necessary, based on a reconciliation of estimated costs to actual costs for such quarter. We expect that the Momentive Combination, including the Shared Services Agreement, will result in significant synergies for us. For additional details regarding the Shared Services Agreement, see “Certain Relationships and Related Party Transactions.”

MSC Employment Agreements

MSC has an employment agreement with Mr. Morrison, which includes an agreement not to compete with MSC for 18 months following termination, a one-year non-solicitation agreement and a confidentiality agreement. In the event that Mr. Morrison’s employment is terminated by the Board of Directors of MSC without cause or Mr. Morrison resigns for good reason, Mr. Morrison is entitled, under this agreement, to base salary continuation during the term of his non-compete agreement.

MSC also has an employment agreement with Mr. Carter, which includes an agreement not to compete with MSC for two years following termination, a one-year non-solicitation agreement and a confidentiality agreement.

In the event that Mr. Carter’s employment is terminated without cause or Mr. Carter resigns for good reason, Mr. Carter is entitled, under this agreement, to base salary continuation during the term of his non-compete agreement.

If Messrs. Morrison or Carter’s employment is terminated by MSC pursuant to the terms of their employment agreements with MSC, these executives would no longer provide services to us under the Shared Services Agreement. In such event, the cost of any benefits payable would be allocated 49% to us (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost would be allocated to such party) pursuant to the terms of the Shared Services Agreement, provided the agreement is still in effect at the time of the termination.

Rich and Colatrella Separation Agreements and Option Modifications

In anticipation of the closing of the Momentive Combination, we entered into Separation Agreements dated September 29, 2010 with each of Jonathan D. Rich and Anthony Colatrella, our CEO and CFO at the time. Pursuant to these agreements, both executives were terminated without cause as of October 1, 2010.

Pursuant to the terms of Dr. Rich’s pre-existing employment agreement with us dated June 1, 2007, Dr. Rich is entitled to receive, subject to his compliance with the restrictive covenants set forth therein, the following severance benefits (i) any accrued but unpaid annual base salary and bonus, vacation and unreimbursed expenses, payable in lump sum, (ii) 18 months of continued base salary, payable in monthly installments, (iii) a bonus (based on the Company’s performance) for the year in which termination occurs and (iv) continued health and welfare benefits (excluding long-term disability coverage) for 18 months for Dr. Rich (and, where applicable, his dependents), subject to cutoff in certain events in connection with Dr. Rich’s subsequent reemployment. Pursuant to the terms of Dr. Rich’s separation agreement with us, dated September 29, 2010, our parent agreed to modify the terms of Dr. Rich’s existing options. Under the option modification, (i) the time-vested stock options held by Dr. Rich became fully vested upon his date of termination and will remain outstanding until the expiration of the scheduled stock option term and (ii) his performance-based stock options will remain outstanding until the expiration of the scheduled stock option term, determined without regard to the continued service requirement, and will vest if the applicable performance goals are achieved. As consideration of the services that Dr. Rich provided through the closing of the transactions contemplated by the Combination Agreement, we also paid Dr. Rich, within 30 days of his termination date, $350,000 in accordance with the terms of the separation agreement. In connection with his entry into the separation agreement, Mr. Rich executed a general release of claims against our affiliates and us. On February 3, 2011, Mr. Rich’s health and welfare benefits ceased, because Mr. Rich had become eligible for similar benefits by another employer. On December 15, 2010, in accordance with the terms of the separation agreement, Momentive Holdco purchased 50% of Dr. Rich’s units in MPM Holdings. Mr. Rich is also subject to certain non-competition and non-solicitation restrictions for two years following termination of his employment, and continuing confidentiality obligations under his employment agreement.

Pursuant to the terms of Mr. Colatrella’s pre-existing offer letter agreement with us, dated December 22, 2008, in the event of a termination without cause, Mr. Colatrella was entitled to receive, subject to his execution of a general release of claims, his current base salary (including benefits) up to one year or, if earlier, until he begins full-time employment with another employer. However, pursuant to the terms of Mr. Colatrella’s separation agreement with us, dated September 29, 2010, we agreed to provide Mr. Colatrella with the following benefits in lieu of the severance benefits contained in Mr. Colatrella’s offer letter and in consideration of his execution of a release contained in his separation agreement: (i) current base salary, on a bi-weekly basis, beginning on October 15, 2010, for the period from October 2, 2010 through and continuing until March 30, 2012 (minus all applicable taxes and previously authorized payroll deductions), (ii) all medical, dental and life insurance benefits through September 30, 2011, (iii) his 2010 cash bonus paid pursuant to the terms of our Annual Cash Bonus Plan and calculated as if his employment had continued through December 31, 2010, (iv) a lump sum payment equal to $197,471 for all outstanding benefits owed to him under our relocation program,

(v) 12 months of outplacement services, (vi) lump-sum payment of accrued and unused vacation time, equivalent to two weeks of salary pay and (vii) modifications to his existing options providing for continued vesting of all time-vested stock options in accordance with its terms (determined without regard to the continued service requirement) and for his performance-based stock options to remain outstanding until the expiration of the scheduled stock option term (determined without regard to the continued service requirement) and to vest if the applicable performance goals are achieved. In addition, we also agreed that on a date between the termination date and December 15, 2010, Mr. Colatrella may sell a portion or all of his shares of MPM Holdings common stock (or Momentive Holdco units following the equity conversion under the Combination Agreement) to us or our affiliate at his original purchase price. Mr. Colatrella, however, did not exercise this right. We agreed to indemnify Mr. Colatrella for liabilities arising out of or relating to his position as Chief Financial Officer, to the extent permitted by applicable law and consistent with indemnification provided to officers and directors of the Company generally. We will also provide coverage under the our D&O insurance for a period of six years following Mr. Colatrella’s separation from us. The non-solicitation and non-compete provisions under MPM Holdings’ Amended and Restated Securityholders Agreement, dated March 5, 2007, are to remain in full force and effect and Mr. Colatrella agreed to a non-disparagement provision in his separation agreement.

Option Modifications

As described in the Narrative to Grants of Plan Based Awards below, in early March 2010, we amended all outstanding performance vesting options under our 2007 Long-Term Incentive Plan, including those held by the applicable Named Executive Officers, to better incentivize our executives.

Term Sheets

In connection with the consummation of the GE Advanced Materials Acquisition, we entered into definitive and binding term sheets with Messrs. Delarge, Johns and Greene. Under these term sheets, each executive is employed on an at-will basis and is entitled to severance benefits that are no less favorable than those to which such executive was entitled to under the policies and practices of GE in effect as of December 3, 2006, which are more fully described below in “Potential Payments Upon Termination or Change in Control”. In connection with his promotion on October 1, 2010, we increased certain severance benefits for Mr. Johns. Pursuant to their term sheets, Messrs. Delarge, Johns and Greene are also subject to certain non-competition and non-solicitation restrictions during the terms of their employment and for a specified period following the termination of their employment, and ongoing confidentiality obligations. These Named Executive Officers were also obligated under their term sheets to purchase common stock of MPM Holdings. In connection with such purchases, MPM Holdings was obligated to grant the Named Executive Officers options to purchase additional shares of MPM Holdings common stock. Such stock purchases and option grants commitments have been satisfied according to the terms of these agreements. Under his term sheet, Mr. Delarge is also entitled to $15,000 in annual compensation in lieu of GE benefits or participation in our leased vehicle program.

Modak Offer Letter

Pursuant to the terms of his offer letter, Mr. Modak’s employment is on an at-will basis. Under his offer letter, Mr. Modak was also entitled to receive a sign-on bonus totaling $400,000, which was payable in three equal installments over a two-year period, and is eligible for certain severance benefits, which are more fully described below in “Potential Payments Upon Termination or Change in Control”. $133,333 of Mr. Modak’s sign-on bonus was paid following his hiring, $133,333 was paid following his one-year anniversary of employment in June 2009 and the remaining $133,334 was paid two years after his date of hire.

Dandolph International Assignment Compensation

Under the terms of his offer letter, we have agreed to provide Mr. Dandolph with expatriate benefits relating to his current international assignment in China, which began in February 2010. The additional benefits that he receives are directly related to the additional expenses Mr. Dandolph incurs as a result of his international assignment. His benefits include payments for housing, cost of living and personal income tax differentials (which reflect an employee contribution for housing, utilities and personal income taxes), transportation benefits subject to country guidelines and an employee contribution, participation in our global health plan, reimbursement of home-leave expenses and tax preparation assistance. In addition, upon the completion of his international assignment, we will pay for any necessary and reasonable expenses (as determined under the expatriate policy in effect at the time of repatriation) to relocate Mr. Dandolph back to the United States or to another Momentive location, except in the event Mr. Dandolph resigns or is discharged for cause.

Grants of Plan Based Awards

The following table sets forth information regarding plan-based awards that were granted to each participating Named Executive Officer in 2010 under the 2010 ICP and our 2007 Long-Term Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Craig O. Morrison	N/A	—	—	—	—	—	—	—	—	—	—
Dr. Jonathan D. Rich	N/A	1	650,000	1,300,000	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	963,795	—	—	—	2.594	452,963
Tranche C Option Modification	3/5/10	—	—	—	—	963,795	—	—	—	2.594	375,863
William H. Carter	N/A	—	—	—	—	—	—	—	—	—	—
Anthony S. Colatrella	N/A	1	292,500	585,000	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	115,655	—	—	—	2.594	54,356
Tranche C Option Modification	3/5/10	—	—	—	—	115,655	—	—	—	2.594	45,104
Common Stock	4/30/10	—	—	—	—	—	—	192,759	—	—	—
Tranche A Options	4/30/10	—	—	—	—	—	—	—	192,759	2.594	370,080
Tranche B Options	4/30/10	—	—	—	—	192,759	—	—	—	2.594	192,750
Tranche C Options	4/30/10	—	—	—	—	192,759	—	—	—	2.594	119,505
Steven P. Delarge	N/A	1	289,500	579,000	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	125,293	—	—	—	2.594	58,885
Tranche C Option Modification	3/5/10	—	—	—	—	125,254	—	—	—	2.594	48,847
Common Stock	4/30/10	—	—	—	—	—	—	38,552	—	—	—
Tranche A Options	4/30/10	—	—	—	—	—	—	—	41,790	2.594	100,710
Tranche B Options	4/30/10	—	—	—	—	41,751	—	—	—	2.594	41,750
Tranche C Options	4/30/10	—	—	—	—	41,751	—	—	—	2.594	25,885
Michael D. Modak	N/A	1	240,000	480,000	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	57,827	—	—	—	2.594	27,178
Tranche C Option Modification	3/5/10	—	—	—	—	57,827	—	—	—	2.594	22,552
Common Stock	4/30/10	—	—	—	—	—	—	134,931	—	—	—
Tranche A Options	4/30/10	—	—	—	—	—	—	—	134,931	2.594	325,169
Tranche B Options	4/30/10	—	—	—	—	134,931	—	—	—	2.594	134,925
Tranche C Options	4/30/10	—	—	—	—	134,931	—	—	—	2.594	83,654
John C. Dandolph	N/A	1	110,000	220,000	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	16,076	—	—	—	2.594	7,555
Tranche C Option Modification	3/5/10	—	—	—	—	16,037	—	—	—	2.594	6,254
Common Stock	5/19/10	—	—	—	—	—	—	96,380	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Tranche A Options	5/19/10	—	—	—	—	—	—	—	80,341	2.594	193,615
Tranche B Options	5/19/10	—	—	—	—	80,303	—	—	—	2.594	80,300
Tranche C Options	5/19/10	—	—	—	—	80,303	—	—	—	2.594	49,786
Douglas A. Johns	N/A	1	159,825	319,650	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	89,941	—	—	—	2.594	42,270
Tranche C Option Modification	3/5/10	—	—	—	—	89,941	—	—	—	2.594	35,075
Anthony B. Greene	N/A	1	115,500	231,000	—	—	—	—	—	—	—
Tranche B Option Modification	3/5/10	—	—	—	—	64,265	—	—	—	2.594	30,204
Tranche C Option Modification	3/5/10	—	—	—	—	64,227	—	—	—	2.594	25,047
Common Stock	5/19/10	—	—	—	—	—	—	19,276	—	—	—
Tranche A Options	5/19/10	—	—	—	—	—	—	—	16,076	2.594	38,742
Tranche B Options	5/19/10	—	—	—	—	16,076	—	—	—	2.594	16,075
Tranche C Options	5/19/10	—	—	—	—	16,037	—	—	—	2.594	9,943

(1)	The amounts shown in these columns represent the threshold, target and maximum awards that could have been earned by the Named Executive Officers under our 2010 ICP.
(2)	This column reflects the number of options to purchase common stock of MPM Holdings with performance based vesting requirements granted or modified in fiscal year 2010, as subsequently converted into common units of Momentive Holdco pursuant to the terms of the Combination Agreement.
(3)	This column reflects the shares of MPM Holdings common stock purchased by the Named Executive Officers during fiscal year 2010 as subsequently converted into common units of Momentive Holdco pursuant to the terms of the Combination Agreement. The effective purchase price paid for these units as adjusted for the conversion was $2.594.
(4)	This column reflects the number of options to purchase common stock of MPM Holdings with time-based vesting requirements granted or modified in fiscal year 2010, as subsequently converted into common units of Momentive Holdco pursuant to the terms of the Combination Agreement.
(5)	This column reflects the exercise price per unit for the options to purchase Momentive Holdco common units. There is currently no public market for the common units of Momentive Holdco. The exercise price per unit for the options is equal to the per share purchase price paid by Apollo in the GE Advanced Materials Acquisition for common stock of MPM Holdings, as adjusted for the conversion of such stock into Momentive Holdco common units under the Combination Agreement.
(6)	This column shows the aggregate fair value of each option award or the incremental fair value of each option modification, calculated as of the applicable grant date, in accordance with FASB ASC Topic 718. Because MPM Holdings common stock was not sold at a discount to its fair market value at the time of sale, the aggregate grant date fair value of each stock award is $0. The amounts in this column do not reflect the amount of compensation actually received by the Named Executive Officer during fiscal year 2010.

Narrative to Grants of Plan Based Awards Table

MSC Awards

Messrs. Morrison and Carter do not participate in our annual cash incentive plan. These executives, however, participate in MSC’s annual cash incentive plan, and 49% of MSC’s cost of this plan for Messrs. Morrison and Carter related to the fourth quarter of 2010 was allocated to us in accordance with the terms of the Shared Services Agreement. Such amounts are included in footnote (9) to the Summary Compensation Table set forth above. For a description of MSC’s annual incentive plan, see MSC’s Annual Report on Form 10-K for the period ended December 31, 2010.

Annual Incentive Compensation Plan

The financial metrics used in our 2010 annual incentive compensation plan include Adjusted EBITDA, free cash flow and working capital turnover. For executives with global roles, the financial objectives are Adjusted EBITDA and free cash flow of the Company. For executives with regional or business unit roles, the financial objectives are Adjusted EBITDA of the Company and the applicable region or business unit, free cash flow of the Company and working capital turnover of the applicable region or business unit. Minimum, target and maximum goals were established for each financial metric. The regional or business unit goals aggregate to the goals for the Company. The minimum threshold for an incentive payout was established at approximately 90% of the target goal, and the maximum payout was established at approximately 110% of the target goal. The Adjusted EBITDA, free cash flow and working capital turnover goals act independently such that a payout based on one metric is possible even if the minimum threshold for the other metrics are not achieved.

The incentive target award under the 2010 ICP for each participating Named Executive Officer is based on a percentage of his base salary. In connection with the Momentive Combination, the responsibilities of certain Named Executive Officers were increased and, effective October 1, 2010, these individuals’ incentive target awards, expressed as percentage of their base salary, was increased with respect to the fourth quarter of 2010. Messrs. Rich, Colatrella, Modak, Johns and Greene, executives with global roles, had 70% of their annual incentive compensation tied to Adjusted EBITDA of the Company and 30% tied to free cash flow of the Company. Messrs. Delarge and Dandolph, executives with business unit roles at the beginning of the year, had 45% of their annual incentive compensation tied to Adjusted EBITDA of the Company, 25% tied to Adjusted EBITDA of the applicable business unit, 15% tied to free cash flow of the Company and 15% tied to working capital turnover of the applicable business unit. For additional information on the 2010 ICP target awards, goals, and performance components, see “Executive Compensation Components-Annual Incentive Awards” in the Compensation Discussion and Analysis section above.

Option Modifications

In early March 2010, to better incentivize our executives, we amended all outstanding performance vesting options under our 2007 Long-Term Incentive Plan, including those held by the applicable Named Executive Officers, tieing vesting to the earlier of (i) Apollo’s achievement of a specified internal rate of return on its equity investment in MPM Holdings and (ii) Apollo’s achievement of a specified cash-on-cash return on its equity investment in MPM Holdings. Previously, vesting for these options was tied only to the internal rate of return criteria. All subsequent grants of performance vesting options include the foregoing vesting criteria. On October 1, 2010, Mr. Rich and Mr. Colatrella’s options were also modified in connection with their Separation Agreements, as described in the Narrative to the Summary Compensation Table above.

Stock Sales and Option Grants under the 2007 Long-Term Incentive Plan

In mid 2010, Messrs. Colatrella, Delarge, Modak, Dandolph and Greene purchased common stock of MPM Holdings, investing $500,000, $100,000, $350,000, $250,000 and $50,000, respectively. The common stock was subsequently converted into common units of Momentive Holdco pursuant to the terms of the Combination Agreement. In connection with the purchases, we granted these executives options to purchase common stock of MPM Holdings, which were also subsequently converted into options to purchase common units of Momentive Holdco pursuant to the terms of the Combination Agreement. The purchase price for such common stock, and exercise price for such options, were set at or above fair market value, as determined by the Compensation Committee in accordance with the terms of our 2007 Long-Term Incentive Plan.

Approximately one-third of the options granted are time vesting options and two-thirds are performance vesting options. The time vesting options will vest and become exercisable in four equal annual installments. One half of the performance vesting options vest on the earlier of (i) the date that Apollo’s IRR on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) is equal to or exceeds 20% and (ii) Apollo’s achievement of a minimum cash-on-cash return of 1.75 times its investment in MPM Holdings (now converted into Momentive Holdco common units). The other half of the performance vesting options vest on the earlier of (i) the date that Apollo’s IRR on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) is equal to or exceeds 25% and (ii) Apollo’s achievement of a minimum cash-on-cash return of 2.25 times its equity investment in MPM Holdings (now converted into Momentive Holdco common units). The vesting terms described above in each case assume the executive’s continued

employment with the Company, except for Colatrella, whose options will continue to vest without regard to his continued employment pursuant to the terms of his Separation Agreement.

Outstanding Equity Awards at Fiscal-Year End

The following table sets forth information regarding unit options outstanding at December 31, 2010 for each of the Named Executive Officers. Such unit options are exercisable for common units of Momentive Holdco. The vesting dates applicable to each unit option award are set forth in footnotes below the table. There were no unvested unit awards for our Named Executive Officers outstanding at December 31, 2010.

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Craig O. Morrison
MSC Plan Tranche A Options	301,514	—		—	6.22	8/12/14	—	—	—	—
MSC Plan Tranche B Options	—	301,514		—	6.22	8/12/14	—	—	—	—
Dr. Jonathan D. Rich
Tranche A Options	963,795	—		—	2.594	6/8/17	—	—	—	—
Tranche B Options	—	963,795		—	2.594	6/8/17	—	—	—	—
Tranche C Options	—	963,795		—	2.594	6/8/17	—	—	—	—
William H. Carter
MSC Plan Tranche A Options	241,211	—		—	6.22	8/12/14	—	—	—	—
MSC Plan Tranche B Options	—	241,211		—	6.22	8/12/14	—	—	—	—
Anthony S. Colatrella
Tranche A Options	28,914	86,741		—	2.594	12/28/19	—	—	—	—
Tranche A Options	—	192,759		—	2.594	4/30/20	—	—	—	—
Tranche B Options	—	115,655		—	2.594	12/28/19	—	—	—	—
Tranche B Options	—	192,759		—	2.594	4/30/20	—	—	—	—
Tranche C Options	—	115,655		—	2.594	12/28/19	—	—	—	—
Tranche C Options	—	192,759		—	2.594	4/30/20	—	—	—	—
Steven P. Delarge
Tranche A Options	83,548	20,888		—	2.594	3/30/17	—	—	—	—
Tranche A Options	5,224	15,671		—	2.594	12/28/19	—	—	—	—
Tranche A Options	—	41,790		—	2.594	4/30/20	—	—	—	—
Tranche B Options	—	104,398		—	2.594	3/30/17	—	—	—	—
Tranche B Options	—	20,895		—	2.594	12/28/19	—	—	—	—
Tranche B Options	—	41,751		—	2.594	4/30/20	—	—	—	—
Tranche C Options	—	104,398		—	2.594	3/30/17	—	—	—	—
Tranche C Options	—	20,856		—	2.594	12/28/19	—	—	—	—
Tranche C Options	—	41,751		—	2.594	4/30/20	—	—	—	—
Michael D. Modak										—
Tranche A Options	14,457	43,370	(6)	2.594	12/28/19	—	—	—	—	—
Tranche A Options	—	134,931	(7)	2.594	4/30/20	—	—	—	—	—
Tranche B Options	—	57,827		2.594	12/28/19	—	—	—	—	—
Tranche B Options	—	134,931		2.594	4/30/20	—	—	—	—	—
Tranche C Options	—	57,827		2.594	12/28/19	—	—	—	—	—

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Tranche C Options	—	134,931		2.594	4/30/20	—	—	—	—	—
John C. Dandolph										—
Tranche A Options	12,860	3,216	(8)	2.594	3/30/17	—	—	—	—	—
Tranche A Options	—	80,341	(9)	2.594	5/19/20	—	—	—	—	—
Tranche B Options	—	16,076		2.594	3/30/17	—	—	—	—	—
Tranche B Options	—	80,303		2.594	5/19/20	—	—	—	—	—
Tranche C Options	—	16,037		2.594	3/30/17	—	—	—	—	—
Tranche C Options	—	80,303		2.594	5/19/20	—	—	—	—	—
Douglas A. Johns										—
Tranche A Options	71,984	17,995	(10)	2.594	3/30/17	—	—	—	—	—
Tranche B Options	—	89,941		2.594	3/30/17	—	—	—	—	—
Tranche C Options	—	89,941		2.594	3/30/17	—	—	—	—	—
Anthony B. Greene										—
Tranche A Options	51,412	12,853	(11)	2.594	3/30/17	—	—	—	—	—
Tranche A Options	—	16,076	(12)	2.594	5/19/20	—	—	—	—	—
Tranche B Options	—	64,265		2.594	3/30/17	—	—	—	—	—
Tranche B Options	—	16,076		2.594	5/19/20	—	—	—	—	—
Tranche C Options	—	64,227		2.594	3/30/17	—	—	—	—	—
Tranche C Options	—	16,037		2.594	5/19/20	—	—	—	—	—

(1)	Tranche A options to purchase approximately 28,914 shares of Momentive Holdco common units vest on December 28th of each year from 2011 through 2013.
(2)	Tranche A options to purchase approximately 48,190 shares of Momentive Holdco common units vest on April 30th of each year from 2011 through 2014.
(3)	Assuming Mr. Delarge’s continued employment with the Company, Tranche A options to purchase 20,888 common units of Momentive Holdco will vest on December 3, 2011.
(4)

Assuming Mr. Delarge’s continued employment with the Company, Tranche A options to purchase approximately 5,224 common units of Momentive Holdco will vest on December 28th of each year from 2011 through 2013.

(5)

No Tranche A options are vested. Assuming Mr. Delarge’s continued employment with the Company, Tranche A options to purchase approximately 10,448 common units of Momentive Holdco will vest on April 30th of each year from 2011 through 2014.

(6)

Assuming Mr. Modak’s continued employment with the Company, Tranche A options to purchase approximately 14,457 common units of Momentive Holdco will vest on December 28th of each year from 2011 through 2013.

(7)

No Tranche A options are vested. Assuming Mr. Modak’s continued employment with the Company, Tranche A options to purchase approximately 33,733 common units of Momentive Holdco will vest on April 30th of each year from 2011 through 2014.

(8)	Assuming Mr. Dandolph’s continued employment with the Company, Tranche A options to purchase 3,216 common units of Momentive Holdco will vest on December 3, 2011.
(9)

No Tranche A options are vested. Assuming Mr. Dandolph’s continued employment with the Company, Tranche A options to purchase approximately 20,085 common units of Momentive Holdco will vest on May 19th of each year from 2011 through 2014.

(10)	Assuming Mr. Johns’s continued employment with the Company, Tranche A options to purchase 17,995 common units of Momentive Holdco will vest on December 3, 2011.
(11)	Assuming Mr. Greene’s continued employment with the Company, Tranche A options to purchase 12,853 common units of Momentive Holdco will vest on December 3, 2011.
(12)

No Tranche A options are vested. Assuming Mr. Greene’s continued employment with the Company, Tranche A options to purchase approximately 4,019 common units of Momentive Holdco will vest on May 19th of each year from 2011 through 2014.

Narrative to Outstanding Equity Awards Table

The outstanding options held by Messrs. Morrison and Carter were granted under the 2004 Stock Incentive Plan of Hexion LLC (the predecessor of MSC Holdings) (the “MSC Plan”) and originally covered the equity securities of Hexion LLC. These options were subsequently converted into options to purchase common units of Momentive Holdco pursuant to the terms of the Combination Agreement.

The Tranche A options reported in the table for Messrs. Morrison and Carter vested over five years and are fully vested at December 31, 2010. The Tranche B options reported in the table for Messrs. Morrison and Carter are designed to vest on the eighth anniversary of the grant date (August 2004) but are subject to accelerated vesting in connection with a change in control of MSC, based on certain conditions. For a description of MSC Plan and grants made to Messrs. Morrison and Carter thereunder, see MSC’s Annual Report on Form 10-K for the period ended December 31, 2010.

The outstanding options held by Messrs. Rich, Colatrella, Delarge, Modak, Dandolph, Johns and Greene were granted under our 2007 Long-Term Incentive Plan and originally covered the equity securities of MPM Holdings. These options were subsequently converted into options to purchase common units of Momentive Holdco pursuant to the terms of the Combination Agreement.

The Tranche A options under our 2007 Long-Term Incentive Plan will vest and become exercisable in four or five equal annual installments, depending on the terms of the grant. The Tranche B options under our 2007 Long-Term Incentive Plan vest on the earlier of (i) the date that Apollo’s IRR on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) is equal to or exceeds 20% and (ii) Apollo’s achievement of a minimum cash-on-cash return of 1.75 times its investment in MPM Holdings (now converted into Momentive Holdco common units). Tranche C options under our 2007 Long-Term Incentive Plan vest on the earlier of (i) the date that Apollo’s IRR on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) is equal to or exceeds 25% and (ii) Apollo’s achievement of a minimum cash-on-cash return of 2.25 times its equity investment in MPM Holdings (now converted into Momentive Holdco common units). The cash-on-cash return vesting criteria was added in early March 2010.

The vesting terms described above in each case assume the executive’s continued employment with the Company, except for Rich and Colatrella. Pursuant to the terms of his Separation Agreement, Mr. Rich’s Tranche A options became fully vested on October 1, 2010 and his Tranche B and Tranche C options will vest according to their terms without regard to his continued employment. Mr. Colatrella’s options will vest according to their terms without regard to his continued employment in accordance with the terms of his Separation Agreement.

Option Exercises and Stock Vested

No options were exercised by the Named Executive Officers in fiscal year 2010. None of the Named Executive Officers have outstanding stock awards that vested during fiscal year 2010 related to their service with us.

Pension Benefits

The following table sets forth for each participating Named Executive Officer information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Executive Officer’s retirement. The following table does not provide information regarding tax-qualified or nonqualified defined contribution plans.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2) (3)	Payments During 2009 ($)
Craig O. Morrison	Not Applicable	—	—	—
Dr. Jonathan D. Rich	Momentive Pension Plan	—	—	—
	Momentive Supplementary Pension Plan	—	—	—
	Momentive Excess Benefits Plan	—	—	—
William H. Carter	Not Applicable	—	—	—
Anthony S. Colatrella	Momentive Pension Plan	—	—	—
	Momentive Supplementary Pension Plan	—	—	—
	Momentive Excess Benefits Plan	—	—	—
Steven P. Delarge	Momentive Pension Plan	31.501	88,107	—
	Momentive Supplementary Pension Plan	31.501	859,565	—
	Momentive Excess Benefits Plan	31.501	—	—
Michael D. Modak	Momentive Pension Plan	2.505	57,921	—
	Momentive Supplementary Pension Plan	2.505	153,780	—
	Momentive Excess Benefits Plan	2.505	—	—
John C. Dandolph	Momentive Pension Plan	12.471	32,053	—
	Momentive Supplementary Pension Plan	12.471	129,965	—
	Momentive Excess Benefits Plan	12.471	—	—
Douglas A. Johns	Momentive Pension Plan	19.121	102,330	—
	Momentive Supplementary Pension Plan	19.121	462,012	—
	Momentive Excess Benefits Plan	19.121	—	—
Anthony B. Greene	Momentive Pension Plan	29.955	93,465	—
	Momentive Supplementary Pension Plan	29.955	599,064	—
	Momentive Excess Benefits Plan	29.955	—	—

(1)	Messrs. Delarge, Dandolph, Johns and Greene have received credit for their years of service with GE prior to the GE Advanced Materials Acquisition for purposes of determining their eligibility for pension benefits under our plans.
(2)

The accumulated benefit is based on service and earnings (base salary and bonus, as described below) that are considered by the plans for the period from January 29, 2007 to December 31, 2010. The present value has been calculated assuming the participating Named Executive Officers will remain in service with us until the age at which retirement could have occurred without any reduction in benefits under the Momentive Supplementary Pension Plan (age 60 for Messrs. Delarge, Dandolph, Johns and Greene; age 65 for Mr. Modak) and that the benefit is payable under the available forms of annuity consistent with the assumptions as described in Note 15 to our consolidated and combined financial statements. As described in such Note, the interest assumption is 5.60%. If the assumed retirement age was changed to age 65, the normal retirement age on or after April 1, 2008 for exempt employees as defined in the plans, the present value in total for the three plans would instead be $672,389, $211,701, $117,283, $406,650 and $494,091 for each of Messrs. Delarge, Modak, Dandolph, Johns and Greene, respectively. The post-retirement mortality assumption is based on the 2011 static mortality tables as defined in the Pension Protection Act of 2006. None of the Named Executive Officers were vested in the Momentive Supplementary Pension Plan as of December 31, 2010.
(3)	Dr. Rich and Mr. Colatrella’s employment was terminated by the Company during 2010, prior to either executive becoming vested in any pension benefits.

Narrative to Pension Benefits Table

MSC Plans. Messrs. Morrison and Carter do not participate in our retirement plans. These executives, however, participate in MSC’s retirement plans.

Momentive Pension Plan. The Momentive Pension Plan is a funded and tax qualified retirement program that covers approximately 2,300 eligible U.S. employees as of December 31, 2010. As applicable to the Named Executive Officers, the plan provides benefits based primarily on a formula that takes into account the executive’s earnings for each fiscal year. For fiscal years 2008 and later, the formula under the plan provides an annual benefit accrual equal to the number of the employee’s years of credited service earned after 2007 multiplied by the sum of 1.1% of the executive’s average of compensation in the highest 5 consecutive years of the last 10 years prior to termination (the “5 year average compensation”) up to “covered compensation” and 1.6% of final 5 year average compensation in excess of “covered compensation.” “Covered compensation” is $47,500 for fiscal years through 2010 and $55,000 for 2011 through 2013. For fiscal years after 2013, “covered compensation” is equal to Social Security covered compensation as defined in section 401(1)(5)(E) of the Internal Revenue Code of 1986 (the “Internal Revenue Code”) and will vary over the years based on the participant’s date of birth and changes in the average of the Social Security taxable wage bases. The executive’s annual earnings taken into account under this formula include base salary and one-half of the eligible bonus payments, but may not exceed an IRS-prescribed limit applicable to tax-qualified plans of $245,000 for 2010.

For fiscal year 2007, the formula provides an annual benefit accrual equal to 1.45% of the executive’s earnings for the year up to $35,000 and 1.9% of his earnings for the year in excess of $35,000. The executive’s annual earnings taken into account under this formula include base salary and one-half of eligible bonus payments, but could not exceed an IRS-prescribed limit applicable to tax-qualified plans of $225,000 for 2007. For service in 2007, the maximum incremental annual benefit an executive could have earned toward his total pension payments under this plan was $4,117.50 ($343.13 per month), payable after retirement as described below.

The accumulated benefit an employee earns over his or her career with us is payable starting after retirement on a monthly basis for life with a guaranteed minimum term of five years. Beginning on April 1, 2008, U.S. employees that are classified as exempt employees, including the Named Executive Officers, are generally eligible to retire under this plan with unreduced benefits at age 65 (or at age 62 with 25 years of service if hired before January 1, 2005). U.S. employees that are classified as non-exempt employees are generally eligible to retire under this plan with unreduced benefits at age 60. Employees vest in the Momentive Pension Plan at the earlier of five years of qualifying service or age 60. In addition, the Plan provides for Social Security supplements if the employee was hired prior to January 1, 2005 and spousal joint and survivor annuity options.

Benefits under the Momentive Pension Plan are subject to the limitations imposed under section 415 of the Internal Revenue Code. The section 415 limit for 2010 is $195,000 per year for a single life annuity payable at an IRS-prescribed retirement age. This ceiling may be actuarially adjusted in accordance with IRS rules for items such as employee contributions, other forms of distribution and different annuity starting dates.

Momentive Supplementary Pension Plan. We provide the Momentive Supplementary Pension Plan to approximately 30 U.S. plan participants in the executive-band and above to provide for retirement benefits above amounts available under our tax-qualified and other pension programs. The Supplementary Pension Plan is unfunded and is not qualified for tax purposes. An employee’s annual Supplementary Pension, when combined with certain amounts payable under the Company’s tax-qualified and other pension programs and Social Security, will equal 1.75% of the employee’s “earnings credited for retirement benefits” multiplied by the number of the employee’s years of credited service, up to a maximum of 60% of such earnings credited for retirement benefits. The “earnings credited for retirement benefits” are the employee’s average annual compensation (base salary and bonus) for the highest 36 consecutive months out of the last 120 months prior to retirement. Employees are generally not eligible for benefits under the Supplementary Pension Plan if they leave the company prior to reaching age 60. The normal retirement age as defined in this Plan is 65, with benefits becoming payable at age 60. Benefits under the Supplementary Pension Plan are generally payable at the time of the employee’s termination of service on a monthly basis for life with a guaranteed minimum term of five years. The Supplementary Pension Plan provides for the same optional spousal joint and survivor annuity options as the Momentive Pension Plan.

Momentive Excess Benefits Plan. The Momentive Excess Benefits Plan is unfunded and not qualified for tax purposes. Benefits payable under this program are equal to the excess of (1) the amount that would be payable in accordance with the terms of the Momentive Pension Plan disregarding the limitations imposed pursuant to section 415 of the Internal Revenue Code over (2) the pension actually payable under the Momentive Pension Plan taking such section 415 limitations into account. Benefits under the Excess Benefits Plan are payable at the same time and in the same manner as the Momentive Pension Plan.

We do not expect significant accruals under this plan, if any, and have frozen the plan. We established the above pension plans for U.S. employees in 2007 and such employees are eligible for benefits under the plans starting from the later of January 29, 2007 or their hire date. No pension benefits were paid to any of the Named Executive Officers in the fiscal year 2010. We do not have a policy for granting extra pension service. We intend to meet the 2010 plan year minimum funding requirements for the Momentive Pension Plan by September 2011.

Nonqualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Messrs. Morrison and Carter are employed by MSC and provide services to us under the Shared Services Agreement. As a result, they are only entitled to severance benefits if their employment with MSC is terminated pursuant to the terms of their employment agreements with MSC. In such event, however, these executives would no longer provide services to us under the Shared Services Agreement, and the cost of such benefits would be allocated 49% to us (except to the extent that 100% of such costs are demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost will be allocated to such party) pursuant to the terms of the Shared Services Agreement, provided the agreement is still in effect at the time of the termination. For the estimated severance compensation and benefits that Messrs. Morrison and Carter would receive from MSC upon termination or a change in control, see MSC’s Annual Report on Form 10-K for the period ended December 31, 2010. Messrs. Rich and Colatrella’s employment with us was terminated on October 1, 2010. For a description of the severance benefits such executives are entitled to receive see the Summary Compensation Table and the accompanying Narrative above.

Pursuant to their term sheets, Messrs. Delarge, Johns and Greene are entitled to severance benefits that are no less favorable than those provided to them under the policies and practices of GE in effect on December 3, 2006, other than with respect to benefits pursuant to any early retirement program, which may be changed from time to time (except in the case of Mr. Johns whose severance benefits were increased). Accordingly, upon termination of their employment by us without “cause” (as defined in the applicable severance policy), Messrs.

Delarge, Johns and Greene would be entitled to stay on our payroll at their salary then in effect including benefits (health, life insurance, etc.) for up to a specified period (Delarge and Johns-1 year; Greene-6 months) or until they begin full-time employment with another employer, whichever event occurs first. The severance benefit period for Mr. Johns was later extended to 18 months in connection with his promotion on October 1, 2010. Under his offer letter, upon termination of his employment by us without cause, Mr. Modak would also be entitled to stay on our payroll at his salary then in effect including benefits (health, life insurance, etc.) for up to a period of 1 year or until he begin full-time employment with another employer, whichever event occurs first. As part of their severance benefits, we also expect to provide Messrs. Delarge, Modak, Johns and Greene with outplacement services with a nationally recognized firm for a period of up to a year. The above severance benefits for Messrs. Delarge, Modak, Johns and Greene are contingent on execution of a separation agreement and general release of claims against us by the executive. In addition, we also expect to continue our pre-existing practice of offering certain severance benefits to certain executives that are not covered by existing severance agreements upon termination of their employment by us without “cause”. Such severance benefits, which would be contingent on the execution of a separation agreement and general release of claims against us by the executive, include continuation of pay and benefits for a certain period of time based on position and years of credited service and outplacement services via a nationally recognized firm.

In addition, pursuant to the terms of MPM Holdings’ Amended and Restated Securityholders Agreement, in the event that we terminate Messrs. Delarge, Modak, Johns and Greene’s employment without “cause” or the executive resigns for “good reason” (as such terms are defined in the Securityholders Agreement), such Named Executive Officer may exercise put rights within 90 days of their termination of employment entitling them to sell all (but not less than all) of their common units of Momentive Holdco at a price equal to their original cost. The Securityholders Agreement also subjects each such Named Executive Officer to non-competition and non-solicitation restrictions during their employment and for one year following termination. Pursuant to their term sheets, Messrs. Delarge, Johns and Greene are also subject to non-competition and non-solicitation restrictions during their employment and for one year following termination, and an ongoing confidentiality obligation.

The table below includes estimated cash compensation and the estimated value of non-cash benefits that Messrs. Delarge, Modak, Dandolph, Johns and Greene would receive, assuming such executive was terminated without “cause” (as defined in the applicable agreement or GE severance policy) by us on December 31, 2010, notwithstanding the cost of such benefits that would be allocated to MSC pursuant to the terms of the Shared Services Agreement. The table does not include the value of the put rights set forth in the Securityholders Agreement entitling each such executive to sell back all of the executive’s common units in Momentive Holdco in the event of such termination.

Name	Estimated Cash Compensation ($) (1)	Estimated Value of Non Cash Benefits ($) (2)
Craig O. Morrison	N/A	N/A
William H. Carter	N/A	N/A
Steven P. Delarge	810,000	25,466
Michael D. Modak	640,000	20,768
John C. Dandolph	265,500	11,872
Douglas A. Johns	840,000	35,318
Anthony B. Greene	315,000	21,611

(1)	This column reflects cash severance payments (based on salary as of January 1, 2011) and a cash bonus equal to the target bonus payable under the 2010 incentive bonus plan.
(2)	This column reflects the value of health care benefits, life insurance benefits and outplacement benefit services for Messrs. Delarge, Modak, Dandolph, Johns and Greene. Such values are based on assumptions used for financial reporting purposes under generally accepted accounting principles.

In addition, pursuant to their amended option agreements, time-based stock options granted to Messrs. Delarge, Modak, Dandolph, Johns, and Greene will vest as follows in connection with a change in control of MPM Holdings: (i) if Apollo’s IRR on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) is equal to or exceeds 20% or Apollo achieves a minimum cash-on-cash return of 1.75 times its equity investment in MPM Holdings (now converted into Momentive Holdco common units), 50% of the time-based options will vest upon the earlier of 12 months of continued employment after the change in control or termination of the Named Executive Officer’s employment without cause or for good reason during this 12-month period and (ii) if Apollo’s IRR on its equity investment in MPM Holdings (now converted into Momentive Holdco common units) is equal to or exceeds 25% or Apollo achieves a minimum cash-on-cash return of 2.25 times its equity investment in MPM Holdings (now converted into Momentive Holdco common units), 100% of the time-based options will vest upon the earlier of the 12 month anniversary of the change in control and the qualifying termination of employment described above. Performance-based options will vest in connection with a change in control to the extent the applicable performance targets are met. We do not have any other change in control policies.

Compensation of Directors

We do not have a compensation program in effect for members of our Board of Directors. Messrs. Kleinman, Zaken and Sambur, however, earned the following compensation for their service on the Board of Managers of Momentive Holdco, our ultimate parent, during the fourth quarter of 2010: Kleinman-$22,750, Zaken-$24,750 and Sambur-$22,750. Mr. Kleinman also earned the following fees for his service on the Board of Directors of MPM Holdings, our direct parent, during the first three quarters of 2010: $70,250. We declared dividends or made distributions to fund 49% and 100% of the total fees earned in 2010 by the directors of Momentive Holdco and MPM Holdings, respectively.

At December 31, 2010, Messrs. Kleinman and Zaken held options to purchase 163,850 and 28,141 common units of Momentive Holdco, respectively. All of the options held by Mr. Zaken are fully vested. Options to purchase 135,709 of common units held by Messrs. Kleinman are fully vested. The remainder of Mr. Kleinman’s options vest upon an initial public offering of MSC or its parent. On February 23, 2011, Messrs. Kleinman, Zaken and Sambur, along with the other directors of Momentive Holdco, were each granted a vested option to purchase 50,000 units of Momentive Holdco pursuant to the 2011 Equity Plan.

Compensation Committee Interlocks and Insider Participation

Messrs. Zaken and Sambur, whose names appear on the Compensation Committee Report above, are members of our Compensation Committee. Messrs. Zaken and Sambur are employed by Apollo Management, L.P., our indirect controlling stockholder. Neither of these directors is or has been an executive officer of the Company. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of our Compensation Committee during the fiscal year ended December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Momentive Holdco is our ultimate parent company and indirectly owns 100% of our capital stock. The following table sets forth as of July 15, 2011 information regarding the beneficial ownership of Momentive Holdco common units and shows the number of common units and percentage owned by:

•	each person known to beneficially own more than 5% of the common units of Momentive Holdco;

•	each of our named executive officers;

•	each member of our Board of Directors; and

•	all of the executive officers and members of the Board of Directors as a group.

The amounts and percentages of common units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated common units.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Apollo Funds (1)	249,755,890	89.5%
GE Capital Equity Investments, Inc. (2)	25,491,297	8.9%
Scott Kleinman (3)(4)	185,709	*
Jordan C. Zaken (3)(4)	78,141	*
David B. Sambur (3)	50,000	*
Craig O. Morrison (4)(5)	301,514	*
William H. Carter (4)(5)	241,211	*
Dr. Jonathan D. Rich (6)(7)(8)	1,495,692	*
Anthony S. Colatrella (5)(6)(9)	385,518	*
Steven P. Delarge (5)(6)(10)	253,427	*
Michael D. Modak (5)(6)(11)	240,949	*
John C. Dandolph (5)(6)(12)	148,600	*
Douglas A. Johns (5)(6)(13)	168,364	*
Anthony B. Greene (5)(6)(14)	132,535	*
Executive Officers and Directors as a group (15)	3,808,334	1.4%

*	Less than 1%
(1)

Includes (i) 90,845,490 common units owned by Apollo Investment Fund VI, L.P. (“AIF VI”); (ii) 83,755,612 common units owned by AP Momentive Holdings LLC (“AP Momentive Holdings”); and (iii) 75,154,788 common units owned by AIF Hexion Holdings, L.P. (“AIF Hexion Holdings” and together with AIF VI and AP Momentive Holdings, the “Apollo Holders”). Apollo Advisors VI, L.P. (“Advisors VI”) is the general partner of AIF VI, and Apollo Capital Management VI, LLC (“ACM VI”) is the general partner of Advisors VI. Apollo Management VI, L.P. (“Management VI”) is the manager of AP Momentive Holdings, and AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings

GP”) is the general partner of Management Holdings. AIF IV Hexion GP, LLC (“AIF IV Hexion GP”) and AIF V Hexion GP, LLC (“AIF V Hexion GP”) are the general partners of AIF Hexion Holdings. Apollo Investment Fund IV, L.P. and its parallel investment vehicle (collectively, “AIF IV”) are the members of AIF IV Hexion GP, Apollo Advisors IV, L.P. (“Advisors IV”) is the general partner of AIF IV, and Apollo Capital Management IV, Inc. (“ACM IV”) is the general partner of Advisors IV. Apollo Investment Fund V, L.P. and its parallel investment vehicles (collectively, “AIF V”) are the members of AIF V Hexion GP, Apollo Advisors V, L.P. (“Advisors V”) is the general partner of AIF V, and Apollo Capital Management V, Inc. (“ACM V”) is the general partner of Advisors V. Apollo Principal Holdings I, L.P. (“Principal Holdings I”) is the sole member or sole stockholder, as applicable, of each of ACM IV, ACM V and ACM VI, and Apollo Principal Holdings I GP, LLC (“Principal Holdings I GP”) is the general partner of Principal Holdings I. Leon Black, Joshua Harris and Marc Rowan are the principal executive officers and managers of each of Management Holdings GP and Principal Holdings I GP. Each of Advisors VI, ACM VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, AIF IV Hexion GP, AIF V Hexion GP, AIF IV, Advisors IV, ACM IV, AIF V, Advisors V, ACM V, Principal Holdings I, Principal Holdings I GP, and Messrs. Black, Harris and Rowan disclaims beneficial ownership of any common units of Momentive Holdco owned of record by the Apollo Holders, except to the extent of any pecuniary interest therein. In addition to the common units held by Apollo Holders, AIF IV, AIF V, and Management, VI also have voting power over additional common units pursuant to proxies granted by certain unitholders. The address of each of the Apollo Holders, AIF IV Hexion GP, AIF V Hexion GP, AIF IV, Advisors IV, ACM IV, AIF V, Advisors V, ACM V, Advisors VI, ACM VI, Principal Holdings I, and Principal Holdings I GP is 1 Manhattanville Road, Suite 201, Purchase, New York 10577. The address of each of Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Includes 6,003,363 common units issuable upon exercise of that certain warrant issued on December 4, 2006. Also includes 77,103 common units issuable upon the exercise of an option that is currently exercisable. The address of GE Capital Equity Investments, Inc. is 299 Park Avenue, New York, New York 10171.
(3)	The address of each of Messrs. Kleinman, Zaken and Sambur is c/o Apollo Management, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(4)	Represents common units issuable upon the exercise of one or more currently exercisable options.
(5)	The address of each of Messrs. Morrison, Carter, Colatrella, Delarge, Modak, Dandolph, Johns and Greene is c/o Momentive Performance Materials Inc., 22 Corporate Woods Blvd., Albany, New York 12211.
(6)	Management, VI has voting power over these common units pursuant to proxies granted.
(7)	Includes 1,013,795 common units issuable upon the exercise of options that are currently exercisable.
(8)	Mr. Rich’s address is c/o Berry Plastics Corporation, 101 Oakley St., Evansville, IN 47710.
(9)	Includes 77,104 common units issuable upon the exercise of options that are currently exercisable.
(10)	Includes 99,220 common units issuable upon the exercise of options that are currently exercisable.
(11)	Includes 48,190 common units issuable upon the exercise of options that are currently exercisable.
(12)	Includes 32,945 common units issuable upon the exercise of options that are currently exercisable.
(13)	Includes 71,984 common units issuable upon the exercise of an option that is currently exercisable.
(14)	Includes 55,431 common units issuable upon the exercise of options that are currently exercisable.
(15)	Includes 2,375,918 common units issuable upon the exercise of options and restricted stock unit awards that are currently exercisable.

Equity Compensation Plans

We have no compensation plans that authorize issuing our common stock to employees or non-employees. However, our direct and indirect parent companies have issued (and may issue from time to time) equity awards to our employees and other service providers that are denominated in (or based upon) their common equity. As the awards were granted in exchange for service to us these awards are included in our consolidated financial statements. For a discussion of these equity plans see Note 12 to our consolidated financial statements and Note 10 to our unaudited condensed consolidated financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The MPM Group has entered into various agreements with GE and Apollo and their affiliates on terms which management has concluded are fair to us. Agreements with GE and its affiliates were entered into primarily in connection with the GE Advanced Materials Acquisition. Agreements with Apollo and its affiliates were entered into in primarily connection with the GE Advanced Materials Acquisition and the Momentive Combination.

Apollo Notes Registration Rights Agreement

On November 5, 2010, in connection with the issuance of $525.7 million of the Dollar Notes to Apollo, we entered into a registration rights agreement with an affiliate of Apollo. The registration rights agreement gives Apollo the right to make three requests by written notice to us specifying the maximum aggregate principal amount of Dollar Notes to be registered. The agreement requires us to file a registration statement with respect to the Dollar Notes held by Apollo as promptly as possible following receipt of each such notice. There are no cash or additional penalties under the registration rights agreement resulting from delays in registering the Dollar Notes.

Shared Services Agreement; Master Confidentiality Agreement and Joint Development Agreement

On October 1, 2010 in connection with the closing of the Momentive Combination, we entered into the Shared Services Agreement with MSC. Under this agreement, we provide to MSC, and MSC provides to us, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and us. Service costs in the fourth quarter of 2010 (the period we provided services to each other in 2010) were allocated 51% to MSC and 49% to us, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MSC or us, in which case the entire cost was allocated to such party. The Shared Services Agreement remains in effect until terminated according to its terms. MSC or we may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination. Pursuant to this agreement, in the fourth quarter of 2010, we incurred approximately $43 million of costs for shared services and MSC incurred approximately $42 million of costs for shared services (excluding in each case costs allocated 100% to one party). We billed MSC approximately $1.0 million which represents a true-up payment to bring our percentage of total net incurred costs for shared services under the Shared Services Agreement to 49% and 51% for MSC. We expect that the Shared Services Agreement will result in significant synergies over its term.

On March 17, 2011, we entered into an Amended and Restated Shared Services Agreement (the “Amended Shared Services Agreement”) with MSC to reflect the terms of the Master Confidentiality and Joint Development Agreement (the “JDA”) by and between MSC and us entered into on the same date.

The Amended Shared Services Agreement incorporates by reference the terms of the JDA and provides that in the event of a conflict between such agreements, the terms of the JDA shall control. The JDA, which is effective as of October 1, 2010, sets forth the terms and conditions for (i) the disclosure, receipt and use of each party’s confidential information; (ii) any research and development (“R&D”) collaborations agreed to be pursued by MSC and us; (iii) the ownership of products, technology and intellectual property (“IP”) resulting from such collaborations; (iv) licenses under each party’s respective IP; and (v) strategies for commercialization of products and/or technology developed under the agreement.

Pursuant to the JDA, each party has sole ownership rights for any R&D work product and related IP developed under the agreement (“Technology”) for their respective product categories and/or technology fields (as defined in the JDA). For Technology that relates to product categories and/or technology fields of both MSC and us (“Hybrid Technology”), a steering committee made up of three representatives of each party shall determine which party shall be granted ownership rights, subject to certain exceptions. In the event that the steering committee is unable to reach a decision, the Hybrid Technology shall be jointly owned by the parties. In addition, under the terms of the JDA, each party grants to the other party a non-exclusive royalty-bearing (subject to certain exceptions) license for the Technology or the Hybrid Technology. The royalty shall be determined by the respective representatives of the parties through the steering committee in arm’s-length good faith negotiations. The parties also grant royalty-free licenses to each other with respect to their IP for R&D, including for initiatives outside the scope of the JDA. The JDA has a term of 20 years, subject to early termination pursuant to its terms for cause or for a change of control.

Trademark License Agreement

We and GE are parties to a trademark license agreement with respect to the GE mark and monogram and certain product specifications containing the letters “GE” for use in connection with certain of the MPM Group’s products. GE has quality control rights with respect to products using the GE mark and monogram. The initial term of the license expires on December 3, 2013 and is royalty-free, with a five-year renewal option that would require payment of royalties.

Intellectual Property Cross License Agreement

We and GE are parties to an intellectual property cross-licensing agreement to ensure that the MPM Group owns or has the right to use all intellectual property necessary to conduct its business as was conducted at the time of the GE Advanced Materials Acquisition. The agreement provides for four different categories of ownership and licensing terms including the scope and exclusivity of the license based on the use of the intellectual property by the MPM Group or by GE prior to closing of the GE Advanced Materials Acquisition. All licenses of intellectual property by GE to the MPM Group or by the MPM Group to GE are perpetual and royalty-free.

Siloxane Off-Take, Long-Term Siloxane Supply and Technology License Agreement

One of our subsidiaries, Momentive Performance Materials (Thailand) Ltd., or MPM Thailand, is presently a party to an off-take agreement that provides for ASM, which is owned 50% by GE Monomer (Holdings) Pte. Ltd. and its affiliates, to supply siloxane and certain related products to us through 2014 (or until certain ASM financing obligations are satisfied). At the closing of the GE Advanced Materials Acquisition, GE, GE Monomer (Holdings) Pte. Ltd., formerly known as GETOS Singapore Pte. Ltd., MPM Holdings and MPM Thailand, formerly known as GE Toshiba Silicones (Thailand) Limited, entered into a long-term supply agreement with respect to the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement, for the period through December 2026, GE and GE Monomer (Holdings) Pte. Ltd. will ensure MPM Thailand a minimum annual supply of siloxane and certain related products equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve-month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, MPM Thailand will pay approximately $106.6 million in 2011 for off-take product, and it is expected it will pay approximately $1.7 billion over the remaining term of the agreement, assuming current volumes, without taking account inflation and changes in foreign exchange rates. Pursuant to the off-take agreement, MPM Thailand purchased approximately $102.6 million, $87.0 million and $99.3 million of off-take product in 2010, 2009 and 2008, respectively. For as long as the current off-take agreement is in effect, MPM Thailand will continue to pay the pricing specified in that agreement. After expiration of the off-take agreement, MPM Thailand will pay the same price at which ASM sells product to GE Monomer (Holdings) Pte. Ltd.

At the closing of the GE Advanced Materials Acquisition, pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to MPM Thailand and MPM Thailand assumed all of the obligations of GE

Monomer (Holdings) Pte. Ltd. under such agreement. Pursuant to the Technology License Agreement, which terminates in 2039, MPM Thailand received royalties from ASM of approximately $2.1 million, $1.7 million and $2.1 million during 2010, 2009 and 2008, respectively. Over the remaining term of the Technology License Agreement with ASM, we estimate that MPM Thailand will receive royalties of approximately $54.3 million from ASM.

Transition Services Agreement

GE and MPM Holdings entered into a transition services agreement in connection with the GE Advanced Materials Acquisition on December 3, 2006. Under this agreement, GE provided the MPM Group with various services, including, for example, certain IT services, access to certain GE systems and historical data, human resource services and environmental, health and safety services. The transition services agreement expired according to its terms on December 3, 2008. Pursuant to this agreement, the MPM Group incurred fees for services provided by GE of $2.8 million in 2008.

Employee Lease Agreements with GE

Following the GE Advanced Materials Acquisition, GE and MPM Holdings were parties to two employee lease agreements with respect to which certain employees of MPM remained employed by GE but provided their services to MPM. The employment of persons covered by the two employee lease agreements has been transferred to MPM. The agreement with respect to U.S. based employees was terminated in 2007. The agreement with respect to non-U.S. employees was terminated in 2008. Pursuant to these agreements, we were billed the cost of employee compensation and benefits and administrative fees of $0.6 million in 2008, and which we have paid in full.

Product Supply and Distribution Agreements with GE and its Affiliates

At the closing of the GE Advanced Materials Acquisition, we entered into several product supply agreements with GE pursuant to which we agreed to supply certain silicones and quartz products to GE’s Plastics, Aviation, Energy and Lighting divisions and entered into a distribution agreement pursuant to which we agreed to distribute silicones products through GE’s Polymershapes division. The agreements with GE’s Plastics and Polymershapes divisions were subsequently assigned by GE to unaffiliated third parties in connection with GE’s sale of its Plastics business in 2007. Subsequent to the GE Advanced Materials Acquisition, we also agreed to supply certain silicone products to various other GE divisions and other affiliates. The agreements with GE or its affiliates have remaining terms ranging from one to three years with the exception of a small aviation contract which has a remaining term of fourteen years. These agreements in certain cases obligate us to supply, and GE to purchase, minimum volumes of product or require GE to purchase a specified percentage of its requirements of certain products from us. Pursuant to these agreements and other purchase orders, we sold GE and its affiliates $21.2 million, $19.1 million and $19.3 million of products in 2010, 2009 and 2008, respectively. Over the remaining terms of these agreements, we estimate that we will sell to GE and its affiliates a total of approximately $43.0 million of products.

Service and Product Agreements with GE and its Affiliates

At the closing of the GE Advanced Materials Acquisition, we entered into four other commercial agreements with GE pursuant to which GE or its affiliates provide us with certain services, raw materials and products, including materials testing services, acetone supply and production and refurbishment of certain equipment. The agreement regarding the supply of acetone was subsequently assigned by GE to an unaffiliated third party in connection with GE’s sale of its Plastics business in 2007. Subsequent to the GE Advanced Materials Acquisition, we also entered into a variety of lease and service agreements with GE or its affiliates, pursuant to which we lease real estate and various assets, including passenger vehicles, heavy equipment and computers, and GE or its affiliates provide us with various services, including fleet and outsourcing services. The commercial agreements and the lease and service agreements with GE and its affiliates have remaining terms ranging from one to three years. Pursuant to these agreements and other purchase orders, we purchased approximately $17.3 million, $24.9 million and $43.0 million of goods and services in 2010, 2009 and 2008, respectively. Over the remaining terms of these agreements, we estimate that we will purchase from GE and its affiliates a total of approximately $17.7 million of goods and services.

Product and Service Purchases and Sales with Affiliates of Apollo

We supply products to, and purchase products and services from, various affiliates of Apollo in addition to MSC. We sold these other Apollo affiliates approximately $30,000, $0.1 million and $0.7 million of products in 2010, 2009 and 2008, respectively. We purchased from these other Apollo affiliates approximately $1.1 million, $2.1 million and $1.7 million of products and services in 2010, 2009 and 2008, respectively.

In addition, we reimbursed Apollo affiliates $4.7 million for employee relocation and expatriate expenses that were paid on our behalf for the year ended December 31, 2009.

Development Agreement

We were party to a research and development agreement with GE’s Global Research Center that provided for the continuation of certain of our research development activities undertaken by GE Global Research. We paid GE for costs incurred in connection with the research and development services provided by GE and reimbursed GE for expenses related to projects under the agreement. The extent of each party’s intellectual property rights for each project depended on the classification assigned to the project by the parties. The agreement expired on December 31, 2010. Pursuant to this agreement, we incurred fees of approximately $2.8 million, $3.2 million and $1.2 million in 2010, 2009 and 2008, respectively.

Warrants

At the closing of the GE Advanced Materials Acquisition, MPM Holdings issued to GE warrants to purchase up to 155,722 shares of MPM Holdings’ common stock at $100 per share. The warrants have since been transferred to GE Capital Equity Investments, Inc. with our consent. The warrants are non-transferable for one year, and will expire on June 4, 2017. As a result of the Momentive Combination, these warrants are now exercisable for 6,003,363 common units of Momentive Holdco at a price per unit of $2.59.

Apollo Management Agreement

We are subject to a management consulting and advisory services agreement with Apollo, or the Management Agreement, for the provision of management and advisory services with an initial term extending through December 31, 2018. The annual fees under the Management Agreement are $3.5 million. We paid annual fees of $3.5 million in each of 2010 and 2008. Due to the economic downturn, Apollo elected to waive payment of the 2009 annual fee in its entirety. The Management Agreement provides for indemnification to Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. In the event that Apollo exercises its right to terminate the Management Agreement prior to the end of its term, Apollo is entitled to receive a lump-sum settlement equal to the net present value of the sum of the remaining annual management fees payable under the agreement at the time of the termination and any previously deferred fees.

Review, Approval or Ratification of Transactions with Related Persons

Our Audit Committee Charter requires that the Audit Committee review and approve all transactions between related persons required to be reported under the provisions of Item 404 of Regulation S-K under the Securities Act and the Exchange Act.

The types of transactions that are covered by the policy include all transactions required to be so reported, including financial and other transactions, arrangements or relationships in which we or any of its subsidiaries is a participant and in which a related person has a direct or indirect material interest, where the amount involved exceeds $120,000. There were no transactions required to be reported under the provisions of Item 404 of Regulation S-K since the beginning of the last year where the above procedures did not require review, approval or ratification or where such procedures were not followed.

Related persons include directors and director nominees, executive officers, stockholders beneficially owning more than 5% of our voting stock, and immediate family members of any of the previously described persons. A related person could also be an entity in which a director, executive officer or 5% stockholder is an employee, general partner or 5% stockholder.

Director Independence

We have no securities listed for trading on a national securities exchange or in an automated inter-dealer quotation system of a national securities association, which has requirements that a majority of our Board of Directors be independent. For purposes of complying with the disclosure requirements of the Securities and Exchange Commission, we have adopted the definition of independence used by the New York Stock Exchange. Under the New York Stock Exchange’s definition of independence, none of our directors are independent.

DESCRIPTION OF OTHER INDEBTEDNESS

In addition to the Notes, the Company has the following secured indebtedness outstanding:

•	the senior secured credit facilities; and

•	the Second Lien Notes.

Each of the foregoing are secured by separate collateral agreements with substantially identical terms and covering substantially identical collateral subject to exceptions for foreign collateral pledged in favor of lenders under the senior secured credit facilities.

First-Priority Lien Obligations

Senior Secured Credit Facilities

Our senior secured credit facilities provide for a revolving credit facility in an aggregate amount of up to $300 million, which includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as swingline loans. There were no borrowings outstanding under the revolving credit facility as of July 3, 2011. The outstanding letters of credit under the revolving credit facility at July 3, 2011 were $52 million, leaving unused borrowing capacity of $248 million. Outstanding letters of credit issued under the synthetic letter of credit facility at July 3, 2011 were $33 million, leaving unused capacity of $1 million.

We use our revolving credit facility for, among other things, our and our respective subsidiaries’ working capital and other general corporate purposes, including, without limitation, effecting permitted acquisitions and investments.

Our senior secured credit facilities at July 3, 2011 consist of two variable-rate term loans in an aggregate principal amount of approximately $1,056 million, a $300 million revolving credit facility that includes borrowing capacity available for letters of credit of up to $100 million, and a $34 million synthetic letter of credit facility. The borrowers under the revolving credit facility are our subsidiaries, MPM USA and MPM GmbH. The term loans, one of which is denominated in Euros, and our synthetic letter of credit facility are extended to MPM GmbH.

Our senior secured credit facilities also permit us to obtain up to an additional $300 million of credit facilities (the “additional credit facilities”), without the consent of the existing lenders under our senior secured credit facilities.

Scheduled Amortization Payments and Mandatory Prepayments

Our term loan facility and our synthetic letter of credit facility under the senior secured credit facilities provide for quarterly and annual amortization payments, respectively, in each case totaling 1% per annum, with the balance payable or returnable, respectively, upon the final maturity date.

In addition, our senior secured credit facilities require us to prepay outstanding term loans subject to certain exceptions, with:

•

100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if such proceeds are not reinvested or committed to be reinvested in assets to be used in our business or to make certain other permitted investments within 15 months (and, if committed to be so reinvested, actually reinvested within 36 months);

•

50% (which percentage may be reduced to 25% or 0% upon the achievement of certain Senior Secured Leverage Ratios) of excess cash flow (as defined in the Credit Agreement) less the amount of certain voluntary prepayments as described in the Credit Agreement; and

•	100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances (as defined in the Credit Agreement).

Voluntary Prepayments and Reduction and Termination of Commitments

We are able to voluntarily prepay loans and permanently reduce the loan commitments or return synthetic letter of credit deposits under our senior secured credit facilities at any time without premium or penalty, subject to the payment of customary LIBOR or Euro LIBOR breakage costs, if any. The revolving loan commitment and the synthetic letter of credit facility commitment may not be reduced to less than the outstanding balance of loans (in the case of the revolving loan commitment) and letter of credit obligations under such commitment on the date of such reduction. In addition, we are able to terminate our senior secured credit facilities without paying a premium or penalty upon prior written notice, and, in some cases, we may revoke such notice. Upon termination, we will be required to repay all obligations outstanding under our senior secured credit facilities and to satisfy or cash collateralize all outstanding letter of credit obligations.

Interest and Applicable Margins

The interest rates per annum applicable to loans to the U.S. borrower under the senior secured credit facilities are, at the option of the U.S. borrower, equal to either an alternate base rate or an adjusted LIBOR rate for a one-, two-, three- or six-month interest period, or a nine- or twelve-month period, if available from all relevant lenders, in each case plus an applicable margin. The interest rates per annum applicable to loans to the German borrower under the facilities are equal to an adjusted LIBOR rate for any of such periods, plus an applicable margin. The alternate base rate, which is only available for borrowings by the U.S. borrower, means the greater of (i) JPMorgan Chase Bank, N.A.’s prime rate and (ii) one-half of 1% over the weighted average of rates on overnight Federal Funds as published by the Federal Reserve Bank of New York. The adjusted LIBOR rate is determined by reference to settlement rates established for deposits in the currency of the applicable borrowing in the London or European interbank market for a period equal to the interest period of the applicable loan and the maximum reserve percentages established by the Board of Governors of the U.S. Federal Reserve to which the lenders under the facilities are subject. The German borrower also pays a rate equal to the applicable margin (plus a customary fee) on the maximum principal amount of the synthetic letter of credit facility, irrespective of whether the maximum amount of letters of credit is issued under such facility.

The applicable margins are, with respect to loans under MPM’s revolving credit facility, subject to prospective adjustment on a quarterly basis depending on MPM’s Senior Secured Leverage Ratio. Following and during the continuance of an event of default, overdue amounts owing under MPM’s senior secured credit facilities will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%.

In addition to paying interest on outstanding principal under the senior secured credit facilities, the borrowers are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50% per annum subject to step-downs based on our Senior Secured Leverage Ratio. The borrowers also pay customary letter of credit and agency fees.

Maturity and Amortization

Under the amendment agreement governing our senior credit facilities, which closed on February 10, 2011, we extended the maturity of approximately $437 million and €298 million of our U.S. and Euro denominated term loans held by consenting lenders from December 4, 2013 to May 5, 2015 and increased the interest rate on these term loans 125 basis points to LIBOR plus 3.5% and Euro LIBOR plus 3.5%, respectively, among other actions. The original U.S. and Euro denominated terms loans of approximately $67 million and €86 million that were not extended continue to have a maturity date of December 4, 2013 and an interest rate of LIBOR plus 2.25% and Euro LIBOR plus 2.25%, respectively.

Principal repayments on our term loans are due and payable in quarterly installments of approximately $3 million (depending on exchange rates), representing 0.25% of the original principal amounts, on the last day of each calendar quarter. We must also prepay the term loans, subject to certain exceptions, with (1) 50% (which percentage may be reduced to 25% or 0% depending on the achievement of certain Senior Secured Leverage Ratios) of excess cash flow (as defined in the Credit Agreement) less the amount of certain voluntary prepayments as described in the Credit Agreement; (2) 100% of the net cash proceeds of any incurrence of debt other than excluded debt issuances (as defined in the Credit Agreement) and (3) 100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, to the extent we do not reinvest or commit to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 15 months (and, if committed to be reinvested, actually reinvested within 36 months). Although we had excess cash flow under the terms of our Credit Agreement in 2010, we were not required to prepay any of the term loans under subsection (1) above because our Senior Secured Leverage Ratio was below the required threshold (1.5:1). We did not have excess cash flow under the terms of the Credit Agreement in calendar years 2008 and 2009.

The current revolving credit facility is available until December 3, 2012. In late 2010, however, we obtained commitments from certain of our revolving facility lenders and other financial institutions to provide a new and/or extended revolving credit facility for the full $300 million under our existing revolving credit facility. The commitments are subject to customary conditions and will take effect on or no more than five business days prior to December 3, 2012, in the case of a new lender, and the earlier of such date or the effective date of an amendment to our senior secured credit facility that extends the revolver maturity date, in the case of an existing lender. The commitments for the new revolving facility will mature on December 3, 2014 (the “extended revolver maturity date”). In the event more than $500 million of our term loans mature prior to 91 days after the extended revolver maturity date, the revolver loans outstanding under the new revolving facility must be repaid in full at least 91 days prior to such maturity date of such term loans and the revolver loans may not be drawn thereunder until such term loans are repaid and/or their maturity date extended to a date not earlier than 91 days after the extended revolver maturity date. The synthetic letter of credit facility amortizes at a rate of $350,000 per annum, 1% of the original commitment, and is due and payable in full on December 4, 2013.

Guarantees and Security

All obligations under the senior secured credit facilities are unconditionally guaranteed by Momentive Performance Materials Holdings Inc., the Company’s parent, us, and, subject to certain exceptions, each of our existing and future direct and indirect U.S. subsidiaries, which we refer to collectively as “U.S. Guarantors.” In addition, all obligations of the German borrower under the senior secured credit facilities are guaranteed by the U.S. borrower, the U.S. Guarantors, and certain other direct and indirect foreign subsidiaries of the Company, which we collectively refer to as the “Foreign Guarantors.” The obligations of the U.S. borrower under the senior secured credit facilities and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured on a first-lien basis by substantially all of the assets and stock (but in the case of non-U.S. subsidiaries, limited to 65% of the voting equity of such subsidiaries) owned by the U.S. borrower and the U.S. Guarantors, other than the intercompany note issued to the Company by Japan Acquisition Co. and subject to certain other exceptions. The obligations of the German borrower under the senior secured credit facilities and any hedging arrangements and cash management services and the guarantees in respect of those obligations are secured on a first-lien basis by substantially all of the assets and stock owned by the U.S. borrower, the U.S. Guarantors, the German borrower and certain of the Foreign Guarantors, subject to certain exceptions, including German real estate and intercompany receivables.

Certain Covenants and Events of Default

Our senior credit facilities contain customary covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to incur indebtedness, sell assets, make investments, engage in acquisitions, mergers or consolidations and make dividends or other restricted payments. In addition, our revolving credit facility requires that we do not exceed a maximum Senior Secured Leverage Ratio of 4.25:1.0 at any time that loans or letters of credit are outstanding (and not cash collateralized) thereunder. Our senior secured credit facilities also contains certain customary affirmative covenants and events of default. The negative covenants in the senior secured credit facilities include, among other things, limitations (none of which are absolute) on our ability to:

•	declare dividends and make other distributions;

•	redeem or repurchase our capital stock;

•	prepay, redeem or repurchase certain of our subordinated indebtedness;

•	make loans or investments (including acquisitions);

•

incur additional indebtedness, except that we may incur indebtedness so long as our senior secured leverage ratio is not greater than 3.75:1.0, and we may incur other indebtedness pursuant to one or more issuances of additional senior secured notes or loans so long as, among other things, an agreed amount of the net cash proceeds from any such issuance are used to prepay term loans and/or revolving loans under our senior secured credit facilities at par;

•

grant liens, except that we may grant liens in connection with permitted incurred indebtedness, or so long as our Senior Secured Leverage Ratio is less than or equal to 3.75:1.0 and we comply with certain other limitations;

•	enter into sale-leaseback transactions;

•	modify the terms of subordinated debt or other material agreements;

•	change our fiscal year;

•	restrict dividends from our subsidiaries or restrict liens;

•	enter into new lines of business;

•	recapitalize, merge, consolidate or enter into acquisitions;

•	sell assets; and

•	enter into transactions with affiliates.

The events of default under our senior secured credit facilities include, without limitation, nonpayment, misrepresentations, breach of covenants, insolvency, bankruptcy, certain judgments, change of control (as defined in the Credit Agreement) and cross-defaults.

Second Lien Notes

General

The Second Lien Notes consist of $200 million original aggregate principal amount of 12 1/2% Second-Priority Senior Secured Notes due 2014.

Rankings

The Second Lien Notes rank equally in right of payment to all of the Company’s existing and future senior indebtedness and rank senior in right of payment to all of the Company’s existing and future subordinated indebtedness. The Second Lien Notes rank junior in priority as to collateral with respect to our senior secured credit facilities and pari passu in priority as to collateral with respect to all of the Company’s existing and future obligations secured by a second priority lien on the collateral (including, following the Springing Lien Trigger Date, the Notes).

Optional Redemption

The Second Lien Notes may be redeemed prior to December 15, 2011 at a redemption price at 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest to the redemption date and a “make-whole premium.” Thereafter, the Second Lien Notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest. In addition, on or prior to December 15, 2011, the Company may redeem up to 35% of the Second Lien Notes using the net cash proceeds of certain equity offerings.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Second Lien Notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s Second Lien Notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: upon the Company becoming aware of the acquisition by any person or group, other than any of the permitted holders, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the voting stock of the Company or any direct or indirect parent of the Company; or upon the sale, lease or transfer of substantially all of the Company’s assets to any person other than any of the permitted holders.

Covenants

Under the terms of the indenture governing the Second Lien Notes, the Company is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt, incur debt at its subsidiaries, pay dividends, issue disqualified and preferred stock or enter into sale leaseback transactions.

Events of Default

The Second Lien Notes specify events of default including failure to pay principal and interest on the Second Lien Notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

Subordinated Notes

General

The existing subordinated notes consist of $382 million aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016.

Rankings

The existing subordinated notes rank junior in right of payment to all of the Company’s existing and future senior indebtedness. The existing subordinated notes rank equally in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness. The subordinated notes are effectively subordinated to any secured indebtedness of MPM to the extent of the value of the assets securing such indebtedness.

Optional Redemption

The existing subordinated notes may be redeemed prior to December 1, 2011 at par, plus applicable premiums and accrued and unpaid interest. Thereafter, the existing subordinated notes may be redeemed at the applicable redemption price, plus accrued and unpaid interest.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the existing subordinated notes.

Change of Control

In the event of a Change in Control (as defined below), a holder has the right to require us to buy such holder’s existing subordinated notes at 101% of their principal amount, plus accrued and unpaid interest.

A “Change of Control” shall be deemed to have occurred: upon the Company becoming aware of the acquisition by any person or group, other than any of the permitted holders, by way of merger, consolidation or other business combination or purchase of beneficial ownership of more than 50% of the total voting power of the voting stock of the Company or any direct or indirect parent of the Company; or upon the sale, lease or transfer of substantially all of the Company’s assets to any person other than any of the permitted holders.

Covenants

Under the terms of the indenture governing the existing subordinated notes, the Company is subject to covenants that, among other things, restrict its ability to create liens on its assets, incur debt at its subsidiaries or enter into sale leaseback transactions.

Events of Default

The existing subordinated notes specify events of default including failure to pay principal and interest on the existing subordinated notes, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain bankruptcy, insolvency or reorganization events with respect to us.

International Credit Agreements

We also have additional international secured and unsecured credit agreements providing for borrowings to our subsidiaries outside the United States, in countries including China. As of July 3, 2011, we had $57 million of indebtedness outstanding under these agreements, based on exchange rates as of such date.

DESCRIPTION OF NOTES

General

On November 5, 2010, $1,160,687,000 aggregate principal amount of 9.0% Second-Priority Springing Lien Notes due 2021 (including $525,687,000 aggregate principal amount issued to Apollo) (the “Notes”) were issued under an Indenture, dated as of November 5, 2010 (the “Indenture”), by and among Momentive Performance Materials Inc., its domestic subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”).

The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of those agreements, including the definitions of certain terms therein and those terms made a part thereof by the TIA. We urge you to read the agreements because they, not this description, will define your rights as holders of the Notes.

Capitalized terms used in this “Description of Notes” section and not otherwise defined have the meanings set forth in the section “—Certain definitions” below. As used in this “Description of Notes” section, “we,” “us” and “our” mean the Issuer and its Subsidiaries and the “Issuer” refers only to Momentive Performance Materials Inc. and not to any of its Subsidiaries.

Unless the context otherwise requires, references in this “Description of Notes” section and in the “Summary of the terms of the Notes” section, to the Notes include the Dollar Notes and the €150,000,000 aggregate principal amount of 9.5% Second-Priority Springing Lien Notes due 2021 (the “Euro Notes”) that were also issued under the Indenture. The Dollar Notes and the Euro Notes are separate series of Notes but will be treated as a single class of securities under the Indenture, except as otherwise stated herein. As a result, among other things, holders of each series of notes will not have separate and independent rights to give notice of Default or to direct the Trustee to exercise remedies in the event of a Default or otherwise. For the avoidance of doubt, we note that information about the Euro Notes is included for informational purposes only and this prospectus only relates to the resales by holders of Dollar Notes.

The Issuer may issue additional Notes under the Indenture from time to time (the “Additional Notes”) after the issuance of certain Exchange Notes, which were issued upon the terms and conditions set forth in the prospectus and accompanying letter of transmittal included in the Company’s Registration Statement on Form S-4, as amended and filed with the Commission on May 11, 2011 (which was extended until June 14, 2011). Any issuance of Additional Notes is subject to the covenants described below under the captions “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Certain covenants—Liens.” Each of (i) the Dollar Notes and any additional Dollar Notes subsequently issued under the Indenture and (ii) the Euro Notes and any additional Euro Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of Notes,” references to the Notes include any Additional Notes actually issued.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency designated by the Issuer (which initially shall be the corporate trust office of the Trustee located in Pittsburgh, Pennsylvania).

The Dollar Notes will be issued only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The Notes are senior obligations of the Issuer, and following the Springing Lien Trigger Date, will have the benefit of the second-priority security interest in the Collateral described below under “—Security for the Notes” and will mature on January 15, 2021. Even though the Notes will be secured following the Springing Lien Trigger Date, pursuant to the terms of the Security Documents and the Intercreditor Agreement, the security interests in the Collateral securing the Notes under the Security Documents will rank junior in priority to any and all security interests in the Collateral at any time granted to secure First Priority Obligations. The Dollar Notes will bear interest in cash at a rate of 9.0% per annum, from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing January 15, 2011.

Optional redemption

On or after January 15, 2016, the Issuer may redeem the Dollar Notes, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of the principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Dollar Notes redemption price
2016	104.500%
2017	103.000%
2018	101.500%
2019 and thereafter	100.000%

In addition, prior to January 15, 2016, the Issuer may redeem the Notes at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to January 15, 2014, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by any direct or indirect parent of the Issuer, in each case to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) of 109.0% in the case of the Dollar Notes, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of (i) the original aggregate principal amount of the Dollar Notes (calculated after giving effect to any issuance of additional Dollar Notes after the Issue Date) and (ii) the original aggregate principal amount of the Euro Notes (calculated after giving effect to any issuance of additional Euro Notes after the Issue Date) remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption of Dollar Notes, the Trustee will select the Dollar Notes to be redeemed on a pro rata basis to the extent practicable; provided that no Dollar Notes of $2,000 or less and no Euro Notes of €100,000 or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the Notes to be redeemed.

Mandatory redemption; offers to purchase; open market purchases

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain covenants—Asset sales.”

From time to time, the Issuer, its Affiliates or the Stockholders may acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as the Issuer, its Affiliates or the Stockholders (as applicable) may determine (or as may be provided for in the Indenture), which may be more or less than the consideration to be received by participating holders in the Transactions and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Issuer, its Affiliates or the Stockholders may choose to pursue in the future.

Paying agent and registrar for the Dollar Notes

The initial paying agent for the Dollar Notes will be the Trustee. The Issuer will also will also maintain a registrar with offices in Pittsburgh, Pennsylvania in respect of the Dollar Notes. The initial registrar for the Dollar Notes will be the Trustee. The registrar will maintain a register reflecting ownership of the Dollar Notes outstanding from time to time and will make payments on and facilitate transfer of Dollar Notes on behalf of the Issuer. The Issuer may change the paying agent or registrar without prior notice to the holders. The Issuer or a Wholly Owned Subsidiary may act as a paying agent or registrar.

Ranking

The indebtedness evidenced by the Notes and Note Guarantees, respectively, is senior Indebtedness of the Issuer and the Note Guarantors, respectively, will rank equal in right of payment with all existing and future Pari Passu Indebtedness of the Issuer and the Note Guarantors, as applicable, including Indebtedness under the Issuer’s existing senior secured credit facilities and the Old Second Lien Notes (or the guarantees of any of the foregoing), and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer and the Note Guarantors, as applicable, including any Old Subordinated Notes (or the guarantees thereof).

Prior to the Springing Lien Trigger Date, the indebtedness evidenced by the Notes will be unsecured Indebtedness of the Issuer and will be effectively subordinated to all Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Indebtedness and the indebtedness evidenced by the Note Guarantees will be unsecured Indebtedness of the applicable Note Guarantor and will be effectively subordinated to all Secured Indebtedness of such Note Guarantor to the extent of the value of the assets securing such Indebtedness.

Following the Springing Lien Trigger Date, the Notes and Note Guarantees will have the benefit of a security interest in the Collateral that will, pursuant to the Intercreditor Agreement, be junior and subordinated to the liens securing the Issuer’s existing senior secured credit facilities and/or any other existing and future First Priority Obligations of the Issuer and the Note Guarantors, and be pari passu in priority to liens securing the Old Second Lien Notes and/or any Other Second Priority Obligations of the Issuer and the Note Guarantors, with respect to all Collateral, and be further subject to Permitted Liens and exceptions described under “—Security for the Notes.” Following the Springing Lien Trigger Date, all of the Issuer’s Domestic Subsidiaries that pledge their assets and property to secure First Priority Obligations will become Subsidiary pledgors with respect to the Notes and Note Guarantees, and their assets and property will secure the Notes and the Note Guarantees to the extent described below under “—Security for the Notes.”

As of July 3, 2011, the Issuer and its Subsidiaries had

(1) approximately $1,056 million of Secured Indebtedness, of which approximately $1,056 million constituted First Priority Obligations primarily consisting of the term loans under the Issuer’s senior secured credit facilities. In addition, as of such date, the Issuer and its Subsidiaries had $52 million of letters of credit outstanding under its $300 million revolving credit facility, all of which is secured by a First Priority Lien on the Collateral securing the Notes, leaving $248 million of borrowing capacity;

(2) approximately $176 million ($200.0 million principal amount) of Secured Indebtedness constituting Second Priority Obligations, consisting of the Old Second Lien Notes;

(3) approximately $1,378 million of senior unsecured Indebtedness outstanding, including the Notes, which are unsecured prior to the Springing Lien Trigger Date; and

(4) approximately $379 million ($382 million principal amount) of Subordinated Indebtedness outstanding, consisting of the Old Subordinated Notes.

In addition, of the $3,046 million in aggregate principal amount of Indebtedness that was outstanding at July 3, 2011, the Issuer’s Subsidiaries that are not Note Guarantors had total Indebtedness of approximately $57 million (excluding intercompany liabilities of Subsidiaries that are not Note Guarantors), which will rank effectively senior to the Notes and the Note Guarantees with respect to the assets of such Subsidiaries.

Although the Indenture limits the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Disqualified Stock and Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications and exceptions. Under certain circumstances, the Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness and, subject to certain limitations, such Indebtedness may be Secured Indebtedness, including First Priority Obligations. See “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Certain covenants—Liens.”

Substantially all of the operations of the Issuer are conducted through its Subsidiaries. Unless a Subsidiary is a Note Guarantor, holders of Indebtedness and claims of creditors of such Subsidiary, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiary, generally will have priority with respect to the assets and earnings of such Subsidiary over the holders of Indebtedness and claims of creditors of the Issuer, including holders of the Notes. The Notes, therefore, will be effectively subordinated to holders of Indebtedness and creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Note Guarantors. See “Risk Factors—Risks Related to the Notes—The Notes are structurally subordinated to all liabilities of the Company’s subsidiaries that are not Note Guarantors.” For condensed consolidated financial information with respect to the Note Guarantors, see Note 19 to the Issuer’s audited condensed consolidated financial statements for the year ended December 31, 2010 and Note 13 to the Issuer’ unaudited condensed consolidated financial statements for the fiscal three and six-month periods ended July 3, 2011.

Security for the Notes

Following the Springing Lien Trigger Date, the Notes and the Note Guarantees will be secured by liens on the Collateral (whether now owned or hereafter arising or acquired) which will be, pursuant to the Intercreditor Agreement, junior and subordinated to any and all Liens at any time granted by the Issuer and the Note Guarantors to secure the First Priority Obligations, pari passu in priority to all Liens granted by the Issuer and the Note Guarantors to secure the Other Second Priority Obligations (the “Second Priority Liens”) and are also subject to all other Permitted Liens, and the Notes will share in the benefit of such Second Priority Liens based on the respective amounts of the Obligations thereunder. The Collateral will consist of substantially all of the property and assets that are held by the Issuer or any of the Note Guarantors, to the extent that such property or assets secure the First Priority Obligations, subject to certain exceptions described below. The occurrence of the Springing Lien Trigger Date depends on a number of factors, and there is no assurance of when it will occur, if ever.

Following the Springing Lien Trigger Date, the Collateral pledged by the Issuer and Note Guarantors to secure the Notes may also secure both foreign and domestic obligations under the senior secured credit facilities. In the event of a bankruptcy, liquidation or insolvency or any event of default under our senior secured credit facilities, the proceeds from any sale of the Collateral will be applied first to satisfy the foreign and domestic obligations under the senior secured credit facilities and any other First Priority Obligations and then to satisfy the Obligations under the Indenture and Other Second Priority Obligations (collectively, the “Second Priority Obligations”).

The Collateral will exclude all assets that do not secure First Priority Obligations at any time and from time to time. The assets that secure First Priority Obligations may be subject to exceptions and exclusions that may change over time, in the determination of the Issuer, the Note Guarantors and the holders of the First Priority Obligations. The assets that secure First Priority Obligations as of the date hereof does not include and, accordingly, the Collateral, if the Notes were to be secured as of the date hereof, would exclude: (i) any license, contract or agreement of the Issuer or any of the Note Guarantors, to the extent that such grant of a security interest under the Security Documents would, under the terms of such license, contract or agreement, result in a breach or default under, or abandonment, invalidation or unenforceability of, that license, contract or agreement and only for so long as such provision is in effect, (ii) any vehicles covered by a certificate of title on ownership, (iii) any cash, deposit accounts and securities accounts, (iv) any assets acquired after the Issue Date, to the extent that, and for long as, granting a security interest in such assets would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation of or in connection with the acquisition of such assets; provided, that, upon the reasonable request of the First Priority Representative or the Collateral Agent, as applicable, the Issuer shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any such contractual obligation, (v) the Japan Notes, (vi) any equity interests or other securities of any of the Issuer’s Subsidiaries to the extent that the pledge of such securities results in the Issuer being required to file separate financial statements of such Subsidiary with the SEC (including without limitation any Excluded Securities described below), but only to the extent necessary not to be subject to such requirement and only for so long as such requirement is in existence, (vii) certain real properties, (viii) any property or assets owned by any Foreign Subsidiaries, (ix) any equity interests in Foreign Subsidiaries other than “first-tier” Foreign Subsidiaries, (x) certain equity interests in certain domestic Wholly Owned Subsidiaries disregarded as entities for U.S. federal income tax purposes, (xi) voting equity interests in excess of 65% of the issued and outstanding voting equity interests in each “first-tier” Foreign Subsidiary directly owned by the Issuer or a Note Guarantor, (xii) certain equipment owned by the Issuer or any Note Guarantor subject to a purchase money or capital lease obligation, (xiii) letter of credit rights to the extent a Note Guarantor is required by applicable law to apply the proceeds of a drawing and (xiv) certain other exceptions described in the Security Documents (all such excluded assets are referred to herein as “Excluded Assets”).

In addition, in the event that Rule 3-16 of Regulation S-X under the Securities Act and the Exchange Act (or any successor regulation) is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s securities secure the Notes, then the securities of such Subsidiary (the “Excluded Securities”) shall automatically be deemed to not be part of the Collateral, but only for so long as, and only to the extent, necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any holder of Notes, to the extent necessary to release the security interests in the Excluded Securities that are so deemed to no longer constitute part of the Collateral. Any portion of a Subsidiary’s securities that does not secure the Notes pursuant to this paragraph may continue to secure any First Priority Obligations.

Following the Springing Lien Trigger Date, the security interests securing the Notes will be junior and subordinated pursuant to the terms of the Intercreditor Agreement to any and all security interests at any time granted by the Issuer and the Note Guarantors to secure the First Priority Obligations and pari passu in priority to any and all security interests at any time granted by the Issuer and the Note Guarantors to secure the Other Second Priority Obligations and will also be subject to all other Permitted Liens. The First Priority Obligations include Secured Bank Indebtedness, as well as certain Hedging Obligations and certain other obligations in respect of cash management services. The Person holding such First Priority Obligations may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent (as defined below) to realize or foreclose on the Collateral on behalf of holders of the Notes.

Following the Springing Lien Trigger Date, subject to certain limitations and exceptions (including for Excluded Assets), if the Issuer or any Note Guarantor creates any additional security interest upon any property or asset to secure any First Priority Obligations, the Issuer or Note Guarantor will concurrently grant a Second Priority Lien upon such property as security for the Notes. Following the Springing Lien Trigger Date, if any such property or asset is acquired by the Issuer or a Note Guarantor that is not automatically subject to a perfected security interest under the Security Documents, or a Subsidiary of the Issuer which has pledged assets to secure the First Priority Obligations becomes a Note Guarantor, then the Issuer or Note Guarantor will, as soon as practical after such property’s acquisition or such Subsidiary becomes a Note Guarantor, provide a Second Priority Lien on such property (or, in the case of a new Note Guarantor, all of its assets pledged to secure the First Priority Obligations other than Excluded Securities) in favor of the Collateral Agent and deliver certain documentation in respect thereof as required by the Indenture and the Security Documents, in each case subject to certain exceptions. If granting a security interest in such property, including property acquired in connection with an Asset Sale involving non-cash consideration, requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest in favor of the Collateral Agent for the benefit of the holders of Notes. If such party does not consent to the granting of the second priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

The obligations under our senior secured credit facilities, certain of our Hedging Obligations, certain of our cash management arrangements and the guarantees thereof by each of the Note Guarantors, are secured by a first-priority Lien on the Collateral. In addition, the Issuer and the Note Guarantors are and will be able to Incur additional Indebtedness in the future that could share in the Collateral, including additional First Priority Obligations and additional Indebtedness that would be secured on a second-priority basis, equally and ratably, following the Springing Lien Trigger Date, with the Notes. The amount of such First Priority Obligations and additional Indebtedness that would be secured on a second-priority basis, equally and ratably, following the Springing Lien Trigger Date, with the Notes, is limited by the covenants described under “—Certain covenants—Liens” and “—Certain covenants—Limitation on incurrence of indebtedness and issuances of disqualified stock and preferred stock.” Under certain circumstances, the amount of such First Priority Obligations and additional Indebtedness that would be secured on a second-priority basis, equally and ratably, following the Springing Lien Trigger Date, with the Notes could be significant.

The Collateral (1) has been or will be pledged to the Administrative Agent under the senior secured credit facilities (or a successor thereto), on a first-priority basis, for the benefit of the “Secured Parties” (as defined in the security documents relating to the senior secured credit facilities) and/or any other additional or replacement senior secured credit facility constituting First Priority Obligations and (2) following the Springing Lien Trigger Date, will be pledged to The Bank of New York Mellon Trust Company, N.A., as collateral agent (together with any successor, the “Collateral Agent”), on a second-priority basis, for the benefit of the Trustee and the holders of the Notes, which will be on a pari passu basis with any Second Priority Obligations. The Second Priority Obligations will constitute claims separate and apart from (and of a different class from) the First Priority Obligations.

Security documents and intercreditor agreement. Following the Springing Lien Trigger Date, the Issuer, the Note Guarantors and the Collateral Agent will enter into the Security Documents defining the terms of the security interests that secure the Notes. These security interests will secure the payment and performance when due of all of the Obligations of the Issuer under the Notes, the Indenture and the Security Documents, as provided in the Security Documents.

Following the Springing Lien Trigger Date, the Collateral Agent, the First Priority Representative, the Issuer and the Note Guarantors will enter into the Intercreditor Agreement, which will establish the subordination of the Second Priority Liens to the Liens securing the First Priority Obligations and which may be amended from time to time to add other parties holding, or representing holders of, Other Second Priority Obligations and other First Priority Obligations permitted to be Incurred under the Indenture. The First Priority Representative will be initially the Administrative Agent under the Issuer’s then existing senior secured credit facilities. Pursuant to the terms of the Intercreditor Agreement, at any time at which First Priority Obligations are outstanding (whether incurred prior to, on or after the Issue Date), the First Priority Representative will determine the time and method by which the security interests in the Collateral will be enforced. The Collateral Agent will not be permitted to enforce the security interests even if any Event of Default under the Indenture has occurred and the Notes have been accelerated except (a) in any insolvency or liquidation proceeding, as necessary to file a claim or statement of interest with respect to such Notes or (b) as necessary to take any action in order to create, prove, preserve, perfect or protect (but not enforce) its rights in the second-priority Liens. At any time at which all First Priority Obligations have been discharged in full, the Collateral Agent in accordance with the provisions of the Indenture and the Security Documents will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the holders of the Notes and/or any Other Second Priority Obligations. The proceeds from the sale of the Collateral remaining after the satisfaction of all First Priority Obligations may not be sufficient to satisfy the obligations owed to the holders of the Notes and any Other Second Priority Obligations. By its nature some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if saleable. See “Risk Factors—Risks Related to the Notes—Following the Springing Lien Trigger Date, the Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, in the event that the security is enforced against the collateral, the holders of the Notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities and holders of other first priority obligations, and will share such proceeds with other holders of pari passu liens, including the holders of our Second Lien Notes.”

In addition, the Security Documents and the Intercreditor Agreement will provide that, so long as there are First Priority Obligations outstanding (whether incurred prior to, on or after the Issue Date), (1) the holders of First Priority Obligations may direct the First Priority Representative to take actions with respect to the Collateral (including the release of Collateral and the manner of realization) without the consent of the holders of the Notes, (2) the Issuer and the Note Guarantors may require the Collateral Agent to agree to modify the Security Documents or the Intercreditor Agreement, without the consent of the Trustee and the holders of the Notes, to secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of the Indenture and (3) the holders of the First Priority Obligations may change, waive, modify or vary the security documents without the consent of the holders of the Notes, provided that any such change, waiver or modification does not materially adversely affect the rights of the holders of the Notes and not the other secured creditors in a like or similar manner. Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that such modifications do not expressly violate the provisions of the Credit Agreement or the Indenture if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether or not the Issuer has complied with its undertakings in the Indenture, the Security Documents or the Intercreditor Agreement. See “Risk Factors—Risks Related to the Notes—Following the Springing Lien Trigger Date, the Notes will be secured only to the extent of the value of the assets that have been granted as security for the Notes and, in the event that the security is enforced against the collateral, the holders of the Notes will receive proceeds from the collateral only after the lenders under our senior secured credit facilities and holders of other first priority obligations, and will share such proceeds with other holders of pari passu liens, including the holders of our Second Lien Notes.”

Further, the Intercreditor Agreement will provide that, if the Issuer or any Note Guarantors are subject to any bankruptcy, insolvency, liquidation or other debtor-relief proceeding (an “Insolvency Proceeding”), the Trustee and the holders of the Notes:

(1) will not contest such Issuer’s or Note Guarantors’, as applicable (x) use of cash collateral or (y) obtaining of any debtor-in-possession financing, in each case if the holders of First Priority Obligations desire to permit such use of cash collateral or debtor-in-possession financing, as applicable,

(2) will not request adequate protection or other relief in connection with any such use of cash collateral or any such debtor-in-possession financing, except as set forth in the following paragraph,

(3) if the Liens on any Collateral securing the First Priority Obligations (the “First-Priority Liens”) are subordinated to or are pari passu with the Liens on such Collateral securing any such debtor-in-possession financing, will subordinate the Liens on such Collateral securing the Notes on the same basis as such Liens are subordinated to the First-Priority Liens under the Intercreditor Agreement,

(4) will not contest (or support any other Person in contesting) (x) any request by the First Priority Representative or the holders of First Priority Obligations for adequate protection or (y) any objection made by the First Priority Representative or the holders of First Priority Obligations to any motion, relief, action or proceeding claiming a lack of adequate protection,

(5) will raise no objection to (or otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of First Priority Obligations made by First Priority Representative or any holder of First Priority Obligations, and, so long as First Priority Obligations are outstanding, will not seek any such relief in respect of the Collateral without the consent of the First Priority Representative and the requisite holders of First Priority Obligations,

(6) will raise no objection to (or otherwise contest) any lawful exercise by any holder of First-Priority Lien Obligations of the right to credit bid First Priority Obligations at any sale in foreclosure of Collateral,

(7) will raise no objection to (and will not otherwise contest) any other request for judicial relief made in any court by any holder of First Priority Obligations relating to the lawful enforcement of any Lien on Collateral,

(8) will raise no objection to (and will not otherwise contest) any order relating to a sale of assets of any Issuer or Guarantor for which the First Priority Representative has consented that provides, to the extent the sale is to be free and clear of Liens, that the First-Priority Liens and the Liens securing the Notes will attach to the proceeds of the sale on the same basis of priority as the First-Priority Liens rank to the Liens securing the Notes in accordance with the Intercreditor Agreement and

(9) so long as First Priority Obligations are outstanding, will not assert or enforce any claim under Section 506(c) of the United States Bankruptcy Code senior to or on a parity with the First-Priority Liens for costs or expenses of preserving or disposing of any Collateral.

Notwithstanding the foregoing, in any Insolvency Proceeding, (i) if any holders of First Priority Obligations are granted adequate protection in the form of additional collateral in connection with any debtor-in-possession financing or use of cash collateral, then the trustee or the holders of the Notes may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the First-Priority Liens and the Liens securing such debtor-in-possession financing on the same basis as the Liens securing the Notes are subordinated to the First-Priority Liens under the Intercreditor Agreement and (ii) in the event any holder of Notes (or the trustee on behalf of itself or any holder of Notes) receives adequate protection in the form of additional collateral, then the applicable holders of First Priority Obligations shall be granted a senior Lien on such additional collateral as security for the applicable First Priority Obligations, and any Lien on such additional collateral securing the Notes shall be subordinated to the Liens on such collateral securing the First Priority Obligations and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the Liens securing the Notes are so subordinated to the First-Priority Liens under the Intercreditor Agreement.

See “Risk Factors—Risks Related to the Notes—In the event of our bankruptcy, the ability of the holders of Notes to realize upon the collateral will be subject to certain bankruptcy law limitations and limitations under the intercreditor agreement.”

Subject to the terms of the Security Documents, the Issuer and the Note Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes and the Note Guarantees, to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

See “Risk Factors—Risks related to the Notes—Following the Springing Lien Trigger Date, the rights of holders of the Notes to the collateral securing the Notes may be adversely affected by the failure to perfect security interests in the collateral and other issues generally associated with the realization of security interests in collateral.”

Release of collateral. Following the Springing Lien Trigger Date, the Issuer and the Note Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes and the Note Guarantees under any one or more of the following circumstances and as provided in the Intercreditor Agreement as described above:

(1) upon the release of all Liens on such property or assets securing First Priority Obligations; provided, however, that if the Issuer or any Note Guarantor subsequently Incurs First Priority Obligations that are secured by Liens on property or assets of the Issuer or any Note Guarantor of the type constituting the Collateral and the related Liens are Incurred in reliance on clause (8) of the definition of Permitted Liens, then the Issuer and its Restricted Subsidiaries will be required to reinstitute the security arrangements with respect to the Collateral in favor of the Notes and the Note Guarantees, which will be Second Priority Liens on the Collateral securing such First Priority Obligations to the same extent provided by the Security Documents and on the terms and conditions of the security documents relating to such First Priority Obligations, with the Second Priority Lien held either by the administrative agent, collateral agent or other representative for such First Priority Obligations or by a collateral agent or other representative designated by the Issuer to hold the Second Priority Liens for the benefit of the holders of the Notes and the Note Guarantees and subject to an intercreditor agreement that provides the administrative agent or collateral agent substantially the same rights and powers as afforded under the Intercreditor Agreement;

(2) to enable the Issuer and Note Guarantors to consummate the disposition of such property or assets to the extent not prohibited under the covenant described under “—Certain covenants—Asset sales”;

(3) in respect of the property and assets of a Note Guarantor, upon the designation of such Note Guarantor to be an Unrestricted Subsidiary in accordance with the covenant described under “—Certain covenants—Limitation on restricted payments” and the definition of “Unrestricted Subsidiary”;

(4) in respect of the property and assets of a Note Guarantor, upon the release or discharge of the Note Guarantee of such Note Guarantor in accordance with the Indenture;

(5) in respect of the property and assets of the Issuer or a Note Guarantor that at any time is not subject to a Lien securing First Priority Obligations at such time; provided that if such property and assets is subsequently subject to a Lien securing First Priority Obligations (other than Excluded Assets), such property and assets shall subsequently constitute Collateral hereunder;

(6) in the case of a Note Guarantor making a Transfer to any Restricted Subsidiary; provided that such Transfer is permitted by clause (y) of the last paragraph under “—Merger, amalgamation, consolidation or sale of all or substantially all assets;” and

(7) as described under “—Amendments and waivers” below.

If an Event of Default under the Indenture exists on the date on which the First Priority Obligations are repaid in full and terminated (including all commitments and letters of credit thereunder), the Liens on the Collateral securing the Notes will not be released, except to the extent the Collateral or any portion thereof was disposed of in order to repay the First Priority Obligations secured by the Collateral, and thereafter the Trustee (acting at the direction of the holders of a majority of outstanding principal amount of the Notes) will have the right to direct the First Priority Representative to foreclose upon the Collateral (but in such event, the Liens on the Collateral securing the Notes will be released when such Event of Default and all other Events of Default under the Indenture cease to exist). The First Priority Representative may need to evaluate the impact of potential liabilities before determining to foreclose on Collateral consisting of real property because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the First Priority Representative may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the noteholders.

The security interests in all Collateral securing the Notes and the Note Guarantees also will be released upon (i) payment in full of the principal of, together with accrued and unpaid interest (including additional interest, if any) on, the Notes and all other Obligations under the Indenture and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest (including additional interest, if any), are paid (including pursuant to a satisfaction and discharge of the Indenture as described below under “—Satisfaction and discharge”) or (ii) a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance.”

Note Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries (unless such Subsidiary is a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) and that incur or guarantee Indebtedness under the Credit Agreement will jointly and severally irrevocably and unconditionally guarantee, on a senior basis, the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all Obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of, premium, if any, or interest or additional interest on the Notes, expenses, indemnification or otherwise (all such Obligations guaranteed by the Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Note Guarantees. Such Note Guarantors guarantee the Issuer’s existing senior secured credit facilities on a senior secured basis, the Old Second Lien Notes on a senior secured basis and the Old Subordinated Notes on a senior subordinated unsecured basis.

As of and for the year ended December 31, 2010, the Issuer and the Note Guarantors collectively represented 30.4% of our total assets and 32.6% of our consolidated net sales after intercompany eliminations. As of and for the six months ended July 3, 2011, the Company (excluding its subsidiaries) and the Note Guarantors collectively represented 30.8% of our total assets and 31.5% of our net sales after intercompany eliminations. For condensed consolidated financial information with respect to the Note Guarantors, see Note 19 to the Issuer’s audited consolidated financial statements for the year ended December 31, 2010 and Note 13 to the Issuer’ unaudited condensed consolidated financial statements for the fiscal three and six-month periods ended July 3, 2011.

Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See “Risk Factors—Risks Related to the Notes—Fraudulent conveyance laws and other limitations on the enforceability of the Notes or the Note Guarantees may adversely affect the validity and enforceability of the Notes or Note Guarantees.”

After the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary or a Subsidiary of a Foreign Subsidiary) that Incurs or guarantees certain Indebtedness of the Issuer or any of the Note Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes on a senior basis, consistent with the provisions described above under “—Security for the Notes.” See “—Certain covenants—Future note guarantors.”

Each Note Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the applicable Guaranteed Obligations;

(2) be binding upon each such Note Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Note Guarantee of a Note Guarantor under the Indenture and the Notes will be automatically released upon:

(1) (a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Note Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Note Guarantor if such sale, disposition or other transfer is made in compliance with the Indenture,

(b) the Issuer designating such Note Guarantor to be an Unrestricted Subsidiary under the Indenture in accordance with the provisions set forth under “—Certain covenants—Limitation on restricted payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to the covenant described under “—Certain covenants—Future note guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of the Indebtedness or the repayment of the Indebtedness, in each case, which resulted in the obligation to guarantee the Notes, and

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; and

(2) in the case of clause (1)(a) above, such Note Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Note Guarantor.

A Note Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing First Priority Obligations or other exercise of remedies in respect thereof.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem Notes as described under “—Optional redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the Notes by delivery of a notice of redemption as described under “—Optional redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to repurchase such holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its Notes purchased.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes properly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit rating.

The occurrence of events that would constitute a Change of Control would constitute a default under the Issuer’s existing senior secured credit facilities. Future Bank Indebtedness of the Issuer may contain prohibitions on certain events that would constitute a Change of Control or require such Bank Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Bank Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—The Company may not be able to repurchase the Notes upon a change of control.”

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase Notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain covenants

Set forth below are summaries of certain covenants that will be contained in the Indenture. Following the first day (the “Suspension Date”) that (i) the Notes have Investment Grade Ratings from both Rating Agencies, and the Issuer has delivered written notice of such Investment Grade Ratings to the Trustee, and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day, the covenants specifically listed under the following captions in this “Description of the Notes” section will no longer be applicable to the Notes:

(1) “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(2) “—Limitation on restricted payments”;

(3) “—Dividend and other payment restrictions affecting subsidiaries”;

(4) “—Asset sales”;

(5) “—Transactions with affiliates”;

(6) “—Future note guarantors”; and

(7) clause (4) of the first paragraph of “—Merger, amalgamation, consolidation or sale of all or substantially all assets,” (collectively, the “Suspended Covenants”). If and while the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In addition, in such event, the Issuer may also elect to release any or all of the Collateral from the Liens securing the Notes and the Note Guarantees.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above, and any Collateral that was released from Liens securing the Notes and Note Guarantees as a result of the suspension of covenants, as well as any Collateral acquired since the Suspension Date, will be restored and pledged to secure the Notes and the Note Guarantees, as applicable. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period. During any Suspension Period, the Issuer may not designate any Subsidiary as an Unrestricted Subsidiary unless the Issuer would have been permitted to designate such Subsidiary as an Unrestricted Subsidiary if a Suspension Period had not been in effect for any period.

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” or one of the clauses set forth in the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the first or second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”, such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock.” For purposes of the covenant described under “—Future note guarantors,” all Indebtedness Incurred during the Suspension Period and outstanding on the Reversion Date by any Restricted Subsidiary that is not a Note Guarantor will be deemed to have been Incurred on the Reversion Date. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under “—Limitation on restricted payments” will be made as though the covenant described under “—Limitation on restricted payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under “—Limitation on Restricted Payments” and the items specified in clauses (1) through (6) of the definition of “Cumulative Credit” will increase the amount available to be made as Restricted Payments under the first paragraph thereof. For purposes of determining compliance with the covenant described under “—Asset sales,” on the Reversion Date, the Net Proceeds from all Asset Sales not applied in accordance with the covenant will be deemed to be reset to zero.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock. The Indenture provides that:

(1) the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of the Restricted Subsidiaries (other than a Note Guarantor) to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by the Issuer or the Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,500,000,000 plus an aggregate additional principal amount of Consolidated Total Indebtedness constituting First Priority Obligations outstanding at any one time that does not cause the Consolidated Secured Debt Ratio of the Issuer to exceed 3.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom);

(b) the Incurrence by the Issuer and the Note Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Note Guarantees (including Exchange Notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b)), including the Existing Notes and the guarantees thereof;

(d) (1) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of the Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of the Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and (2) Acquired Indebtedness in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $150,000,000 and 5.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case Incurred in connection with the Acquisition Transactions or any other acquisition or disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the Indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Note Guarantor is subordinated in right of payment to the obligations of the Issuer under the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Note Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Note Guarantor, such Indebtedness is subordinated in right of payment to the Note Guarantee of such Note Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are not incurred for speculative purposes and are either (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, including surety bonds issued in respect of workers’ compensation claims, and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice or industry practice;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, as applicable, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of $150,000,000 and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuer, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Issuer or any of the Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Issuer or such Restricted Subsidiary is permitted under the terms of the Indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Note Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Note Guarantor’s Note Guarantee with respect to the Notes substantially to the same extent as such Indebtedness is subordinated to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of the Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary that serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (n), (o) and/or (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums), expenses, defeasance costs and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes;

(2) has a Stated Maturity which is not earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or defeased or (y) 91 days following the maturity date of the Notes;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the Notes or the Note Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium, expenses, costs and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Note Guarantor (unless such Restricted Subsidiary is an obligor with respect to such Indebtedness being refinanced), or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t);

provided, further, that subclauses (1), (2) and (3) of this clause (n) will not apply to any refunding or refinancing of (A) the Notes, (B) prior to the Springing Lien Trigger Date, any Secured Indebtedness and (C) on or following the Springing Lien Trigger Date, any Bank Indebtedness constituting First Priority Obligations.

(o) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer or any of the Restricted Subsidiaries Incurred to finance an acquisition or (y) Persons that are acquired by the Issuer or any of the Restricted Subsidiaries or merged or amalgamated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided, however, that after giving effect to such acquisition, merger or amalgamation and the Incurrence of such Indebtedness either:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition, merger or amalgamation;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not exceeding at any time outstanding 200% of the net cash proceeds received by the Issuer and the Restricted Subsidiaries since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer (which proceeds are contributed to the Issuer or a Restricted Subsidiary) or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Issuer or any of its Subsidiaries), as determined in accordance with clauses (2) and (3) of the definition of Cumulative Credit, to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the third paragraph of “—Limitation on restricted payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(t) Indebtedness of Foreign Subsidiaries for working capital purposes or any other purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) other than for working capital purposes, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of $150,000,000 and 5.0% of Total Assets at the time of Incurrence (it being understood that any Indebtedness Incurred under this clause (t) shall cease to be deemed Incurred or outstanding for purposes of this clause (t) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant, and the other provisions of the Indenture, without reliance upon this clause (t));

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(v) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, joint ventures of the Issuer or any Restricted Subsidiary not in excess, at any one time outstanding, of $7,500,000; and

(w) Indebtedness issued by the Issuer or a Restricted Subsidiary to current or former officers, directors and employees thereof or any direct or indirect parent thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any of its direct or indirect parent companies to the extent permitted under clause (4) of the third paragraph of the covenant described under “—Limitation on restricted payments.”

For purposes of determining compliance with this covenant, (A) Indebtedness need not be Incurred solely by reference to one category of permitted Indebtedness described in clauses (a) through (w) above or pursuant to the first paragraph of this covenant but is permitted to be Incurred in part under any combination thereof and (B) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in clauses (a) through (w) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such item of Indebtedness in one of the above clauses and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness” will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.
For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer and its Restricted Subsidiaries may Incur pursuant to this covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Limitation on restricted payments. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of the Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (a) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any Equity Interests issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership percentage of such Equity Interests);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any of the Note Guarantors (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (a) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (b) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”); or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and the Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph), but excluding all other Restricted Payments permitted by the next succeeding paragraph, is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period, the “Reference Period”) from October 1, 2010, to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date (other than net proceeds to the extent such net proceeds have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) from the issue or sale of Equity Interests of the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or Disqualified Stock or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (s) of the second paragraph of the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Issuer or any Restricted Subsidiary issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer (provided that, in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary, in each case subsequent to the Issue Date, from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and the Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and the Restricted Subsidiaries by any Person (other than the Issuer or any of the Restricted Subsidiaries) and from repayments of loans or advances (including the release of any guarantee that constituted a Restricted Investment when made) that constituted Restricted Investments (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the second succeeding paragraph),

(B) the sale (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary, in each case subsequent to the Issue Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the second succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property, other than cash, covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by the Issuer, and

(1) in the case of property with a Fair Market Value in excess of $15,000,000, shall be set forth in an Officer’s Certificate,

(2) in the case of property with a Fair Market Value in excess of $25,000,000, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer, or

(3) in the case of property with a Fair Market Value in excess of $50,000,000, shall be set forth in writing by an Independent Financial Advisor.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Issuer, any direct or indirect parent of the Issuer or any Note Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuer) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Refunding Capital Stock;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Note Guarantor that is Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred Stock” so long as

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable), plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any tender premiums, defeasance costs or other fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the Notes or the related Note Guarantees, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) 91 days following the maturity date of the Notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired that were due on or after the date one year following the maturity date of any Notes then outstanding were instead due on such date one year following the maturity date of such Notes;

(4) a Restricted Payment to pay for the redemption, repurchase, retirement or other acquisition for value of Equity Interests of the Issuer or any direct or indirect parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years; provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of the Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and the Restricted Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under “—Limitation on restricted payments”); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) or the Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year and, to the extent any payment described under this clause

(4) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of the Restricted Subsidiaries issued or Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”;

(6)(a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) a Restricted Payment to any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent of the Issuer issued after the Issue Date and (c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, that (x) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis (including a pro forma application of the net proceeds therefrom), the Issuer would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (y) the aggregate amount of dividends declared and paid pursuant to subclauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7), that are at the time outstanding, not to exceed the greater of $40,000,000 and 1.0% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s common stock (or a Restricted Payment to any direct or indirect parent of the Issuer to fund the payment by such direct or indirect parent of the Issuer of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by the Issuer from any public offering of common stock of the Issuer or any direct or indirect parent of the Issuer;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $50,000,000 and 1.0% of Total Assets at the time made;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(12)(a) with respect to each tax year or portion thereof that any direct or indirect parent of the Issuer qualifies as a Flow Through Entity, the distribution by the Issuer to the holders of Capital Stock of such direct or indirect parent of the Issuer of an amount equal to the product of (i) the amount of aggregate net taxable income of the Issuer allocated to the holders of Capital Stock of the Issuer for such period and (ii) the Presumed Tax Rate for such period; and (b) with respect to any tax year or portion thereof that any direct or indirect parent of the Issuer does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of the Issuer that files a consolidated U.S. federal tax return that includes the Issuer and its subsidiaries in an amount not to exceed the amount that the Issuer and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if the Issuer and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13) the payment of any Restricted Payment, if applicable:

(a) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Issuer, if applicable, and general corporate overhead expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of the Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” and

(c) in amounts required for any direct or indirect parent of the Issuer to pay fees and expenses, other than to Affiliates of the Issuer, related to any unsuccessful equity or debt offering of such parent;

(14) Restricted Payments used to fund the 2009 Transactions and the payment of fees and expenses incurred in connection with the Acquisition Transactions, the 2009 Transactions and the Transactions or in respect of amounts owed by the Issuer or any direct or indirect parent of the Issuer, as the case may be, or Restricted Subsidiaries to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with affiliates;”

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) Restricted Payments by the Issuer or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(18) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset sales”; provided that all Notes tendered by holders of the Notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(19) any payments made, including any such payments made to any direct or indirect parent of the Issuer to enable it to make payments, in connection with the consummation of the Acquisition Transactions, the 2009 Transactions and the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof); and

(20) cash dividends or other distributions in respect of the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer in order to, fund the payment of expenses of the type and in the amount described in clauses (3) and (5) of the second paragraph under the caption “—Transactions with affiliates” to the extent that such amounts are not paid directly by the Issuer or any its Subsidiaries.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (6), (7), (10) or (11), no Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries, other than Momentive Performance Materials (Nantong) Co., Ltd. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and other payment restrictions affecting subsidiaries. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to the Issuer or any of the Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of the Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of the Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of the Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Credit Agreement Documents and the Existing Notes and the guarantees thereof and the indentures relating thereto;

(2) the Indenture and the Notes (and any Exchange Notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations and Capitalized Lease Obligations, in each case for property acquired or leased in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (i) of the Issuer or any Restricted Subsidiary of the Issuer (x) that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”

and (y) in the case of a Restricted Subsidiary that is not a Note Guarantor, an Officer reasonably determines in good faith that any such encumbrance or restriction will not materially adversely affect the Issuer’s ability to make anticipated principal or interest payments on the Notes or (ii) that is Incurred by a Foreign Subsidiary of the Issuer subsequent to the Issue Date pursuant to the covenant described under “—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on restricted payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset sales. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of the Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of the Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of Total Assets and $70,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option to any one or more of the following:

(1) to repay (i)(A) prior to the Springing Lien Trigger Date, any Secured Indebtedness and (B) on or following the Springing Lien Trigger Date, any First Priority Obligations (and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto), (ii) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor, (iii) the Notes or (iv) Pari Passu

Indebtedness (provided that if the Issuer or any Note Guarantor shall so reduce Obligations under Pari Passu Indebtedness pursuant to this clause (iv), the Issuer will equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption,” through open market purchases (provided that such purchases are at or above 100% of the principal amount thereof) and/or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of Notes;

(2) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer or, if such Person is a Restricted Subsidiary of the Issuer, in an increase in the percentage ownership of such Person by the Issuer or any Restricted Subsidiary of the Issuer), assets, or property or capital expenditures, in each case used or useful in a Similar Business; or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer or, if such Person is a Restricted Subsidiary of the Issuer, in an increase in the percentage ownership of such Person by the Issuer or any Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

In the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment; provided that in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary may satisfy its obligation as to any Net Proceeds by entering into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that the Issuer or such Restricted Subsidiary may only enter into such a commitment under the foregoing provision one time with respect to each Asset Sale. Pending the final application of any such Net Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner not otherwise prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase Notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20,000,000, the Issuer shall make an offer to all holders of Notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes (and such Pari Passu Indebtedness), that is at least $2,000 and an integral multiple of $1,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20,000,000 by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of Notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes (and such Pari Passu Indebtedness, as applicable) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

If more Notes (and Pari Passu Indebtedness, as applicable) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of Notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual Notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided that no Notes of $2,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of Notes at such holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

The Credit Agreement provides that certain asset sale events with respect to the Issuer would constitute a default under the Credit Agreement. Any future credit agreements or similar agreements to which the Issuer becomes a party may contain similar restrictions and provisions. In the event that an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders, including the lenders under the Credit Agreement, to purchase the Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture that would, in turn, constitute a default under the Issuer’s other Indebtedness.

Transactions with affiliates. The Indenture provides that the Issuer will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $7,500,000, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unaffiliated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer and/or any of the Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Issuer and any direct parent of the Issuer; provided that such parent shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger, consolidation or amalgamation is otherwise in compliance with the terms of the Indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on restricted payments” and Permitted Investments;

(3)(x) the entering into of any agreement (and any amendment or modification of any such agreement) to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (a) $6,000,000 and (b) 2.0% of EBITDA of the Issuer and the Restricted Subsidiaries for the immediately preceding fiscal year, and out-of-pocket expense reimbursement; provided, however, that any payment not made in any fiscal year may be carried forward and paid in the following two fiscal years and (y) the payment of the present value of all amounts payable pursuant to any agreement described in clause (3)(x) in connection with the termination of such agreement;

(4) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary or any direct or indirect parent of the Issuer;

(5) payments by the Issuer or any of the Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) made pursuant to the agreements with the Sponsors described in the Offering Memorandum (including the documents incorporated therein by reference) or (y) approved by a majority of the Board of Directors of the Issuer in good faith;

(6) transactions in which the Issuer or any of the Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to directors, officers, employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries under the terms of, any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as determined in good faith by senior management or the Board of Directors of the Issuer;

(9) the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement or investor rights agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date, and any agreement described in the Offering Memorandum (including the documents incorporated therein by reference), and, in each case, any amendment thereto or similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of the Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or any such new agreement are not otherwise more disadvantageous to the holders of the Notes in any material respect than the original agreement as in effect on the Issue Date;

(10) the execution of the Transactions and the payment of all fees and expenses related to the Transactions, the 2009 Transactions and the Acquisition Transactions, including fees to the Sponsors, which are described in the Offering Memorandum (including the documents incorporated therein by reference) or contemplated by the Acquisition Documents;

(11)(a) transactions with customers, clients, suppliers, toll manufacturers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Person;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the second paragraph of the covenant described under “—Limitation on restricted payments;”

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, amalgamation, consolidation or sale of all or substantially all assets;”

(18) transactions between the Issuer or any of the Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries;

(20) any employment agreements entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business; and

(21) intercompany transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in the Indenture.

Liens. The Indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (the “Initial Lien”) on any asset or property of the Issuer or such Restricted Subsidiary (i) that secures any Indebtedness of the Issuer or any Restricted Subsidiary (other than Permitted Liens) unless the Notes are equally and ratably secured with (or on a senior basis to, in the case of Subordinated Indebtedness) such Indebtedness so long as such Indebtedness is so secured and (ii) following the Springing Lien Trigger Date, that secures any First Priority Obligation of the Issuer or any Note Guarantor without effectively providing that the Notes or the obligations of such Note Guarantor in respect of the Notes, as the case may be, shall be granted a second-priority security interest (subject to the Intercreditor Agreement and Permitted Liens) upon the assets or property constituting the collateral for such First Priority Obligations (except with respect to Excluded Assets); provided, however, that if granting such second-priority security interest requires the consent of a third party, the Issuer will use commercially reasonable efforts to obtain such consent with respect to the second-priority security interest for the benefit of the Collateral Agent on behalf of the holders of the Notes; provided further, however, that if such third party does not consent to the granting of such second-priority security interest after the use of commercially reasonable efforts, the Issuer will not be required to provide such security interest.

Any Lien created for the benefit of the holders of the Notes pursuant to clause (i) of the preceding paragraph shall and shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

For purposes of determining compliance with this covenant, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens described in clauses (1) through

(32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described in clauses (1) through (32) of the definition of “Permitted Liens” or pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being Incurred or existing pursuant to only one of such clauses or pursuant to the first paragraph hereof.

With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of common stock of the Issuer, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (3) of the definition of “Indebtedness.”

Reports and other information. The Indenture provides that, notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC, or such longer period as may be permitted by Rule 12b-25 of the Exchange Act), reports on Form 10-Q (or any successor or comparable form),

(3) promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, including by posting such reports on the primary website of the Issuer or its subsidiaries, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Issuer would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act.

In the event that:

(a) the rules and regulations of the SEC permit the Issuer and any direct or indirect parent of the Issuer to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuer, or

(b) any direct or indirect parent of the Issuer becomes a guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Note Guarantors, if any, and the other Subsidiaries on a standalone basis, on the other hand.

In addition, the Issuer shall, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15 (d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, furnish to the holders of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if the Issuer has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Future note guarantors. The Indenture provides that after the Issue Date, the Issuer will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a (x) Receivables Subsidiary or (y) a Subsidiary of a Foreign Subsidiary) that guarantees any Indebtedness of the Issuer or any of the Note Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. Each Note Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Note Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Note Guarantee shall be released in accordance with the provisions of the Indenture described under “—Note Guarantees.”

Amendment of security documents

The Issuer will not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Security Documents in any way that would be adverse to the holders of the Notes in any material respect, except as described above under “—Security for the Notes,” “—Certain covenants” or as permitted under “—Amendments and waivers” or under the Intercreditor Agreement.

Merger, amalgamation, consolidation or sale of all or substantially all assets

The Indenture provides that the Issuer may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) The Issuer is the surviving person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the Indenture and the Notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness that becomes an obligation of the Successor Company or any of the Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” or

(b) the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the Indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the Indenture and the Notes, and in such event the Issuer will automatically be released and discharged from its obligations under the Indenture and the Notes. Notwithstanding the foregoing clauses (3) and (4), (a) subject to the restrictions on Note Guarantors described in the following paragraph, any Restricted Subsidiary may merge, consolidate or amalgamate with or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge, consolidate or amalgamate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States, the District of Columbia or any territory of the United States or may convert into a limited liability company, so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby. This “—Merger, amalgamation, consolidation or sale of all or substantially all assets” will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and the Restricted Subsidiaries.

The Indenture will further provide that, subject to certain limitations in the Indenture governing release of a Note Guarantee upon the sale or disposition of a Restricted Subsidiary that is a Note Guarantor, each Note Guarantor will not, and the Issuer will not permit any Note Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Note Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Note Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Note Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Note Guarantor or such Person, as the case may be, being herein called the “Successor Note Guarantor”) and the Successor Note Guarantor (if other than such Note Guarantor) expressly assumes all the obligations of such Note Guarantor under the Indenture and such Note Guarantor’s applicable Note Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of the covenant described above under the caption “—Certain covenants—Asset sales”; and

(2) the Successor Note Guarantor (if other than such Note Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

Subject to certain limitations described in the Indenture, the Successor Note Guarantor (if other than such Note Guarantor) will succeed to, and be substituted for, such Note Guarantor under the Indenture and such Note Guarantor’s applicable Note Guarantee, and such Note Guarantor will automatically be released and discharged from its obligations under the Indenture and such Note Guarantor’s applicable Note Guarantee.

Notwithstanding the foregoing, (1) a Note Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Note Guarantor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Note Guarantor is not increased thereby and (2) a Note Guarantor may merge, amalgamate or consolidate with another Note Guarantor or the Issuer.

In addition, notwithstanding the foregoing, any Note Guarantor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to (x) the Issuer or any Note Guarantor or (y) any Restricted Subsidiary that is not a Note Guarantor; provided that at the time of each such Transfer pursuant to clause (y) the aggregate amount of all such Transfers since the Issue Date shall not exceed 5.0% of Total Assets as shown on the most recent available balance sheet of the Issuer and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date.

Defaults

An Event of Default will be defined in the Indenture as:

(1) a default in any payment of interest (including any additional interest) on any Note when due, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer to comply with its obligations under the covenant described under “—Merger, amalgamation, consolidation or sale of all or substantially all assets” above,

(4) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Notes or the Indenture,

(5) the failure by the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to the Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35,000,000 or its foreign currency equivalent (the “cross-acceleration provision”),

(6) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(7) failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35,000,000 or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”),

(8) any Note Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Note Guarantor denies or disaffirms its obligations under the Indenture or any Note Guarantee and such Default continues for 10 days,

(9) following the Springing Lien Trigger Date, unless such Liens have been released in accordance with the provisions of the Security Documents, the Intercreditor Agreement and the Indenture, the Second Priority Liens with respect to all or substantially all of the Collateral cease to be valid or enforceable, or the Issuer shall assert or any Note Guarantor shall assert, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and, in the case of any such Person that is a Subsidiary of the Issuer, the Issuer fails to cause such Subsidiary to rescind such assertions within 30 days after the Issuer has actual knowledge of such assertions, or

(10) following the Springing Lien Trigger Date, the failure by the Issuer or any Note Guarantor to comply for 60 days after notice with its other agreements contained in the Security Documents except for a failure that would not be material to the holders of the Notes and would not materially affect the value of the Collateral taken as a whole (together with the defaults described in clause (9), the “security default provisions”).

Each of the foregoing will constitute an Event of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (10) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding Notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (4) or (10) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above with respect to the Notes, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the Notes, if within 20 days after such Event of Default arose the Issuer delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The Indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the applicable noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and waivers

Subject to certain exceptions and the provisions of the Intercreditor Agreement, the Indenture, the Intercreditor Agreement and the Security Documents may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the Notes). However, without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

(1) reduce the amount of Notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any Note,

(3) reduce the principal of or change the Stated Maturity of any Note,

(4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under “—Optional redemption” above,

(5) make any Note payable in money other than that stated in such Note,

(6) expressly subordinate the Notes or any Note Guarantees to any other Indebtedness of the Issuer or any Note Guarantor,

(7) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s Notes,

(8) make any change in the amendment provisions that require each holder’s consent or in the waiver provisions,

(9) except as expressly permitted by the Indenture, modify any Note Guarantee in any manner adverse in any material respect to the holders, or

(10) make any change in the provisions in the Intercreditor Agreement or the Indenture or any material change in the provisions in the Security Documents, in each case dealing with the application of proceeds of Collateral upon the exercise of remedies with respect to such Collateral that would adversely affect the holders of the Notes.

Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding (which consents may be obtained in connection with a tender offer or exchange for the Notes), no amendment or waiver may, following the Springing Lien Trigger Date, release all or substantially all of the Collateral from the Lien of the Indenture and the Security Documents with respect to the Notes, subject to the terms of the Intercreditor Agreement.

Without the consent of any holder, the Issuer and the Trustee may amend the Indenture, any Security Document or the Intercreditor Agreement to cure any ambiguity, omission, defect, mistake or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Issuer under the Indenture and the Notes, to provide for the assumption by a Successor Guarantor of the obligations of a Note Guarantor under the Indenture and its Note Guarantee, to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(b) of the Code), to add a Note Guarantee with respect to the Notes, to secure the Notes, to add additional assets as Collateral, to release Collateral as permitted by the Indenture, the Security Documents or the Intercreditor Agreement, to add additional secured creditors holding Other Second Priority Obligations or additional First Priority Obligations so long as such obligations are not prohibited by the Indenture or the Security Documents, to add to the covenants of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA to effect any provision of the Indenture or the Intercreditor Agreement or to make certain changes to the Indenture to provide for the issuance of Additional Notes. In addition, the Intercreditor Agreement will provide that, subject to certain exceptions, any amendment, waiver or consent to any of the collateral documents with respect to First Priority Obligations will also apply automatically to the comparable Security Documents with respect to the Notes.

The consent of the noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

The Indenture provides that in determining whether the holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, any Guarantor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuer or any Guarantor shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination. As a result, Notes held by the Sponsors will not be able to vote in respect of any direction, waiver or consent so long as the Sponsors control the Issuer.

After an amendment under the Indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No personal liability of directors, officers, employees, managers and stockholders

No affiliate, director, officer, employee, manager, incorporator or holder of any Equity Interests in the Issuer or any direct or indirect parent corporation, as such, has any liability for any obligations of the Issuer or any Note Guarantor under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and exchange

A noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Satisfaction and discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of Notes, as expressly provided for in Indenture) as to all outstanding Notes when:

(1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the Notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee, in the case of the Dollar Notes, cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof, and in the case of the Euro Notes, euro or non-callable government obligations of any member nation of the European Union whose official currency is the euro, in each case in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Note Guarantors have paid all other sums payable under the Indenture; and

(3) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of such Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of such Notes. The Issuer at any time may terminate its obligations under the covenants described under “—Certain covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries, the judgment default provision and the security default provisions described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, amalgamation, consolidation or sale of all or substantially all assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its applicable Note Guarantee and the Security Documents.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option with respect to the Notes, payment of the Notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) (with respect only to Significant Subsidiaries), (8), (9) or (10) under “—Defaults” or because of the failure of the Issuer to comply with clause (4) under “—Merger, amalgamation, consolidation or sale of all or substantially all assets.”

In order to exercise either defeasance option with respect to the Notes, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee, in the case of the Dollar Notes, cash in U.S. dollars, U.S. dollar-denominated Government Obligations or a combination thereof, and in the case of the Euro Notes, euro or non-callable government obligations of any member nation of the European Union whose official currency is the euro, for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required with respect to a legal defeasance need not be delivered if all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable.

Concerning the Trustee and Paying Agents

The Bank of New York Mellon Trust Company, N.A. will be the Trustee and Collateral Agent under the Indenture and the Security Documents, respectively, and will be appointed by the Issuer as registrar and Paying Agent.

Governing law

The Indenture, the Notes and the Intercreditor Agreement will provide that they are governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

“2009 Transactions” means the exchange of the Old Second Lien Notes for certain Old Senior Notes and Old Subordinated Notes pursuant to the offering memorandum pursuant to which the Old Second Lien Notes were issued and the transactions contemplated thereby.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Documents” means the Purchase Agreement and any other document entered into in connection with the Acquisition Transactions, in each case as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Acquisition Documents as in effect on the Issue Date).

“Acquisition Transactions” means the transactions described under “The Acquisition” in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means,

(1) with respect to any Dollar Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of such Dollar Note; and

(b) the excess of:

(i) the present value at such redemption date of (i) the redemption price of such Dollar Note, at January 15, 2016 (such redemption price being set forth in the table appearing above under “—Optional redemption”) plus (ii) all required interest payments due on such Dollar Note through January 15, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(ii) the then outstanding principal amount of such Dollar Note; and

(2) with respect to any Euro Note on any applicable redemption date, the greater of:

(a) 1% of the then outstanding principal amount of such Euro Note; and

(b) the excess of:

(i) the present value at such redemption date of (i) the redemption price of such Euro Note, at January 15, 2016 (such redemption price being set forth in the table appearing above under “—Optional redemption”) plus (ii) all required interest payments due on such Euro Note through January 15, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over

(ii) the then outstanding principal amount of such Euro Note; and

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Issuer or any Restricted Subsidiary (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or damaged, obsolete or worn out property or equipment or disposals of equipment in connection with reinvestment in or replacement of equipment, in each case, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, amalgamation, consolidation or sale of all or substantially all assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain covenants—Limitation on restricted payments”;

(d) any disposition of assets of the Issuer or any Restricted Subsidiary or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $12,500,000;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(f) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and the Restricted Subsidiaries as a whole, as determined in good faith by the Issuer;

(g) foreclosure on assets of the Issuer or any of the Restricted Subsidiaries;

(h) any disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) any disposition of inventory or other assets in the ordinary course of business;

(k) any grant in the ordinary course of business of any license of patents, trademarks, know-how or any other intellectual property;

(l) any disposition of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(m) any swap of assets, or any lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Issuer and the Restricted Subsidiaries taken as a whole, as determined in good faith by the Issuer; provided, that any cash or Cash Equivalents received must be applied in accordance with the covenant described under “—Certain covenants—Asset sales”;

(n) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including any Sale/Leaseback Transaction or asset securitization permitted by the Indenture;

(o) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(p) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(q) any agreement or arrangement involving, relating to or otherwise facilitating, (i) requirements contracts, (ii) tolling arrangements, (iii) the reservation or presale of production capacity of the Issuer or any of its Restricted Subsidiaries by one or more third parties;

(r) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(s) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(t) the sale of any intellectual property and other assets primarily related to the production of gallium nitride, including any interests in joint ventures relating thereto;

(u) dispositions in connection with Permitted Liens; and

(v) any Sale/Leaseback Transaction pursuant to which the Issuer or any Restricted Subsidiaries receives with respect to such transaction aggregate consideration of less than $15 million.

“Bank Indebtedness” means any and all amounts payable under or in respect of any Credit Agreement or the other Credit Agreement Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Bund Rate” means, as of the applicable redemption date, (i) the rate borne by direct obligations of the Federal Republic of Germany (Bunds or Bundesanleihen) having a constant maturity most nearly equal to the period from the redemption date to January 15, 2016, and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Federal Republic of Germany maturing closest to, but straddling such date, in each case, as published in the Financial Times.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or the city in which the Trustee’s principal office is located, provided, however, that for any payments to be made under this Indenture, such day shall also be a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for settlement of payments in euros.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government, Australia, Great Britain, Canada, Netherlands or any other country that is a member of the European Union or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) in the case of any Foreign Subsidiary, securities issued or directly and fully guaranteed or insured by the government of the jurisdiction of such Foreign Subsidiary, or any agency or instrumentality thereof, in each case with maturities not exceeding 270 days after the date of acquisition and held by it from time to time in the ordinary course of business;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits and demand deposits (in their respective local currencies), in each case with any commercial bank having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(5) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(6) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;

(9) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (8) above; and

(10) instruments equivalent to those referred to in clauses (1) through (9) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Document.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and expensing of any bridge commitment or other financing fees); plus

(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; plus

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and the Restricted Subsidiaries; minus

(4) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, (i) severance expenses, expenses related to any reconstruction, decommissioning or reconfiguration of fixed assets for alternate uses, fees, expenses or charges relating to new product lines, plant shutdown costs and acquisition integration costs, (ii) up to $30,000,000 in the aggregate of transition expenses attributable to the Issuer becoming an independent operating company in connection with the Acquisition Transactions, (iii) expenses or charges in connection with the Acquisition Transactions related to curtailments or modifications to pension or other post-employment benefit plans and (iv) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the Indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments made under the Acquisition Documents or otherwise related to the Acquisition Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges or increases or reductions in Net Income, in each case resulting from purchase accounting in connection with the Acquisition Transactions or any acquisition that is consummated after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from abandoned, closed or discontinued operations and any net after-tax gains or losses on disposal of abandoned, closed or discontinued operations shall be excluded;

(5) any net after-tax gains or losses, or any subsequent charges or expenses, (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Hedging Obligations or other derivative instruments shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain covenants—Limitation on restricted payments,” the Net Income for such period of any Restricted Subsidiary (other than any Note Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such

Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that (without duplication) the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) an amount equal to the amount of Tax Distributions actually made to any parent of such Person in respect of such period in accordance with clause (12) of the second paragraph under “—Certain covenants—Limitation on restricted payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10) any impairment charges or asset write-offs and amortization of intangibles in each case arising pursuant to the application of GAAP shall be excluded;

(11) any non-cash expense realized or resulting from employee benefit plans or post-employment benefit plans, grants and sales of stock, stock appreciation or similar rights, stock options or other rights shall be excluded;

(12) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) costs and expenses after the Issue Date related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Acquisition Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of the Restricted Subsidiaries, shall be excluded;

(13) accruals and reserves that are established or adjusted, in each case as a result of the Acquisition Transactions within 12 months after the Issue Date, and that are so required to be established or adjusted in accordance with GAAP, and changes in accruals and reserves as a result of the adoption or modification of accounting policies in connection with the Acquisition Transactions, shall be excluded;

(14) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and the Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(15)(a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;

(16) any currency translation gains and losses related to currency remeasurements of indebtedness, and any net loss or gain resulting from hedging transactions for currency exchange risk, shall be excluded; and

(17) non-cash charges for deferred tax asset valuation allowances shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain covenants—Limitation on restricted payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (4) and (5) of the definition of Cumulative Credit contained therein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and the Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries on the date of determination that constitutes (1) prior to the Springing Lien Trigger Date, Secured Indebtedness and (2) on or following the Springing Lien Trigger Date, First Priority Obligations to (b) the aggregate amount of EBITDA for the then most recent four fiscal quarters for which internal financial statements of the Issuer and its Restricted Subsidiaries are available in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio; provided, however, that solely for purposes of the calculation of the Consolidated Secured Debt Ratio, in connection with the incurrence of any Lien pursuant to clause (8) of the definition of “Permitted Liens,” the Issuer or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness (including any Bank Indebtedness) which is to be secured by such Lien as being Incurred at such time and any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes and any Tax Distributions taken into account in calculating Consolidated Net Income.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capitalized Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and its Restricted Subsidiaries and all Preferred Stock of Restricted Subsidiaries of the Issuer, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences, minus (3) the aggregate amount of all Unrestricted Cash on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Agreement” means, collectively, (i) the credit agreement, dated as of December 4, 2006, entered into in connection with the consummation of the Acquisition Transactions, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original agents, lenders or otherwise), renewed, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture or multiple agreements and indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and adding Restricted Subsidiaries as additional issuers or guarantors thereunder, among an indirect wholly owned subsidiary of the Issuer organized under the laws of Germany that consummated a portion of the Acquisition Transactions and MPM USA, a Delaware corporation and a direct wholly owned subsidiary of the Issuer, as borrowers, and the guarantors named therein, the financial institutions named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent, and (ii) whether or not the agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Credit Agreement Documents” means the collective reference to the “Credit Agreement,” any notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of the Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person or any of its Restricted Subsidiaries, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the Notes; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Fixed Charges; provided, however, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; plus

(3) Consolidated Non-cash Charges; plus

(4) business optimization expenses and other restructuring charges or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); plus

(5) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period; provided, however, that such amount shall not exceed in any four-quarter period an amount determined in accordance with clause (3) of the covenant described under “—Certain covenants—Transactions with affiliates;” plus

(6) impairment charges, including the write down of Investments; plus

(7) non operating expenses; plus

(8) the cost (or amortization of prior service cost) of subsidizing coverage for persons affected by amendments to medical benefit plans implemented prior to the Issue Date; provided, however, such amount will be included in EBITDA notwithstanding that such amount was not deducted in calculating Consolidated Net Income; less, without duplication,

(9) non-cash items increasing Consolidated Net Income for such period (excluding the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period, including the amortization of employee benefit plan prior service costs); minus

(10) non operating income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Notes” means the additional Notes issued as contemplated by the Registration Rights Agreement.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Issuer) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Existing Notes” means the Issuer’s Old Second Lien Notes, Old Senior Notes and Old Subordinated Notes, in each case to the extent outstanding after completion of the Transactions.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“First Priority Obligations” means (i) all Obligations in respect of Secured Bank Indebtedness and (ii) all other Obligations of the Issuer or any of its Restricted Subsidiaries in respect of Hedging Obligations or Obligations in respect of cash management services in each case that are secured by Liens granted pursuant to any Credit Agreement Document.

“First Priority Representative” has the meaning given to such term in the Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any of the Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period (including in the case of any Incurrence or issuance a pro forma application of the net proceeds therefrom).

For purposes of making the computation referred to above, Investments, acquisitions (including the Acquisition Transactions), dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes, business realignment projects or initiatives, restructurings or reorganizations that the Issuer or any of the Restricted Subsidiaries has either determined to make or made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions (including the Acquisition Transactions), dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, business realignment projects or initiatives, restructurings and reorganizations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation, operational change, business realignment projects or initiatives, restructurings or reorganizations, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation, operational change, business realignment projects or initiatives, restructurings or reorganizations had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Issuer as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Acquisition Transactions), and (2) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Issuer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, without duplication, continue to be applicable to such four-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of twelve months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and the Restricted Subsidiaries.

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect as of December 4, 2006. For the purposes of the Indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with the Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“General Electric” or “GE” means General Electric Company, a New York corporation.

“Government Obligations” means securities that are:

(1) direct obligations of the United States of America or a member of the European Union, for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or a member of the European Union, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such member of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such Government Obligations or a specific payment of principal of or interest on any such Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligations or the specific payment of principal of or interest on the Government Obligations evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and the Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of the Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) obligations under the Acquisition Documents.

Notwithstanding anything in the Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the Indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the Indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means any intercreditor agreement to be entered into in connection with the occurrence of the Springing Lien Trigger Date among the Issuer, the Note Guarantors, the First Priority Representative and the Collateral Agent that is consistent with the terms contemplated by the Indenture, as it may be amended from time to time thereafter in accordance with the Indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain covenants—Limitation on restricted payments:”

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means November 5, 2010, the date on which the Notes are originally issued.

“Japan Acquisition Co.” means Momentive Performance Materials Japan LLC and any successor thereto.

“Japan Notes” means, collectively, (i) the note issued by Japan Acquisition Co. to Juniper Bond Holdings I LLC in an original principal amount of $210,000,000, (ii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings II LLC in an original principal amount of $210,000,000, (iii) the note issued by Japan Acquisition Co. to Juniper Bond Holdings III LLC in an original principal amount of $210,000,000 and (iv) the note issued by Japan Acquisition Co. to Juniper Bond Holdings IV LLC in an original principal amount of $210,000,000.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or any direct or indirect parent of the Issuer, as applicable, was approved by (x) a vote of a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved or (y) the Permitted Holders and (2) executive officers and other management personnel of the Issuer or any direct or indirect parent of the Issuer, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or any direct or indirect parent of the Issuer, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain covenants—Asset sales”) to be paid as a result of such transaction (including to obtain any required consent therefore), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Guarantee” means any guarantee of the obligations of the Issuer under the Indenture.

“Note Guarantor” means any Person that Incurs a Note Guarantee; provided that upon the release or discharge of such Person from its Note Guarantee with respect to the Notes in accordance with the Indenture, such Person ceases to be a Note Guarantor with respect to the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the Notes.

“Offering Memorandum” means the Offering Memorandum dated October 27, 2010, with respect to the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer or a Note Guarantor, as applicable.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of a Guarantor by an Officer of such Note Guarantor, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or such Note Guarantor, as applicable, that meets the requirements set forth in the Indenture.

“Old Second Lien Notes” means the Issuer’s 12 1/2% Second-Lien Senior Secured Notes due 2014.

“Old Senior Notes” means the Issuer’s 9% Senior Notes due 2014, 9 3/4% Senior Notes due 2014 and 10 1/8/10 7/8 Senior Toggle Notes due 2014.

“Old Subordinated Notes” means the Issuer’s 11 1/2% Senior Subordinated Notes due 2016.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Other Second Priority Obligations” means other Indebtedness of the Issuer and its Restricted Subsidiaries that is, following the Springing Lien Trigger Date, equally and ratably secured with the Notes as permitted by the Indenture and is designated by the Issuer as an Other Second Priority Obligation.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes; and

(2) with respect to any Note Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Note Guarantor’s Note Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) General Electric and its controlled Affiliates and (iii) the Management Group, (iv) any Person that has no material assets other than the Capital Stock of the Issuer and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Issuer, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clauses (i), (ii) and (iii) above, holds more than 50% of the total voting power of the Voting Stock thereof and (v) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i), (ii) and (iii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Issuer (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i), (ii) and (iii) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain covenants—Asset sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided, that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date or (y) as otherwise permitted under the Indenture;

(6) advances to directors, officers or employees not in excess of $25,000,000 outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the second paragraph of the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(9) any Investment by the Issuer or any of the Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $150,000,000 and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of the Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $150,000,000 and (y) 4.5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer (other than Disqualified Stock) or any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain covenants—Limitation on restricted payments”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain covenants—Transactions with Affiliates” (except transactions described in clauses (2), (6), (7), (11)(b), (17) and (18) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees issued in accordance with the covenants described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” and “—Certain covenants—Future note guarantors”;

(16) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services and equipment or purchases of contract rights or licenses or leases of intellectual property;

(17) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(18) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain covenants—Asset sales;”

(19) additional Investments in joint ventures of the Issuer or any of the Restricted Subsidiaries in an aggregate amount outstanding not to exceed $50,000,000;

(20) any Investment in an entity which is not a Restricted Subsidiary to which a Restricted Subsidiary sells accounts receivable pursuant to a Qualified Receivables Financing; and

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with the Issuer or a Restricted Subsidiary in a transaction that is not prohibited by the covenant described under “—Merger, amalgamation, consolidation or sale of all or substantially all assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit (or deposits to secure letters of credit or surety bonds for the same purpose) issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness (including Capitalized Lease Obligations) Incurred to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or Capital Stock of any Person owning such assets) of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and except for customary cross collateral arrangements with respect to property or equipment financed by the same financing source pursuant to the same financing scheme), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 270 days after the latest of the (i) acquisition of the property subject to the Lien, (ii) completion of construction, repair, improvement or addition of the property subject to the Lien and (iii) commencement of full operation of the property subject to the Lien;

(7) Liens securing Indebtedness of a Foreign Subsidiary permitted to be Incurred pursuant to the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;” provided, however, that such Liens do not extend to the property or assets of the Issuer or any Domestic Subsidiary;

(8) Liens incurred to secure Indebtedness Incurred pursuant to the first paragraph of, or clause (a) or (l) (or (m) to the extent it guarantees any such Indebtedness) of the second paragraph of, the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock” to the extent such Lien is incurred pursuant to this clause (8) as designated by the Issuer; provided, however, that, other than with respect to Liens incurred to secure Indebtedness Incurred pursuant to clauses (a) and (l) (or (m) to the extent it guarantees such Indebtedness) of the second paragraph of the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” at the time of incurrence and after giving pro forma effect thereto (including a pro forma application of the net proceeds therefrom), the Consolidated Secured Debt Ratio would be no greater than 4.0 to 1.0; provided further, however, that the immediately preceding proviso shall not apply to any Lien which is deemed to be incurred under this clause (8) by reason of the second proviso to clause (22) of this definition of “Permitted Liens” (except to the extent such Lien also secures Indebtedness in addition to the Indebtedness permitted to be secured thereby under clause (22));

(9) Liens existing on the Issue Date including the Old Second Lien Notes and guarantees in respect thereof (excluding, for the avoidance of doubt, Liens securing Bank Indebtedness Incurred or deemed Incurred pursuant to clause (a) of the second paragraph of the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) and Liens securing the Notes and the Note Guarantees;

(10) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than such Person becoming a Subsidiary and Subsidiaries of such Person);

(11) Liens on assets or property at the time the Issuer or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary; provided, however, that such Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain covenants—Limitations on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens (other than Liens to secure Indebtedness Incurred pursuant to clause (o) of the second paragraph of the covenant described under “—Certain covenants—Limitations on incurrence of indebtedness and issuance of disqualified stock and preferred stock”) may not extend to any other property owned by the Issuer or any Restricted Subsidiary (other than pursuant to after acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(12) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock;”

(13) Liens securing Hedging Obligations not incurred in violation of the Indenture; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(14) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) licenses, sublicenses and leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of the Restricted Subsidiaries;

(16) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(17) Liens in favor of the Issuer or any Note Guarantor or Liens on assets of a Restricted Subsidiary of the Issuer that is not a Note Guarantor in favor solely of another Restricted Subsidiary of the Issuer that is not a Note Guarantor;

(18) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(19) deposits made in the ordinary course of business to secure liability to insurance carriers;

(20) Liens on the Equity Interests of Unrestricted Subsidiaries;

(21) grants of software and other technology licenses in the ordinary course of business;

(22) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the Indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; provided further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (8), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (8) and not this clause (22) for purposes of determining the principal amount of Indebtedness outstanding under clause (8) and for purposes of the definition of Secured Bank Indebtedness;

(23) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(24) judgment and attachment Liens not giving rise to an Event of Default and notices of liens pending and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(26) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(27) Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance carriers;

(28) Liens incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(29) Liens arising by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(30) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(31) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Issuer or any Restricted Subsidiary; and

(32) other Liens securing obligations in an aggregate principal amount not exceed $30,000,000 at any one time outstanding.

Any provider of additional extensions of credit shall be entitled to rely on the determination of an Officer that Liens incurred satisfy clause (8) above if such determination is set forth in an Officer’s Certificate delivered to such provider; provided, however, that such determination will not affect whether such Lien actually was incurred as permitted by clause (8).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Agreement” means the Stock and Asset Purchase Agreement, dated as of September 14, 2006, between General Electric and Momentive Performance Materials Holdings Inc., a Delaware corporation, as amended, supplemented or modified from time to time prior to the Issue Date or thereafter (so long as any amendment, supplement or modification after the Issue Date, together with all other amendments, supplements and modifications after the Issue Date, taken as a whole, is not more disadvantageous to the holders of the Notes in any material respect than the Purchase Agreement as in effect on the Issue Date).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary;

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness, Indebtedness in respect of the Notes or any Indebtedness incurred to refinance the Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(f) under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Registration Rights Agreement” means the Registration Rights Agreement in respect of the Notes, dated the Issue Date, among the Issuer and the Initial Purchasers.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Bank Indebtedness” means any Bank Indebtedness that is secured by a Permitted Lien incurred or deemed incurred pursuant to clause (8) of the definition of Permitted Lien.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements, collateral assignments, mortgages and related agreements entered into in connection with the occurrence of the Springing Lien Trigger Date, creating the security interests in the Collateral as contemplated by the Indenture, in each case as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time thereafter.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Sponsors” means (i) Apollo Management, L.P., one or more investment funds controlled by Apollo Management, L.P. and any of their respective Affiliates (collectively, the “Apollo Sponsors”) and (ii) any Person that forms a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) with any Apollo Sponsors, provided that any Apollo Sponsor (x) owns a majority of the voting power and (y) controls a majority of the Board of Directors of the Issuer.

“Springing Lien Trigger Date” shall mean the date that is the earlier of (i) 30 days following the date upon which there are no restrictions on the Incurrence of Secured Indebtedness under the Old Second Lien Notes (including through the retirement or discharge of such notes) so long as, on such date, the grant of a security interest in the assets and property of the Issuer and the Note Guarantors to secure the Notes is permitted under the agreements governing the First Priority Obligations outstanding on such date (and, if not so permitted on such date, the Springing Lien Trigger Date shall be the earliest date thereafter on which such grant of a security interest in such assets to secure the Notes is permitted under all agreements governing outstanding First Priority

Obligations), (ii) the date on which the Issuer or any Note Guarantor Incurs any Secured Indebtedness (other than First Priority Obligations) secured by junior priority Liens on the collateral securing First Priority Obligations and (iii) a date designated by the Issuer in its sole discretion.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Note Guarantor, any Indebtedness of such Note Guarantor which is by its terms subordinated in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Tax Distributions” means any distributions described in clause (12) of the covenant entitled “—Certain covenants—Limitation on restricted payments.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture.

“Total Assets” means the total consolidated assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

“Transactions” refers collectively to (1) the offering of the Notes pursuant to the Offering Memorandum, (2) the Cash Tender Offers described under the heading “Summary” in the Offering Memorandum, (3) if necessary, discharge or the redemption of any remaining Old Senior Notes, (4) the Apollo Notes Exchange described under the heading “Summary” in the Offering Memorandum and (5) the use of the proceeds of the offering of the Notes pursuant to the Offering Memorandum as described in further detail under the heading “Use of proceeds” in the Offering Memorandum.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to January 15, 2016; provided, however, that if no published maturity exactly corresponds with such date, then the Treasury Rate shall be interpolated or extrapolated on a straight-line basis from the arithmetic mean of the yields for the next shortest and next longest published maturities; provided further, however, that if the period from such redemption date to January 15, 2016, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the Indenture.

“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means cash or Cash Equivalents of the Issuer or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Issuer or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of the Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain covenants—Limitation on restricted payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock,” or (2) the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries would be greater than such ratio for the Issuer and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

Notwithstanding anything to the contrary herein, and without any further condition, qualification or action hereunder, subsidiaries designated as Unrestricted Subsidiaries as of the Issue Date under the indentures for the Existing Notes will be Unrestricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. Federal income tax consequences to U.S. Holders and Non-U.S. Holders (each term as defined below and collectively referred to as “Holders”) of owning and disposing of the Notes, but does not purport to be a complete analysis of all the potential tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all as of the date of this prospectus and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the U.S. Federal income tax consequences with respect to the Notes that are held as capital assets within the meaning of Section 1221 of the Code. This summary assumes that the Notes will be treated as debt instruments for U.S. Federal income tax purposes. This summary does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular Holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular Holders (including, for example, financial institutions, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, personal holding companies, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, certain former citizens or residents of the United States, tax-exempt organizations, U.S. Holders that have a functional currency other than the U.S. dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address U.S. Federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If an entity treated as a partnership for U.S. Federal income tax purposes holds Notes, the tax treatment of an owner of such entity will depend upon the status of the owner and the activities of the entity. If you are an owner of an entity treated as a partnership for U.S. Federal income tax purposes that holds Notes, you should consult your tax advisor.

HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of the following summary, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. Federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. Federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or if a valid election to be treated as a U.S. person is in effect with respect to such trust.

For purposes of the following summary, a “Non-U.S. Holder” is a beneficial owner of Notes that is not a U.S. Holder and that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust.

The terms of the Notes provide for payments by us in excess of stated interest or principal under certain circumstances. According to the Regulations, the possibility that certain payments in excess of stated interest or principal will be made will not affect the amount of income a Holder recognizes in advance of the payment of such excess amounts if there is only a remote chance as of the date the Notes were issued that such payments will be made. We intend to take the position that any payment of such excess amounts should not affect the tax treatment of the Notes prior to a change in circumstances relating to these contingencies. This position and this discussion are based on the assumption that, as of the date of the issuance of the Notes, the likelihood that we will pay such excess amounts is remote. Our position that these contingencies are remote is binding on a Holder unless such Holder discloses its contrary position in the manner required by applicable Regulations. Our position is not, however, binding on the IRS, and if the IRS were to challenge this position, a Holder might be required to include income on its Notes in excess of stated interest calculated without regard to such contingencies and might be required to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. In the event a contingency occurs, it would affect the amount, timing and character of the income or loss recognized by a Holder.

U.S. Federal Income Taxation of U.S. Holders

Payments of Stated Interest. Absent an election to the contrary (see “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” below), the amount of stated interest on a Note will be treated as qualified stated interest (“QSI”) for U.S. federal income tax purposes and will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Election to Treat All Interest as Original Issue Discount (Constant Yield Method). A U.S. Holder may elect to include in gross income all “interest” (as defined below) that accrues on its Note using the constant-yield method described below. For purposes of this election, “interest” will include stated interest, market discount and de minimis market discount, as reduced by any amortizable bond premium (described in “—Bond Premium,” below). A U.S. Holder that makes this election will be required to include interest in gross income for U.S. federal income tax purposes as it accrues (regardless of its method of tax accounting), which may be in advance of receipt of the cash attributable to that income.

Although this election applies only to the Note for which a U.S. Holder makes it, an electing U.S. Holder will be deemed to have made the election described in “—Bond Premium,” below, to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium (other than debt instruments the interest on which is excludible from gross income) that it holds at the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if a U.S. Holders makes this election for a market discount note, such holder will be treated as having made the election discussed below under “—Market Discount” to include market discount in income currently over the life of all debt instruments that the U.S. Holder holds at the time of the election or acquire thereafter. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on a Note without the consent of the IRS.

If a U.S. Holder makes this election for its Note, then no payments on the Note will be treated as payments of QSI, and the annual amounts of interest includible in income by the U.S. Holder will equal the sum of the “daily portions” of the interest with respect to the Note for each day on which the U.S. Holder owns the Note during the taxable year. The U.S. Holder determines the daily portions of interest by allocating to each day in an “accrual period” a pro rata portion of the interest that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of interest is measured and which may vary in length over the term of a Note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period. For purposes of this election, the “issue date” of the Note is the date the U.S. Holder purchases the Note.

The amount of interest allocable to an accrual period will equal the product of the “adjusted issue price” of the Note at the beginning of the accrual period and its “yield to maturity.” The adjusted issue price of a Note at the beginning of the first accrual period is the purchase price, and, on any day thereafter, it is the sum of the issue price and the amount of interest previously included in gross income, reduced by the amount of any payment previously made on the Note. If all accrual periods are of equal length except for a shorter initial and/or final accrual period, the U.S. Holder can compute the amount of interest allocable to the initial period using any reasonable method; however, the interest allocable to the final accrual period will always be the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period.

Market Discount. If a U.S. Holder purchased a Note for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the Note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of a Note equals the issue price of the Note. Although the Code does not expressly so provide, the revised issue price of the Note is decreased by the amount of any payments previously made on the Note (other than payments of QSI). The rules described below do not apply to a U.S. Holder if such holder purchased a Note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of a Note as ordinary income to the extent of any accrued market discount that has not previously been included in income. If a U.S. Holder disposes of a Note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), the U.S. Holder will be required to include any accrued market discount as ordinary income as if the U.S. Holder had sold the Note at its then fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Note.

Market discount accrues ratably during the period from the date on which the U.S. Holder acquired the Note through the maturity date of the Note, unless the U.S. Holder makes an irrevocable election to accrue market discount under a constant yield method. The U.S. Holder may elect to include market discount in income currently as it accrues (either ratably or under the constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If the U.S. Holder elects to include market discount in income currently, the U.S. Holder’s adjusted basis in a Note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS. If a U.S. Holder makes the election described above in “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method)” for a market discount note, the U.S. Holder would be treated as having made an election to include market discount in income currently under a constant yield method, as discussed in this paragraph.

Bond Premium. If a U.S. Holder purchased a Note for an amount in excess of the sum of all amounts payable on the Note (other than QSI), the excess will be treated as bond premium. A U.S. Holder may elect to reduce the amount required to be included in income each year with respect to interest on its Note by the amount of amortizable bond premium allocable to that year, based on the Note’s yield to maturity. If a U.S. Holder makes the election to amortize bond premium, it will apply to all debt instruments (other than debt instruments the interest on which is excludible from gross income) that the U.S. Holder holds at the beginning of the first taxable year to which the election applies or thereafter acquires, and the election may not be revoked without the consent of the IRS. See also “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above.

Medicare Contribution Tax on Unearned Income. For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of U.S. Holders that are individuals, estates and trusts. Net investment income includes, among other things, interest income not derived from the conduct of a nonpassive trade or business. Payments of interest (or, in the event a U.S. Holder makes the election described in “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above, accruals of “interest” (as that term in used in “—Election to Treat All Interest as Original Issue Discount (Constant Yield Method),” above) on the Notes are expected to constitute net investment income.

Disposition of the Notes. Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder will recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as described above in “—Payments of Stated Interest”) and (ii) such U.S. Holder’s adjusted tax basis in the Note.

A U.S. Holder’s adjusted tax basis in a Note will be the price such U.S. Holder paid for the Note, increased by any market discount previously included in gross income and reduced (but not below zero) by (i) the amount of any amortizable bond premium taken into account with respect to the Note and (ii) other payments, if any, such holder previously received other than stated interest payments. This gain or loss will be a capital gain or loss (except to the extent of accrued interest not previously includible in income or to the extent the market discount rules require the recognition of ordinary income) and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

Payment of Interest. Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will not be subject to U.S. Federal withholding tax under the “portfolio interest exemption,” provided that:

•

such payments are not effectively connected with the conduct of a U.S. trade or business, or, in the case of an income tax treaty resident, a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that, for U.S. Federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•

either (i) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a U.S. person (within the meaning of the Code) and provides its name and address, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the Notes on behalf of the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that such a certification has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to such Non-U.S. Holder will be subject to a 30% U.S. Federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN (or successor form) claiming, under penalties of perjury, an exemption from, or reduction in, U.S. Federal withholding tax under an applicable income tax treaty, or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to U.S. Federal withholding tax because it is effectively connected with a U.S. trade or business of the beneficial owner (in which case such interest will be subject to regular graduated U.S. tax rates as described below).

You should consult your tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a U.S. trade or business of the beneficial owner (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the U.S. Federal withholding tax described above, will be subject to U.S. Federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes. Subject to the discussion of backup withholding below, no withholding of U.S. Federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, redemption or other disposition of a Note.

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to U.S. Federal income tax on gain realized on the sale, exchange, redemption or other disposition of a Note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (ii) such gain or income is effectively connected with a U.S. trade or business (and, if required by an applicable treaty, is attributable to a U.S. permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange, redemption or other disposition of a Note will not be subject to U.S. Federal income tax, provided the Non-U.S. Holder satisfies the requirements of the “portfolio interest exemption” and such interest is not effectively connected with a U.S. trade or business (or, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base), in each case as discussed above under “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest.”

Backup Withholding and Information Reporting

U.S. Holders. For each calendar year in which the Notes are outstanding, we are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to backup withhold tax on each payment on the Notes and on the proceeds from a sale or other disposition (including a redemption) of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including corporations and tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may be refunded or credited against the U.S. Holder’s U.S. Federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

Non-U.S. Holders. Backup withholding tax will not apply to payments of interest on a Note or proceeds from the sale or other disposition (including a redemption) of a Note payable to a Non-U.S. Holder if the certification described above in “—U.S. Federal Income Taxation of Non-U.S. Holders—Payment of Interest” is

duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person (within the meaning of the Code) or that the conditions of any claimed exemption are not satisfied. Certain information reporting may still apply to payments of interest even if an exemption from backup withholding is established.

Copies of any information returns reporting interest payments and any withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. Federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

Recently Enacted Legislation on Withholding

The recently enacted Hiring Incentives to Restore Employment Act (the “Hire Act”) modifies some of the rules described above, including with respect to certification requirements and information reporting, for debt instruments issued more than two years after its date of enactment (March 18, 2010). Although the Notes are currently fully exempt from the new rules, Congress delegated broad authority to the United States Treasury Department to promulgate regulations to implement the new withholding and reporting regime. It cannot be predicted whether or how any regulations promulgated by the United States Treasury Department pursuant to this broad delegation of regulatory authority will affect Holders of the Notes. Prospective purchasers of the Notes should consult their own tax advisors regarding the Hire Act and other legislative proposals that may be relevant to their investment in Notes.

SELLING SECURITY HOLDER

The Notes were originally issued on November 5, 2011 in transactions exempt from registration under Section 4(2) of the Securities Act and in reliance on Regulation S thereunder. The selling security holder has provided us with the information specified below and such selling security holder may from time to time offer and sell pursuant to this prospectus or a supplement hereto any or all Notes held by such selling security holder.

The following table sets forth information with respect to the selling security holder and the principal amount of Notes beneficially owned by the selling security holder that may be offered under this prospectus. This information is based on information provided by, or on behalf of, the selling security holder. The information regarding the principal amount of Notes owned after the offering assumes the sale of all Notes offered by the selling security holder.

The selling security holder may offer all, some or none of the Notes.

Name	Principal Amount of Notes Owned Prior to the Offering	Principal Amount of Notes to be Offered	Principal Amount of Notes to be Owned After the Offering
Euro VI (BC) S.à.r.l.	$525,687,000	$525,687,000	—

The selling security holder, Euro VI (BC) S.à.r.l. (the “Fund”), is an investment fund and an affiliate of Apollo. The Fund is controlled by AIF VI Euro Holdings, L.P., which serves as the investment advisor to the Fund and has voting and investment control in respect of securities held by the Fund, including the Notes. AIF VI Euro Holdings, L.P. is indirectly controlled by Apollo Global Management, LLC.

The selling security holder is an affiliate of Apollo Global Securities LLC and Morgan Joseph Triartisan LLC, each of which is a registered broker-dealer. The selling security holder acquired the Notes being offered pursuant to this prospectus with investment intent in the ordinary course of business (such business being the investment in and development of companies). At the time of the issuance of the Notes, neither the selling security holder nor the registered broker-dealers affiliated with the selling security holder had any agreements or understandings, directly or indirectly, with any person to distribute the Notes.

Momentive Holdco is controlled by investment funds managed by affiliates of Apollo and we have a number of material relationships with Apollo and its affiliates. Among other things, we have entered into a management consulting and advisory services agreement with Apollo for the provision of management and advisory services with an initial term extending through December 31, 2018. See “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Party Transactions—Apollo Notes Registration Rights Agreement” and “—Apollo Management Agreement.”

PLAN OF DISTRIBUTION

The selling security holder and its successors, which term includes its transferees, pledgees and donees and their successors, may sell the Notes from time to time in one or more transactions directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling security holder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The Notes may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	in the over-the-counter market;

•	otherwise than in the over-the-counter market;

•	through the writing of options; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade. In connection with the sale of the Notes, the selling security holder may enter into hedging transactions with broker-dealers or other financial institutions. The selling security holder may also sell the Notes short and deliver these securities to close out such short positions, or loan or pledge the Notes to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling security holder from the sale of the Notes offered by them hereby will be the purchase price of the Notes less discounts and commissions, if any. We will not receive any of the proceeds from this offering.

We do not intend to list the Notes for trading on any national securities exchange or on the New York Stock Exchange and can give no assurance about the development of any trading market for the Notes. In order to comply with the securities laws of some states, if applicable, the Notes may be sold in such jurisdictions only through registered or licensed brokers or dealers.

Broker-dealers or agents who participate in the sale of the Notes are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. The selling security holder who participates in the sale of the Notes may also be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Profits on the sale of the Notes and the underlying common stock by selling security holder and any discounts, commissions or concessions received by any broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holder is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. To the extent the selling security holder is deemed to be an “underwriter,” it will be subject to statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

The selling security holder and any other person participating in a distribution are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling security holder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling security holder has acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

The selling security holder may decide not to sell any Notes described in this prospectus. We cannot assure holders that the selling security holder will use this prospectus to sell any or all of the Notes. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling security holder may transfer, devise or gift the Notes by other means not described in this prospectus.

With respect to a particular offering of the Notes, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part will be prepared and will set forth the following information:

•	the specific Notes to be offered and sold;

•	the name of the selling security holders;

•	the respective purchase prices and public offering prices and other material terms of the offering;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting, compensation from the selling security holder.

The maximum compensation the selling security holder will pay to underwriters in connection with any offering of the Notes will not exceed 8% of the maximum proceeds of such offering.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Notes to the public, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any legal counsel fees (except as described below), underwriting fees, discounts or commissions or transfer taxes relating to the sale of the Notes.

LEGAL MATTERS

The validity of the Notes and the enforceability of obligations under the Notes and guarantees being issued were passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The audited consolidated financial statements of Momentive Performance Materials Inc. as of December 31, 2010 and for the year ended December 31, 2010 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) as of December 31, 2010 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited consolidated financial statements and schedule of Momentive Performance Materials Inc. as of December 31, 2009, and for each of the years ended December 31, 2009 and 2008, have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual and quarterly reports and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports are available free of charge to the public through our internet website at www.momentive.com or on the SEC’s website at www.sec.gov. Information on our website does not constitute part of this prospectus and should not be relied upon in connection with making any decision with respect to the Offering. Our reports and other information that we have filed, or may in the future file, with the SEC are not incorporated by reference into and do not constitute part of this prospectus.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$254,443	$210,284
Receivables, net (note 5)	385,002	380,522
Due from affiliates (note 3)	3,386	8,936
Inventories (note 6)	374,451	349,143
Prepaid expenses	9,834	8,494
Income tax receivable (note 13)	2,164	8,607
Deferred income taxes (note 13)	12,322	10,444
Other current assets	1,185	5,256

Total current assets	1,042,787	981,686
Property and equipment, net (note 7)	1,109,137	1,165,575
Other long-term assets	86,705	64,494
Deferred income taxes (note 13)	41,619	41,540
Investments in nonconsolidated affiliates	655	586
Intangible assets, net (note 8)	585,799	639,403
Goodwill (note 8)	425,115	413,548

Total assets	$3,291,817	$3,306,832

Liabilities and Deficit
Current liabilities:
Trade payables	$302,844	$269,751
Short-term borrowings (note 9)	2,114	—
Accrued expenses and other liabilities (note 10)	170,102	161,457
Accrued interest	25,134	15,868
Due to affiliates (note 3)	1,859	2,779
Accrued income taxes (note 13)	9,763	11,110
Deferred income taxes (note 13)	13,521	34,522
Current installments of long-term debt (note 9)	24,804	97,977

Total current liabilities	550,141	593,464
Long-term debt (note 9)	2,951,919	2,955,480
Other liabilities	59,051	64,221
Pension liabilities (note 15)	272,068	208,738
Deferred income taxes (note 13)	62,729	63,241

Total liabilities	3,895,908	3,885,144

Commitments and contingencies (note 14)

Deficit (note 11):
Common stock	—	—
Additional paid-in capital	603,298	601,732
Accumulated deficit	(1,427,547)	(1,363,750)
Accumulated other comprehensive income	216,725	180,060

Total Momentive Performance Materials Inc.’s deficit	(607,524)	(581,958)
Noncontrolling interests (note 11)	3,433	3,646

Total deficit	(604,091)	(578,312)

Total liabilities and deficit	$3,291,817	$3,306,832

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollar amounts in thousands)

	For the years ended December 31,
	2010	2009	2008
Net sales	$2,588,423	$2,083,461	$2,639,254
Costs and expenses:
Cost of sales, excluding depreciation	1,645,557	1,420,485	1,837,783
Selling, general and administrative expenses (note 3)	388,225	345,433	422,654
Depreciation and amortization expenses	197,100	191,571	237,448
Research and development expenses	72,962	62,764	75,677
Restructuring and other costs (note 2(v))	23,075	22,919	44,767
Goodwill impairment charge (note 8)	—	—	857,539

Operating income (loss)	261,504	40,289	(836,614)
Other income (expense):
Interest income	1,698	3,187	5,682
Interest expense (notes 7 and 9)	(250,780)	(260,464)	(282,646)
Other income (expense), net (notes 2(r) and 3)	284	12,064	5,550
(Loss) gain on extinguishment and exchange of debt (notes 2(c) and 9)	(77,918)	178,732	—

Loss before income taxes (benefit)	(65,212)	(26,192)	(1,108,028)
Income taxes (benefit) (note 13)	(2,250)	15,479	(110,510)

Net loss	(62,962)	(41,671)	(997,518)
Net (income) loss attributable to noncontrolling interests (note 11)	(835)	(116)	461

Net loss attributable to Momentive Performance Materials Inc.	$(63,797)	$(41,787)	$(997,057)

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Statements of Equity (Deficit) and Comprehensive Income (Loss)

(Dollar amounts in thousands)

	Common Shares	Common Stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Equity attributable to noncontrolling interest	Total equity (deficit)	Comprehensive income (loss)
Balance December 31, 2007	100	$—	$600,274	$(324,906)	$43,252	$4,024	$322,644
Deemed dividend to General Electric Company	—	—	(377)	—	—	—	(377)
Stock option activity and other	—	—	1,120	—	—	—	1,120
Dividends paid to noncontrolling interest	—	—	—	—	—	(490)	(490)
Comprehensive income (loss):
Net loss	—	—	—	(997,057)	—	—	(997,057)	$(997,057)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	(461)	(461)	(461)
Foreign currency translation adjustment—net	—	—	—	—	142,057	771	142,828	142,828
Other comprehensive income adjustments—net	—	—	—	—	(9,349)	—	(9,349)	(9,349)

Total comprehensive loss								$(864,039)

Balance at December 31, 2008	100	$—	$601,017	$(1,321,963)	$175,960	$3,844	$(541,142)
Stock option activity and other	—	—	715	—	—	—	715
Comprehensive income (loss):
Net loss	—	—	—	(41,787)	—	—	(41,787)	$(41,787)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	116	116	116
Foreign currency translation adjustment—net	—	—	—	—	(363)	(314)	(677)	(677)
Other comprehensive income adjustments—net	—	—	—	—	4,463	—	4,463	4,463

Total comprehensive loss								$(37,885)

Balance at December 31, 2009	100	$—	$601,732	$(1,363,750)	$180,060	$3,646	$(578,312)
Stock option activity and other	—	—	2,816	—	—	—	2,816
Dividends paid to noncontrolling interest						(1,116)	(1,116)
Dividends paid to Parent			(1,250)				(1,250)
Comprehensive income (loss):
Net loss	—	—	—	(63,797)	—	—	(63,797)	$(63,797)
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	835	835	835
Foreign currency translation adjustment—net	—	—	—	—	77,353	68	77,421	77,421
Other comprehensive income adjustments—net	—	—	—	—	(40,688)	—	(40,688)	(40,688)

Total comprehensive income								$(26,229)

Balance at December 31, 2010	100	$—	$603,298	$(1,427,547)	$216,725	$3,433	$(604,091)

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	Year ended December 31,
	2010	2009	2008
Cash flows from operating activities:
Net loss	$(62,962)	$(41,671)	$(997,518)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	197,100	191,571	237,448
Asset impairment charge	—	—	2,437
Goodwill impairment charge	—	—	857,539
Loss (gain) on extinguishment and exchange of debt	77,918	(178,732)	—
Amortization of debt discount and issuance costs	16,964	14,657	10,898
Stock-based compensation expense	2,816	787	1,146
Deferred income taxes	(18,822)	710	(121,838)
Noncash paid-in-kind interest election	11,045	27,676	16,312
Change in unrealized loss (gain) on derivative instruments	380	(6,848)	(11,756)
Changes in operating assets and liabilities:
Receivables	(7,034)	35,830	92,484
Inventories	(27,714)	34,724	40,058
Due to/from affiliates	3,856	(10,202)	(8,846)
Prepaid expenses and other assets	1,337	1,811	5,256
Trade payables	29,982	(52,317)	(26,128)
Accrued expenses and other liabilities	16,071	(18,712)	(15,874)
Accrued income taxes	4,448	18,663	441
Pension liabilities	16,837	8,632	(5,014)

Net cash provided by operating activities	262,222	26,579	77,045

Cash flows from investing activities:
Capital expenditures	(94,837)	(77,440)	(139,499)
Purchases of intangible assets	(3,787)	(3,019)	(9,648)

Net cash used in investing activities	(98,624)	(80,459)	(149,147)

Cash flows from financing activities:
Net increase (decrease) in short-term borrowings	2,114	(6,622)	2,324
Proceeds from issuance of long-term debt	849,147	105,678	188,470
Payments of long-term debt	(889,882)	(158,097)	(15,631)
Debt issuance costs	(17,775)	(6,671)	—
Payments on the extinguishment of debt	(54,841)	—	—
Dividends paid to Parent	(1,250)	—	—
Funds remitted to joint venture	—	(4,900)	(4,900)

Net cash (used in) provided by financing activities	(112,487)	(70,612)	170,263

Increase (decrease) in cash and cash equivalents	51,111	(124,492)	98,161
Effect of exchange rate changes on cash	(6,952)	(5,766)	(6,675)
Cash and cash equivalents, beginning of period	210,284	340,542	249,056

Cash and cash equivalents, end of period	$254,443	$210,284	$340,542

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$207,581	$218,686	$257,575
Income taxes, net of refunds	8,192	—	10,887
Non-cash debt issuance costs	26,699	—	—

See accompanying notes to consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2010, 2009 and 2008

(Dollar amounts in thousands)

(1) Description of Business

Momentive Performance Materials Inc. (the Company or MPM) was incorporated in Delaware on September 6, 2006 as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (MPM Holdings and together with its subsidiaries the MPM Group) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor ) business. Prior to November 21, 2006, the Company was known as Nautilus Holdings Intermediate Corp. The acquisition was completed on December 3, 2006 (the Acquisition). GEAM was comprised of two businesses, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE. On October 1, 2010, the newly formed holding companies of MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), merged (the Momentive Combination), with the surviving entity renamed Momentive Performance Materials Holdings LLC. As a result of the merger, Momentive Performance Materials Holdings LLC (Holdings LLC) became the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Holdings LLC is controlled by investment funds affiliated with Apollo Global Management, LLC.

The Company is comprised of two business segments, Silicones and Quartz. The Silicones segment (Silicones) is a global organization engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment (Quartz), also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Albany, New York.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; Momentive Performance Materials China SPV Inc.; Juniper Bond Holdings I LLC; Juniper Bond Holdings II LLC; Juniper Bond Holdings III LLC; and Juniper Bond Holdings IV LLC.

In the Americas, Silicones has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; New Smyrna Beach, Florida; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. In the Americas, Quartz manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Newark, Ohio. A majority of the manufacturing personnel in Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements.

Silicones has manufacturing facilities outside the Americas in Leverkusen, Germany; Nantong, China; Ohta, Japan; Rayong, Thailand; Shanghai, China; Shenzhen, China; Bergen op Zoom, Netherlands; Lostock, U.K.; Termoli, Italy; Antwerp, Belgium and Chennai, India. Quartz’ non-U.S. manufacturing facilities are located in Kozuki, Japan; Wuxi, China and Geesthacht, Germany. In Europe, employees at the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

The collective bargaining agreements that cover the Willoughby, Ohio, Waterford, New York and Sistersville, West Virginia facilities were set to expire in June 2010, June 2010 and July 2010, respectively. The Company reached agreement on new collective bargaining agreements for each of these facilities with terms extending into 2013. The Company does not have other significant collective bargaining agreements that will expire before the end of December 2011.

(2) Summary of Significant Accounting Policies

(a) Accounting Principles

These consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles.

(b) Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries as of and for the years ended December 31, 2010, 2009 and 2008. Noncontrolling interests represent the minority shareholder’s proportionate share of the equity in the consolidated joint venture affiliates. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation.

Holdings issued a $400,000 seller note to GE as part of the consideration exchanged in connection with the Acquisition. This note matures on December 4, 2017. Interest accrues at 11% pay-in-kind per annum in the form of an increase in the accreted value of the note and no cash interest is payable on the note until maturity. The Company has not reflected the seller note in its consolidated financial statements based on the absence of definitive cash requirements by the Company to support Holdings’ debt service in the foreseeable future. In addition, the Company has not guaranteed the seller note or provided any other form of security interests in the assets of the Company for this obligation of Holdings.

(c) Foreign Currency

Assets and liabilities of non-U.S. operations have been translated into United States dollars at the applicable rates of exchange in effect at the end of each period and any resulting translation gains and losses are included as a separate component of shareholder’s equity in the Consolidated Balance Sheets. Revenues, expenses and cash flows have been translated at the applicable weighted average rates of exchanges in effect during the applicable period. Certain non-U.S. operations use the United States dollar as their functional currency since a majority of their activities are transacted in United States dollars. Aggregate realized and unrealized gains (losses) on foreign currency transactions for the years ended December 31, 2010, 2009 and 2008 were $9,412, $10,077 and ($11,887), respectively. These amounts are included in selling, general and administrative expenses in the Consolidated Statements of Operations. An additional $25,245 of realized losses on foreign currency transactions was recorded in conjunction with the loss on the debt extinguishment and exchange and is recorded in other income (expense).

(d) Use of Estimates

The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangibles, valuation allowances for receivables, inventories, deferred income tax assets and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(e) Cash Equivalents

Cash equivalents consist of bank deposits, money market and other financial instruments with an initial maturity of three months or less. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(f) Revenue Recognition

Revenues comprise the invoiced value for the sale of goods and services, net of value added tax, rebates and discounts, and after elimination of sales between the consolidated entities.

The Company recognizes revenue when products are shipped and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable.

(g) Receivables

Trade receivables are recorded at the invoiced amount and do not bear interest. An allowance for doubtful accounts has been established based upon the Company’s best estimate of probable credit losses related to these receivables. The allowance is based on the customers’ financial status and historical write-off experience. Account balances are charged against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

(h) Inventories

All inventories are stated at the lower of cost or net realizable values. The Company uses the first-in, first-out (FIFO) method of accounting for inventories.

(i) Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated economic useful lives. Depreciation expense on property and equipment is calculated using the straight-line method. Leasehold improvements and assets under capital leases are amortized over the shorter of the lease term or estimated useful life of the assets.

Property and equipment considers the allocation of fair values as of the date of the Acquisition. Property and equipment includes costs related to the development of internal use software pursuant to the guidance in the Intangibles—Goodwill and Other Topic, ASC 350-40.

Maintenance costs, including expense related to planned major maintenance activities, are recognized in the Consolidated Statements of Operations in the periods during which the underlying costs are incurred.

(j) Investments in Nonconsolidated Affiliates

For those investments in affiliates that the Company has the ability to exercise significant influence, the equity method of accounting is used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company’s share of net earnings or losses of the affiliates as they occur rather than as dividends or as other distributions are received. The Company’s share of net income or loss of affiliates also includes other than temporary declines in fair value recognized during the period, if any.

(k) Goodwill

The Company does not amortize goodwill, but tests it annually (based on financial information as of the fiscal third quarter of each year) for impairment using a fair value approach at the reporting unit level. The Company also tests goodwill for impairment when an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. This assessment requires the Company to estimate the fair market value of its reporting units. If the Company determines that the fair values of our reporting units are less than their carrying amounts, absent other facts to the contrary, the Company must recognize an impairment charge for the associated goodwill of the reporting unit against earnings in the consolidated financial statements. Based on the guidance provided by the Goodwill and other Topic, ASC 350-20-35, the Company has determined that the Silicones and Quartz operating segments represent the two reporting units for the purposes of the annual goodwill impairment evaluation. Segment management manages Silicones as a global business; however, discrete financial information is prepared for the three geographic regions of the segment and is regularly reviewed by segment management. Pursuant to ASC 350-20-35, the three geographic regions represent components of the Silicones segment, however, based on their economic similarities, they can be aggregated to form one reporting unit. Segment management for Quartz does not review discrete financial information for its geographic regions, and therefore, it represents one reporting unit.

Goodwill is evaluated for impairment using the two-step process as prescribed in the Goodwill and other Topic, ASC 350-20-35. The first step is to compare the fair value of the reporting unit to its carrying amount. If the carrying amount exceeds the fair value, a second step must be performed to calculate impairment. Otherwise, if the fair value of the reporting unit exceeds the carrying amount, the goodwill is not considered to be impaired as of the measurement date. To determine fair value for the reporting units, the Company uses a combination of a discounted cash flow model and a market multiple model, both weighted equally. The discounted cash flow model requires management to project revenues, operating expenses, working capital investment, capital spending and cash flows over a multiyear period, as well as determine the weighted average cost of capital to be used as a discount rate. Applying this discount rate to the multiyear projections provides an estimate of fair value for the reporting unit. The benefit to the discounted cash flow model is that it incorporates management’s understanding of the business and factors in company specific data that may not be representative of other market participants. The market multiple method requires management to select a representative sample of peer companies to incorporate into the model. Utilizing financial information available for the peer companies, management arrives at a market multiple that is applied to projected EBITDA to arrive at the estimated fair value of the reporting unit. The benefit to the market multiple model is that it incorporates external market factors and the performance of other similar market participants in order to arrive at an estimate of fair value. In preparing the goodwill impairment analysis, the Company believes that an equal weighting of the two models is the most meaningful manner in which to arrive at an estimate of fair value as it incorporates both internal knowledge of the Company as well as the external market factors to which the Company is exposed.

Due to the numerous variables associated with judgments and assumptions relating to the valuation of the reporting unit and the effects of changes in circumstances affecting this valuation, both the precision and reliability of the resulting estimates are subject to uncertainty, and as additional information becomes known, the Company may change its estimates.

(l) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of and Intangible Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized. The impairment charge is the amount by which the carrying amount of the asset exceeds the fair value of the asset. For purposes of recognition and measurement of an impairment loss, assets are grouped by major product line, as this is the level at which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Assets to be disposed of would be separately presented in the Consolidated Balance Sheets, reported at the lower of their carrying amount or fair value less costs to sell, and no longer depreciated. The Company amortizes the cost of other intangibles over their estimated useful lives on a straight-line basis.

(m) Advertising

Advertising costs are expensed as incurred and were $8,731, $6,406 and $9,897 for the years ended December 31, 2010, 2009 and 2008, respectively. Advertising costs are recorded in selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations.

(n) Deferred Financing Costs

Deferred financing costs were recorded by the Company in connection with the long-term financing arrangements associated with the Acquisition and with the debt refinancing and private exchange offers completed in November of 2010 and June of 2009, respectively, and described in Note 9. Deferred financing costs, net of accumulated amortization, of $71,310 and $50,604 are included in other long-term assets in the accompanying Consolidated Balance Sheets at December 31, 2010 and 2009, respectively. These costs are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs, which is classified as interest expense in the Consolidated Statements of Operations, was $10,114, $10,471 and $10,898 for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, $11,519 and $6,335 of deferred financing costs were written off in conjunction with the debt extinguishment and exchange transaction in November of 2010 and June of 2009, respectively.

(o) Pension Liabilities

Pension assumptions are significant inputs to the actuarial models that measure pension benefit obligations and related effects on operations. Two assumptions—discount rate and expected return on assets—are important elements of plan expense and asset/liability measurement. The Company evaluates these critical assumptions at least annually on a plan and country-specific basis. The Company periodically evaluates other assumptions involving demographic factors, such as retirement age, mortality and turnover, and update them to reflect the Company’s experience and expectations for the future. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

Accumulated and projected benefit obligations are measured as the present value of future cash payments. The Company discounts those cash payments using the weighted average of market-observed yields for high quality fixed income securities with maturities that correspond to the payment of benefits. Lower discount rates increase present values and subsequent-year pension expense; higher discount rates decrease present values and subsequent-year pension expense.

To determine the expected long-term rate of return on pension plan assets, the Company considers current and expected asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for the principal benefit plans’ assets, the Company evaluates general market trends as well as key elements of asset class returns such as expected earnings growth, yields and spreads across a number of potential scenarios.

(p) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized.

The majority of the Company’s non-U.S. operations have been treated as branches of the U.S. Company and are included in the MPM Group’s U.S. consolidated income tax return. For the purpose of the consolidated financial statements, for the years ended December 31, 2010, 2009 and 2008, the tax provision for all operations has been prepared on a consolidated basis.

The Income Taxes Topic, ASC 740, clarifies the accounting for uncertainty in income taxes recognized in the financial statements. The Statement prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in its tax return. The Company also applies the guidance relating to de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

(q) Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with Stock Compensation Topic, ASC 718. ASC 718 requires companies to recognize compensation expense using a fair-value based method for costs related to share-based payments including stock options and employee stock purchase plans. The expense is measured based on the fair value of the award at its grant date based on the estimated number of awards that are expected to vest, and recorded over the applicable requisite service period. In the absence of an observable market price for a share-based award, the fair value is based upon a valuation methodology that takes into consideration various factors, including the exercise price of the award, the expected term of the award, the current price of the underlying shares, the expected volatility of the underlying share price based on peer companies, the expected dividends on the underlying shares and the risk-free interest rate.

A portion of the Company’s option awards vest over time, while some have a vesting contingent upon attainment of a specified level of investor internal rate-of-return or a specified level of cash-on-cash return. For expense recognition related to awards with graded vesting, the Company has adopted a policy of recognizing expense over the requisite service period of each separately vesting portion of the award as if each vesting tranche was a separate grant. For awards with vesting contingent upon attainment of a specific level of investor’s return, expense is measured but not recorded until the actual occurrence of the market condition being met, at which time the total remaining expense would be recognized.

(r) Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, receivables and trade payables. Carrying amounts approximate fair value due to the short-term maturity of these instruments. The fair value of long-term debt is disclosed in note 9.

(s) Derivative Instruments and Hedging Activities

The Company conducts business activities in diverse markets around the world. The Company is exposed to market fluctuations in the price of platinum, natural gas and electricity, as well as currency exchange risks in its business operations. The Company manages its exposure to these risks using derivative instruments. The Company applies strict policies to manage each of these risks, including prohibitions on derivatives trading, derivatives market-making or other speculative activities.

The Company accounts for its derivatives and hedging activities in accordance with Derivatives and Hedging Topic ASC 815, which requires that all derivative instruments be recorded on the Consolidated Balance Sheets at their respective fair values and changes in the fair value are recognized immediately in income, unless the derivatives qualify as hedges of cash flows. The Company uses internal valuation models that incorporate market-based information to value derivative contracts that are not exchange-traded instruments. Derivative contracts representing unrealized gain positions and purchased options are recorded as assets. Derivative contracts representing unrealized losses and options sold are recorded as liabilities. Gains and losses on derivatives designated as hedges, when recognized, are included in cost of sales, excluding depreciation; selling, general and administrative expenses; or interest expense in the Company’s Consolidated Statement of Operations. Specific line item classification is determined based on the nature of the risk underlying individual hedge strategies. Gains and losses on derivatives not designated as hedges are included in other income (expense), net.

On March 10, 2008, the Company entered into an interest rate swap agreement, whereby the Company receives one-month LIBOR and pays a fixed rate of 2.48% on a notional value of $185,000. The interest rate swap expired on March 31, 2010. The Company designated the interest rate swap as a cash flow hedge of variable interest rate risk associated with the first $185,000 of its U.S. dollar denominated term loan (tranche B-1). The Company recorded the change in fair value of the interest rate swap in accumulated other comprehensive income as a pre-tax unrealized gain of $1,037 for the year ended December 31, 2010.

During the first quarter of 2007, the Company entered into foreign currency forward contracts to purchase a total of $240,000 with Euros at rates ranging from $1.3121 to $1.3229. The maturity dates of the contracts ranged from May 26, 2009 to November 23, 2011. The Company did not designate these foreign currency forward contracts as hedges for accounting purposes. On March 2, 2009, the Company settled the remaining foreign currency forward contracts and recognized a gain of $4,035.

(t) Commitments and Contingencies

The Company records liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines, and penalties and other sources when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change.

(u) Recently Issued Accounting Standards

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.

The Company considers the applicability and impact of all ASU’s. ASU’s not listed below were assessed and determined to be either not applicable or are expected to have minimal impact on the consolidated financial position and results of operations.

In January 2010, the FASB issued ASU 2010-6, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures About Fair Value Measurements. This ASU requires new disclosures regarding transfers and activity within the three levels of fair value hierarchy, as well as enhanced disclosures regarding the class of assets disclosed and the inputs and valuation techniques used to determine fair value. This ASU is effective for interim and annual periods beginning after December 15, 2009. The Company adopted the provisions of this ASU and it did not have a material impact to its consolidated financial statements. For further discussion, refer to footnote 4 of the notes to the consolidated financial statements.

Effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter, the Consolidations Topic, ASC 810-10, requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity, and requires ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. The Company adopted the provisions of this ASC, which did not have a material impact to its consolidated financial statements.

Effective as of the beginning of the first annual reporting period that began after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter, the Transfers and Servicing Topic, ASC 860-10, intends to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This ASC must be applied to transfers occurring on or after the effective date. The Company adopted the provisions of this ASC, which did not have a material impact to its consolidated financial statements.

(v) Restructuring and other costs

Included in restructuring and other costs are costs related to restructuring (primarily severance payments associated with workforce reductions), consulting services associated with transformation savings, and initial stand-alone activities.

The Company recognized restructuring costs of $3,089, $22,038 and $20,933 (of which $2,437 related to asset impairment), and other costs of $19,986, $881, $23,834 for the years ended December 31, 2010, 2009 and 2008, respectively. Other costs of $19,986 for the year ended December 31, 2010 were primarily comprised of costs associated with the Momentive Combination and the settlement of all claims brought by the National Labor Relations Board arising from a dispute between the Company and one of its unions related to wage reductions and changes in job classifications implemented by the Company at its Waterford, NY facility in January 2009. Other costs of $881 for the year ended December 31, 2009 included a one-time benefit reduction and wage tax credits of $5,419 recorded during fiscal three-month period ended March 29, 2009.

The following table sets forth the changes in the restructuring reserve:

	Silicones	Quartz	Total
Balance as of January 1, 2009	$16,269	$522	$16,791
Additions	15,758	6,280	22,038
Cash payments	(24,683)	(3,643)	(28,326)
Foreign currency translation adjustments	675	177	852

Balance as of December 31, 2009	8,019	3,336	11,355
Additions	3,089	—	3,089
Cash payments	(7,520)	(3,239)	(10,759)
Foreign currency translation adjustments	(247)	—	(247)

Balance as of December 31, 2010	$3,341	$97	$3,438

The restructuring costs above are primarily related to business optimization. Due to the global economic slowdown, in the fourth quarter of 2008 and into 2009, the Company experienced significant year-over-year decreases in sales. As a result of the Company’s continued focus on streamlining its cost structure to enhance the Company’s profitability and in response to the economic crisis, the Company initiated a restructuring program to increase the efficiency of its operations and control labor costs. Costs for the program were primarily incurred through the end of 2009, with the related payments occurring throughout 2009 and 2010 and expected to conclude in 2011. The Company incurred approximately $35,428 of costs ($29,148 for Silicones and $6,280 for Quartz) under this program.

The additional $2,543 of costs incurred in the fourth quarter of 2010 related specifically to the Momentive Combination and are expected to be paid in 2011.

(w) Shipping and Handling Costs

Freight costs that are billed to customers are included in Net sales in the Consolidated Statements of Operations. Shipping costs are incurred to move the Company’s products from production and storage facilities to the customer. Handling costs are incurred from the point the product is removed from inventory until it is provided to the shipper and generally include costs to store, move and prepare the products for shipment. Shipping and handling costs are recorded in Cost of sales in the Consolidated Statements of Operations.

(x) Reclassifications

Certain prior period balances have been reclassified to conform to the current year presentation.

(3) Related Party Transactions

On October 1, 2010 in connection with the closing of the Momentive Combination, the Company entered into the Shared Services Agreement with MSC. Under this agreement, the Company provides to MSC, and MSC provides to the Company, certain services, including, but not limited to, executive and senior management, administrative support, human resources, information technology support, accounting, finance, legal and procurement services. The Shared Services Agreement establishes certain criteria upon which the costs of such services are allocated between MSC and the Company. Service costs in the fourth quarter of 2010 (the period we provided services to each other in 2010) were allocated 51% to MSC and 49% to the Company, except to the extent that 100% of any cost was demonstrably attributable to or for the benefit of either MSC or the Company, in which case the entire cost was allocated to such party. The Shared Services Agreement remains in effect until terminated according to its terms. MSC or the Company may terminate the agreement for convenience, without cause, by giving written notice not less than thirty (30) days prior to the effective date of termination. Pursuant to this agreement, in the fourth quarter of 2010, the Company incurred approximately $43,000 of costs for shared services and MSC incurred approximately $42,000 of costs for shared services (excluding in each case costs allocated 100% to one party). The Company billed MSC approximately $1,077 which represents a true-up payment to bring its percentage of total net incurred costs for shared services under the Shared Services Agreement to 49% and 51% for MSC.

In connection with the Acquisition, Holdings entered into a management consulting and advisory services agreement with Apollo and its affiliates for the provision of management and advisory services for an initial term of up to twelve years. The Company also agreed to indemnify Apollo and its affiliates and their directors, officers, and representatives for potential losses relating to the services contemplated under these agreements. Terms of the agreement provide for annual fees of $3,500 plus out of pocket expenses, payable in one lump sum annually. These fees are included within selling, general and administrative expenses in the Company’s Consolidated Statements of Operations. In the event that Apollo exercises its right to terminate the agreement prior to the end of its term, Apollo is entitled to receive a lump-sum settlement equal to the net present value of the sum of the remaining annual management fees payable under the agreement at the time of the termination and any previously deferred fees. Due to covenants in certain of the Company’s debt agreements that restrict the payment of this lump sum unless it is in connection with an initial public offering meeting certain criteria, no amounts are recorded on the Consolidated Balance Sheet. The annual management fee for 2009 was waived due to the global recession.

MPM Holdings is party to a research and development agreement with GE’s Global Research Center that will provide for the continuation of certain of our research development activities undertaken by GE Global Research. The Company pays GE for costs incurred in connection with the research and development services provided by GE and reimburse GE for expenses related to projects under the agreement. The extent of each party’s intellectual property rights for each project depend on the classification assigned to the project by the parties. The agreement expired on December 31, 2010. Pursuant to this agreement, we incurred fees of $2,826, $3,196 and $1,189 in fiscal years 2010, 2009 and 2008, respectively.

The Company sells products to various affiliated businesses (affiliates). For the years ended December 31, 2010, 2009 and 2008, sales to affiliates amounted to $21,185, $19,202 and $19,968, respectively. Receivables from affiliates were $2,309 and $8,936 at December 31, 2010 and 2009, respectively.

GE and its affiliates provide a variety of services to the Company, including services pursuant to certain transition service agreements entered into at the time of the Acquisition and other agreements entered into thereafter. Certain services, such as administering employee benefit plans and paying related claims, provision of voice and data networking, outsourcing of certain functions, environmental remediation, and other corporate services and headquarters’ overhead were charged to the Company as utilized and were charged pursuant to terms of the transition services agreements which expired in 2008. Billings for the services under the transition services agreement and other agreements amounted to $13,216, $23,282 and $41,921 for the years ended December 31, 2010, 2009 and 2008, respectively. In addition, the Company reimbursed Apollo affiliates $4,724 for employee relocation and expatriate expenses paid on the Company’s behalf for year ended December 31, 2009. These amounts are principally reflected in selling, general and administrative expenses in the accompanying Consolidated Statements of Operations.

The Company purchased products from various affiliates totaling $8,004, $6,886 and $7,328, during the years ended December 31, 2010, 2009 and 2008, respectively. Payable to affiliates as of December 31, 2010 and 2009, resulting from procurement activity and services, was $1,859 and $2,779, respectively. In addition, during the year ended December 31, 2009, the Company purchased certain machinery and equipment from GE $16,300.

The Company is presently a party to an off-take agreement that provides for Asia Silicones Monomer Limited (“ASM”) to supply siloxane and certain related products to the Company through 2014 (or until certain ASM financing obligations are satisfied). At the closing of the Acquisition, the Company entered into a long-term supply agreement with respect to the supply of siloxane and certain related products. Pursuant to the long-term siloxane supply agreement, GE and GE Monomer (Holdings) Pte. Ltd. will ensure the Company a minimum annual supply of siloxane and certain related products at least equal to the amount purchased by GE Toshiba Silicones (Thailand) Limited during the twelve month period ending November 30, 2006, subject to customary force majeure provisions and certain other limited exceptions, for a period of 20 years after the closing of the Acquisition, subject to customary force majeure provisions and certain other limited exceptions. Under the current arrangement, the Company is committed to purchase approximately $106,560 for 2011 and $107,570 each year thereafter of off-take product, assuming total ASM production is equal to current volumes, without taking into account inflation and changes in foreign exchange rates. The Company purchased approximately $102,644, $87,005 and $99,265 of supply from ASM for fiscal years ended December 31, 2010, 2009 and 2008, respectively. Future purchase commitments under this arrangement are included in note 14. Pursuant to an Assignment and Assumption Agreement, GE Monomer (Holdings) Pte. Ltd. also assigned its interest as licensor under a certain Technology License Agreement with ASM to the Company. Under this Technology License Agreement, the Company received royalties from ASM of approximately $2,132, $1,717 and $2,112 for the years ended December 31, 2010, 2009 and 2008, respectively.

Following the closing of the Acquisition, GE and Holdings were parties to two employee lease agreements with respect to which certain employees of the Company remained employed by GE but provided their services to the Company. The employment of the vast majority of persons covered by the two lease agreements has been transferred to the Company. The agreement with respect to U.S. based employees was terminated in 2007. The agreement with respect to non-U.S. employees was terminated in 2008. Pursuant to these agreements, the Company was billed the cost of employee compensation and benefits and administrative fees of approximately $608 for the year ended December 31, 2008.

(4) Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy exists, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Quoted prices for similar assets or liabilities in active markets; or observable prices that are based on observable market data, based on, directly or indirectly market-corroborated inputs. The Company’s level 2 liabilities included interest rate swaps and natural gas derivative contracts that are traded in an active exchange market.

Level 3	Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances.

The following table presents assets and liabilities at December 31, 2010 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Assets
Natural gas derivative contracts	$—	$415	$—	$415

Total assets at fair value	$—	$415	$—	$415

The following table presents liabilities at December 31, 2009 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Assets
Natural gas derivative contracts	$—	$451	$—	$451

Total assets at fair value	$—	$451	$—	$451

	Level 1	Level 2	Level 3	Total
Liabilities
Interest rate swap	$—	$1,037	$—	$1,037
Natural gas derivative contracts	—	260	—	260

Total liabilities at fair value	$—	$1,297	$—	$1,297

The fair value of natural gas derivative contracts and interest rate swaps generally reflects the estimated amounts that the Company would receive or pay, on a pre-tax basis, to terminate the contracts at the reporting date based on broker quotes for the same or similar instruments. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades in the year ended December 31, 2010 that would reduce the receivable amount owed, if any, to the Company. Certain financial instruments are carried at cost on the consolidated balance sheets, which approximates fair value due to their short-term, highly liquid nature. These instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses.

(5) Receivables, net

Receivables consisted of the following at December 31:

	2010	2009
Trade	$339,544	$324,429
Other:
VAT	22,647	34,646
Advances	11,255	7,867
Other	14,986	18,740

	388,432	385,682
Allowance for doubtful accounts	(3,430)	(5,160)

Total receivables, net	$385,002	$380,522

(6) Inventories

Inventories consisted of the following at December 31:

	2010	2009
Raw materials and work in process	$124,434	$112,643
Finished goods	250,017	236,500

Total inventories	$374,451	$349,143

(7) Property and Equipment, Net

Property and equipment consisted of the following at December 31:

	Life	2010	2009
Land and improvements	Indefinite	$85,995	$83,761
Buildings, structures and related improvements	3-40	383,594	383,034
Machinery and equipment	8-20	1,170,392	1,117,899
Office equipment, vehicle and tooling	3-10	86,373	91,911
Software	5	51,519	43,945
Construction-in-process		46,102	33,806

		1,823,975	1,754,356
Less accumulated depreciation and amortization		(714,838)	(588,781)

Total property and equipment, net		$1,109,137	$1,165,575

Leasehold improvements and assets under capital leases, which are included in Buildings, structures and related improvements, are amortized over the shorter of the lease term (3-12 years) or estimated useful life of the assets.

Total depreciation and amortization expense for the years ended December 31, 2010, 2009 and 2008 was $154,106, $148,825 and $194,671, respectively.

Interest costs of $1,152, $1,125, and $8,199 were capitalized for the years ended December 31, 2010, 2009 and 2008, respectively.

(8) Goodwill and other Intangible Assets, Net

In connection with the Acquisition and the resulting determination of the fair value of net assets acquired and liabilities assumed, the Company initially recorded goodwill of $917,712, net of a deemed dividend to GE of $260,340. For the fiscal year ended December 31, 2007, the Company recorded additional consideration to GE of $76,985 as well as a final purchase accounting adjustment of $138,381, net of a deemed dividend to GE of $44,441, which resulted in additional goodwill. For the fiscal year ended December 31, 2008, the Company increased goodwill by $3,570 for the final tax related purchase accounting adjustments, net of the increase of the deemed dividend to GE of $377.

During the fourth quarter of 2008, the Company performed the initial step of its annual goodwill impairment evaluation by comparing the fair market values of its reporting units, Silicones and Quartz, to their carrying values. The fair market values were determined using a combination of discounted cash flow models and market multiple models. As the carrying amounts of both units exceeded their respective fair values, the Company performed the second step of its impairment evaluation to calculate impairment and as a result, recorded a pre-tax goodwill impairment charge of $700,000 and $157,539 for Silicones and Quartz, respectively, on the Consolidated Statement of Operations. The changes to fair value in the reporting units that triggered the impairment charges were primarily attributable to the deterioration in market conditions experienced in late 2008 which also caused management to change its estimates of future results. The Company factored these current market conditions and estimates into its projected forecasts of sales, operating income and cash flows of each reporting unit through the course of its strategic planning process.

The following table sets forth the changes in goodwill:

	Silicones	Quartz	Total
Balance as of December 31, 2008	$409,239	$—	$409,239
Foreign exchange translation	4,309	—	4,309

Balance as of December 31, 2009	413,548	—	413,548
Foreign exchange translation	11,567	—	11,567

Balance as of December 31, 2010	$425,115	$—	$425,115

At December 31, 2010, accumulated goodwill impairment losses recognized by the Company since the adoption of ASC Topic 350 were $700,000 and $157,539 for the Silicones and Quartz reporting units, respectively.

Intangible assets as of December 31, 2010 and 2009 consisted of the following:

	Amortization period	Gross amount	Accumulated amortization	Net carrying amount
2010
Amortizing intangible assets:
Customer relationships	15-20 years	$436,204	$(100,570)	$335,634
Trademarks	7-20 years	144,476	(36,008)	108,468
Unpatented technology	20 years	146,903	(30,317)	116,586
Patents and other	10-20 years	33,808	(8,697)	25,111

Total		$761,391	$(175,592)	$585,799

2009
Amortizing intangible assets:
Customer relationships	15-20 years	$454,086	$(77,931)	$376,155
Trademarks	7-20 years	143,941	(27,100)	116,841
Unpatented technology	20 years	145,948	(22,861)	123,087
Patents and other	10-20 years	29,472	(6,152)	23,320

Total		$773,447	$(134,044)	$639,403

Amortization expense for amortizing intangible assets was $42,994, $42,746 and $42,777 for the years ended December 31, 2010, 2009 and 2008, respectively. There were no significant additions to intangible assets for the years ended December 31, 2010 and 2009. The change in the net carrying balances was primarily a result of fluctuations in foreign currency translation and amortization expense. The estimated amortization expense for the next five years is as follows:

Year ending December 31:
2011	$43,530
2012	43,530
2013	43,326
2014	41,080
2015	40,555

(9) Indebtedness

(a) Short-Term Borrowings

At December 31, 2010, the Company’s short-term borrowings consisted of a loan from a former subsidiary of $2,114. At December 31, 2009, the Company had no short-term borrowings.

(b) Long-Term Debt

In connection with the GE Advanced Materials Acquisition, the Company entered into a credit agreement on December 4, 2006. The credit agreement currently includes: (i) $1,010,077 term loan facility, consisting of a U.S. dollar denominated tranche (B-1) and Euro denominated tranche (B-2); (ii) $300,000 revolving credit facility that includes a revolving letter of credit facility (Revolver) that expires on December 3, 2012; and, (iii) a $33,600 synthetic letter of credit facility (Letter of Credit Facility), which amortizes by 1% annually and expires on December 3, 2013 (collectively, the Senior Secured Credit Facility).

The Company had no outstanding amounts under the revolving credit facility at December 31, 2010. The outstanding letters of credit under the revolving credit facility at December 31, 2010 were $43,211, leaving unused capacity of $256,789. Outstanding letters of credit issued under the synthetic letter of credit facility at December 31, 2010 were $31,813, leaving unused capacity of $1,787.

On September 22, 2009, the Company entered into a Limited Waiver and Amendment (the “Waiver and Amendment”) with respect to the credit agreement dated as of December 4, 2006 governing its senior secured credit facility. Pursuant to the Waiver and Amendment, the requisite revolving credit facility lenders agreed to waive compliance by the Company with the senior secured leverage ratio maintenance covenant set forth in the credit agreement for the fiscal quarters ending September 27, 2009 and December 31, 2009, subject to certain conditions, and the applicable margin on revolving credit facility borrowings under the credit agreement was increased by 125 basis points, effective on September 22, 2009. In addition, the Company agreed to pay a fee in an amount equal to 0.25 % of the revolving facility commitment of each revolving facility lender that was a party to the Waiver and Amendment and to reimburse certain fees and expenses incurred in connection with the Waiver and Amendment.

In the fourth quarter of 2010, Momentive Performance USA Materials Inc. and Momentive Performance Materials GmbH (together, the Borrower), subsidiaries of the Company, obtained commitments from certain existing revolving facility lenders (the “existing lender commitment parties”) and certain other financial institutions (the “new lender commitment parties”) to provide a new and/or extended revolving facility for the full $300 million under the Borrower’s existing revolving credit facility. The commitments for the new revolving facility are subject to customary conditions and will take effect on the following date (the “commitment effective date”), as applicable: (1) in the case of a new lender commitment party, at the Borrower’s option, on or no more than five business days prior to December 3, 2012 (the “existing revolver maturity date”) or (2) in the case of an existing lender commitment party, the earlier of (A) the existing revolver maturity date or (B) in the event the Borrower obtains an amendment to its senior secured credit facility that extends the revolver maturity date, the date on which such amendment becomes effective. The commitments for the new revolving facility will mature on December 3, 2014 (the “extended revolver maturity date”). In the event more than $500 million in term loans mature prior to 91 days after the extended revolver maturity date, the revolver loans outstanding under the new revolving facility must be repaid in full at least 91 days prior to such maturity date of such term loans and revolver loans may not be drawn thereunder until such term loans are repaid and/or their maturity date extended to a date not earlier than 91 days after the extended revolver maturity date. The new revolving facility, which cannot be drawn until the commitment effective date, will bear interest at a rate of LIBOR plus 4.75%.

In addition to the Senior Secured Credit Facility, on December 4, 2006, the Company also issued $765.0 million of aggregate principal amount of 9 3/4% Senior Notes, $300.0 million of aggregate principal amount of Senior Toggle Notes, $363.1 million U.S. Dollar equivalent aggregate principal amount of 9% Senior Notes and

$500.0 million aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2016 (the Senior Subordinated Notes). Proceeds from these note issuances were used in connection with the GE Advanced Materials Acquisition. All of these notes except for the Senior Subordinated Notes have been fully retired in connection with subsequent refinancings as described below.

With respect to the Senior Toggle Notes due 2014, which were retired on December 22, 2010, interest accrued at either 10 1/8% per annum if paid in cash or 10 7/8% if paid-in-kind through additional borrowings. For any interest period after June 1, 2007 through December 1, 2010, the Company may elect to pay interest on the Senior Toggle Notes entirely in cash or entirely by increasing the principal amount of the Senior Toggle Notes or issuing new Senior Toggle Notes (“PIK Interest”). The Company paid interest in cash for the first three semi-annual interest periods. The Company made the permitted elections under the indenture governing the Senior Toggle Notes to pay in kind all interest under the Senior Toggle Notes that was due on December 1, 2008, June 1, 2009, December 1, 2009, and June 1, 2010, respectively. These elections increased the outstanding balance of the Senior Toggle Notes by $16,312, $17,200, $10,476 and $11,045 on such dates, respectively. The Company made another permitted election to pay all interest that was due on December 1, 2010 in cash.

On June 15, 2009, the Company completed private exchange offers to exchange $200,000 aggregate principal amount of 12 1/2% Second-Lien Senior Secured Notes (the “Second Lien Notes”) due 2014 for certain of its outstanding unsecured notes. Approximately $48.4 million in aggregate principal amount (or 6%) of 9 3/4% Senior Notes, €29.8 million in aggregate principal amount (or 11%) of 9% Senior Notes, $140.9 million in aggregate principal amount (or 42%) of the Senior Toggle Notes and $118.1 million in aggregate principal amount (or 24%) of the Senior Subordinated Notes were accepted in the exchange offers for $200.0 million aggregate principal amount of Second-Lien Notes. The Second Lien Notes were recorded at their fair value of $163,000 on the date of the exchange. Interest on the Second Lien Notes is payable semiannually on June 15 and December 15 of each year, commencing on December 15, 2009. The purpose of the exchange offers was to reduce the outstanding principal amount of the Company’s debt. The Company recognized a gain on the exchange offers of $178,732.

The Second Lien Notes are guaranteed on a senior secured basis by each of the Company’s existing and future U.S. subsidiaries that is a borrower or a guarantor under the Company’s existing senior secured credit facility. The new Second Lien Notes are secured by a second-priority security interest in certain assets of the Company and such U.S. subsidiaries, which interest is junior in priority to the liens on substantially the same collateral securing the Company’s existing Senior Secured Credit Facility.

On October 22, 2010, the Company launched cash tender offers (Tender Offers) with respect to any and all of its outstanding 9 3/4% Senior Notes due 2014 (9 3/4% Senior Notes), 9% Senior Notes due 2014 (9% Senior Notes) and 10 1/8% / 10 7/8% Senior Toggle Notes due 2014 (Senior Toggle Notes and together with the 9 3/4% Senior Notes and 9% Senior Notes, the Senior Notes). The Company received tenders from the holders of (i) $450.6 million aggregate principal amount of the 9 3/4% Senior Notes due 2014, (ii) €155.6 million aggregate principal amount of the 9% Senior Notes due 2014 and (iii) $74.8 million aggregate principal amount of the 10 1/8% / 10 7/8% Senior Toggle Notes due 2014 by the expiration of the early tender payment deadline (Early Tender Date). On November 5, 2010, the Company exercised its right to accept for early payment all of the Senior Notes tendered by the Early Tender Date. After the Early Tender Date and prior to the expiration date of the Tender Offers, the Company received additional tenders from the holders of €165 thousand aggregate principal amount of the 9% Senior Notes and $615 aggregate principal amount of the Senior Toggle Notes. On November 22, 2010, the Company exercised its right to accept for payment all of these additional tenders. For those Senior Notes accepted for purchase pursuant to the Tender Offers, the following consideration was paid by the Company (1) $1,043.75 as the tender offer consideration and $10.00 as an early tender payment, if applicable, per $1,000 principal amount of the 9 3/4% Senior Notes tendered; (2), €1,040.00 as the tender offer consideration and €10.00 as an early tender payment, if applicable, per €1,000 principal amount of the 9% Senior Notes tendered; and (3) $1,046.25 as the tender offer consideration and $10.00 as an early tender payment, if applicable, per $1,000 principal amount of the Senior Toggle Notes tendered. In addition, accrued interest up to, but not including, the applicable payment date of the Notes was paid in cash on all validly tendered and accepted Senior Notes.

The Company issued on November 5, 2010 approximately $848 million U.S. dollar equivalent principal amount of USD second-priority 9.0% springing lien notes due 2021 (New USD Notes) and EUR second-priority 9.5% springing lien notes due 2021 (New EUR Notes and, together with the New USD Notes, the New Notes) in a private offering (Bond Offering) that it announced on October 22, 2010. The New Notes are guaranteed on a senior unsecured (or, following the occurrence of certain events, a second-priority secured) basis by the existing domestic subsidiaries of the Company that are guarantors under our senior secured credit facilities and each of the Company’s future domestic subsidiaries that guarantee any debt of the Company or of any New Note guarantor. The Company used the net proceeds from the offering of New Notes to, (i) pay the consideration with respect to the Tender Offers described above, (ii) redeem all remaining Senior Notes, following the expiration of the Tender Offers, at the applicable redemption price plus accrued and unpaid interest on December 22, 2010 and (iii) pay certain related transaction costs and expenses.

In connection with the closing of the Bond Offering, investment funds affiliated with Apollo Global Management, LLC entered into an agreement to exchange the entire amount of their holdings of each series of the Senior Notes for the New USD Notes at an exchange ratio determined based on the consideration offered to holders in the Tender Offers, and intended to give Apollo an aggregate value equivalent to that which it would receive if it had received the total consideration in the Tender Offers and used the proceeds thereof to invest in the New Notes (Apollo Exchange). The Company issued approximately $526 million of New USD Notes to Apollo in the Apollo Exchange. Apollo owned approximately $234.3 million principal amount of the 9 3/4% Senior Notes, €88.2 million principal amount of the 9% Senior Notes and $139.4 million principal amount of the Senior Toggle Notes.

The Company recognized a loss on the above transactions of $77,918, including $25,245 of foreign currency exchange losses.

The Senior Secured Credit Facility is secured under first priority pledges of all of the equity interest of the Company’s U.S. subsidiaries, and it is also secured by first priority interests in and mortgages on substantially all of the Company’s tangible and intangible assets. The Senior Secured Credit Facility also contains various restrictive covenants. It prohibits the Company from prepaying other indebtedness (subject to certain exceptions) and requires the Company to maintain a maximum consolidated first lien leverage ratio. Additionally, it restricts the Company’s ability to incur additional indebtedness or liens, make investments or declare or pay any dividends. The Company is in compliance with the covenant requirements at December 31, 2010.

The Senior Secured Credit Facility also requires an acceleration of principal payments based on excess cash flow, as defined in the credit agreement. Although the Company had excess cash flow under the terms of the credit agreement in 2010, the Company was not required to prepay any of the term loans because the ratio of the net first-lien secured indebtedness to Adjusted EBITDA was below 1.5:1. The Company did not have excess cash flow under the terms of the credit agreement in fiscal years 2009 and 2008.

Indentures governing the Springing Lien Notes, Second Lien Notes and Senior Subordinated Notes also limit the Company’s ability to, among other things: (i) incur additional indebtedness; (ii) declare or pay dividends or make other distributions or repurchase or redeem Company stock; (iii) make investments; (iv) sell assets, including capital stock of restricted subsidiaries; (v) enter into agreements restricting the Company’s subsidiaries ability to pay dividends; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of the Company’s assets; (vii) enter into transactions outside the ordinary course of business with our affiliates; and, (viii) incur liens.

The Company’s wholly-owned subsidiary, MPM Nantong, also has borrowings of approximately $50,900 and $60,441 outstanding at December 31, 2010 and 2009, respectively, (based on exchange rates as of

December 31, 2010 and 2009, respectively) from the China Construction Bank, which were used to finance the construction of its finishing plant in Nantong, China. Such loans are secured by substantially all of MPM Nantong’s assets. On April 30, 2009, MPM Nantong was in breach of a financial covenant under its loan agreement with the China Construction Bank. On June 3, 2009, MPM Nantong and the China Construction Bank entered into a Supplemental Agreement, which amended the loan agreement. Pursuant to the Supplemental Agreement, the parties (1) changed the first measurement date for the financial covenants under the loan agreement from December 31, 2008 to December 31, 2010 and (2) deferred principal repayments originally due on June 30, 2009 and December 31, 2009, aggregating to approximately $6,200 (based on exchange rates at the time), until June 30, 2014, the final maturity date of the debt under the loan agreement. The borrowings accrues interest at a weighted average rate of 5.76% per annum. MPM Nantong was in compliance with the terms of the Supplemental Agreement as of December 31, 2010 and 2009.

On March 17, 2009, Apollo Management VI, L.P. (“Apollo”) and the Company entered into a letter agreement enabling the Company to purchase some or all of certain debt securities of the Company acquired by Apollo or its affiliates for a period of 180 days after the date of purchase unless such securities are sold or transferred to an unaffiliated third party. As of the date of this filing, the Company has not exercised this right.

A summary of long-term debt as of December 31, 2010 and 2009 is as follows:

	2010	2009
JPMorgan Chase Bank, N.A. $300,000 revolving credit facility. Matures December 3, 2012. Interest varied at LIBOR plus 2.5% until September 22, 2009, at which point it was increased to LIBOR plus 3.75%. The interest rate as of December 31, 2009 was 4.00%	$—	$100,000
JPMorgan Chase Bank, N.A. $525,000 term loan tranche B-1. Matures December 4, 2013. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at LIBOR plus 2.25%. The interest rate as of December 31, 2010 and 2009 was 2.563% and 2.500%, respectively	504,000	509,250
JPMorgan Chase Bank, N.A. €400,000 term loan tranche B-2. Matures December 4, 2013. Interest is payable monthly and 1% per annum principal payments are payable quarterly. Interest varies at Euro LIBOR plus 2.25%. The interest rate as of December 31, 2010 and 2009 was 3.053% and 2.723%, respectively	506,077	560,037
9.0% Springing Lien Dollar Notes. Matures on January 15, 2021. Interest is payable semi-annually at 9.0%	1,160,687	—
€150,000 Springing Lien Euro Notes. Matures January 15, 2021. Interest is payable semi-annually at 9.5%	197,700	—
$765,000 Senior Notes. Matures December 1, 2014. Interest is payable semi-annually at 9.75%	—	716,576
€275,000 Senior Notes. Matures December 1, 2014. Interest is payable semi-annually at 9%	—	353,949
$300,000 Senior Toggle Notes. Matures December 1, 2014. Interest is payable semi-annually in cash at 10.125% or payable-in-kind at 10.875%	—	203,120
$500,000 Senior Subordinated Notes. Matures December 1, 2016. Interest is payable semi-annually at a coupon rate of 11.5%, with a yield-to-maturity of 11.68% as the notes were issued at a discount of $7,225, of which $539 and $681 was amortized during the year ended December 31, 2010 and 2009, respectively	378,623	378,088
$200,000 Second-Lien Senior Secured Notes. Matures June 15, 2014. Interest is payable semi-annually in cash at 12.5%	172,621	166,318
China Construction Bank, 421,200 RMB construction loan. Matures June 30, 2014. Interest on borrowings is based on 90% of the rate of the People’s Bank of China at the time of borrowing. The weighted average interest rate at December 31, 2010 and 2009 was 5.76% and 5.12%, respectively. Interest is payable quarterly	50,900	60,441
India Bank, 350,000 INR Medium Term Loan Matures June 20, 2015. Interest on borrowings is set annually and is based on 99.5% of India Bank’s Benchmark Prime Lending Rate plus a Tenor Fee of 0.5%. The interest rate at December 31, 2010 and 2009 was 13.25% and 12.5%, respectively. Interest is payable monthly	6,115	5,678

Total long-term debt	2,976,723	3,053,457
Less current installments	24,804	97,977

Long-term debt, excluding current installments	$2,951,919	$2,955,480

Interest expense on long-term debt was $232,033, $244,544 and $272,386 for the years ended December 31, 2010, 2009 and 2008, respectively. Amortization of debt discount and debt issuance costs amounted to $16,964, $14,657 and $10,898 for the years ended December 31, 2010, 2009 and 2008, respectively, and is included in Interest expense in the Consolidated Statements of Operations.

As disclosed in note 2 (r), on May 10, 2008, the Company entered into an interest rate swap agreement, whereby the Company received one-month LIBOR and paid a fixed rate of 2.48% on a notional value of $185,000. This agreement expired on March 31, 2010.

At December 31, 2010, the Company estimates that the $1,358,387 of outstanding springing lien notes had a fair value of approximately $1,437,913, the $378,623 of outstanding fixed rate senior subordinated notes had a fair value of approximately $414,328; the $1,010,077 of outstanding variable rate term loans had a fair value of approximately $978,527; the $172,621 of outstanding fixed rate second-lien senior secured notes with a $200,000 aggregate principal amount had a fair value of approximately $223,000; and the fair values of the $6,115 outstanding medium term loan, and $50,900 outstanding construction project financing loan were approximately the same as their outstanding balances. The Company determined the estimated fair value amounts by using available market information for the senior notes and commonly accepted valuation methodologies for the term loans. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein are not necessarily indicative of the amount that the Company or the debt-holders could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

As of December 31, 2010, the aggregate principal maturities for the next five years are as follows:

Year ending December 31:
2011	$24,804
2012	24,739
2013	1,003,252
2014	214,176
2015	—

(10) Accrued Expenses and Other Liabilities

The following represents a summary of accrued expenses and other liabilities at December 31:

	2010	2009
Employee compensation and benefits	$68,525	$61,261
Other accrued expenses	101,577	100,196

Total accrued expenses and other liabilities	$170,102	$161,457

(11) Deficit

(a) Common Stock and Additional Paid-in Capital

At December 31, 2010 and 2009, common stock consists of 100 shares issued and outstanding with a par value of one cent per share. At December 31, 2010 and 2009, Holdings represented the sole shareholder of the Company as a result of its capital contribution of $903,500 to the Company on December 4, 2006. Additional paid-in capital primarily relates to the excess of paid-in-capital over the par value of the common shares from the capital contribution, net of $305,158 in deemed dividend to GE.

(b) Accumulated Other Comprehensive Income (Loss)

The accumulated balances for each classification of comprehensive income (loss) are as follows:

Predecessor	Foreign currency translation	Pension and Postretirement liability adjustments	Derivative instruments	Accumulated other comprehensive income
Balance at December 31, 2007	$29,131	$14,121	$—	$43,252
Net current period change	142,057	(5,771)	(3,578)	132,708

Balance at December 31, 2008	171,188	8,350	(3,578)	175,960
Net current period change	(363)	2,980	1,483	4,100

Balance at December 31, 2009	170,825	11,330	(2,095)	180,060
Net current period change	77,353	(42,783)	2,095	36,665

Balance at December 31, 2010	$248,178	$(31,453)	$—	$216,725

The accumulated balances and corresponding tax effects for each component of other accumulated comprehensive income (loss) as of December 31, 2010, 2009 and 2008 are as follows:

	2010
	Pre-tax amount	Tax benefit	Net-of-tax amount
Foreign currency translation	$248,178	$—	$248,178
Pension and postretirement liability adjustments	(36,458)	5,005	(31,453)

	$211,720	$5,005	$216,725

	2009
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$170,825	$—	$170,825
Pension and postretirement liability adjustments	13,021	(1,691)	11,330
Derivative instruments	(1,297)	(798)	(2,095)

	$182,549	$(2,489)	$180,060

	2008
	Pre-tax amount	Tax expense	Net-of-tax amount
Foreign currency translation	$171,188	$—	$171,188
Pension and postretirement liability adjustments	8,606	(256)	8,350
Derivative instruments	(3,578)	—	(3,578)

	$176,216	$(256)	$175,960

(c) Noncontrolling Interests

The following table presents the changes in the proportionate share of the equity of the noncontrolling interest shareholder balances:

	Years ended December 31,
	2010	2009	2008
Balance, beginning of period	$3,646	$3,844	$4,024
Currency translation adjustment	68	(314)	771
Dividends paid	(1,116)	—	(490)
Noncontrolling interests share of income (loss)	835	116	(461)

Balance, end of period	$3,433	$3,646	$3,844

(12) Stock-based Compensation

On March 30, 2007, the Board of Directors of Holdings approved the 2007 Long-Term Incentive Plan of Holdings (the “Incentive Plan”). As a result of the October 1, 2010 transaction in which Holdings LLC became the Company’s parent, the options issued under the Incentive Plan were converted to options to purchase units of Holdings LLC. The exchange ratio was 38.5518 Holdings LLC options for each 1 option of MPM Holdings outstanding (the Exchange Ratio). As a result, the prior period data has been recast to reflect this conversion. A maximum of 19,275,900 shares of Holdings LLC units may be issued or transferred, including non-qualified options pursuant to the Incentive Plan.

Employee option grants with graded vesting vest over a four or five-year period. The performance based options vest upon the earlier of (i) Apollo’s achievement of a specified internal rate of return on its equity investment in MPM Holdings (now converted into Holdings LLC common units) and (ii) Apollo’s achievement of a specified cash-on-cash return on its equity investment in MPM Holdings (now converted into Holdings LLC common units). The cash-on-cash return vesting criteria was added in early 2010. There were no options granted to the Company’s directors in 2010. 77,103 options were granted to the Company’s directors in 2009 and in 2008. Director options vested and became exercisable immediately upon being granted and had a weighted average per share grant-date fair value of $44.04 for options granted in 2009. The fair value of each employee’s options with graded vesting and the director options was estimated using the Black-Scholes-Merton option pricing model. For the options associated with investor IRR and cash-on-cash , an adaptation of the Black-Scholes-Merton, which took into consideration the internal rate of return thresholds, was used to estimate fair value. This model adaptation is essentially equivalent to the use of a path-dependent lattice model.

In connection with these equity purchases, two types of options were issued, options with time-based vesting and options with performance-based vesting. The time-based options vest in equal annual installments over a period of four years or five years.

Expected volatility was based on the historical volatility of representative peer companies’ stocks. Expected term for graded and director options was based on the simplified method which allows a term equal to the period from grant date to the mid-point between vesting dates and contractual expiration of the options. For options associated with investor IRR or cash-on-cash returns, the expected term reflected an assumed date when the investor would reach its internal rate of return or cash-on-cash return threshold plus an estimated additional holding period until the option exercise. For these awards, expense is measured but not recorded until the actual occurrence of the market condition being met, at which time the total remaining expense would be recognized. Expected dividend yield was based on management’s expectation of no dividend payments. Risk free interest rates were based on the U.S. treasury yield curve in effect at the grant date for instruments with similar lives.

Options granted during 2010, 2009 and 2008 used the following weighted average assumptions:

	2010	2009	2008
Risk-free interest rate	2.54%	2.09%	4.20%
Expected term (in years)	9.58	4.07	5.18
Volatility	38.0%	54.7%	28.6%
Expected dividend yield	—	—	—

For the fiscal years ended December 31, 2010, 2009 and 2008, the Company recognized $0, $0 and $88 for director compensation, and $2,814, $787 and $1,058 for employee compensation, respectively. The compensation expenses are included in Selling, general and administrative expenses on the Consolidated Statements of Operations. The Company recognized no tax benefits. As of December 31, 2010, there was $4,408 of unrecognized compensation costs related to unvested options. The unrecognized compensation costs are expected to be recognized over a weighted-average period of 1.98 years.

Conversion of Options

Effective October 1, 2010, in conjunction with the Momentive Combination, stock options granted to our Directors and those granted under the Incentive Plan were converted to options to purchase units in Holdings LLC based on the Exchange Ratio. This event also resulted in a modification of all options, since there was an increase in fair value. In conjunction with this modification, the Company recorded stock based compensation of $1,978 in the fourth quarter, which included for $1,517 for terminated executives and $461 for all other employees.

Modification of IRR Awards

During the first quarter of 2010, outstanding stock options that contained an investor IRR target were modified to include a cash-on-cash return condition. This modification was classifying as probable-to-improbable and as such, no incremental compensation expense was recognized in 2010.

The following is a summary of the options as of and for the years ended December 31, 2010, 2009 and 2008:

	Options	Weighted Average Exercise Price	Weighted Average grant- date Fair Value
Outstanding at January 1, 2008	9,397,851	$2.59
Granted	194,682	$3.40	$1.87
Forfeited	(993,580)	$2.59
Expired	—
Exercised	—

Outstanding at December 31, 2008	8,598,953	$2.61
Granted	660,195	$2.59	$2.38
Forfeited	(499,163)	$2.59
Expired	—
Exercised	—

Outstanding at December 31, 2009	8,759,985	$2.61
Granted	1,479,419	$2.59	$2.41
Forfeited	(665,014)	$2.59
Expired	—
Exercised	—

Outstanding at December 31, 2010	9,574,390

The weighted average characteristics of outstanding options at December 31, 2010 were as follows:

	Options	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price
Outstanding at December 31, 2010	9,574,390	6.94	$2.61
Vested at December 31, 2010	2,653,769	6.41	$2.62
Expected to vest at December 31, 2010	9,075,294	6.94	$2.61

At December 31, 2010, 2,653,769 of the 9,574,390 outstanding employee options were vested and exercisable with weighted average exercise price of $2.62 and weighted average remaining contractual life of 6.41 years.

(13) Income Taxes

For the years ended December 31, 2010, 2009 and 2008, the Company’s tax provision was computed based on the legal entity structure, as described in note 1. Any tax benefit or valuation allowance related to net operating losses (NOL) was recognized and evaluated on a stand-alone basis.

The components of income (loss) before income taxes are as follows:

	Year ended December 31,
	2010	2009	2008
Income (loss) before income taxes:
U.S.	$(108,444)	$20,755	$(177,447)
Non U.S.	43,232	(46,947)	(930,581)

	$(65,212)	$(26,192)	$(1,108,028)

Income tax expense (benefit) attributable to income (loss) from operations consists of:

	Current	Deferred	Total
Year ended December 31, 2010:
United States federal	$—	$798	$798
State and local	381	—	381
Non U.S. jurisdictions	16,191	(19,620)	(3,429)

	$16,572	$(18,822)	$(2,250)

Year ended December 31, 2009:
United States federal	$—	$(3,387)	$(3,387)
State and local	28	—	28
Non U.S. jurisdictions	14,741	4,097	18,838

	$14,769	$710	$15,479

Year ended December 31, 2008:
United States federal	$—	$(26,232)	$(26,232)
State and local	(2,064)	—	(2,064)
Non U.S. jurisdictions	13,392	(95,606)	(82,214)

	$11,328	$(121,838)	$(110,510)

Income tax (benefit) expense attributable to income from operations was ($2,250), $15,479 and ($110,510) for the years ended December 31, 2010, 2009 and 2008, respectively, and differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as a result of the following:

	Year ended December 31,
	2010	2009	2008
Income tax expense (benefit):
Computed “expected” tax expense (benefit)	$(22,824)	$(9,167)	$(387,810)
State and local income taxes, net of Federal income tax benefit	275	(260)	(2,064)
Increase (reduction) in income taxes resulting from:
Tax rate changes	3,615	(1,934)	2,840
Non U.S. tax rate differential	(7,731)	11,616	7,299
Branch accounting effect	35,171	(23,521)	(213,026)
Withholding taxes	1,931	79	1,122
Valuation allowance	(14,454)	37,115	238,697
Permanent differences	2,059	7,307	10,403
Elective asset step up	—	(5,715)	—
Goodwill impairment	—	—	231,591
Other	(292)	(41)	438

	$(2,250)	$15,479	$(110,510)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2010, and 2009 are presented below.

	U.S.		Non U.S.
	2010	2009	2010	2009
Current deferred tax assets:
Inventory	$7,880	$7,166	$6,546	$5,972
Vacation	7,959	5,156	3,065	2,657
Provision for expenses related to timing	1,976	3,389	3,171	3,063
Net operating losses	—	—	4,926	—
Deferred revenue	—	—	57	62
Other	4,279	793	3,354	2,745

Total current deferred tax assets	22,094	16,504	21,119	14,499

Noncurrent deferred tax assets:
Amortization	184,893	212,462	10,179	10,019
Depreciation	19,027	19,768	12,519	11,132
Pension	101,353	94,387	37,335	27,208
Net operating losses	265,523	214,137	73,252	93,304
Branch accounting future credits	22,473	45,927	—	—
Reserves	1,444	744	—	—
Deferred interest deductions	—	—	13,833	16,641
Other	7,098	7,079	5,568	5,137

Total noncurrent deferred tax assets	601,811	594,504	152,686	163,441

Total gross deferred tax assets	623,905	611,008	173,805	177,940
Less valuation allowance	(611,917)	(610,974)	(39,568)	(50,648)

Net deferred tax assets	11,988	34	134,237	127,292

Current deferred tax liabilities:
Inventory	—	—	10,699	10,299
Deferred revenue	—	—	221	295
Provision for expenses related to timing	—	—	7,672	25,109
Other	—	—	856	1,569

Total current deferred tax liabilities	—	—	19,448	37,272

Noncurrent deferred lax liabilities:
Amortization	—	—	84,768	85,126
Depreciation	—	—	47,730	46,376
Other	11,988	34	4,600	4,297

Total noncurrent deferred tax liabilities	11,988	34	137,098	135,799

Total deferred tax liabilities	11,988	34	156,546	173,071

Net deferred tax asset (liability)	$—	$—	$(22,309)	$(45,779)

NOL Schedule

Country	NOL value
United States	$732,240
Japan	99,114
Germany	88,212
Thailand	20,970
China	9,446
Other	5,959

Total	$955,941

At December 31, 2010, 2009 and 2008, the Company had available approximately $955,941, $881,298 and $743,019 of net operating loss carryforwards with expiration dates ranging from one year to indefinite that may be applied against future taxable income, respectively. The net operating losses for the United States and Japan will begin to expire in 2026 and 2013, respectively. The net operating losses for Germany and Italy have no expiration date.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net deferred tax assets are deductible, management believes it is more likely that the Company will not realize the benefit of most of their net deferred tax assets. As of December 31, 2010 and 2009, in some jurisdictions in which there is a net deferred tax asset, the Company has established a full valuation allowance. However, there are exceptions for certain non U.S. jurisdictions where, based on management’s assessment, it is more likely than not the net deferred tax asset will be realized.

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2010 and is expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings.

Under branch accounting, the inclusion of the non-U.S. operations in the U.S. income tax return requires the establishment of a deferred tax asset or liability to offset the foreign affiliates’ tax consequences; eliminating a duplicative deferred tax benefit or expense. The “branch accounting future credit” deferred tax asset of $22,473 and $45,927 at December 31, 2010 and 2009, respectively, principally represents the offset to the non-US affiliates deferred tax liabilities.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits, December 31, 2008	$12,053
Additions for tax positions of the current year	3,343
Additions for tax positions of prior years	3,766
Reductions for tax positions of prior years	(1,149)
Settlements	(195)
Statute of limitations expiration	—
Foreign currency translation	139

Balance at December 31, 2009	17,957
Additions for tax positions of the current year	3,442
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(4,744)
Settlements	—
Statute of limitations expiration	—
Foreign currency translation	3,688

Balance at December 31, 2010	$20,343

Liabilities for unrecognized tax benefits as of December 31, 2010 relate to various foreign jurisdictions. If recognized, all of the unrecognized tax benefits as of December 31, 2010 would reduce the Company’s effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits in the provision for income taxes. As of December 31, 2010 and 2009 the Company has recorded a liability of approximately $935 and $765, respectively, for interest and penalties.

The Company files income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. In the normal course of business the Company is subject to examination by taxing authorities throughout the world with examinations ongoing in a few of those jurisdictions including Germany, Italy and Canada. Such major jurisdictions with open tax years are as follows: United States 2006-2010, Germany 2005-2010, Italy 2003-2010, Switzerland 2009-2010, Singapore 2003-2010, Japan 2005-2010, Thailand 2004-2010, Hong Kong 2005-2010, Canada 2008-2010 and Brazil 2005-2010. Unrecognized tax benefits are not expected to change significantly over the next 12 months.

(14) Commitments and Contingencies

(a) Litigation

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(b) Purchase Commitments

The Company has signed multi-year agreements with vendors in order to obtain favorable pricing and terms on products that are necessary for the ongoing operation of its business. Under the terms of these agreements, the Company has committed to contractually specified minimums over the contractual periods. A majority of these contractual commitments are related to the off-take agreement with ASM, as disclosed in note 3. As of December 31, 2010, future contractual minimums are as follows:

Year ending December 31:
2011	$130,409
2012	131,427
2013	131,427
2014	123,947
2015	123,947
Thereafter	1,183,350

$1,824,507

To the extent that the Company does not purchase the contractual minimum amount, the Company must pay vendors the shortfall. The Company believes that it will meet the contractual minimums through the normal course of business.

(c) Environmental Matters

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of discounted future costs. As of December 31, 2010 and 2009, the Company had recognized obligations of $6,524 and $4,737, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in Other liabilities in the accompanying Consolidated Balance Sheets.

(d) Lease Commitments

The Company has several noncancelable operating leases, primarily for manufacturing equipment, office equipment and office buildings. These leases generally require the Company to pay all executory costs such as maintenance and insurance. Future minimum lease payments as of December 31, 2010 are as follows:

Year ending December 31:
2011	$15,876
2012	10,763
2013	7,124
2014	5,583
2015	5,289
Thereafter	8,363

Total future minimum lease payments	$52,998

The Company is also a lessee under various cancelable operating lease arrangements for industrial equipment, computer and office equipment. Rent expense for noncancelable and cancelable operating leases was $22,430, $24,619 and $26,464 for the years ended December 31, 2010, 2009 and 2008, respectively.

(15) Pension and Postretirement Benefits

Domestic Pension Plans

The Company’s U.S. defined benefit plan provides benefits to substantially all U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining. The Company also maintains a supplementary defined benefit plan that provides additional retirement benefits to certain higher-level, longer-service U.S. employees. The Company’s supplementary defined benefit pension plan is unfunded.

Eligible U.S. employees may also participate in the Company’s defined contribution plan. Under this plan, eligible employees may invest a portion of their earnings, with the Company matching up to a maximum of 4% of the employees’ annual earnings or nine thousand eight hundred dollars, in various program funds. Effective January 1, 2009, the Company suspended the 4% match for salaried exempt employees. This match was subsequently reinstated effective April 1, 2010. The Company recognized expense of $4,078, $2,109 and $6,039 during 2010, 2009 and 2008, respectively, associated with this plan.

Foreign Pension Plans

Outside the U.S., the Company maintains its principal defined benefit pension plans in Germany, Japan and Switzerland (collectively, Foreign or Foreign Pension Plans). The Company maintains additional defined benefit pension plans in various other locations. These additional plans are not significant and are excluded from the disclosures presented below.

The Company’s defined benefit pension plans in Germany cover substantially all of its employees. These plans are not funded and benefits are paid from the Company to retirees directly. The benefits are based on years of service and the employee’s final pensionable salary, as defined by the plan. The benefits are not vested until the employee retires at a minimum eligible age of 60 years.

The Company’s defined benefit pension plan in Japan covers substantially all of its employees. The benefits of the Company’s Japanese pension plan are based on years of service and the employee’s three highest years of compensation during the last 10 years of employment. The pension plan assets are managed by a variety of Japanese financial institutions.

In Switzerland, the Company’s defined benefit plan provides pension, death and disability benefits to substantially all employees. Benefits are based on participants’ accumulated account balances plus an annuity conversion factor established by the Swiss government. The pension liability is administered through a collective foundation, together with benefits provided by GE to its employees.

Employees in the United Kingdom participate in GE pension plans along with GE employees. Prior to 2009, employees in the Netherlands also participated in GE pension plans along with GE employees. The Company’s pension expense associated with contributions to these multi-employer pension plans was $251, $329 and $3,768 for the years ended December 31, 2010, 2009 and 2008, respectively.

Pension Plan Participants

Pension plan participants as of December 31, 2010 were as follows:

	Total	Domestic	Foreign
Active employees	3,775	2,385	1,390
Vested former employees	539	363	176
Retirees and beneficiaries	348	68	280

	4,662	2,816	1,846

Cost of Pension Plans

Net periodic pension cost for the years ended December 31, 2010, 2009 and 2008 includes the following (income) expense components:

	Domestic			Foreign
	Year ended December 31,			Year ended December 31,
	2010	2009	2008	2010	2009	2008
Expected return on plan assets	$(3,747)	$(2,433)	$(1,562)	$(843)	$(754)	$(1,255)
Service cost for benefits earned	15,374	16,384	14,819	5,502	5,139	5,706
Interest cost on benefit obligation	4,464	3,466	2,766	3,777	3,660	3,474
Prior service benefit	(886)	(882)	(882)	(39)	—	—
Net actuarial (gain) loss recognized	(902)	(473)	(874)	(83)	(349)	(439)
Effect of terminations and other	—	112	—	—	342	(1,531)

	$14,303	$16,174	$14,267	$8,314	$8,038	$5,955

Actuarial Assumptions

The Company measures and records the expense of its pension plan obligations based on actuarially determined estimates, using a December 31 measurement date. Weighted average assumptions used to determine benefit obligations as of December 31 were as follows:

	Domestic			Foreign
	2010	2009	2008	2010	2009	2008
Discount rate	5.60%	6.10%	5.90%	2.58%	3.41%	3.46%
Compensation increases	4.38%	4.36%	4.42%	2.06%	2.32%	2.65%
Expected return on assets	8.00%	8.00%	8.00%	2.71%	2.93%	2.88%

The Company’s defined benefit pension plans in Germany also relied upon assumptions regarding pension benefit increases of 1.75% in 2010 and 2009, and 2.0% in 2008. The discount rates at December 31 are used to measure the year-end benefit obligations and the earnings effects for the subsequent year. The Company determines its assumption for the discount rates based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date. To determine the expected long-term rate of return on pension plan assets, the Company considers the current and expected asset allocation, as well as historical and expected returns on various categories of plan assets. The Company applies the expected rate of return to a market-related value of assets, which stabilizes variability in assets to which the expected return is applied. The Company amortizes experience gains and losses and effects of changes in actuarial assumptions and plan provisions over a period no longer than the average future service of employees.

Funding Policy

The funding policy for the various pension plans is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws. In 2011, the Company expects to contribute approximately $14,482 and $3,044 to the Company’s Domestic and Foreign plans, respectively. The Company contributed $11,838 and $3,690 to its Domestic and Foreign plans, respectively, in 2010.

Benefit Obligations

Benefit obligations are described in the following tables. Accumulated Benefit Obligation (ABO) and Projected Benefit Obligation (PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO represents ABO increased to reflect expected future compensation.

Projected Benefit Obligation

	Total		Domestic		Foreign
	2010	2009	2010	2009	2010	2009
Balance at January 1	$190,744	$176,087	$73,295	$63,800	$117,449	$112,287
Service cost for benefits earned	20,876	21,523	15,374	16,384	5,502	5,139
Interest cost on benefit obligations	8,241	7,126	4,464	3,466	3,777	3,660
Participant contributions	145	157	—	—	145	157
Plan amendments	3,255	(271)	3,255	—	—	(271)
Actuarial loss (gain)	35,233	(5,485)	17,397	(10,173)	17,836	4,688
Benefits paid	(5,731)	(3,875)	(614)	(294)	(5,117)	(3,581)
Exchange rate adjustments	5,417	999	—	—	5,417	999
Effect of terminations and other	—	(5,517)	—	112	—	(5,629)

Balance at December 31	$258,180	$190,744	$113,171	$73,295	$145,009	$117,449

Actuarial gains and losses are principally associated with discount rate changes.

Accumulated Benefit Obligation

	Total		Domestic		Foreign
	2010	2009	2010	2009	2010	2009
Balance at December 31	$221,390	$164,611	$83,734	$54,139	$137,656	$110,472

The following table provides information about the Company’s pension plans with accumulated benefit obligations that exceed the fair value of plan assets:

	Total		Domestic		Foreign
	2010	2009	2010	2009	2010	2009
Funded plans with assets less than ABO
Plan assets	$88,843	$69,151	$56,673	$39,733	$32,170	$29,418
Accumulated benefit obligations	157,865	113,355	72,864	45,916	85,001	67,439
Projected benefit obligations	189,177	136,266	96,823	61,847	92,354	74,419
Unfunded plans
Accumulated benefit obligations	63,525	51,256	10,870	8,223	52,655	43,033
Projected benefit obligations	69,003	54,478	16,348	11,448	52,655	43,030

Plan Assets

The following table sets forth the components of the change in plan assets for the year ended December 31:

	Total		Domestic		Foreign
	2010	2009	2010	2009	2010	2009
Balance at January 1	$69,151	$52,207	$39,733	$23,911	$29,418	$28,296
Actual gain (loss) on plan assets	5,567	5,170	5,640	3,379	(73)	1,791
Employer contributions	15,528	15,387	11,838	12,661	3,690	2,726
Participant contributions	145	157	—	—	145	157
Benefits paid	(4,657)	(2,158)	(538)	(218)	(4,119)	(1,940)
Terminations and other	—	(1,834)	—	—	—	(1,834)
Exchange rate adjustments	3,109	222	—	—	3,109	222

Balance at December 31	$88,843	$69,151	$56,673	$39,733	$32,170	$29,418

The following table sets forth the percentage of the fair value of total plan assets, by asset category, held as of December 31:

	Domestic		Foreign
	2010	2009	2010	2009
Cash and cash equivalents	1%	11%	1%	3%
Equity securities	61%	54%	32%	32%
Government bonds	19%	17%	14%	15%
Corporate Bonds	19%	18%	21%	24%
Insurance contracts	—%	—%	27%	24%
Other	—%	—%	5%	2%

Total	100%	100%	100%	100%

Plan fiduciaries of the various defined benefit plans set the investment policies and strategies for the trusts. Long-term strategic investment objectives include preserving the funded status of the plans, while balancing risk and return. These fiduciaries oversee the investment allocation process, which includes selecting investment managers, commissioning periodic asset-liability studies, setting long-term strategic targets and monitoring asset allocations. Target allocations for the Domestic and Foreign plans are consistent with the 2010 percentages presented above. Target allocations are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

The following table presents plan assets at December 31, 2010 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Domestic Assets
Cash and cash equivalents	$566	$—	$—	$566
Equity securities	34,571	—	—	34,571
Government bonds	10,768	—	—	10,768
Corporate bonds	10,768	—	—	10,768

Total assets at fair value	$56,673	$—	$—	$56,673

Foreign Assets
Cash and cash equivalents	$328	$—	$—	$328
Equity securities	10,293	—	—	10,293
Government bonds	4,364	—	—	4,364
Corporate bonds	6,783	—	—	6,783
Insurance contracts	—	8,850	—	8,850
Other	—	1,552	—	1,552

Total assets at fair value	$21,768	$10,402	$—	$32,170

The following table presents plan assets at December 31, 2009 that the Company measures at fair value on a recurring basis, by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Domestic Assets
Cash and cash equivalents	$4,371	$—	$—	$4,371
Equity securities	21,456	—	—	21,456
Government bonds	6,755	—	—	6,755
Corporate bonds	7,151	—	—	7,151

Total assets at fair value	$39,733	$—	$—	$39,733

Foreign Assets
Cash and cash equivalents	$843	$—	$—	$843
Equity securities	9,446	—	—	9,446
Government bonds	4,525	—	—	4,525
Corporate bonds	7,036	—	—	7,036
Insurance contracts	—	7,118	—	7,118
Other	—	450	—	450

Total assets at fair value	$21,850	$7,568	$—	$29,418

For Level 1 assets, the Company uses quoted market prices to determine the fair value with the exception of money market investments (included in cash and cash equivalents), which are valued at their net asset value. For Level 2 assets, the Company uses quotes from independent vendors and other relevant information to determine the fair value.

Pension Asset (Liability)

The Company’s recorded assets and liabilities for its principal defined benefit pension plans are as follows:

	Total		Domestic		Foreign
December 31	2010	2009	2010	2009	2010	2009
Funded status:
Fair value of plan assets	$88,843	$69,151	$56,673	$39,733	$32,170	$29,418
Projected benefit obligation	(258,180)	(190,744)	(113,171)	(73,295)	(145,009)	(117,449)

Pension liability recognized	$(169,337)	$(121,593)	$(56,498)	$(33,562)	$(112,839)	$(88,031)

Amounts recorded in shareholder’s deficit (pre-tax)
Prior service benefit	$(2,891)	$(7,059)	$(2,622)	$(6,763)	$(269)	$(296)
Net actuarial loss (gain)	20,925	(15,740)	(277)	(16,683)	21,202	943

Total	$18,034	$(22,799)	$(2,899)	$(23,446)	$20,933	$647

The estimated prior service benefit and net actuarial (gain) loss that will be amortized from shareholder’s deficit in 2011 are approximately $924 and $218, respectively.

Estimated Future Benefit Payments

The expected benefit payments presented below are based on the same assumptions used to measure the Company’s benefit obligation at December 31, 2010, and include estimated future employee service.

	2011	2012	2013	2014	2015	2016-2020
Domestic pension plans	$1,235	$1,857	$2,630	$3,228	$2,603	$33,154
Foreign pension plans	7,664	8,268	7,711	7,699	9,064	39,225

Total	$8,899	$10,125	$10,341	$10,927	$11,667	$72,379

Retiree Health and Life Benefits

In connection with the Acquisition, the Company assumed certain obligations from GE for retiree health and life benefits for the U.S. employees of the Company, based on participation by its employees in plans maintained by GE or its affiliates through January 28, 2007. During 2007, the Company established its health and welfare plan for U.S. employees. The retiree health and life obligations assumed from GE, and those obligations arising from subsequent employee service, are administered under this plan. The Company’s U.S. health and welfare plan provides benefits to pay medical expenses, dental expenses, flexible spending accounts for otherwise unreimbursed expenses, short-term disability benefits, and life and accidental death and dismemberment insurance benefits. Retirees share in the cost of healthcare benefits. The Company funds retiree healthcare benefits on a pay-as-you-go basis. The Company uses a December 31 measurement date for this plan.

Net periodic postretirement benefit cost of $7,058, $6,964 and $6,710 for the years ended December 31, 2010, 2009 and 2008, includes service cost for benefits earned of $1,244, $1,364 and $1,240, interest cost on the benefit obligation of $4,614, $4,410 and $4,310 and amortization of prior service cost and net actuarial gain of $1,200, $1,190 and $1,160, respectively.

Changes in the accumulated postretirement benefit obligation were as follows:

	2010	2009
Balance at January 1	$80,281	$72,241
Service cost for benefits earned	1,244	1,364
Interest cost on benefit obligations	4,614	4,410
Actuarial (gain) loss	8,226	3,516
Benefits paid	(1,566)	(1,370)
Employee Contributions	240	120
Plan amendments	654	—

Balance at December 31	$93,693	$80,281

The accumulated postretirement benefit obligation is recognized as a component of pension liabilities in the December 31, 2010 and 2009 Consolidated Balance Sheets. Amounts recorded in shareholder’s deficit at December 31, 2010 and 2009 include unrecognized prior service cost of $12,494 and $13,150 and unrecognized net actuarial losses (gains) of $5,082 and ($3,254), respectively. Unrecognized prior service cost principally arises from 2007 plan amendments related to the elimination of caps on health benefit payments for long-service employees. The estimated prior service cost and net actuarial gain that will be amortized from shareholder’s deficit in 2011 are $1,310 and $156, respectively.

Significant actuarial assumptions used to determine benefit obligations as of December 31, 2010 and 2009, and related earnings effects include discount rates of 5.1% and 5.8%, respectively, compensation increases of 4.5% and an initial healthcare trend rate of 7.5% and 8.5% (gradually declining to 4.5% for 2024 and thereafter), respectively. The Company determines its assumption for the discount rates based on an index of high-quality corporate bond yields and matched-funding yield curve analysis as of the measurement date. Increasing or decreasing the healthcare cost trend rates by one percentage point would have changed the December 31, 2010 accumulated postretirement benefit obligation by approximately $9,000 and $7,800, respectively, and the December 31, 2009 accumulated postretirement benefit obligation by $6,300 and $5,400, respectively. Increasing or decreasing the healthcare cost trend rates by one percentage point would not have a material effect on net periodic postretirement benefit cost for 2010 or 2009.

The expected benefit payments presented below are based on the same assumptions used to measure the Company’s accumulated postretirement benefit obligation at December 31, 2010, and include estimated future employee service.

	2011	2012	2013	2014	2015	2016-2020
Gross	$2,694	$3,428	$4,315	$5,223	$6,411	$43,456
Expected Medicare Part D subsidy	18	38	61	89	127	1,746

Net	$2,676	$3,390	$4,254	$5,134	$6,284	$41,710

(16) Financial Instruments

The Company’s business and activities expose it to a variety of market risks, including risks related to changes in commodity prices, foreign-currency exchange rates and interest rates. These financial exposures are monitored and managed by the Company as an integral part of its risk management program. This program recognizes the unpredictability of financial and commodity markets and seeks to reduce the potentially adverse effects that market volatility could have on operating results. As part of its risk management strategy, the Company, from time to time, uses derivative instruments to protect cash flows from fluctuations caused by volatility in currency exchange rates, commodity prices and interest rates.

On March 2, 2009, the Company settled all of its outstanding foreign currency forward contracts and recognized a gain of $4,035.

Cash Flow Hedges

The Company’s commodity price risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in commodity prices. Price fluctuations in commodities, mainly in natural gas, can cause the actual prices paid to natural gas vendors to differ from anticipated cash outlays. The Company uses commodity swap contracts to manage these risks. The Company’s energy risk management strategy is to use derivative instruments to minimize significant unanticipated manufacturing cost fluctuations that may arise from volatility in natural gas prices.

The Company’s interest rate risk management strategy is to use derivative instruments to minimize significant unanticipated earnings fluctuations that may arise from volatility in interest rates of the Company’s borrowings and to manage the interest rate sensitivity of its debt.

For derivative instruments that are designated and qualify as a cash flow hedge, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (loss) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The maximum term over which the Company may hedge exposures to the variability of cash flow (for all forecasted transactions, excluding interest payments on variable-rate debt) is 18 months for commodity hedges. No cash flow hedges were discontinued during the year ended December 31, 2010.

Derivatives Not Designated as Hedging Instruments

The Company uses commodity forward contracts and option contracts to hedge a portion of its anticipated cash payments to natural gas vendors in the U.S., which can fluctuate based on changes in natural gas prices. These contracts do not meet the provisions required to qualify for hedge accounting treatment. Accordingly, the gain or loss on these derivatives is recognized in current earnings.

Financial instruments are neither held nor issued by the Company for trading purposes. The Company’s natural gas hedge contracts and interest rate swap contract do not contain any credit related contingent features and accordingly, the Company is not required to post any collateral.

The notional amounts of the Company’s derivative instruments outstanding as of December 31, 2010, were as follows:

Notional Amount
Derivatives Not Designated as Hedges:
Natural Gas Option Contracts	$9,753

Total Derivatives Not Designated as Hedges	$9,753

The fair values of the Company’s derivative instruments outstanding as of December 31, 2010, were as follows:

	Balance Sheet Location	Fair Value
Asset Derivatives:
Derivatives Not Designated as Hedges:
Natural Gas Option Contracts	Other current assets	$415

Total Derivatives Not Designated as Hedges		$415

Total Asset Derivatives		$415

The gains and losses on the Company’s derivative instruments during the year ended December 31, 2010 were as follows:

	Amount of Gain or (Loss) Recognized in AOCI (Effective Portion) (1)	Income Statement Classification (2)	Amount of Gain or (Loss) Recognized in Income
Asset Derivatives:
Derivatives Not Designated as Hedges:
Natural Gas Option Contracts	$—	Other income (expense)	$(1,539)

Total Asset Derivatives Not Designated as Hedges	—		(1,539)
Liability Derivatives:
Derivatives Designated as Hedges:
Interest Rate Swap Contract	1,037	Interest Expense	(1,041)
Natural Gas Hedge Contracts	260	Cost of sales, excluding depreciation	(537)

Total Liability Derivatives Designated as Hedges	1,297		(1,578)
Total Derivatives	$1,297		$(3,117)

(1)	Accumulated other comprehensive income (loss) (AOCI). The entire amount of gains (losses) recognized in AOCI are expected to be reclassified to earnings in the next twelve months.
(2)	For derivatives designated as cash flow hedges, this represents the effective portion of the gain (loss) reclassified from AOCI into income during the period.

(17) Operating Segments

The Company operates in two independent business segments: Silicones and Quartz. The Silicones segment is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. Further information about each segment’s operating locations and legal entities is described in note 1 to these consolidated financial statements.

The Company’s operating segments are organized based on the nature of the products they serve. They are managed separately because each business requires different technology and marketing strategies. The Company’s Quartz segment production relies heavily on a specific type of sand, which is currently available in the necessary quality and quantity from substantially one supplier, Unimin Corporation. The Company’s long-term agreement with Unimin that spanned from 2005—2010 expired on December 31, 2010. The Company recently amended this agreement to extend the term through December 31, 2011 and amend certain provisions regarding pricing and volume purchase requirements, among others.

The accounting policies of the Silicones and Quartz segments are as described in the summary of significant accounting policies described in note 2 to these consolidated financial statements.

	Silicones	Quartz	Corporate and other items (c)	Total
Year ended December 31, 2010:
Net sales (a)	$2,286,149	$302,274	$—	$2,588,423
Operating income (loss) (b)	246,749	64,428	(49,673)	261,504
Depreciation and amortization	169,322	27,778	—	197,100
Amortization of debt discount and issuance costs	16,964	—	—	16,964
Interest expense	250,772	8	—	250,780
Interest income	1,358	340	—	1,698
Provision for income taxes	(12,653)	10,403	—	(2,250)
Capital expenditures	76,344	18,493	—	94,837

	Silicones	Quartz	Corporate and other items(c)	Total
Year ended December 31, 2009:
Net sales (a)	$1,912,881	$170,580	$—	$2,083,461
Operating income (loss) (b)	72,057	(16,325)	(15,443)	40,289
Depreciation and amortization	162,525	29,046	—	191,571
Amortization of debt discount and issuance costs	14,657	—	—	14,657
Interest expense	260,268	196	—	260,464
Interest income	2,946	241	—	3,187
Provision for income taxes	12,344	3,135	—	15,479
Capital expenditures	67,765	9,675	—	77,440

	Silicones	Quartz	Corporate and other items(c)	Total
Year ended December 31, 2008:
Net sales (a)	$2,383,373	$255,881	$—	$2,639,254
Operating income (loss) (b)	(645,944)	(144,872)	(45,798)	(836,614)
Depreciation and amortization	202,328	35,120	—	237,448
Amortization of debt discount and issuance costs	10,898	—	—	10,898
Interest expense	282,646	—	—	282,646
Interest income	4,903	779	—	5,682
Provision for income taxes	(105,853)	(4,657)	—	(110,510)
Capital expenditures	123,171	16,328	—	139,499

The following represents a summary of total assets at December 31,

	2010	2009
Silicones	$2,899,705	$2,948,651
Quartz	338,171	306,197
Corporate and other items	53,941	51,984

Total assets (d)	$3,291,817	$3,306,832

(a)	There were no inter-segment sales during the years ended December 31, 2010, 2009 and 2008. There were no individual customers for which revenue transactions comprised 3% or more of net sales for the years ended December 31, 2010, 2009 and 2008.

(b)	A reconciliation of the segment operating income (loss) to income (loss) before income taxes would include interest income, interest expense, other income (expense), net and minority interests as presented in the Condensed Consolidated Statements of Operations.
(c)	Corporate and other items include pension expenses and headquarter costs, net of segment allocations.
(d)	Deferred income taxes are included within corporate and other items as reconciling amounts to the Company’s total assets as presented on the Consolidated Balance Sheets.

The following tables show data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer. Total long-lived assets consist of property and equipment, net of accumulated depreciation, intangible assets, net of accumulated amortization and goodwill.

	Year ended December 31,
	2010	2009	2008
Net sales:
United States	$843,830	$658,815	$824,067
Canada	44,336	37,522	45,349
Pacific	824,552	632,382	753,676
Europe	779,107	674,600	933,741
Mexico and Brazil	96,598	80,142	82,421

	$2,588,423	$2,083,461	$2,639,254

	December 31,
	2010	2009
Total long-lived assets:
United States	$598,761	$628,302
Canada	18,374	23,976
Pacific	833,074	807,589
Europe	662,910	750,958
Mexico and Brazil	6,932	7,701

	$2,120,051	$2,218,526

(18) Quarterly Financial Information (Unaudited)

A summary of the quarterly operating results during 2010 and 2009 were as follows:

	First quarter 2010	Second quarter 2010	Third quarter 2010	Fourth quarter 2010
Net sales	$604,807	$651,413	$662,226	$669,977
Costs and expenses:
Cost of sales, excluding depreciation	377,054	397,541	432,362	438,600
Selling, general and administrative expenses, including depreciation	147,420	152,867	140,991	144,047
Research and development expenses	15,733	17,664	18,810	20,755
Restructuring and other costs	1,264	11,715	1,769	8,327

Operating income (loss)	63,336	71,626	68,294	58,248
Other income (expense):
Interest income	428	531	272	467
Interest expense	(61,010)	(62,964)	(60,397)	(66,409)
Other, net	(336)	(32)	(32)	684
Loss on extinguishment and exchange of debt	—	—	—	(77,918)

Income (loss) before income taxes (benefit)	2,418	9,161	8,137	(84,928)
Income taxes (benefits)	5,663	9,870	(21,227)	3,444

Net income (loss)	(3,245)	(709)	29,364	(88,372)
Net (income) loss attributable to noncontrolling interests	(165)	(326)	(272)	(72)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(3,410)	$(1,035)	$29,092	$(88,444)

	First quarter 2009	Second quarter 2009	Third quarter 2009	Fourth quarter 2009
Net sales	$418,059	$490,008	$568,421	$606,973
Costs and expenses:
Cost of sales, excluding depreciation	311,482	334,655	381,876	392,472
Selling, general and administrative expenses, including depreciation	142,078	126,447	124,308	144,171
Research and development expenses	15,986	15,038	14,737	17,003
Restructuring and other costs	11,282	10,231	3,377	(1,971)

Operating income (loss)	(62,769)	3,637	44,123	55,298
Other income (expense):
Interest income	988	683	700	816
Interest expense	(66,304)	(60,290)	(67,050)	(66,820)
Other, net	9,973	1,285	970	(164)
Gain on exchange of debt	—	178,732	—	—

Loss before income taxes (benefit)	(118,112)	124,047	(21,257)	(10,870)
Income taxes (benefits)	(20,645)	21,068	3,884	11,172

Net loss	(97,467)	102,979	(25,141)	(22,042)
Net (income) loss attributable to noncontrolling interests	648	(178)	(713)	127

Net loss attributable to Momentive Performance Materials Inc.	$(96,819)	$102,801	$(25,854)	$(21,915)

(19) Guarantor and Nonguarantor Condensed Consolidated Financial Statements

The Company has outstanding $200.0 million in aggregate principal amount of second-lien senior notes, $1,160.7 million in aggregate principal amount of springing lien Dollar notes, $197.7 million in aggregate principal amount of springing lien Euro notes and $381.9 million in aggregate principal amount of senior subordinated notes. The notes are fully, jointly, severally and unconditionally guaranteed by the Company’s domestic subsidiaries (the guarantor subsidiaries). The following condensed consolidated financial information presents the Condensed Consolidated Balance Sheets as of December 31, 2010 and 2009, the Condensed Consolidated Statements of Operations and Cash Flows for the years ended December 31, 2010, 2009 and 2008 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated basis.

These financial statements are prepared on the same basis as the consolidated financial statements of the Company except that investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the guarantor subsidiaries and certain non-guarantor subsidiaries are pledged under the senior secured credit facility, and consequently will not be available to satisfy the claims of the Company’s general creditors.

For the presentation of this footnote on a historical basis, the Company had displayed the intercompany profit elimination (ICP) and its related deferred tax impact in the Eliminations column. As a result, the ICP elimination and its related deferred tax impact did not get pushed up to the Parent column for presentation purposes; thereby causing equity (deficit) in the Parent column to not agree with equity (deficit) in the Consolidated column. Also as a result, the net income (loss) attributable to Momentive Performance Materials Inc. in the Parent column did not agree with the corresponding amount in the Consolidated column.

The Company has revised the presentation of this footnote for all periods presented to display the ICP elimination and its deferred tax impact in the column for which it directly relates, as opposed to the Eliminations column. As a result of this revision, equity (deficit) in the Parent column agrees with equity (deficit) in the Consolidated column for all periods presented. In addition, net income (loss) attributable to Momentive Performance Materials Inc. in the Parent column agrees with the corresponding amount in the Consolidated column for all periods presented.

Condensed Consolidated Balance Sheet as of December 31, 2010:

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$31,365	$1,080	$221,998	$—	$254,443
Receivables, net	—	108,517	276,485	—	385,002
Due from affiliates	1,077	82,747	31,410	(111,848)	3,386
Inventories	—	187,872	186,579	—	374,451
Prepaid expenses	—	7,058	2,776	—	9,834
Income tax receivable	—	—	2,164	—	2,164
Deferred income taxes	—	424	11,898	—	12,322
Other current assets	—	1,330	(145)	—	1,185

Total current assets	32,442	389,028	733,165	(111,848)	1,042,787
Property and equipment, net	—	507,000	602,137	—	1,109,137
Other long-term assets	60,131	1,595	24,979	—	86,705
Deferred income taxes	—	—	41,619	—	41,619
Investments in nonconsolidated affiliates	—	—	655	—	655
Investment in affiliates	1,429,954	(90,608)	—	(1,339,346)	—
Intercompany borrowing	—	997,125	108,635	(1,105,760)	—
Intangible assets, net	—	90,846	494,953	—	585,799
Goodwill	—	—	425,115	—	425,115

Total assets	$1,522,527	$1,894,986	$2,431,258	$(2,556,954)	$3,291,817

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$85,947	$216,897	$—	$302,844
Short-term borrowings	—	—	2,114	—	2,114
Accrued expenses and other liabilities	1,249	79,340	89,513	—	170,102
Accrued interest	24,738	—	396	—	25,134
Due to affiliates	—	30,002	83,705	(111,848)	1,859
Accrued income taxes	—	477	9,286	—	9,763
Deferred income taxes	—	—	13,521	—	13,521
Current installments of long-term debt	—	—	24,804	—	24,804

Total current liabilities	25,987	195,766	440,236	(111,848)	550,141
Long-term debt	1,909,628	—	1,042,291	—	2,951,919
Other liabilities	—	8,722	50,329	—	59,051
Pension liabilities	—	151,134	120,934	—	272,068
Intercompany borrowings	194,436	108,986	802,338	(1,105,760)	—
Deferred income taxes	—	424	62,305	—	62,729

Total liabilities	2,130,051	465,032	2,518,433	(1,217,608)	3,895,908

Equity (deficit):
Additional paid-in capital	603,298	2,000,769	565,590	(2,566,359)	603,298
Accumulated deficit	(1,427,547)	(787,807)	(889,811)	1,677,618	(1,427,547)
Accumulated other comprehensive income	216,725	216,992	233,613	(450,605)	216,725

Total Momentive Performance Materials Inc. equity (deficit)	(607,524)	1,429,954	(90,608)	(1,339,346)	(607,524)
Noncontrolling interests	—	—	3,433	—	3,433

Total equity (deficit)	(607,524)	1,429,954	(87,175)	(1,339,346)	(604,091)

Total liabilities and equity (deficit)	$1,522,257	$1,894,986	$2,431,258	$(2,556,954)	$3,291,817

Condensed Consolidated Balance Sheet as of December 31, 2009:

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$57,077	$9,514	$143,693	$—	$210,284
Receivables, net	—	97,560	282,962	—	380,522
Due from affiliates	3	86,470	26,677	(104,214)	8,936
Inventories	—	150,791	198,352	—	349,143
Prepaid expenses	—	5,351	3,143	—	8,494
Income tax receivable	—	2,651	5,956	—	8,607
Deferred income taxes	—	1	10,443	—	10,444
Other current assets	—	4,704	552	—	5,256

Total current assets	57,080	357,042	671,778	(104,214)	981,686
Property and equipment, net	—	530,715	634,860	—	1,165,575
Other long-term assets	34,341	—	30,153	—	64,494
Deferred income taxes	—	—	41,540	—	41,540
Investments in nonconsolidated affiliates	—	—	586	—	586
Investment in affiliates	1,309,146	(249,393)	—	(1,059,753)	—
Intercompany borrowing	—	1,024,896	72,234	(1,097,130)	—
Intangible assets, net	—	97,587	541,816	—	639,403
Goodwill	—	—	413,548	—	413,548

Total assets	$1,400,567	$1,760,847	$2,406,515	$(2,261,097)	$3,306,832

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$70,498	$199,253	$—	$269,751
Accrued expenses and other liabilities	1,040	65,087	95,330	—	161,457
Accrued interest	15,342	244	282	—	15,868
Due to affiliates	—	21,944	85,049	(104,214)	2,779
Accrued income taxes	—	—	11,110	—	11,110
Deferred income taxes	—	—	34,522	—	34,522
Current installments of long-term debt	—	75,000	22,977	—	97,977

Total current liabilities	16,382	232,773	448,523	(104,214)	593,464
Long-term debt	1,818,051	25,000	1,112,429	—	2,955,480
Other liabilities	—	7,109	57,112	—	64,221
Pension liabilities	—	114,584	94,154	—	208,738
Intercompany borrowings	148,092	72,234	876,804	(1,097,130)	—
Deferred income taxes	—	1	63,240	—	63,241

Total liabilities	1,982,525	451,701	2,652,262	(1,201,344)	3,885,144

Equity (deficit):
Additional paid-in capital	601,732	2,094,258	526,604	(2,620,862)	601,732
Accumulated deficit	(1,363,750)	(966,209)	(947,218)	1,913,472	(1,363,750)
Accumulated other comprehensive income	180,060	181,097	171,221	(352,318)	180,060

Total Momentive Performance Materials Inc. equity (deficit)	(581,958)	1,309,146	(249,393)	(1,059,753)	(581,958)
Noncontrolling interests	—	—	3,646	—	3,646
Total equity (deficit)	(581,958)	1,309,146	(245,747)	(1,059,753)	(578,312)

Total liabilities and equity	$1,400,567	$1,760,847	$2,406,515	$(2,261,097)	$3,306,832

Condensed Consolidated Statement of Operations for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,117,454	$1,973,613	$(502,644)	$2,588,423
Costs and expenses:
Cost of sales, excluding depreciation	—	737,351	1,410,850	(502,644)	1,645,557
Selling, general and administrative expenses	(46,733)	212,815	245,218	—	411,300
Depreciation and amortization expenses	—	85,799	111,301	—	197,100
Research and development expenses	—	49,417	23,545	—	72,962

Operating income (loss)	46,733	32,072	182,699	—	261,504
Other income (expense):
Interest income	30	97,328	7,308	(102,968)	1,698
Interest expense	(211,307)	(6,088)	(136,353)	102,968	(250,780)
Other income (expense), net	178,665	56,573	855	(235,809)	284
Loss on extinguishment and exchange of debt	(77,918)	—	—	—	(77,918)

Income (loss) before income taxes	(63,797)	179,885	54,509	(235,809)	(65,212)
Income taxes (benefit)	—	1,483	(3,733)	—	(2,250)

Net income (loss)	(63,797)	178,402	58,242	(235,809)	(62,962)
Net (income) loss attributable to noncontrolling interests	—	—	(835)	—	(835)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(63,797)	$178,402	$57,407	$(235,809)	$(63,797)

Condensed Consolidated Statement of Operations for the year ended December 31, 2009:

	Year Ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$887,290	$1,581,173	$(385,002)	$2,083,461
Costs and expenses:
Cost of sales, excluding depreciation	—	618,043	1,187,444	(385,002)	1,420,485
Selling, general and administrative expenses	11,771	158,969	197,612	—	368,352
Depreciation and amortization expenses	—	85,431	106,140	—	191,571
Research and development expenses	—	40,994	21,770	—	62,764

Operating income (loss)	(11,771)	(16,147)	68,207	—	40,289
Other income (expense):
Interest expense	505	97,519	7,811	(102,648)	3,187
Interest expense	(211,718)	(11,766)	(139,628)	102,648	(260,464)
Other income (expense), net	2,465	(70,156)	11,283	68,472	12,064
Gain on exchange of debt	178,732	—	—	—	178,732

Income (loss) before income taxes	(41,787)	(550)	(52,327)	68,472	(26,192)
Income taxes (benefit)	—	(3,020)	18,499	—	15,479

Net income (loss)	(41,787)	2,470	(70,826)	68,472	(41,671)
Net (income) loss attributable to noncontrolling interests	—	—	(116)	—	(116)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(41,787)	$2,470	$(70,942)	$68,472	$(41,787)

Condensed Consolidated Statement of Operations for the year ended December 31, 2008:

	Year Ended December 31, 2008
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,072,061	$1,979,113	$(411,920)	$2,639,254
Costs and expenses:
Cost of sales, excluding depreciation	—	776,212	1,473,491	(411,920)	1,837,783
Selling, general and administrative expenses	(15,631)	199,970	283,082	—	467,421
Depreciation and amortization expenses	—	108,769	128,679	—	237,448
Research and development expenses	—	50,519	25,158	—	75,677
Goodwill impairment charge	—	14,571	842,968	—	857,539

Operating income (loss)	15,631	(77,980)	(774,265)	—	(836,614)
Other income (expense):
Interest income	—	97,527	4,417	(96,262)	5,682
Interest expense	(210,755)	(2,910)	(165,243)	96,262	(282,646)
Other income (expense), net	(801,933)	(846,576)	6,856	1,647,203	5,550

Loss before income taxes	(997,057)	(829,939)	(928,235)	1,647,203	(1,108,028)
Income taxes (benefit)	—	(27,975)	(82,535)	—	(110,510)

Net loss	(997,057)	(801,964)	(845,700)	1,647,203	(997,518)
Net (income) loss attributable to noncontrolling interests	—	—	461	—	461

Net loss attributable to Momentive Performance Materials Inc.	$(997,057)	$(801,964)	$(845,239)	$1,647,203	$(997,057)

Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2010:

	Year Ended December 31, 2010
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(133,275)	$218,959	$176,538	$—	$262,222

Cash flows from investing activities:
Capital expenditures	—	(51,163)	(43,674)	—	(94,837)
Purchase of intangible assets	—	(2,347)	(1,440)	—	(3,787)

Net cash used in investing activities	—	(53,510)	(45,114)	—	(98,624)

Cash flows from financing activities:
Debt issuance cost	(17,775)	—	—	—	(17,775)
Dividends paid within MPM Inc., net	96,600	23,541	(120,141)	—	—
Dividends paid to Parent	(1,250)	—	—	—	(1,250)
Net increase in short-term borrowings	—	—	2,114	—	2,114
Proceeds from long-term debt	848,165	—	982	—	849,147
Payments of long-term debt	(767,259)	(100,000)	(22,623)	—	(889,882)
Payments on extinguishment of debt	(54,841)	—	—	—	(54,841)
Net borrowings with affiliates	48,802	(97,424)	48,622	—	—

Net cash provided by (used in) financing activities	152,442	(173,883)	(91,046)	—	(112,487)

Increase (decrease) in cash and cash equivalents	19,167	(8,434)	40,378	—	51,111
Effect of exchange rate changes on cash	(44,879)	—	37,927	—	(6,952)
Cash and cash equivalents, beginning of year	57,077	9,514	143,693	—	210,284

Cash and cash equivalents, end of year	$31,365	$1,080	$221,998	$—	$254,443

Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2009:

	Year Ended December 31, 2009
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(196,546)	$178,609	$44,516	$—	$26,579

Cash flows from investing activities:
Capital expenditures	—	(33,309)	(44,131)	—	(77,440)
Purchase of intangible assets	—	(2,222)	(797)	—	(3,019)

Net cash used in investing activities	—	(35,531)	(44,928)	—	(80,459)

Cash flows from financing activities:
Debt issuance cost	(6,671)	—	—	—	(6,671)
Dividends paid within MPM Inc., net	104,024	(93,410)	(10,614)	—	—
Return on capital (capital contribution)	—	(4,925)	4,925	—	—
Net change in short term debt	—	—	(6,622)	—	(6,622)
Proceeds from long term debt	—	100,000	5,678	—	105,678
Payments of long term debt	—	(150,000)	(8,097)	—	(158,097)
Funds remitted to joint venture	—	—	(4,900)	—	(4,900)
Net borrowings with affiliates	144,149	(185,896)	41,747	—	—

Net cash provided by (used in) financing activities	241,502	(334,231)	22,117	—	(70,612)

Increase (decrease) in cash and cash equivalents	44,956	(191,153)	21,705	—	(124,492)
Effect of exchange rate changes on cash	10,227	—	(15,993)	—	(5,766)
Cash and cash equivalents, beginning of period	1,894	200,667	137,981	—	340,542

Cash and cash equivalents, end of period	$57,077	$9,514	$143,693	$—	$210,284

Condensed Consolidated Statement of Cash Flows for the year ended December 31, 2008:

	Year Ended December 31, 2008
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(188,973)	$238,061	$27,957	$—	$77,045

Cash flows from investing activities:
Capital expenditures	—	(60,897)	(78,602)	—	(139,499)
Purchase of intangible assets	—	(8,705)	(943)	—	(9,648)

Net cash used in investing activities	—	(69,602)	(79,545)	—	(149,147)

Cash flows from financing activities
Dividends paid within MPM Inc.	190,785	(179,876)	(10,909)	—	—
Capital contribution to affiliates	—	4,261	(4,261)	—	—
Net change in short-term borrowings	—	—	2,324	—	2,324
Payments of long-term debt	—	—	(15,631)	—	(15,631)
Proceeds of long-term debt	—	150,000	38,470	—	188,470
Funds remitted to joint venture	—	—	(4,900)	—	(4,900)
Net borrowings with affiliates	3,798	10,309	(14,107)	—	—

Net cash provided by (used in) financing activities	194,583	(15,306)	(9,014)	—	170,263

Increase (decrease) in cash and cash equivalents	5,610	153,153	(60,602)	—	98,161
Effect of exchange rate changes on cash	(11,767)	—	5,092	—	(6,675)
Cash and cash equivalents, beginning of year	8,051	47,514	193,491	—	249,056

Cash and cash equivalents, end of year	$1,894	$200,667	$137,981	$—	$340,542

(20) Subsequent Events

On February 24, 2011, Momentive Performance Materials Quartz, Inc., a wholly-owned subsidiary (“MPM Quartz”) of the Company, entered into an Extension and Amendment effective as of December 31, 2010 (the “Amendment”) to the Quartz Sand Products Purchase Agreement by and between Unimin Corporation and MPM Quartz. The amendment extends the term of the original supply agreement through December 31, 2011, subject to the early termination provisions therein, and amends provisions regarding pricing and volume purchase requirements, among others.

On February 23, 2011, the Compensation Committee of the Board of Managers of Momentive Holdco approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “Plan”). Under the Plan, Momentive Holdco can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are non-voting units of measurement which are deemed to be equivalent to one common unit of Momentive Holdco. The unit options are options to purchase common units of Momentive Holdco. The awards made pursuant to the Plan will vest based on continued service and the achievement of certain unit prices following certain transactions involving Momentive Holdco. The awards contain restrictions on transferability and other typical terms and conditions. The Company is currently evaluating the impact of these unit-based compensation awards on its Consolidated Financial Statements.

On February 3, 2011, the Company entered into an amendment agreement (Amendment Agreement) to provide for the amendment of its Credit Agreement dated December 3, 2006 to, among other things: (i) extend the maturity of term loans held by consenting lenders to May 5, 2015 and increase the applicable margin with respect to such extended term loans to 3.50% per annum for eurocurrency loans, (ii) allow future mandatory and voluntary prepayments to be directed to non-extended term loans prior to the extended maturity term loans, (iii) subject to the requirement to make such offers on a pro rata basis to all term loan lenders and/or to all lenders holding revolving commitments, as applicable, allow the Company to extend the maturity of term loans and/or revolving commitments, as applicable, and for the Company to otherwise modify the terms of loans or revolving commitments in connection with such an extension and (iv) amend certain other terms therein.

Pursuant to the Amendment Agreement, lenders under the Credit Agreement agreed to extend the maturity of (i) approximately $436 million aggregate principal amount of their dollar term loans (approximately 87% of the total dollar term loans) and (ii) approximately €294 million aggregate principal amount of their euro term loans (approximately 77% of the total euro term loans), for an overall extension of approximately $839.5 million aggregate US dollar equivalent principal amount of term loans (approximately 81.5% of the total term loans). The Amendment Agreement and the extension of the term loans thereunder became effective on February 10, 2011 following the completion of customary closing conditions.

The Company has evaluated subsequent events from the balance sheet date through February 25, 2011, the original issuance date, and updated the evaluation of subsequent events through the date of this prospectus and determined there are no other items to disclose.

Management’s Report on Internal Control Over Financial Reporting

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) under the Exchange Act. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management, including the Chief Executive Officer and Chief Financial Officer, assessed as of December 31, 2010 the effectiveness of the Company’s internal control over financial reporting. In making this assessment, management used the criteria set forth in the framework in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on the results of this evaluation, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2010.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited our 2010 financial statements included in this prospectus, has issued a report on the results of their audit of our internal control over financial reporting as of December 31, 2010, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholder of

Momentive Performance Materials Inc.:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Momentive Performance Materials Inc. and its subsidiaries at December 31, 2010, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information as of and for the year ended December 31, 2010 set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on the financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Albany, New York
February 25, 2011, except for Note 19, as to which the date is July 25, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors

Momentive Performance Materials Inc.:

We have audited the accompanying consolidated balance sheet of Momentive Performance Materials Inc. and subsidiaries (the Company) as of December 31, 2009, and the related consolidated statements of operations, equity (deficit) and comprehensive income (loss), and cash flows for each of the years ended December 31, 2009 and 2008. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule of valuation and qualifying accounts for the years ended December 31, 2009 and 2008. These consolidated financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Momentive Performance Materials Inc. and subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for each of the years ended December 31, 2009 and 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule for the years ended December 31, 2009 and 2008, when considered in relation to the basic consolidated financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Albany, New York
March 8, 2010, except as to Note 19, which is as of July 26, 2011

Schedule II—Valuation and Qualifying Accounts

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (1)	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2010	$5,160	$(1,730)	$—	$3,430
Year ended December 31, 2009	4,313	847	—	5,160
Year ended December 31, 2008	5,880	(1,567)	—	4,313

Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2010	$661,622	$11,807	$(21,944)	$651,485
Year ended December 31, 2009	635,773	36,740	(10,891)	661,622
Year ended December 31, 2008	365,224	270,601	(52)	635,773

(1)	Charged to cost and expenses. Includes the impact of foreign currency translation.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollar amounts in millions)

	July 3, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$279	$254
Receivables, net (note 4)	443	385
Due from affiliates	4	4
Inventories (note 5)	423	375
Prepaid expenses	14	10
Income tax receivable	3	2
Deferred income taxes (note 7)	12	12
Other current assets	2	1

Total current assets	1,180	1,043
Property and equipment (net of accumulated depreciation and amortization of $785 and $715 at July 3, 2011 and December 31, 2010, respectively)	1,108	1,109
Other long-term assets	88	88
Deferred income taxes (note 7)	45	41
Intangible assets (net of accumulated amortization of $205 and $176 at July 3, 2011 and December 31, 2010, respectively)	592	586
Goodwill	440	425

Total assets	$3,453	$3,292

Liabilities and Deficit
Current liabilities:
Trade payables	$339	$303
Short-term borrowings (note 6)	—	2
Accrued expenses and other liabilities	169	170
Accrued interest	65	25
Due to affiliates	5	2
Accrued income taxes	14	10
Deferred income taxes (note 7)	29	13
Current installments of long-term debt (note 6)	35	25

Total current liabilities	656	550
Long-term debt (note 6)	3,011	2,952
Other liabilities	53	59
Pension liabilities (note 10)	289	272
Deferred income taxes (note 7)	68	63

Total liabilities	4,077	3,896

Commitments and contingencies (note 9)
Deficit:
Common stock	—	—
Additional paid-in capital	604	603
Accumulated deficit	(1,442)	(1,428)
Accumulated other comprehensive income (note 8)	214	217

Total Momentive Performance Materials Inc.’s deficit	(624)	(608)
Noncontrolling interests (note 8)	—	4

Total deficit	(624)	(604)

Total liabilities and deficit	$3,453	$3,292

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Operations (Unaudited)

(Dollar amounts in millions)

	Fiscal three-month period ended		Fiscal six-month period ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Net sales	$728	$651	$1,388	$1,256
Costs and expenses:
Cost of sales, excluding depreciation	486	397	903	775
Selling, general and administrative expenses	95	104	190	205
Depreciation and amortization expenses	48	48	98	95
Research and development expenses	20	18	40	33
Restructuring and other costs (note 2(c))	9	12	14	13

Operating income	70	72	143	135
Other income (expense):
Interest expense, net	(65)	(63)	(129)	(123)

Income before income taxes	5	9	14	12
Income taxes (note 7)	15	10	27	16

Net loss	(10)	(1)	(13)	(4)
Net income attributable to the noncontrolling interest	(1)	—	(1)	—

Net loss attributable to Momentive Performance Materials Inc.	$(11)	$(1)	$(14)	$(4)

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollar amounts in millions)

	Fiscal six-month period ended
	July 3, 2011	June 27, 2010
Cash flows from operating activities:
Net loss	$(14)	$(4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	98	95
Amortization of debt discount and issuance costs	7	7
Deferred income taxes	18	7
Stock-based compensation expense	1	—
Paid-in-kind interest election	—	11
Changes in operating assets and liabilities:
Receivables	(44)	(66)
Inventories	(35)	(66)
Due to/from affiliates	2	5
Accrued income taxes	2	2
Prepaid expenses and other assets	(9)	(3)
Trade payables	27	66
Accrued expenses and other liabilities	24	13
Pension liabilities	9	8

Net cash provided by operating activities	86	75

Cash flows from investing activities:
Capital expenditures	(45)	(30)
Purchases of intangible assets	(1)	(1)

Net cash used in investing activities	(46)	(31)

Cash flows from financing activities:
Debt issuance costs	(5)	—
Decrease in short-term borrowings	(2)	—
Proceeds from long-term debt	52	—
Payments of long-term debt	(58)	(77)

Net cash used in financing activities	(13)	(77)

Increase (decrease) in cash and cash equivalents	27	(33)
Effect of exchange rate changes on cash	(2)	7
Cash and cash equivalents, beginning of period	254	210

Cash and cash equivalents, end of period	$279	$184

See accompanying notes to condensed consolidated financial statements.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(Dollar amounts in millions)

(1)	Business and Basis of Presentation

Momentive Performance Materials Inc. (the Company or MPM) incorporated in Delaware on September 6, 2006 as a wholly-owned subsidiary of Momentive Performance Materials Holdings Inc. (MPM Holdings and together with its subsidiaries, the MPM Group) for the purpose of acquiring the assets and stock of various subsidiaries of General Electric Company (GE) that comprised GE’s Advanced Materials (GEAM or the Predecessor) business. The acquisition was completed on December 3, 2006 (the Acquisition). GEAM was comprised of two businesses, GE Silicones and GE Quartz, and was an operating unit within the Industrial segment of GE. On October 1, 2010, the newly formed holding companies of MPM Holdings and Momentive Specialty Chemicals Holdings LLC (formerly known as Hexion LLC), the parent company of Momentive Specialty Chemicals Inc. (formerly known as Hexion Specialty Chemicals, Inc.), merged, with the surviving entity renamed Momentive Performance Materials Holdings LLC. The Company refers to this transaction as the “Momentive Combination”. As a result of the merger, Momentive Performance Materials Holdings LLC (Momentive Holdings) became the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive Holdings is controlled by investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC. and subsidiaries, “Apollo”).

The Company is comprised of two business segments, Silicones and Quartz. The Silicones segment (Silicones) is a global organization engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment (Quartz), also a global business, is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company is headquartered in Albany, New York.

Momentive Performance Materials Inc. is comprised of the following legal entities and their wholly-owned subsidiaries: Momentive Performance Materials USA Inc.; Momentive Performance Materials Worldwide Inc.; Momentive Performance Materials China SPV Inc.; Juniper Bond Holdings I LLC; Juniper Bond Holdings II LLC; Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC.

In the Americas, Silicones has manufacturing facilities in Waterford, New York; Sistersville, West Virginia; New Smyrna Beach, Florida; Itatiba, Brazil; and custom elastomers compounding operations in Chino, California and Garrett, Indiana. In the Americas, Quartz manufactures in Strongsville, Ohio; Willoughby, Ohio; Richmond Heights, Ohio and Newark, Ohio. A majority of the manufacturing personnel in Waterford, New York; Sistersville, West Virginia and Willoughby, Ohio are covered by collective bargaining agreements.

Silicones has manufacturing facilities outside the Americas in Leverkusen, Germany; Nantong, China; Ohta, Japan; Rayong, Thailand; Shanghai, China; Bergen op Zoom, Netherlands; Lostock, U.K.; Termoli, Italy; Antwerp, Belgium and Chennai, India. Quartz’ non-U.S. manufacturing facilities are located in Kozuki, Japan; Wuxi, China and Geesthacht, Germany. In Europe, employees at the Leverkusen, Bergen op Zoom, Termoli, and Geesthacht facilities are covered by collective bargaining agreements.

The collective bargaining agreements that cover the Willoughby, Ohio, Waterford, New York and Sistersville, West Virginia facilities expired in June 2010, June 2010 and July 2010, respectively. The Company reached agreement on new collective bargaining agreements for each of these facilities with terms extending into 2013. The Company does not have other significant collective bargaining agreements that will expire before the end of December 2011.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP) for interim financial information

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. In accordance with Rule 10-01, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete consolidated financial statements. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments, considered necessary for a fair presentation, have been included. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Results for the interim periods are not necessarily indicative of results for the full year. The balance sheet data as of December 31, 2010 was derived from audited consolidated financial statements as of December 31, 2010. but does not include all of the information and notes required by U.S. GAAP for complete financial statements.

We evaluated subsequent events through the date of financial statement issuance.

(2)	Summary of Significant Accounting Policies

The following is an update of the significant accounting policies followed by the Company.

(a) Consolidation

The condensed consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries as of July 3, 2011 and December 31, 2010, and for the fiscal three and six-month periods ended July 3, 2011 and June 27, 2010. Noncontrolling interests represent the noncontrolling shareholder’s proportionate share of the equity in a consolidated joint venture affiliate. During the fiscal three month period ended July 3, 2011, the Company disposed of its’ interest in this affiliate. The noncontrolling interests are disclosed in Note 8. All significant intercompany balances and transactions, including profit and loss as a result of those transactions, have been eliminated in the consolidation.

(b) Income Taxes

For the fiscal three and six-month periods ended July 3, 2011 and June 27, 2010, the Company’s provision for income taxes was calculated by applying an estimate of the annual effective tax rate for the full fiscal year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items such as the gain on exchange of debt). Discrete items are recorded in the period in which they are incurred.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment dates. A valuation allowance is established, as needed, to reduce deferred tax assets to the amount expected to be realized.

(c) Restructuring and Other Costs

Included in restructuring and other costs are costs related to restructuring (primarily severance payments associated with workforce reductions), consulting services associated with transformation savings and initial stand-alone activities.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

For the fiscal three-month periods ended July 3, 2011 and June 27, 2010, the Company recognized restructuring of $1 and $0, respectively, and other costs of $8 and $12, respectively. For the fiscal six-month periods ended July 3, 2011 and June 27, 2010, the Company recognized restructuring of $3 and $0, respectively, and other costs of $11 and $13, respectively. Other costs of $12 for the fiscal three-month period ended June 27, 2010 were primarily comprised of costs associated with the settlement of all claims brought by the National Labor Relations Board arising from a dispute between the Company and one of its unions related to wage reductions and changes in job classifications implemented by the Company at its Waterford, NY facility in January 2009. These costs are included in accrued expenses and other liabilities on the condensed consolidated balance sheet.

The following table sets forth the changes in the restructuring reserve, which is recorded in accrued expenses and other liabilities on the condensed consolidated balance sheets:

	Silicones	Quartz	Total
Balance as of January 1, 2010	$8	$3	$11
Additions	3	—	3
Cash payments	(8)	(3)	(11)
Foreign currency translation adjustments	—	—	—

Balance as of December 31, 2010	3	—	3
Additions	3	—	3
Cash payments	(2)	—	(2)
Foreign currency translation adjustments	—	—	—

Balance as of July 3, 2011	$4	$—	$4

The restructuring costs above are primarily related to the Momentive Combination and are expected to be paid in 2011 and 2012.

(d) Use of Estimates

The preparation of the unaudited condensed consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period. Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, goodwill and intangibles, valuation allowances for receivables, inventories, deferred income tax assets and assets and obligations related to employee benefits. Actual results could differ from those estimates.

(e) Recently Issued Accounting Standards

Changes to accounting principles generally accepted in the United States of America (U.S. GAAP) are established by the Financial Accounting Standards Board (FASB) in the form of accounting standards updates (ASU’s) to the FASB’s Accounting Standards Codification.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05: Comprehensive Income (“ASU 2011-05”). ASU 2011-05 amends current presentation guidance by eliminating the option for an entity to present the components of comprehensive income as part of the statement of changes in stockholder’s equity and requires presentation of comprehensive income in a single continuous

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

financial statement or in two separate but consecutive financial statements. The amendments in ASU 2011-05 do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 will be effective for the Company on January 1, 2012. The Company is currently assessing the impact of ASU 2011-05 to the presentation of its Statement of Comprehensive Income within its unaudited financial statements.

(f) Fair Value of Financial Instruments

The Company’s financial instruments consist principally of cash and cash equivalents, accounts receivable, trade payables, short-term borrowings and accrued expenses and other liabilities. Carrying amounts approximate fair value due to the short-term maturity of these instruments. The fair value of long-term debt is disclosed in Note 3.

(3)	Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. A fair value hierarchy exists, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The three levels of inputs that may be used to measure fair value are:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2	Quoted prices for similar assets or liabilities in active markets; or observable prices which are based on observable market data, based on, directly or indirectly market-corroborated inputs. The Company’s level 2 liabilities include interest rate swaps and natural gas derivative contracts that are traded in an active exchange market.

Level 3	Unobservable inputs that are supported by little or no market activity and are developed based on the best information available in the circumstances.

At July 3, 2011 and December 31, 2010, the Company had less than $1 of natural gas derivative contracts included in level 2. The fair value of the natural gas derivative contracts generally reflects the estimated amounts that the Company would receive or pay, on a pre-tax basis, to terminate the contracts and swap at the reporting date based on broker quotes for the same or similar instruments. Counterparties to these contracts are highly rated financial institutions, none of which experienced any significant downgrades in the fiscal three-month period ended July 3, 2011 that would reduce the fair value receivable amount owed, if any, to the Company.

At July 3, 2011, the Company estimates that the $1,378 of outstanding springing lien notes had a fair value of approximately $1,398; the $379 of outstanding fixed rate senior subordinated notes had a fair value of approximately $405; the $1,056 of outstanding variable rate term loans had a fair value of approximately $1,028; the $176 of outstanding fixed rate second-lien senior secured notes with a $200 aggregate principal amount had a fair value of approximately $217; and the fair value of the $5 outstanding medium term loan, the $37 outstanding fixed asset loan and the $15 of outstanding working capital loans were approximately the same as their outstanding balances. The Company determined the estimated fair value amounts by using available market information for the senior notes and commonly accepted valuation methodologies for the term loans. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein are not necessarily indicative of the amount that the Company or the

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

debt-holders could realize in a current market exchange. The use of different assumptions, changes in market conditions and/or estimation methodologies may have a material effect on the estimated fair value.

(4)	Receivables, net

Receivables consisted of the following at July 3, 2011 and December 31, 2010:

	July 3, 2011	December 31, 2010
Trade	$393	$339
Other:
VAT	20	23
Advances	17	11
Other	16	15

Total receivables	446	388
Allowance for doubtful accounts	(3)	(3)

Total receivables, net	$443	$385

(5)	Inventories

Inventories consisted of the following at July 3, 2011 and December 31, 2010:

	July 3, 2011	December 31, 2010
Raw materials and work in process	$153	$125
Finished goods	270	250

Total inventories	$423	$375

(6)	Indebtedness

(a) Short-Term Borrowings

At July 3, 2011 and December 31, 2010, the Company had short-term borrowings consisting of a loan from a former subsidiary of $0 and $2, respectively.

(b) Long-Term Debt

As of July 3, 2011, the Company had no outstanding borrowings under the revolving credit facility. The outstanding letters of credit under the revolving credit facility at July 3, 2011 were $52, leaving an unused borrowing capacity of $248. Outstanding letters of credit issued under the synthetic letter of credit facility at July 3, 2011 were $33, leaving an unused capacity of $1.

At July 3, 2011, the Company was in compliance with the covenants of all long-term debt agreements.

On February 3, 2011, the Company entered into an amendment agreement (Amendment Agreement) to provide for the amendment of its Credit Agreement dated December 3, 2006 to, among other things: (i) extend the maturity of term loans held by consenting lenders to May 5, 2015 and increase the applicable margin with respect to such extended term loans to 3.50% per annum for eurocurrency

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

loans, (ii) allow future mandatory and voluntary prepayments to be directed to non-extended term loans prior to the extended maturity term loans, (iii) subject to the requirement to make such offers on a pro rata basis to all term loan lenders and/or to all lenders holding revolving commitments, as applicable, allow the Company to extend the maturity of term loans and/or revolving commitments, as applicable, and for the Company to otherwise modify the terms of loans or revolving commitments in connection with such an extension and (iv) amend certain other terms therein.

Pursuant to the Amendment Agreement, lenders under the Credit Agreement agreed to extend the maturity of (i) approximately $437 aggregate principal amount of their dollar term loans (approximately 87% of the total dollar term loans) and (ii) approximately €298 aggregate principal amount of their euro term loans (approximately 78% of the total euro term loans), for an overall extension of approximately $846 aggregate U.S. dollar equivalent principal amount of term loans (approximately 82% of the total term loans). The Amendment Agreement and the extension of the term loans thereunder became effective on February 10, 2011.

In March 2011, Momentive Performance Materials Nantong Co. Ltd. (MPM Nantong) entered into a fixed asset loan agreement with Agricultural Bank of China (ABOC) providing for a loan of $37, which was funded on March 21, 2011. The loan is denominated in Chinese renminbi and collateralized by certain assets of MPM Nantong. The proceeds of this loan along with internal funds were used to fully pay the remaining amount outstanding due under MPM Nantong’s construction loan with China Construction Bank of $51. Principal repayments on the new fixed asset loan agreement are due and payable in annual installments of $8 (subject to exchange rates) on December 31 of 2011 through 2014, with the remaining balance due on December 31, 2015. Interest on the loan is due quarterly and is based on 101% of the People’s Bank of China reference rate. The interest rate on the loan as of July 3, 2011 was 6.52%. MPM Nantong also entered into two working capital loan agreements with ABOC in April and May, 2011 providing for revolving secured loans up to $15 (subject to exchange rates), all of which were outstanding as of July 3, 2011. These revolving loans, which are also denominated in Chinese renminbi, must be paid down and renewed annually and bear interest based on 105% of the People’s Bank of China reference rate for loans with a one-year term. The interest rates on these loans as of July 3, 2011 was 6.63%.

(7)	Income Taxes

Income taxes for the fiscal three-month and six-month periods ended July 3, 2011 includes unfavorable discrete tax adjustments of $6 and $14, respectively, primarily pertaining to foreign currency exchange gains in certain jurisdictions that generated tax expense and hedged currency exchange losses in other jurisdictions for which no net tax benefit is recognized due to a full valuation allowance in those jurisdictions, partially offset by the resolution of certain tax matters in the fiscal three-month period ended April 3, 2011 in the U.S. and non-U.S. jurisdictions. For the three-month and six month periods ended June 27, 2010, these adjustments were $2 and $0 million, respectively.

The effective tax rate was 300% and 111% for the fiscal three-month periods ended July 3, 2011 and June 27, 2010, respectively. The effective tax rate was 193% and 133% for the fiscal six-month periods ended July 3, 2011 and June 27, 2010, respectively. The change in the effective tax rate was primarily due to the maintenance of a full valuation allowance against a substantial amount of the Company’s net deferred tax assets, in addition to a change in the amount of income (loss) before income taxes and changes in the tax rates applied in the various jurisdictions in which the Company operates. The valuation allowance, which relates principally to the U.S. deferred tax assets, was established and maintained based on the Company’s assessment that the net deferred tax assets will likely not be realized.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

The Company is recognizing the earnings of non-U.S. operations currently in its U.S. consolidated income tax return as of December 31, 2010 and is expecting, with the exception of certain operations in China, that all earnings not required to service debt of the Company’s operations in non-U.S. jurisdictions will be repatriated to the U.S. The Company has accrued the incremental tax expense expected to be incurred upon the repatriation of these earnings. In addition, the Company has certain intercompany arrangements that if settled may trigger taxable gains or losses based on currency exchange rates in place at the time of settlement. Since the currency translation impact is considered indefinite, the Company has not provided deferred taxes on gains of $361, which could result in a tax obligation of $145, based on currency exchange rates as of July 3, 2011. Should the intercompany arrangement be settled or the Company change its assertion, the actual tax impact will depend on the currency exchange rate at the time of settlement or change in assertion.

(8)	Comprehensive (Loss) Income

The balances for each classification of comprehensive (loss) income are as follows:

	Fiscal three-month period ended		Fiscal six-month period ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Net loss	$(10)	$(1)	$(13)	$(4)
Foreign currency translation	13	27	(2)	42
Other comprehensive income adjustments, net	(1)	1	(1)	1

Comprehensive (loss) income	2	27	(16)	39
Net income attributable to the noncontrolling interest	(1)	—	(1)	—

Comprehensive (loss) income attributable to Momentive Performance Materials Inc.	$1	$27	$(17)	$39

The following table details changes in equity (deficit), including changes in equity (deficit) attributable to the Momentive Performance Materials Inc. shareholder and changes in equity attributable to the noncontrolling interests:

	Total	Equity (deficit) attributable to Momentive Performance Materials Inc. shareholder				Equity attributable to noncontrolling interest
		Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income
Balance at January 1, 2011	$(604)	$—	$603	$(1,428)	$217	$4
Stock option activity and other	1	—	1	—	—	—
Dividends paid to noncontrolling interest	(1)	—	—	—	—	(1)
Comprehensive income (loss):
Net loss	(13)	—	—	(14)	—	1
Foreign currency translation adjustment—net	(2)	—	—	—	(2)	—
Other comprehensive income adjustments—net	(1)	—	—	—	(1)	—
Disposition of joint venture	(4)	—	—	—	—	(4)

Balance at July 3, 2011	$(624)	$—	$604	$(1,442)	$214	$—

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

	Total	Equity (deficit) attributable to Momentive Performance Materials Inc. shareholder				Equity attributable to noncontrolling interest
		Common stock	Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income
Balance at January 1, 2010	$(578)	$—	$602	$(1,364)	$180	$4
Comprehensive income (loss):
Net loss	(4)	—	—	(4)	—	—
Foreign currency translation adjustment—net	42	—	—	—	42	—
Other comprehensive income adjustments—net	1	—	—	—	1	—

Balance at June 27, 2010	$(539)	$—	602	$(1,368)	$223	$4

(9)	Commitments and Contingencies

(a) Litigation

The Company is subject to various claims and legal actions arising in the ordinary course of business, none of which management believes is likely to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

(b) Environmental Matters

The Company is involved in certain remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs at each site are based on the Company’s best estimate of discounted future costs. As of July 3, 2011 and December 31, 2010, the Company had recognized obligations of $7 and $5, respectively, for remediation costs at the Company’s manufacturing facilities and offsite landfills. These amounts are included in Other liabilities in the accompanying Condensed Consolidated Balance Sheets.

(10)	Pension Plans and Other Postretirement Benefits

The following are the components of the Company’s net pension and postretirement benefit expense for the fiscal three and six-month periods ended July 3, 2011 and June 27, 2010:

	Pension		Postretirement
	Fiscal three-month period ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Service cost	$7	$5	$—	$1
Interest cost	3	2	1	1
Amortization of prior service cost (benefit)	—	—	1	—
Expected return on plan assets	(2)	(1)	—	—

Total	$8	$6	$2	$2

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

	Pension		Postretirement
	Fiscal six-month period ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Service cost	$13	$10	$1	$1
Interest cost	5	4	2	2
Amortization of prior service cost (benefit)	—	—	1	1
Expected return on plan assets	(3)	(2)	—	—
Amortization of actuarial gain	—	(1)	—	—
Other	—	1	—

Total	$15	$12	$4	$4

In 2011, the Company expects to contribute approximately $14 and $3 to the Company’s Domestic and Foreign plans, respectively. The Company contributed $3 and $6 to its Domestic plans during the fiscal three and six-month periods ended July 3, 2011, respectively.

(11)	Stock Option Plans and Stock-Based Compensation

On February 23, 2011, the Compensation Committee of the Board of Managers of Momentive Holdings approved the Momentive Performance Materials Holdings LLC 2011 Equity Incentive Plan (the “2011 Equity Plan”). Under the 2011 Equity Plan, Momentive Holdings can award unit options, unit awards, restricted units, restricted deferred units, and other unit-based awards. The restricted deferred units are nonvoting units of measurement which are deemed to be equivalent to one common unit of Momentive Holdings. The unit options are options to purchase common units of Momentive Holdings. The awards contain restrictions on transferability and other typical terms and conditions.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

The following is a summary of key terms of the stock-based awards granted to MPM employees under the 2011 Equity Plan on February 23, 2011:

Tranche	Momentive Holdings Units Granted	Vesting Terms	Option/Unit Term
Unit Options:			10 years

Tranche A Options	728,648	Time-vest ratably over 4 years; Accelerated vesting six months after a change of control event as defined by the 2011 Equity Plan

Tranche B Options	364,319	Performance-based: Vest upon the earlier of 1) two years from the achievement of the targeted common unit value and a realization event or 2) six months from a change of control event as defined by the 2011 Equity Plan

Tranche C Options	364,319	Performance-based: Vest upon the earlier of 1) one year from the achievement of the targeted common unit value and a realization event or 2) six months from a change in control event as defined by the 2011 Equity Plan

Restricted Deferred Units (“RDUs”):			N/A

Tranche A RDUs	242,877	Time-vest ratably over 4 years; Accelerated vesting six months from a change in control event as defined by the 2011 Equity Plan

Tranche B RDUs	121,440	Performance-based: Vest upon the earlier of 1) two years from the achievement of the targeted common unit value and a realization event or 2) six months from a change of control event as defined by the 2011 Equity Plan

Tranche C RDUs	121,440	Performance-based: Vest upon the earlier of 1) one year from the achievement of the targeted common unit value and a realization event or 2) six months from a change in control event as defined by the 2011 Equity Plan

Unit Options

The Tranche A Options were granted with a grant date fair value of approximately $2. The fair value was estimated at the grant date using a Black-Scholes option pricing model. The assumptions used to estimate the fair value were a 2.21% risk free interest rate, a 6.25 year expected life, a 37.4% expected volatility rate and a 0% dividend rate. Compensation cost of less than $1 and $1 related to these awards was recognized during the three and six-month periods ended July 3, 2011.

The Tranche B and Tranche C Options were granted with performance and market conditions with a grant date fair value of approximately $1 and $1, respectively. The fair value was estimated at the grant date using a Monte Carlo valuation method, which is a commonly accepted valuation model for awards with market and performance conditions. The Monte Carlo valuation method requires the use of a range of assumptions. The range of risk-free interest rates were 0.16% to 3.49%, expected volatility rates ranged from 34.5% to 41.5% and the dividend rate was 0%. The expected life is not used in the Monte Carlo valuation method, but the output of

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

the model indicated a weighted average expected life of 9.2 years. Compensation cost has not been recognized for the Tranche B and Tranche C Options during the three and six-month periods ended July 3, 2011 because as of July 3, 2011, it is not probable the related options will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Restricted Deferred Units

The Tranche A RDUs were granted with a grant date fair value of approximately $1. Compensation cost of less than $1 and $1 related to these awards was recognized during the three and six-month periods ended July 3, 2011.

The Tranche B RDUs and Tranche C RDUs were granted with a grant date fair value of approximately $1 and $1, respectively. The fair value of each RDU was estimated at the grant date using the same Monte Carlo valuation method and assumptions as for the unit options. The RDU’s have an indefinite life, thus the term used in the valuation model was 30 years, which resulted in a weighted average expected life of 21.4 years. Compensation cost has not been recognized for the Tranche B RDUs and Tranche C RDUs during the three and six-month periods ended July 3, 2011 because as of July 3, 2011, it is not probable the related restricted deferred units will vest. Compensation cost will be recognized over the service period once the satisfaction of the performance condition is probable.

Although the 2011 Equity Plan is issued by Momentive Holdings, the underlying compensation cost represents compensation costs paid for by Momentive Holdings on MPM’s behalf, as a result of the employees’ service to MPM. All compensation cost is recorded over the requisite service period on a graded-vesting basis and is included in Selling, general and administrative expense in the unaudited Condensed Consolidated Statements of Operations.

(12)	Operating Segments

The Company operates in two independent business segments: Silicones and Quartz. The Silicones segment is engaged in the manufacture, sale and distribution of silanes, specialty silicones and urethane additives. The Quartz segment is engaged in the manufacture, sale and distribution of high-purity fused quartz and ceramic materials. The Company’s operating segments are organized based on the nature of the products they produce. The segments are managed separately because each business requires different technology and marketing strategies.

An update of the accounting policies of the Silicones and Quartz segments are as described in the summary of significant accounting policies in Note 2.

	Silicones	Quartz	Corporate and other items (c)	Total
Fiscal three-month period ended July 3, 2011:
Net sales (a)	$640	$88	$—	$728
Operating income (loss) (b)	56	22	(8)	70
Depreciation and amortization	41	7	—	48
Interest expense, net	65	—	—	65
Provision for income taxes	8	7	—	15
Capital expenditures	22	5	—	27

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

	Silicones	Quartz	Corporate and other items (c)	Total
Fiscal three-month period ended June 27, 2010:
Net sales (a)	$576	$75	$—	$651
Operating income (loss) (b)	71	18	(17)	72
Depreciation and amortization	41	7	—	48
Interest expense, net	63	—	—	63
Provision for income taxes	8	2	—	10
Capital expenditures	15	3	—	18

	Silicones	Quartz	Corporate and other items (c)	Total
Fiscal six-month period ended July 3, 2011:
Net sales (a)	$1,212	$176	$—	$1,388
Operating income (loss) (b)	107	44	(8)	143
Depreciation and amortization	84	14	—	98
Interest expense, net	129	—	—	129
Provision for income taxes	18	9	—	27
Capital expenditures	37	8	—	45

	Silicones	Quartz	Corporate and other items (c)	Total
Fiscal six-month period ended June 27, 2010:
Net sales (a)	$1,115	$141	$—	$1,256
Operating income (loss) (b)	129	30	(24)	135
Depreciation and amortization	81	14	—	95
Interest expense, net	123	—	—	123
Provision for income taxes	11	5	—	16
Capital expenditures	25	5	—	30

(a)	There were no intersegment sales during the fiscal three or six-month periods ended July 3, 2011 or June 27, 2010, respectively.
(b)	A reconciliation of the segment operating income (loss) to income (loss) before income taxes would include interest income, interest expense and other income (expense), net as presented in the Condensed Consolidated Statements of Operations.
(c)	Corporate and other items include pension and postretirement expenses and headquarter costs, net of corporate assessments.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

The following tables show data by geographic area. Net sales are based on the location of the operation recording the final sale to the customer. Total long-lived assets consist of property and equipment, net of accumulated depreciation and amortization, intangible assets, net of accumulated amortization, and goodwill.

	Fiscal three-month period ended		Fiscal six-month period ended
	July 3, 2011	June 27, 2010	July 3, 2011	June 27, 2010
Net sales:
United States	$221	$215	$436	$409
Canada	11	11	23	21
Pacific	226	204	418	397
Europe	240	197	453	383
Mexico and Brazil	30	24	58	46

	$728	$651	$1,388	$1,256

	July 3, 2011	December 31, 2010
Total long-lived assets:
United States	$582	$599
Canada	19	18
Pacific	817	833
Europe	714	663
Mexico and Brazil	8	7

	$2,140	$2,120

(13)	Guarantor/Non-Guarantor Subsidiary Financial Information

As of July 3, 2011, the Company had outstanding $200 in aggregate principal amount of second-lien senior notes, $1,161 in aggregate principal amount of springing lien Dollar notes, €150 in aggregate principal amount of springing lien Euro notes and $382 in aggregate principal amount of senior subordinated notes. The notes are fully, jointly, severally and unconditionally guaranteed by the Company’s domestic subsidiaries (the guarantor subsidiaries). The following condensed consolidated financial information presents the Condensed Consolidated Balance Sheets as of July 3, 2011 and December 31, 2010, the Condensed Consolidated Statements of Operations for the fiscal three and six-month periods ended July 3, 2011 and June 27, 2010 and Condensed Consolidated Statements of Cash Flows for the fiscal six-month periods ended July 3, 2011 and June 27, 2010 of (i) Momentive Performance Materials Inc. (Parent); (ii) the guarantor subsidiaries; (iii) the non-guarantor subsidiaries; and (iv) the Company on a consolidated basis.

These financial statements are prepared on the same basis as the consolidated financial statements of the Company except the investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries relate to investments in subsidiaries and intercompany balances and transactions. The guarantor subsidiaries are 100% owned by Parent and all guarantees are full and unconditional. Additionally, substantially all of the assets of the guarantor subsidiaries and certain non-guarantor subsidiaries are pledged under the senior secured credit facility, and consequently will not be available to satisfy the claims of the Company’s general creditors.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

For the presentation of this footnote on a historical basis, the Company had displayed the intercompany profit elimination (ICP) and its related deferred tax impact in the Eliminations column. As a result, the ICP elimination and its related deferred tax impact did not get pushed up to the Parent column for presentation purposes; thereby causing equity (deficit) in the Parent column to not agree with equity (deficit) in the Consolidated column. Also as a result, the net income (loss) attributable to Momentive Performance Materials Inc. in the Parent column did not agree with the corresponding amount in the Consolidated column.

The Company has revised the presentation of this footnote for all historical periods presented to display the ICP elimination and its deferred tax impact in the column for which it directly relates, as opposed to the Eliminations column. As a result of this revision, equity (deficit) in the Parent column agrees with equity (deficit) in the Consolidated column for all periods presented. In addition, net income (loss) attributable to Momentive Performance Materials Inc. in the Parent column agrees with the corresponding amount in the Consolidated column for all periods presented.

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

Condensed Consolidated Balance Sheet as of July 3, 2011:

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$69	$5	$205	$—	$279
Receivables, net	—	122	321	—	443
Due from affiliates	—	103	27	(126)	4
Inventories	—	212	211	—	423
Prepaid expenses	—	9	5	—	14
Income tax receivable	—	—	3	—	3
Deferred income taxes	—	—	12	—	12
Other current assets	—	1	1	—	2

Total current assets	69	452	785	(126)	1,180
Property and equipment, net	—	495	613	—	1,108
Other long-term assets	58	2	28	—	88
Deferred income taxes	—	—	45	—	45
Investment in affiliates	1,512	(65)	—	(1,447)	—
Intercompany borrowing	—	1,088	96	(1,184)	—
Intangible assets, net	—	87	505	—	592
Goodwill	—	—	440	—	440

Total assets	$1,639	$2,059	$2,512	$(2,757)	$3,453

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$108	$231	$—	$339
Short-term borrowings	—	—	—	—	—
Accrued expenses and other liabilities	2	72	95	—	169
Accrued interest	64	—	1	—	65
Due to affiliates	3	25	103	(126)	5
Accrued income taxes	—	—	14	—	14
Deferred income taxes	—	—	29	—	29
Current installments of long-term debt	—	—	35	—	35

Total current liabilities	69	205	508	(126)	656
Long-term debt	1,934	—	1,077	—	3,011
Other liabilities	—	8	45	—	53
Pension liabilities	—	158	131	—	289
Intercompany Borrowings	260	175	749	(1,184)	—
Deferred income taxes	—	1	67	—	68

Total liabilities	2,263	547	2,577	(1,310)	4,077

Equity (deficit):
Additional paid-in capital	604	1,971	559	(2,530)	604
Accumulated deficit	(1,442)	(673)	(856)	1,529	(1,442)
Accumulated other comprehensive income	214	214	232	(446)	214

Total Momentive Performance Materials Inc.’s equity (deficit)	(624)	1,512	(65)	(1,447)	(624)
Noncontrolling interests	—	—	—	—	—

Total equity (deficit)	(624)	1,512	(65)	(1,447)	(624)

Total liabilities and equity (deficit)	$1,639	$2,059	$2,512	$(2,757)	$3,453

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

Condensed Consolidated Balance Sheet as of December 31, 2010:

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$31	$1	$222	$—	$254
Receivables, net	—	108	277	—	385
Due from affiliates	2	84	30	(112)	4
Inventories	—	188	187	—	375
Prepaid expenses	—	7	3	—	10
Income tax receivable	—	—	2	—	2
Deferred income taxes	—	—	12	—	12
Other current assets	—	1	—	—	1

Total current assets	33	389	733	(112)	1,043
Property and equipment, net	—	507	602	—	1,109
Other long-term assets	60	2	26	—	88
Deferred income taxes	—	—	41	—	41
Investment in nonconsolidated affiliates	—	—	—	—	—
Investment in affiliates	1,430	(90)	—	(1,340)	—
Intercompany borrowing	—	997	109	(1,106)	—
Intangible assets, net	—	91	495	—	586
Goodwill	—	—	425	—	425

Total assets	$1,523	$1,896	$2,431	$(2,558)	$3,292

Liabilities and Equity (Deficit)
Current liabilities:
Trade payables	$—	$86	$217	$—	$303
Short-term borrowings	—	—	2	—	2
Accrued expenses and other liabilities	1	79	90	—	170
Accrued interest	25	—	—	—	25
Due to affiliates		30	84	(112)	2
Accrued income taxes	—	—	10	—	10
Deferred income taxes	—	—	13	—	13
Current installments of long-term debt	—	—	25	—	25

Total current liabilities	26	195	441	(112)	550
Long-term debt	1,910	—	1,042	—	2,952
Other liabilities	—	9	50	—	59
Pension liabilities	—	151	121	—	272
Intercompany Borrowings	195	111	800	(1,106)	—
Deferred income taxes	—	—	63	—	63

Total liabilities	2,131	466	2,517	(1,218)	3,896

Equity (deficit):
Additional paid-in capital	603	2,001	566	(2,567)	603
Accumulated deficit	(1,428)	(788)	(890)	1,678	(1,428)
Accumulated other comprehensive income	217	217	234	(451)	217

Total Momentive Performance Materials Inc.’s equity (deficit)	(608)	1,430	(90)	(1,340)	(608)
Noncontrolling interests	—	—	4	—	4

Total equity (deficit)	(608)	1,430	(86)	(1,340)	(604)

Total liabilities and equity (deficit)	$1,523	$1,896	$2,431	$(2,558)	$3,292

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

Condensed Consolidated Statements of Operations for the fiscal three-month periods ended July 3, 2011 and June 27, 2010:

	Fiscal three-month period ended July 3, 2011
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$300	$571	$(143)	$728
Costs and expenses:
Cost of sales, excluding depreciation	—	207	422	(143)	486
Selling, general and administrative expenses	9	47	48	—	104
Depreciation and amortization expenses	—	19	29	—	48
Research and development expenses	—	13	7	—	20

Operating income (loss)	(9)	14	65	—	70
Other income (expense):
Interest income	—	26	2	(28)	—
Interest expense	(53)	(3)	(37)	28	(65)
Other income (expense), net	51	14	—	(65)	—

Income (loss) before income taxes	(11)	51	30	(65)	5
Income taxes (benefit)	—	—	15	—	15

Net income (loss)	(11)	51	15	(65)	(10)
Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(11)	$51	$14	$(65)	$(11)

	Fiscal three-month period ended June 27, 2010
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$283	$502	$(134)	$651
Costs and expenses:
Cost of sales, excluding depreciation	—	175	356	(134)	397
Selling, general and administrative expenses	(27)	60	83	—	116
Depreciation and amortization expenses	—	20	28	—	48
Research and development expenses	—	12	6	—	18

Operating income (loss)	27	16	29	—	72
Other income (expense):
Interest income	—	25	1	(26)	—
Interest expense	(52)	(3)	(34)	26	(63)
Other income (expense), net	24	(13)	—	(11)	—

Income (loss) before income taxes	(1)	25	(4)	(11)	9
Income taxes (benefit)	—	1	9	—	10

Net income (loss)	(1)	24	(13)	(11)	(1)
Net income attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(1)	$24	$(13)	$(11)	$(1)

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

Condensed Consolidated Statements of Operations for the fiscal six-month periods ended July 3, 2011 and June 27, 2010:

	Fiscal six-month period ended July 3, 2011
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$605	$1,081	$(298)	$1,388
Costs and expenses:
Cost of sales, excluding depreciation	—	411	790	(298)	903
Selling, general and administrative expenses	25	93	86	—	204
Depreciation and amortization expenses	—	38	60	—	98
Research and development expenses	—	27	13	—	40

Operating income (loss)	(25)	36	132	—	143
Other income (expense):
Interest income	—	52	4	(56)	—
Interest expense	(107)	(6)	(72)	56	(129)
Other income (expense), net	118	33	(2)	(149)	—

Income (loss) before income taxes	(14)	115	62	(149)	14
Income taxes (benefit)	—	—	27	—	27

Net income (loss)	(14)	115	35	(149)	(13)
Net loss attributable to noncontrolling interests	—	—	(1)	—	(1)

Net income (loss) attributable to Momentive Performance Materials Inc.	$(14)	$115	$34	$(149)	$(14)

	Fiscal six-month period ended June 27, 2010
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$539	$965	$(248)	$1,256
Costs and expenses:
Cost of sales, excluding depreciation	—	342	681	(248)	775
Selling, general and administrative expenses	(55)	101	172	—	218
Depreciation and amortization expenses	—	40	55	—	95
Research and development expenses	—	23	10	—	33

Operating income (loss)	55	33	47	—	135
Other income (expense):
Interest income	—	48	3	(51)	—
Interest expense	(104)	(3)	(67)	51	(123)
Other income (expense), net	45	(34)	—	(11)	—

Income (loss) before income taxes	(4)	44	(17)	(11)	12
Income taxes (benefit)	—	1	15	—	16

Net income (loss)	(4)	43	(32)	(11)	(4)
Net income attributable to noncontrolling interests	—	—	—	—	—

Net income (loss) attributable to Momentive Performance Materials Inc.	$(4)	$43	$(32)	$(11)	$(4)

MOMENTIVE PERFORMANCE MATERIALS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)—(Continued)

(Dollar amounts in millions)

Condensed Consolidated Statement of Cash Flows for the fiscal six-month period ended July 3, 2011:

	Fiscal six-month period ended July 3, 2011
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(84)	$85	$85	$—	$86

Cash flows from investing activities:
Capital expenditures	—	(21)	(24)	—	(45)
Purchases of intangible assets	—	(1)	—	—	(1)

Net cash used in investing activities	—	(22)	(24)	—	(46)

Cash flows from financing activities:
Debt issuance costs	(5)	—	—	—	(5)
Dividends paid within MPM Inc., net	49	3	(52)	—	—
Decrease in short-term borrowings	—	—	(2)	—	(2)
Proceeds from long-term debt	—	—	52	—	52
Payments of long-term debt	—	—	(58)	—	(58)
Intercompany borrowing	52	(7)	(45)	—	—
Net financing activities between affiliates	7	(55)	48	—	—

Net cash provided by (used in) financing activities	103	(59)	(57)	—	(13)

Increase in cash and cash equivalents	19	4	4	—	27
Effect of exchange rate changes on cash	19	—	(21)	—	(2)
Cash and cash equivalents, beginning of period	31	1	222	—	254

Cash and cash equivalents, end of period	$69	$5	$205	$—	$279

	Fiscal six-month period ended June 27, 2010
	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$(35)	$94	$16	$—	$75

Cash flows from investing activities:
Capital expenditures	—	(19)	(11)	—	(30)
Purchases of intangible assets	—	(1)	—	—	(1)

Net cash used in investing activities	—	(20)	(11)	—	(31)

Cash flows from financing activities:
Dividends paid within MPM Inc., net	48	(3)	(45)	—	—
Payments of long-term debt	—	(75)	(2)	—	(77)

Net cash used in financing activities	48	(78)	(47)	—	(77)

Decrease in cash and cash equivalents	13	(4)	(42)	—	(33)
Effect of exchange rate changes on cash	(54)	—	61	—	7
Cash and cash equivalents, beginning of period	57	9	144	—	210

Cash and cash equivalents, end of period	$16	$5	$163	$—	$184

(14)	Subsequent Events

The Company has evaluated subsequent events through the time that it files its financial statements.

$525,687,000 9.0% Second-Priority Springing Lien Notes due 2021

PROSPECTUS

Dated                    , 2011

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

Set forth below is a table of the registration fee for the Securities and Exchange Commission and estimates of all other expenses to be incurred in connection with the sale of the securities being registered:

SEC Registration fee		$61,033
Printing fees and expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expense	$	*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers

Momentive Performance Materials Inc. and certain subsidiaries

Momentive Performance Materials Inc. (“Momentive”) is a Delaware Corporation. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”), provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article VIII of Momentive’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article VIII also provides that, in any action initiated by a person seeking indemnification, Momentive shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article VIII of Momentive’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article VIII of Momentive’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. have identical provisions under their respective Certificates of Incorporation. Each of Momentive Performance Materials USA Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials China SPV Inc. and Momentive Performance Materials South America Inc. are incorporated within the state of Delaware and, therefore, the provisions listed above with respect to Momentive, apply to each.

MPM Silicones, LLC

MPM Silicones, LLC, formerly known as GE Silicones, LLC (“Silicones”), is a New York Limited Company. Section 420 of the Limited Liability Company Law of New York (the “NYLLCL”), provides that if set forth in its operating agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless, and advance expenses to, any member, manager or other person, or any testator or intestate of such member, manager or other person, from and against any and all claims and demands whatsoever; provided, however, that no indemnification may be made to or on behalf of any member, manager or other person if a judgment or other final adjudication adverse to such member, manager or other person establishes (a) that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

Section 5.4 of Silicones’ Amended and Restated Operating Agreement provides that Silicones shall indemnify the members and agents for all costs, losses, liabilities and damages paid or accrued by such member or agent in connection with the business of the Company, to the fullest extent provided or allowed by the laws of the State of New York.

Section 6.4 of Silicones’ Amended and Restated Operating Agreement provides that each member that performs its duties in good faith, in a manner he or it reasonably believes to be in the best interests of Silicones and with such care as an ordinarily prudent person in a like position would use under similar circumstances shall not have any liability by reason of being or having been a member of Silicones. Section 6.4 further provides that no member shall be liable to Silicones or to any other member for any loss or damage sustained by Silicones or any member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, willful misconduct, or a wrongful taking by such member. Silicones shall indemnify and hold harmless each member from and against all claims and demands to the maximum extent permitted under the NYLLCL, as provided by Section 6.6.

Momentive Performance Materials Quartz, Inc.

Momentive Performance Materials Quartz, Inc., formerly known as GE Quartz, Inc., is a Delaware Corporation. Section 145(a) of the “DGCL,” provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, including attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction in which such action or suit was brought shall determine, that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which such court shall deem proper.

Article Eleventh and Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, provides for the indemnification of directors, officers, employees or agents to the fullest extent authorized by the DGCL. Article Twelfth provides that, in any action initiated by a person seeking indemnification, Momentive Performance Materials Quartz, Inc. shall bear the burden of proof that the person is not entitled to indemnification.

Section 102(b)(7) of the DGCL provides that a Delaware corporation may, with certain limitations, set forth in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Article Eleventh of GE Quartz’s Certificate of Incorporation, as amended, includes such a provision.

Section 145(g) of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of any director, officer, employee or other agent of the corporation or, if serving in such capacity at the request of the corporation, of another enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation has the power to indemnify such person against such liability under the DGCL. Article Twelfth of Momentive Performance Materials Quartz’s Certificate of Incorporation, as amended, permits the corporation to maintain insurance, at the corporation’s expense, to protect itself or any of its directors, officers, employees or agents, or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC

Each of Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC is a Delaware limited liability company. Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims whatsoever. Section 14 of each of the limited liability company agreements for Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC and Juniper Bond Holdings IV LLC, provide that each company shall, to the fullest extent authorized by the DLLCA or otherwise permitted by law, indemnify and hold harmless each member, and each officer, authorized person and employee of the company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, officer, authorized person or employee of the company.

Insurance

Each of the Registrants currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer of this Registrant.

Item 15.	Recent Sales of Unregistered Securities.

The following is a summary of our transactions within the past three years involving sales of our securities that were not registered under the Securities Act.

On June 15, 2009, we issued $200,000,000 in aggregate principal amount of 12½% Second-Lien Senior Secured Notes due 2014, pursuant to an indenture dated as of June 15, 2009, among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral trustee. The notes were issued in transactions exempt from registration under Section 4(2) of the Securities Act and in reliance on Regulation S thereunder.

On November 5, 2010, we issued $1,160,687,000 in aggregate principal amount of 9.0% Second-Priority Springing Lien Notes due 2021 (the “Dollar Notes”) and €150,000,000 in aggregate principal amount of 9.5% Second-Priority Springing Lien Notes due 2021 (the “Euro Notes”), pursuant to an indenture among the Company, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent. $635,000,000 in aggregate principal amount of the Dollar Notes and €150,000,000 in aggregate principal amount of the Euro Notes were issued to unaffiliated investors and $525,687,000 in aggregate principal amount of the Dollar Notes was issued to an affiliate of Apollo Global Management, LLC. The Dollar Notes and the Euro Notes were issued in transactions exempt from registration under Section 4(2) of the Securities Act and in reliance on Regulation S thereunder.

Item 16.	Exhibits and Financial Statement Schedules

(a) The following exhibits are attached hereto:

Exhibit Number	Description of Document

2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (formerly known as Nautilus Holdings Acquisition Corp.) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

Exhibit Number	Description of Document

3.15	Operating Agreement of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.16	Certificate of Formation of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.17	Operating Agreement of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.18	Certificate of Formation of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.19	Operating Agreement of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.20	Certificate of Formation of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.21	Operating Agreement of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.22	Certificate of Formation of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Supplemental Indenture among Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC, Juniper Bond Holdings IV LLC and Wells Fargo Bank, N.A., dated as of December 20, 2007, with respect to the $500,000,000 11 1/2% Senior Subordinated Notes due 2016 (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.4	Agreement of registration, appointment and acceptance, effective as of June 8, 2009, by and among Momentive Performance Materials Inc., Wells Fargo Bank, N.A. and The Bank of New York Mellon Trust Company, N.A. (filed as exhibit 4.1 to our Form 8-K, filed on June 12, 2009)

4.5	Indenture, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral trustee (filed as exhibit 4.1 to our Form 8-K, filed on June 15, 2009)

4.6	Collateral Agreement, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as collateral trustee (filed as exhibit 4.2 to our Form 8-K, filed on June 15, 2009)

Exhibit Number	Description of Document

4.7	Intercreditor Agreement, dated as of June 15, 2009, by and among JPMorgan Chase Bank, N.A., as first priority representative, Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as second priority representative (filed as exhibit 4.3 to our Form 8-K, filed on June 15, 2009)

4.8	Indenture, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the note guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, including forms of the 9% Second-Priority Springing Lien Notes due 2021 (U.S. Dollar Denominated) and 9 1/2% Second-Priority Springing Lien Notes due 2021 (Euro Denominated) (filed as exhibit 4.1 to our Form 8-K, filed on November 12, 2010)

4.9	Registration Rights Agreement, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the guarantors party thereto and Euro VI (BC) S.à.r.l. (filed as exhibit 4.2 to our Form 8-K, filed on November 12, 2010)

5.1***	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH) and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Holdings Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5**	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6**	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.7**	Quartz Sand Products Purchase Agreement, dated as of February 15, 2005, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (formerly known as GE Quartz, Inc.) (filed as the exhibit of the same number to our Form S-4/A Registration Statement, filed on May 11, 2011)

Exhibit Number	Description of Document

10.8**	Offtake Agreement in Relation to the ASM Silicone Monomer Plant at Map Ta Phut, Kingdom of Thailand, dated as of May 20, 2002, by and among Asia Silicones Monomer Limited, Momentive Performance Materials (Thailand) Ltd. (formerly known as GE Toshiba Silicones (Thailand) Limited) and Shin-Etsu Silicones (Thailand) Limited (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.9	Transition Services Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.10	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Momentive Performance Materials GmbH (formerly known as Bayer Silicones GmbH & Co. KG) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11†	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12†	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.13†	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.14†	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.15†	Employment Agreement, dated June 8, 2007, between Momentive Performance Materials Inc. and Jonathan Rich (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.16†	Annual Cash Bonus Plan (filed as exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on May 14, 2008)

10.17	Letter Agreement, dated March 17, 2009, between Momentive Performance Materials Inc. and Apollo Management VI, L.P. (filed as exhibit 10.20 to our Form 10-Q for the quarterly period ended March 29, 2009)

10.18	Limited Waiver and Amendment to Credit Agreement, dated as of September 22, 2009 by Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, each Subsidiary Loan Party thereto, the Lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on September 24, 2009)

10.19†	Offer Letter Agreement, dated December 22, 2008, between Momentive Performance Materials Inc. and Anthony Colatrella (filed as Exhibit 10.22 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.20†	Offer Letter Agreement, dated June 16, 2008, between Momentive Performance Materials Inc. and Mike Modak (filed as Exhibit 10.23 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.21†	Form of Management Equity Investment and Incentive Acknowledgement (filed as Exhibit 10.24 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.22†	Form of Global Amendment to Nonqualified Stock Option Agreement (filed as Exhibit 10.25 to our Annual Report on Form 10-K, filed on March 8, 2010)

Exhibit Number	Description of Document

10.23†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Jonathan Rich (filed as Exhibit 99.1 to our Form 8-K filed on September 29, 2010)

10.24†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Anthony Colatrella (filed as Exhibit 99.2 to our Form 8-K filed on September 29, 2010)

10.25	Shared Services Agreement, dated October 1, 2010, between Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals, Inc. (filed as Exhibit 10.28 to our Form 10-K filed on February 25, 2011)

10.26†	Summary of Terms of Severance Benefits Amendment for Douglas Johns effective October 1, 2010 (filed as Exhibit 10.29 to our Form 10-K filed on February 25, 2011)

10.27†	Offer Letter Agreement, dated February 1, 2010, between Momentive Performance Materials Inc. and John Dandolph (filed as Exhibit 10.30 to our Form 10-K filed on February 25, 2011)

10.28	Amendment Agreement to Credit Agreement dated as of January 31, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and agents named therein (filed as Exhibit 10.1 to our Form 8-K/A filed on February 14, 2011)

10.29†	Momentive Performance Materials Holdings LLC 2011 Equity Plan (filed as Exhibit 10.32 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.30†	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.33 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.31†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.34 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.32†	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.35 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.33†	Management Investor Rights Agreements, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders (filed as Exhibit 10.36 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.34**	Extension and Amendment to Quartz Sand Products Purchase Agreement, effective as of December 31, 2010, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.37 to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.35	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.1 to our Form 8-K filed on March 17, 2011)

10.36	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.2 to our Form 8-K filed on March 17, 2011)

10.37†	Momentive Performance Materials Holdings LLC 2011 Incentive Compensation Plan (filed as Exhibit 10.40 to our Form 10-Q filed on May 13, 2011)

12.1*	Statement regarding Computation of Ratios

Exhibit Number	Description of Document

14.1	Code of Conduct (filed as Exhibit 14.1 to our Form S-4 Registration Statement filed on September 14, 2007)

21.1	List of Subsidiaries of Momentive Performance Materials Inc. (filed as Exhibit 21.1 to our Form S-1 Registration Statement filed on July 26, 2011)

23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of KPMG LLP, an independent registered public accounting firm

23.3***	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages) (filed as Exhibit 24.1 to our Form S-1 Registration Statement filed on July 26, 2011)

25.1	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture, dated as of November 5, 2010 (filed as Exhibit 25.1 to our Form S-1 Registration Statement filed on July 26, 2011)

*	Filed herewith.
**	Certain portions of this document have been omitted pursuant to an order granting confidential treatment.
***	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.

(b) Financial Statement Schedules

Momentive Performance Materials Inc.

Schedule II – Valuation and Qualifying Accounts

Column A	Column B	Column C	Column D	Column E
Description	Balance at Beginning of Period	Additions (1)	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2010	$5,160	$(1,730)	$—	$3,430
Year ended December 31, 2009	4,313	847	—	5,160
Year ended December 31, 2008	5,880	(1,567)	—	4,313
Deferred Tax Asset Valuation Allowance:
Year ended December 31, 2010	$661,622	$11,807	$(21,944)	$651,485
Year ended December 31, 2009	635,773	36,740	(10,891)	661,622
Year ended December 31, 2008	365,224	270,601	(52)	635,773

(1)	Charged to cost and expenses. Includes the impact of foreign currency translation

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually of in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MOMENTIVE PERFORMANCE MATERIALS INC.

By:	*
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Craig O. Morrison	Director, Chairman, President and Chief Executive Officer (Principal Executive Officer)	September 1, 2011

* William H. Carter	Director, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

* Scott M. Kleinman	Director	September 1, 2011

* David Sambur	Director	September 1, 2011

* Jordan C. Zaken	Director	September 1, 2011

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MOMENTIVE PERFORMANCE MATERIALS WORLDWIDE INC.

By:	*
	Name:	Steven P. Delarge
	Title:	Executive Vice President and President, Silicones & Quartz Division

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Director, Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	September 1, 2011

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	*
	Name:	Steven P. Delarge
	Title:	Executive Vice President and President, Silicones & Quartz Division

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Director, Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	September 1, 2011

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MOMENTIVE PERFORMANCE MATERIALS CHINA SPV INC.

By:	*
	Name:	Steven P. Delarge
	Title:	Executive Vice President and President, Silicones & Quartz Division

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Director, Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	September 1, 2011

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MOMENTIVE PERFORMANCE MATERIALS SOUTH AMERICA INC.

By:	*
	Name:	Steven P. Delarge
	Title:	Executive Vice President and President, Silicones & Quartz Division

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Director, Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	September 1, 2011

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MPM SILICONES, LLC

By:	MOMENTIVE PERFORMANCE MATERIALS USA INC.

By:	*
	Name:	Steven P. Delarge
	Title:	Executive Vice President and President, Silicones & Quartz Division

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

MOMENTIVE PERFORMANCE MATERIALS USA INC.	Sole Member	September 1, 2011

By:	*
Stephen P. Delarge
Executive Vice President and President, Silicones & Quartz Division

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

MOMENTIVE PERFORMANCE MATERIALS QUARTZ, INC.

By:	*
	Name:	Raymond F. Kolberg
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Raymond F. Kolberg	Director, President and Chief Executive Officer (Principal Executive Officer)	September 1, 2011

* William Torrence	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	September 1, 2011

/S/ DOUGLAS A. JOHNS Douglas A. Johns	Director, Executive Vice President, General Counsel and Secretary	September 1, 2011

* Joseph P. Reyes	Director	September 1, 2011

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

JUNIPER BOND HOLDINGS I LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	*
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	September 1, 2011

By:	*
William H. Carter
Chief Financial Officer and Executive Vice President

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

JUNIPER BOND HOLDINGS II LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	*
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	September 1, 2011

By:	*
William H. Carter
Chief Financial Officer and Executive Vice President

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

JUNIPER BOND HOLDINGS III LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	*
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	September 1, 2011

By:	*
William H. Carter
Chief Financial Officer and Executive Vice President

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albany, NY, on September 1, 2011.

JUNIPER BOND HOLDINGS IV LLC

By:	MOMENTIVE PERFORMANCE MATERIALS INC.

By:	*
	Name:	William H. Carter
	Title:	Chief Financial Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* Steven P. Delarge	Executive Vice President and President, Silicones & Quartz Division (Principal Executive Officer)	September 1, 2011

* Wolf Lehmann	Chief Financial Officer (Principal Financial Officer)	September 1, 2011

* Billie Jo Cuthbert	Controller (Principal Accounting Officer)	September 1, 2011

MOMENTIVE PERFORMANCE MATERIALS INC.	Sole Member	September 1, 2011

By:	*
William H. Carter
Chief Financial Officer and Executive Vice President

*By:	/S/ DOUGLAS A. JOHNS
Douglas A. Johns Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Stock and Asset Purchase Agreement, dated as of September 14, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (formerly known as Nautilus Holdings Acquisition Corp.) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

2.2	Amendment to Stock and Asset Purchase Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.1	Certificate of Incorporation, as amended, of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.2	Amended and Restated By-laws of Momentive Performance Materials Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.3	Certificate of Incorporation, as amended, of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.4	Amended and Restated By-laws of Momentive Performance Materials Worldwide Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.5	Certificate of Incorporation, as amended, of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.6	Amended and Restated By-laws of Momentive Performance Materials China SPV Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.7	Certificate of Incorporation, as amended, of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.8	Amended and Restated By-laws of Momentive Performance Materials South America Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.9	Amended and Restated Operating Agreement of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.10	Articles of Organization, as amended, of MPM Silicones, LLC (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.11	Certificate of Incorporation, as amended, of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.12	Amended and Restated By-laws of Momentive Performance Materials Quartz, Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.13	Certificate of Incorporation, as amended, of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.14	Amended and Restated By-laws of Momentive Performance Materials USA Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

3.15	Operating Agreement of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

1

Exhibit Number	Description of Document

3.16	Certificate of Formation of Juniper Bond Holdings I LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.17	Operating Agreement of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.18	Certificate of Formation of Juniper Bond Holdings II LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.19	Operating Agreement of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.20	Certificate of Formation of Juniper Bond Holdings III LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.21	Operating Agreement of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

3.22	Certificate of Formation of Juniper Bond Holdings IV LLC (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.1	Indenture by and between Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials Worldwide Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials China SPV Inc., Momentive Performance Materials South America Inc., GE Quartz, Inc., GE Silicones, LLC and Momentive Performance Materials Inc., dated as of December 4, 2006, with respect to $500,000,000 11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.2	11 1/2% Senior Subordinated Notes Due 2016 (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

4.3	Supplemental Indenture among Juniper Bond Holdings I LLC, Juniper Bond Holdings II LLC, Juniper Bond Holdings III LLC, Juniper Bond Holdings IV LLC and Wells Fargo Bank, N.A., dated as of December 20, 2007, with respect to the $500,000,000 11 1/2% Senior Subordinated Notes due 2016 (filed as the exhibit of the same number to our Post-Effective Amendment No. 1 to Form S-4 Registration Statement, filed on January 28, 2008)

4.4	Agreement of registration, appointment and acceptance, effective as of June 8, 2009, by and among Momentive Performance Materials Inc., Wells Fargo Bank, N.A. and The Bank of New York Mellon Trust Company, N.A. (filed as exhibit 4.1 to our Form 8-K, filed on June 12, 2009)

4.5	Indenture, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral trustee (filed as exhibit 4.1 to our Form 8-K, filed on June 15, 2009)

4.6	Collateral Agreement, dated as of June 15, 2009, by and among Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as collateral trustee (filed as exhibit 4.2 to our Form 8-K, filed on June 15, 2009)

4.7	Intercreditor Agreement, dated as of June 15, 2009, by and among JPMorgan Chase Bank, N.A., as first priority representative, Momentive Performance Materials Inc., the subsidiaries of Momentive Performance Materials Inc. party thereto and The Bank of New York Mellon Trust Company, N.A., as second priority representative (filed as exhibit 4.3 to our Form 8-K, filed on June 15, 2009)

2

Exhibit Number	Description of Document

4.8	Indenture, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the note guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent, including forms of the 9% Second-Priority Springing Lien Notes due 2021 (U.S. Dollar Denominated) and 9 1/2% Second-Priority Springing Lien Notes due 2021 (Euro Denominated) (filed as exhibit 4.1 to our Form 8-K, filed on November 12, 2010)

4.9	Registration Rights Agreement, dated as of November 5, 2010, by and among Momentive Performance Materials Inc., the guarantors party thereto and Euro VI (BC) S.à.r.l. (filed as exhibit 4.2 to our Form 8-K, filed on November 12, 2010)

5.1***	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP

10.1	$1,385,000,000 Credit Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH) and the Financial Institutions party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.2	Guarantee Agreement, dated as of December 4, 2006, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH (formerly known as Blitz 06-103 GmbH), each of the Subsidiary Loan Parties identified therein and JPMorgan Chase Bank, N.A. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.3	Amended and Restated Securityholders Agreement, dated as of March 5, 2007, by and among Momentive Performance Materials Holdings Inc. and the other Holders that are party thereto (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.4	Management Fee Agreement, dated as of December 14, 2006, by and among Momentive Performance Materials Holdings Inc., Apollo Management VI, L.P. and Apollo Alternative Assets, L.P. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.5**	Intellectual Property Cross License Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.6**	Trademark License Agreement (GE Name and Marks), dated as of December 3, 2006, by and between GE Monogram Licensing International and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.7**	Quartz Sand Products Purchase Agreement, dated as of February 15, 2005, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (formerly known as GE Quartz, Inc.) (filed as the exhibit of the same number to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.8**	Offtake Agreement in Relation to the ASM Silicone Monomer Plant at Map Ta Phut, Kingdom of Thailand, dated as of May 20, 2002, by and among Asia Silicones Monomer Limited, Momentive Performance Materials (Thailand) Ltd. (formerly known as GE Toshiba Silicones (Thailand) Limited) and Shin-Etsu Silicones (Thailand) Limited (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

10.9	Transition Services Agreement, dated as of December 3, 2006, by and between General Electric Company and Momentive Performance Materials Holdings Inc. (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on October 11, 2007)

3

Exhibit Number	Description of Document

10.10	Land Lease Agreement, as amended, dated as of July 1, 1998, by and among Bayer AG and Momentive Performance Materials GmbH (formerly known as Bayer Silicones GmbH & Co. KG) (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.11†	2007 Long-Term Incentive Plan (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.12†	Form of Non-Qualified Stock Option Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.13†	Form of Management Equity Investment and Incentive Term Sheet (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.14†	Form of Subscription Agreement (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.15†	Employment Agreement, dated June 8, 2007, between Momentive Performance Materials Inc. and Jonathan Rich (filed as the exhibit of the same number to our Form S-4 Registration Statement, filed on September 14, 2007)

10.16†	Annual Cash Bonus Plan (filed as exhibit 10.1 to our Quarterly Report on Form 10-Q, filed on May 14, 2008)

10.17	Letter Agreement, dated March 17, 2009, between Momentive Performance Materials Inc. and Apollo Management VI, L.P. (filed as exhibit 10.20 to our Form 10-Q for the quarterly period ended March 29, 2009)

10.18	Limited Waiver and Amendment to Credit Agreement, dated as of September 22, 2009 by Momentive Performance Materials Inc., Momentive Performance Materials Holdings Inc., Momentive Performance Materials USA Inc., Momentive Performance Materials GmbH, each Subsidiary Loan Party thereto, the Lenders thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as exhibit 10.1 to our Form 8-K, filed on September 24, 2009)

10.19†	Offer Letter Agreement, dated December 22, 2008, between Momentive Performance Materials Inc. and Anthony Colatrella (filed as Exhibit 10.22 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.20†	Offer Letter Agreement, dated June 16, 2008, between Momentive Performance Materials Inc. and Mike Modak (filed as Exhibit 10.23 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.21†	Form of Management Equity Investment and Incentive Acknowledgement (filed as Exhibit 10.24 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.22†	Form of Global Amendment to Nonqualified Stock Option Agreement (filed as Exhibit 10.25 to our Annual Report on Form 10-K, filed on March 8, 2010)

10.23†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Jonathan Rich (filed as Exhibit 99.1 to our Form 8-K filed on September 29, 2010)

10.24†	Separation Agreement, dated September 29, 2010, between Momentive Performance Materials Inc. and Anthony Colatrella (filed as Exhibit 99.2 to our Form 8-K filed on September 29, 2010)

10.25	Shared Services Agreement, dated October 1, 2010, between Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals, Inc. (filed as Exhibit 10.28 to our Form 10-K filed on February 25, 2011)

4

Exhibit Number	Description of Document

10.26†	Summary of Terms of Severance Benefits Amendment for Douglas Johns effective October 1, 2010 (filed as Exhibit 10.29 to our Form 10-K filed on February 25, 2011)

10.27†	Offer Letter Agreement, dated February 1, 2010, between Momentive Performance Materials Inc. and John Dandolph (filed as Exhibit 10.30 to our Form 10-K filed on February 25, 2011)

10.28	Amendment Agreement to Credit Agreement dated as of January 31, 2011, among Momentive Performance Materials Holdings Inc., Momentive Performance Materials Inc., Momentive Performance Materials USA Inc. and Momentive Performance Materials GmbH, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties and agents named therein (filed as Exhibit 10.1 to our Form 8-K/A filed on February 14, 2011)

10.29†	Momentive Performance Materials Holdings LLC 2011 Equity Plan (filed as Exhibit 10.32 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.30†	Form of Restricted Deferred Unit Award Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.33 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.31†	Form of Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.34 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.32†	Form of Director Unit Option Agreement of Momentive Performance Materials Holdings LLC (filed as Exhibit 10.35 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.33†	Management Investor Rights Agreements, dated as of February 23, 2011 by and among Momentive Performance Materials Holdings LLC and the Holders (filed as Exhibit 10.36 to our Form S-4 Registration Statement, filed on March 18, 2011)

10.34**	Extension and Amendment to Quartz Sand Products Purchase Agreement, effective as of December 31, 2010, by and between Unimin Corporation and Momentive Performance Materials Quartz, Inc. (filed as Exhibit 10.37 to our Form S-4/A Registration Statement, filed on May 11, 2011)

10.35	Amended and Restated Shared Services Agreement dated March 17, 2011 by and among Momentive Performance Materials Inc., its subsidiaries and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.1 to our Form 8-K filed on March 17, 2011)

10.36	Master Confidentiality and Joint Development Agreement entered into on March 17, 2011 by and between Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. (filed as Exhibit 10.2 to our Form 8-K filed on March 17, 2011)

10.37†	Momentive Performance Materials Holdings LLC 2011 Incentive Compensation Plan (filed as Exhibit 10.40 to our Form 10-Q filed on May 13, 2011)

12.1*	Statement regarding Computation of Ratios

14.1	Code of Conduct (filed as Exhibit 14.1 to our Form S-4 Registration Statement, filed on September 14, 2007)

21.1	List of Subsidiaries of Momentive Performance Materials Inc. (filed as Exhibit 21.1 to our Form S-1 Registration Statement filed on July 26, 2011)

23.1*	Consent of PricewaterhouseCoopers LLP, an independent registered public accounting firm

23.2*	Consent of KPMG LLP, an independent registered public accounting firm

23.3***	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1)

5

Exhibit Number	Description of Document

24.1	Powers of Attorney of the Directors and Officers of the Registrants (included in signature pages) (filed as Exhibit 24.1 to our Form S-1 Registration Statement filed on July 26, 2011)

25.1	Statement of Eligibility of Trustee on Form T-1 of The Bank of New York Mellon Trust Company, N.A. with respect to the Indenture, dated as of November 5, 2010 (filed as Exhibit 25.1 to our Form S-1 Registration Statement filed on July 26, 2011)

*	Filed herewith.
**	Certain portions of this document have been omitted pursuant to an order granting confidential treatment.
***	To be filed by amendment.
†	Indicates a management contract or compensatory plan or arrangement.

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